As filed with the Securities and Exchange Commission on June 10, 2024
Registration No. 333-278678
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933
Trump Media & Technology Group Corp.
(Exact name of Registrant as specified in its charter)
Delaware	6770	85-4293042
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
401 N. Cattlemen Rd., Ste. 200
Sarasota, Florida 34232
(941) 735-7346
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Devin G. Nunes
Chief Executive Officer
Trump Media & Technology Group Corp.
401 N. Cattlemen Rd., Ste. 200
Sarasota, Florida 34232
(941) 735-7346
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jonathan H. Talcott, Esq.
Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, D.C. 20001
(202) 689-2800
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED JUNE 10, 2024

TRUMP MEDIA & TECHNOLOGY GROUP CORP.
Up to 14,375,000 Shares of Common Stock Issuable Upon the Exercise of Public Warrants
Up to 146,108,680 Shares of Common Stock
Up to 4,061,251 Warrants to Purchase Common Stock
This prospectus relates to the issuance by us of up to 14,375,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”) that are issuable upon the exercise of warrants (the “Public Warrants”) originally issued in the initial public offering of Digital World Acquisition Corp. (“DWAC” or “Digital World”).
This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (a) up to an aggregate of 146,108,680 shares of Common Stock (the “Resale Securities”), consisting of (i) 1,133,484 shares of Common Stock (the “Placement Shares”) originally issued to ARC Global Investments II, LLC (“ARC”) in a private placement in connection with the initial public offering of Digital World at a price of $10.00 per unit, each unit consisting of one share of Common Stock and half a warrant exercisable at $11.50 per share of Common Stock (the “Digital World Convertible Units”), (ii) up to 14,316,050 shares of Common Stock originally issued as Founder Shares (as defined below) to ARC in connection with the initial public offering of DWAC at a price of $0.0017 per share, which share amount assumes a conversion ratio (2.0:1) pending litigation and/or out of court agreement between TMTG and ARC and consists of (x) 10,980,000 shares of Common Stock held by ARC (including 3,579,480 shares of Common Stock being held in the escrow pending the litigation); (y) 95,000 shares of Common Stock transferred to certain Selling Securityholders by ARC for no consideration (including 30,970 shares of Common Stock being held in the escrow pending the litigation) and (z) 3,241,050 shares of Common Stock transferred to certain Selling Securityholders by ARC for an approximate price of $0.0029 (including 1,056,582 shares of Common Stock being held in the escrow pending the litigation) (collectively the “Founder and Anchor Investors Shares”), (iii) 744,020 shares issued to holders of Digital World Convertible Notes (as defined below), consisting of (x) 625,270 shares of Common Stock issued to certain Selling Securityholders upon the conversion of the Digital World Convertible Notes into Digital World Convertible Units, each at a price of $10.00 and (y) 118,750 shares of Common Stock issued to certain Selling Securityholders upon the conversion of the Digital World Convertible Notes into Digital World Convertible Units, each at a price of $8.00 (collectively the “Conversion Shares”), (iv) 965,125 shares of Common Stock issued upon the conversion of promissory notes issued pursuant to the Convertible Note Compensation Plan (as defined below) (“DWAC Compensation Shares”), which shares of Common Stock were issued to the applicable Selling Securityholders without the payment of additional consideration, (v) 690,000 shares of Common Stock issued to TMTG director and officers as compensation immediately prior to the consummation of the Business Combination (as defined below) (“TMTG Compensation Shares”), without the payment of additional consideration, (vi) up to 6,250,000 shares that are issuable upon the conversion of Digital World Alternative Financing Notes (as defined below) into Digital World Convertible Units at a conversion price of $8.00 (“Alternative Financing Shares”), (vii) 7,116,251 shares of Common Stock issuable upon exercise of the Placement Warrants (as defined below) and the Post IPO Warrants (as defined below) at a price of $11.50 per share (the “Private Warrant Shares”), consisting of (w) 566,742 shares of Common Stock that are issuable upon the exercise of warrants originally issued to ARC in a private placement in connection with the initial public offering of Digital World (the “Placement Warrants”), (x) up to 369,509 shares of Common Stock that are issuable upon the exercise of warrants originally issued in connection with the conversion of Digital World Convertible Notes, immediately prior to the consummation of the Business Combination (the “Convertible Note Post IPO Warrants”), (y) up to 3,055,000 shares of Common Stock that are issuable upon the exercise of warrants originally issued in connection with Digital World Alternative Warrants (as defined below) and (z) up to 3,125,000 shares of Common Stock that are issuable upon the exercise of warrants to be issued in connection with the conversion of Digital World Alternative Financing Notes (the “Alternative Financing Notes Post IPO Warrants” and, together with the Convertible Note Post IPO Warrants and the Digital World Alternative Warrants, the “Post IPO Warrants”), (viii) 143,750 shares of Common Stock issued to the underwriters in connection with the Digital World IPO (as defined below) (the “Representative Shares”) and (ix) 114,750,000 shares of Common Stock held by President Donald J. Trump (“President Trump Shares”) consisting of (y) 78,750,000 shares of Common Stock received by President Donald J. Trump upon the consummation of the Business Combination in exchange of Private TMTG (as defined below) shares held by President Donald J. Trump and (z) 36,000,000 Earnout Shares (as defined below) earned by and issued to President Donald J. Trump on April 26, 2024, based on the performance of our shares of Common Stock and for no additional consideration and (b) up to 4,061,251 Warrants consisting of (i) 566,742 Placement Warrants, (ii) up to 369,509 Convertible Note Post IPO Warrants, and (iii) up to 3,125,000 Alternative Financing Notes Post IPO Warrants.
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive proceeds from any exercise of the Warrants (as defined below) for cash.
The number of shares of Common Stock being offered for resale in this prospectus exceeds the number of shares of Common Stock constituting our public float. The Resale Securities represent approximately 393% of our public float and approximately 82.6% of our outstanding shares of Common Stock as of June 10, 2024 (after giving effect to the issuance of shares of Common Stock upon exercise of the Warrants).
The sale of the Resale Securities being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Common Stock. Despite any such decline in price, our Selling Securityholders may still experience a positive rate of return on the shares of Common Stock purchased by them due to the lower price per share at which such shares of Common Stock were purchased as referenced above. While the Selling Securityholders may, on average, still experience a positive rate of return based on the current market price, public stockholders may not experience a similar rate of return on the Common Stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. For example, based on the closing price of $45.49 per share on June 4, 2024, ARC and other Selling Securityholders may receive potential profits of up to $45.48 per share. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants for cash. We believe the likelihood that warrant holders will exercise their Warrants and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our shares of Common Stock. If the trading price for our shares of Common Stock continues to be over $11.50 per share, we believe holders of Warrants will likely exercise these Warrants. In addition, to the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. The Warrants may be exercised for cash or on a “cashless basis.” See “Description of Securities — Warrants” for further discussion. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution.”
Our shares of Common Stock and Public Warrants are currently listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “DJT” and “DJTWW,” respectively. On June 4, 2024, the closing price of our Common Stock was $45.49 per share and the closing price of our Public Warrants was $26.35 per Public Warrant.
We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 15 of this prospectus, and under similar headings in any amendments or supplements to this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated    , 2024

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have authorized for use in connection with this offering. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: Neither we nor the Selling Securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have authorized for use in connection with this offering. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
On March 25, 2024 (the “Closing Date”), Digital World Acquisition Corp., now known as Trump Media & Technology Group Corp. (“TMTG”), consummated a business combination pursuant to that certain Agreement and Plan of Merger, dated as of October 20, 2021 (as amended by the First Amendment to Agreement and Plan of Merger, dated May 11, 2022, the Second Amendment to Agreement and Plan of Merger, dated August 9, 2023, the Third Amendment to Agreement and Plan of Merger, dated September 29, 2023, and as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among TMTG, DWAC Merger Sub Inc., a Delaware corporation (“Merger Sub”), Trump Media & Technology Group Corp., a Delaware corporation now known as TMTG Sub Inc. (“Private TMTG”), ARC Global Investments II, LLC, a Delaware limited liability company (which was replaced and succeeded by RejuveTotal LLC, a New Mexico limited liability company effective as of March 14, 2024), in the capacity as the representative of the stockholders of Digital World, and Private TMTG’s General Counsel in its capacity as representative of the stockholders of Private TMTG, pursuant to which, among other transactions, Merger Sub merged with and into Private TMTG, with TMTG continuing as the surviving corporation and as a wholly owned subsidiary of Digital World (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, Digital World was renamed “Trump Media & Technology Group Corp.” and Private TMTG was renamed “TMTG Sub Inc.”

FREQUENTLY USED TERMS
Unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer to TMTG. All references herein to the “Board” refer to the board of directors of TMTG. References to “DWAC” or “Digital World” refer to our predecessor company prior to the consummation of the Business Combination.
In this document:
“Adeptus” means Adeptus Partners LLC, Digital World’s and, upon the Closing, TMTG’s independent registered public accounting firm between August 8, 2023 and April 1, 2024.
“Alternative Financing Notes Post-IPO Warrants” means up to 3,055,000 shares of Common Stock that are issuable upon the exercise of warrants originally issued in connection with Digital World Alternative Warrants (as defined below) and up to 3,125,000 shares of Common Stock that are issuable upon the exercise of warrants to be issued in connection with the conversion of Digital World Alternative Financing Notes.
“Amended Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, effective as of March 25, 2024.
“Anchor Investors” means (i) accounts or funds managed by Radcliffe Capital Management, L.P., (ii) Meteora Capital Partners, LP (an affiliate of Glazer Capital LLC), (iii) Castle Creek Strategies (and sub-funds associated with Castle Creek), (iv) The K2 Principal Fund L.P., (v) Context Partners Master Fund LP, (vi) Boothbay Absolute Return Strategies, LP (or its affiliate Boothbay Diversified Alpha Master Fund LP, commonly controlled by Boothbay Fund Management LLC), (vii) investment funds and accounts managed by Shaolin Capital Management, LLC, (viii) Hudson Bay Master Fund Ltd. and/or its affiliates, (ix) Saba Capital Master Fund, Ltd., Saba Capital Master Fund II, Ltd., Saba Capital Master Fund III, LP and Saba Capital SPAC Opportunities, Ltd., and/or its affiliates, (x) D. E. Shaw Valence Portfolios, L.L.C. and (xi) Yakira Capital Management, Inc. (none of which are affiliated with any member of Digital World management, ARC or any other anchor investor), each of which entered into an investment agreement pursuant to which it expressed an interest to purchase up to 8.3% of the Public Units sold in the Digital World IPO.
“ARC” means ARC Global Investments II, LLC.
“Board” or “TMTG Board” means the board of directors of TMTG.
“Bylaws” means the Amended and Restated Bylaws of the Company.
“Closing” means the consummation of the Business Combination pursuant to the Merger Agreement.
“Closing Date” means March 25, 2024.
“Code” means the Internal Revenue Code, as amended.
“Combination Period” means the period from the closing of the initial public offering to September 8, 2024, the date by which Digital World had to consummate an initial business combination.
“Company” “TMTG” “we” “our” or “us” means Trump Media & Technology Group Corp.
“Company common stock” or “TMTG common stock” or “Common Stock” means the common stock, par value $0.0001 per share, of the Company following the Business Combination.
“Convertible Note Compensation Plan” mean that certain convertible note compensation plan approved by the requisite holders of Class A common stock of Digital World at the annual meeting of Digital World’s stockholders on December 19, 2023, pursuant to which Digital World issued Digital World Convertible Notes to certain officers, directors and affiliates for an aggregate amount of $9,651,250, which were converted into 965,125 shares of Common Stock upon the Closing of the Business Combination.
“Convertible Note Post IPO Warrants” means up to 369,509 shares of Common Stock that are issuable upon the exercise of warrants originally issued in connection with the conversion of Digital World Convertible Notes, immediately prior to the consummation of the Business Combination.
“DGCL” means the Delaware General Corporation Law.

“Digital World” or “DWAC” means Digital World Acquisition Corp., a Delaware corporation, which has been renamed to “Trump Media & Technology Group Corp.” in connection with the Closing.
“Digital World Alternative Financing Notes” means up to $50,000,000 in 8.00% interest bearing convertible promissory notes due on March 22, 2025, in either (i) Working Capital Units, (ii) cash or (iii) a combination of both Working Capital Units and cash, in each case, at the election of the holder. Such Digital World Alternative Financing Notes may be redeemed by the Company, in whole or in part, commencing on the date on which all Company common stock issuable to the holders has been registered with the SEC, by providing a 10-day notice of such redemption (the “Alternative Notes Redemption Right” or “Redemption Right”). This Alternative Notes Redemption Right is contingent upon the trading price of Company common stock exceeding 130% of the applicable conversion price on at least three (3) trading days, whether consecutive or not, within the 15 consecutive trading days ending on the day immediately preceding the day on which a redemption notice is issued by the Company. The redemption price will be the total of the principal amount redeemed under such note plus any applicable portion of accrued and unpaid interest up to, but excluding, the redemption date. The Digital World Alternative Financing Notes have a floor conversion price of $8.00 or greater.
“Digital World Alternative Warrants” means the 3,055,000 Post IPO-Warrants issued to certain institutional investors in settlement of the terminated PIPE Investment.
“Digital World Charter” means Digital World’s first amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware as amended on September 6, 2023.
“Digital World Class A common stock” means the shares of Class A common stock of Digital World, par value $0.0001 per share.
“Digital World Class B common stock” means the shares of Class B common stock of Digital World, par value $0.0001 per share, including the Founder Shares.
“Digital World common stock” means any of the Digital World Class A common stock or Digital World Class B common stock.
“Digital World Convertible Notes” or “DWAC Convertible Notes” means the $16,853,950 in non-interest-bearing convertible promissory notes paid upon the stockholders’ approval of the Business Combination, (A) either (i) Working Capital Units or (ii) cash or Working Capital Units, at the election of the holder or (B) in the case of such convertible promissory notes issued pursuant to the Convertible Note Compensation Plan, Company common stock. $4,832,700 of such convertible promissory notes were issued to ARC or its affiliates or Digital World’s officers or directors in connection with any loans made by them to Digital World prior to Closing. Up to $10,000,000 of such convertible promissory notes may be issued to either third parties providing services or making loans to Digital World or to ARC or its affiliates or Digital World’s officers or directors in connection with any loans made by them to Digital World prior to the Closing.
“Digital World IPO” “IPO” or “Initial Public Offering” means Digital World’s initial public offering that was consummated on September 8, 2021.
“Earnout Period” means the three (3)-year period following March 25, 2024 to determine the contingent right to Earnout Shares.
“Earnout Shares” means the additional 40,000,000 shares of Company common stock that were issued by the Company based on a contingent right based on the price performance of Company common stock during the Earnout Period. The Earnout Shares were to be earned and payable during the Earnout Period as follows: (i) if the dollar volume-weighted average price (“VWAP”) of TMTG’s shares of Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30 trading day period, TMTG will issue to certain holders an aggregate of 15,000,000 Earnout Shares; if the VWAP of TMTG shares of Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30 trading day period, TMTG will issue to certain holders an aggregate of 15,000,000 Earnout Shares; and if the VWAP of TMTG shares of Common Stock equals or exceeds $17.50 per share for any 20 trading days within any 30 trading day period, TMTG will issue to certain holders an aggregate of 10,000,000 Earnout Shares. As of April 26, 2024, the Earnout Shares had been earned and issued, and President Donald J. Trump received 36,000,000 Earnout Shares.
“Effective Time” means the effective time of the Closing, as determined in accordance with the Merger Agreement.
“Equity Incentive Plan” means the Digital World Acquisition Corp. 2024 Equity Incentive Plan, as such may be amended, supplemented or modified from time to time, which was adopted by TMTG and approved in accordance with the Incentive Plan Proposal and became effective as of Closing.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FASB” means the Financial Accounting Standards Board.
“FINRA” means the Financial Industry Regulatory Authority.
“First Amendment to the Agreement” means the First Amendment to Agreement and Plan of Merger, dated May 11, 2022, by and among Digital World, Merger Sub, Private TMTG, ARC (which has been replaced and succeeded by RejuveTotal LLC, a New Mexico limited liability company effective as of March 14, 2024) in the capacity as the representative of the stockholders of Digital World, and Private TMTG’s General Counsel in the capacity as the representative of the stockholders of Private TMTG.
“Founder Shares” means the shares of Digital World Class B common stock initially purchased by ARC in the Private Placement.
“Insiders” means the Digital World directors, officers or other initial stockholders named in an amendment on May 12, 2022 to that certain letter agreement dated September 2, 2021.
“Investigation” means the investigation by the SEC with respect to certain statements, agreements and the timing thereof included in Digital World’s registration statements on Form S-1 in connection with its IPO and Form S-4 relating to the Business Combination.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Lock-up Period” means the period beginning on March 25, 2024 and ending on the earliest of (i) September 25, 2024, (ii) the date on which the closing price for the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalization and the like) for any 20 trading days within any 30-trading day period commencing on August 22, 2024, and (iii) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property.
“Locked-up Shares” means certain shares of TMTG common stock held by certain TMTG stockholders and certain of TMTG’s directors and officers, including (i) their shares of TMTG common stock held immediately following the Closing and (ii) any of their shares of TMTG common stock that resulted from converting securities held immediately following the Closing, that are subject to a lock-up agreement contractually restricting the holders from selling or transferring the shares and/or to lock-up restrictions applicable under the Amended Charter.
“Management” or “Management Team” means the Company’s executive officers and directors.
“Marcum” means Marcum LLP, Digital World’s former independent registered public accounting firm.
“Merger” means the merger of Merger Sub with and into Private TMTG, with Private TMTG continuing as the surviving corporation and as a wholly owned subsidiary of TMTG, in accordance with the terms of the Merger Agreement.
“Merger Agreement” means the Agreement and Plan of Merger, dated October 20, 2021, as amended by the First Amendment to the Agreement, the Second Amendment to the Agreement and the Third Amendment to the Agreement, and as it may further be amended or supplemented from time to time, by and among Digital World, Merger Sub, Private TMTG, ARC (which has been replaced and succeeded by RejuveTotal LLC, a New Mexico limited liability company effective as of March 14, 2024) in the capacity as the representative of the stockholders of Digital World, and Private TMTG’s General Counsel in the capacity as the representative of the stockholders of Private TMTG.
“Merger Consideration” means the aggregate merger consideration paid to TMTG securityholders (other than holders of TMTG Convertible Notes) as of immediately prior to the Effective Time in an amount equal to $875,000,000.
“Merger Sub” means DWAC Merger Sub Inc., a Delaware corporation that, until the Closing, was a wholly owned subsidiary of Digital World.
“Nasdaq” means Nasdaq Global Market.
“Odyssey” means Odyssey Transfer and Trust Company, our transfer agent, warrant agent, and escrow agent.
“Order” means the cease-and-desist order entered into by the SEC against Digital World in connection with the Investigation.
“PCAOB” means the Public Company Accounting Oversight Board (United States).
“PIPE Investment” means that certain private placement originally entered into on December 4, 2021 pursuant to certain securities purchase agreements with certain institutional investors, pursuant to which such investors agreed to purchase shares of Digital World’s Series A Convertible Preferred Stock for a purchase price of $1,000 per share. The PIPE Investment was terminated in full on January 10, 2024.
“Placement Shares” means the shares of Digital World Class A common stock included within the Placement Units purchased by ARC in the Private Placement.
“Placement Units” means 1,133,484 units issued to ARC in the Private Placement (including the additional units purchased after the Digital World IPO in connection with underwriters’ exercise of the over-allotment option to purchase additional securities). Each Placement Unit consisted of one Placement Share and one-half of one Placement Warrant.
“Placement Warrants” means the warrants included within the Placement Units purchased by ARC in the Private Placement. Each Placement Warrant entitles the holder thereof to purchase one share of TMTG common stock for $11.50 per share.
“Post-IPO Financing” means any financing transaction undertaken by Digital World following its IPO but prior to Closing, pursuant to which Digital World Convertible Notes, Digital World Alternative Financing Notes or Digital World Alternative Warrants were issued.
“Post-IPO Warrants” means any additional warrants issued pursuant to the Warrant Agreement by Digital World after the IPO, including any Digital World Alternative Warrants. Each Post-IPO Warrant entitles the holder thereof to purchase one share of TMTG common stock for $11.50 per share and each Post-IPO Warrant and has made on substantially the same terms and in the same form as the Public Warrants.
“Private Placement” means the private placement consummated simultaneously with the Digital World IPO in which Digital World issued to ARC the Placement Units.
“Private TMTG” means the pre-merger TMTG entity.
“Public Shares” means shares of Digital World Class A common stock included in the Public Units and shares of Digital World Class A common stock underlying the Public Warrants.
“Public Stockholders” means holders of Public Shares.
“Public Units” means units issued in the Digital World IPO, consisting of one Public Share and one-half of one Public Warrant.

“Public Warrants” means warrants underlying the Units issued in the Digital World IPO. Each whole Public Warrant entitles the holder thereof to purchase one share of TMTG common stock for $11.50 per share.
“Registration Rights Agreement” means the agreement, dated as of September 2, 2021, by Digital World to register for resale under a registration statement all of the shares held by holders of Founder Shares and issuable upon conversion of Digital World Warrants.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Amendment to the Agreement” means the Second Amendment to Agreement and Plan of Merger, dated August 9, 2023, by and among Digital World, Merger Sub, Private TMTG, ARC (which was replaced and succeeded by RejuveTotal LLC, a New Mexico limited liability company effective as of March 14, 2024) in the capacity as the representative of the stockholders of Digital World, and Private TMTG’s General Counsel in the capacity as the representative of the stockholders of Private TMTG.
“Securities Act” means the Securities Act of 1933, as amended.
“Semple” means Semple, Marchal & Cooper, LLC, TMTG’s independent registered public accounting firm as of May 4, 2024.
“Third Amendment to the Agreement” means the Third Amendment to Agreement and Plan of Merger, dated September 29, 2023, by and among Digital World, Merger Sub, Private TMTG, ARC (which was replaced and succeeded by RejuveTotal LLC, a New Mexico limited liability company effective as of March 14, 2024) in the capacity as the representative of the stockholders of Digital World, and Private TMTG’s General Counsel in the capacity as the representative of the stockholders of Private TMTG.
“TMTG” means Trump Media & Technology Group Corp., a Delaware corporation, formerly known as Digital World Acquisition Corp. References in this prospectus to TMTG include its subsidiaries to the extent reasonably applicable.
“TMTG Convertible Notes” means the series of convertible promissory notes in the aggregate principal amount of up to $60,000,000 issued by Private TMTG pursuant to those certain note purchase agreements, by and among Private TMTG and the holders party thereto including any additional convertible promissory notes (the “Additional TMTG Convertible Notes”) of like tenor entered into after the date of the Merger Agreement.
“TMTG Convertible Securities” means, collectively, any TMTG Options, TMTG RSUs, warrants or rights to subscribe for or purchase any capital stock of TMTG or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of TMTG.
“TMTG Executive Promissory Notes” means, collectively, the $6,900,000 in non-interest-bearing promissory notes entered into with certain TMTG directors and officers, which automatically converted into TMTG common stock prior to the Effective Time.
“TMTG Options” means, collectively, all outstanding options to purchase shares of TMTG common stock, whether or not exercisable and whether or not vested.
“TMTG RSUs” means all outstanding restricted stock units with respect to shares of TMTG common stock, whether or not vested.
“TMTG securities” means any of the TMTG common stock and any TMTG Convertible Securities following the Merger.
“TMTG securityholders” means, collectively, the holders of TMTG securities (other than, and to the extent that, such TMTG securities were received as a result of the conversion of the TMTG Convertible Notes).
“TMTG stockholders” means, collectively, the holders of TMTG common stock, each a “TMTG stockholder” (other than, and to the extent that, such TMTG common stock was received as a result of the conversion of the TMTG Convertible Notes).

“TMTG Sub” means, with respect to the period following the Closing, TMTG Sub Inc., a Delaware corporation and the surviving corporation of the Merger between Merger Sub and Private TMTG.
“Treasury” means the U.S. Department of Treasury.
“Trust Account” means the trust account of Digital World, which held the net proceeds of (i) the Digital World IPO, including from over-allotment securities sold by Digital World’s underwriters, (ii) the sale of the Placement Units and (iii) the additional funds deposited by ARC to the Trust Account to extend the period of time to consummate an initial business combination, together with interest earned thereon, less amounts released to pay tax obligations and up to $100,000 for dissolution expenses, and amounts paid pursuant to Redemptions.
“U.S. GAAP” means generally accepted accounting principles in the United States.
“Units” means the Public Units, Placement Units, and the Working Capital Units.
“Warrant Agreement” means the warrant agreement, dated September 2, 2021, as amended, by and between the Company and Continental Stock Transfer & Trust Company, as succeeded by Odyssey, as warrant agent.
“Warrants” means any of the Post-IPO Warrants, Public Warrants, the Placement Warrants and the warrants underlying the Working Capital Units, excluding any warrants of Private TMTG.
“Working Capital Units” means the units issued pursuant to the Digital World Convertible Notes or the Digital World Alternative Financing Notes, as applicable. Each unit consists of one share of Digital World Class A common stock and one-half Warrant. Each unit issuable pursuant to the applicable Digital World Convertible Notes or the Digital World Alternative Financing Notes, subject to the terms and conditions of each such applicable note, has a price not lower than $8.00 per unit.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of TMTG. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, our Management Team. Semple, our independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. Our financial statements, included in this prospectus, relate only to TMTG’s historical financial information. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•	the ability of TMTG to realize the benefits from the Business Combination;
•	the ability of TMTG to maintain the listing of TMTG common stock on Nasdaq;
•	future financial performance following the Business Combination;
•	the impact of the outcome of any known or unknown litigation or other legal proceedings;
•	the ability of TMTG to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;
•	expectations regarding future expenditures of TMTG;
•	the future revenue and effect on gross margins of TMTG;
•	the attraction and retention of qualified directors, officers, employees and key personnel of TMTG;
•	the ability of TMTG to compete effectively in a competitive industry;
•	the impact of the ongoing legal proceedings in which President Donald J. Trump is involved on TMTG’s corporate reputation and brand;
•	expectations concerning the relationships and actions of TMTG and its affiliates with third parties;
•	the short- and long-term effects of the consummation of the Business Combination on TMTG’s business relationships, operating results and business generally;
•	the impact of future regulatory, judicial, and legislative changes in TMTG’s industry;
•	the ability to locate and acquire complementary products or product candidates and integrate those into TMTG’s business;
•	Truth Social, TMTG’s initial product, and its ability to generate users and advertisers;
•	future arrangements with, or investments in, other entities or associations;
•	competition and competitive pressures from other companies in the industries in which TMTG operates;
•	changes in domestic and global general economic and macro-economic conditions; and
•	other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.
The Company
Trump Media & Technology Group Corp.
TMTG believes free and open communication, particularly political speech, is essential to self-government and democracy. Free expression allows citizens to keep their government in check and inform themselves as voters. Free speech also enables the discovery of truth through the uninhibited marketplace of ideas. Truth often emerges only when opposing ideas can compete against each other on a level playing field. TMTG further believes that the ability to freely express core political speech is among the inalienable rights affirmed by the Declaration of Independence that underlay America’s system of government.
TMTG therefore aspires to build a media and technology powerhouse to rival the liberal media consortium and promote free expression. TMTG was founded to fight back against the big tech companies — Meta (Facebook, Instagram and Threads), X (formerly Twitter), Netflix, Alphabet (Google), Amazon and others — that may curtail debate in America and censor voices that contradict their “woke” ideology. As confirmed by the “Twitter Files” exposés, X has long suppressed conservative speech (including at the behest of U.S. government officials) through various means, including “shadow banning” — a surreptitious process in which users may not even know their posts are being hidden from other users. X also outright banned conservative users such as President Donald J. Trump, who was banned for one year and ten months — even while X continued to allow the Taliban to freely post their views to the world. In July 2023, a federal district court judge found that Biden White House personnel likely colluded with big tech companies to violate Americans’ First Amendment rights. The opinion expressed that “targeted suppression of conservative ideas is a perfect example of viewpoint discrimination of political speech.” Big tech companies’ transformation into the arbiters of public speech and organs of state-sponsored censorship contradicts American values. Their suppression of dissident speech constitutes the most serious threat today to a free and democratic debate. Thus, TMTG aims to safeguard public debate and open dialogue, and to provide a platform for all users to freely express themselves.
TMTG’s first product, Truth Social, is a social media platform aiming to disrupt big tech’s control on free speech by opening up the internet and giving the American people their voices back. It is a public, real-time platform where any user can create content, follow other users and engage in an open and honest global conversation without fear of being censored or “cancelled” due to their political viewpoints. TMTG does not restrict whom a user can follow, which greatly enhances the breadth and depth of available content. Additionally, users can be followed by other users without requiring a reciprocal relationship, enhancing the ability of TMTG users to reach a broad audience.
Background
TMTG was incorporated on December 11, 2020 as Digital World Acquisition Corp., a blank check company formed for the purpose of entering into an initial business combination with one or more businesses or entities. On the Closing Date, Digital World, now known as Trump Media & Technology Group Corp., consummated the Business Combination with Private TMTG pursuant to the Merger Agreement. In connection with the consummation of the Business Combination, Digital World was renamed “Trump Media & Technology Group Corp.” and Private TMTG, which became a wholly owned subsidiary of TMTG, was renamed “TMTG Sub Inc.”
Effective upon consummation of the Business Combination, DWAC authorized the issuance of new Common Stock described in the section of this prospectus titled “Description of Securities.”

Stock Exchange Listing
Our Common Stock and Public Warrants are currently listed on Nasdaq and trade under the symbols “DJT” and “DJTWW,” respectively. On June 4, 2024, the closing price of our Common Stock was $45.49 per share and the closing price of our Public Warrants was $26.35 per Public Warrant.
Summary of Risk Factors
Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 15 before making a decision to invest in our Common Stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related TMTG’s business and industry are summarized below.
Risks Related to TMTG’s Business
•	TMTG has a limited operating history, making it difficult to evaluate TMTG’s business and prospects and may increase the risks associated with your investment.
•	TMTG’s actual financial position and results of operations may differ materially from the expectations of TMTG’s Management Team.
•
If Truth Social fails to develop and maintain followers or a sufficient audience, if adverse trends develop in the social media platforms generally, or if President Donald J. Trump were to cease to be able to devote substantial time to Truth Social, TMTG’s business would be adversely affected.

•
Digital World previously identified material weaknesses in its internal control over financial reporting, and TMTG may identify additional material weaknesses in its previously issued financial statements and in the future, which may cause TMTG to fail to meet its reporting obligations or result in material misstatements of its financial statements.

•	Adeptus, TMTG’s former independent registered public accounting firm, has indicated that TMTG’s financial condition raises substantial doubt as to its ability to continue as a going concern.
•	TMTG’s estimates of market opportunity and forecasts of market growth may be inaccurate.
•	TMTG’s business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, and other matters.
•	In the future, TMTG may be involved in numerous class action lawsuits and other lawsuits and disputes.
•	Computer malware, viruses, hacking, phishing attacks, and spamming could adversely affect TMTG’s business and results of operations.
Risks Related to President Donald J. Trump
•
TMTG’s success depends in part on the popularity of its brand and the reputation and popularity of President Donald J. Trump. Adverse reactions to publicity relating to President Donald J. Trump, or the loss of his services, could adversely affect TMTG’s revenues and results of operations.

•	President Donald J. Trump is the subject of numerous legal proceedings. An adverse outcome in one or more of the ongoing legal proceedings could negatively impact TMTG.
•
The terms of a license agreement with President Donald J. Trump is not terminable by TMTG when it may be desirable to TMTG. The license agreement does not require President Donald J. Trump to use Truth Social in certain circumstances, including in connection with posts that President Donald J. Trump deems, in his sole discretion, to be politically related.

•	Because President Donald J. Trump is a candidate for president, he may, subject to the Lock-up Period, divest his interest in Truth Social.
•	TMTG depends on numerous third-parties to operate successfully, and many of these third parties may not want to engage with TMTG to provide any services.

Risks Related to Ownership of TMTG Securities
•	Nasdaq may delist TMTG’s securities from trading on its exchange, which could subject TMTG to trading restrictions.
•	The market price of TMTG’s common stock may decline as a result of the Business Combination.
•	TMTG has discretion in the use of the funds available to it after the Closing and may not use them effectively.
•	TMTG stockholders may experience significant dilution in the future.
•
As of June 10, 2024, President Donald J. Trump holds approximately 64.9% of the outstanding TMTG Common Stock, which limits other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval.

•
The shares of Common Stock being offered in this prospectus represent a substantial percentage of our outstanding Common Stock, and the sales of such shares, or the perception that these sales could occur, could cause a significant decline in the trading price of our Common Stock.

Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have taken advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) (a) December 31, 2026, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Stock held by non-affiliates equals or exceeds $250 million as of the end of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30th.
Corporate Information
TMTG's principal executive office is located at 401 N. Cattlemen Rd., Suite 200, Sarasota, FL 34232. TMTG's telephone number is (941) 735-7346.

THE OFFERING
Issuer
Trump Media & Technology Group Corp.
Primary Issuance of Common Stock
Shares of Common Stock offered by us
Up to 14,375,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants.
Resale of Common Stock and Warrants
Shares of Common Stock offered by the Selling Securityholders
We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of 146,108,680 shares of Common Stock, consisting of:
•	1,133,484 Placement Shares;
•	Up to 14,316,050 Founder and Anchor Investors Shares;
•	744,020 Conversion Shares;
•	965,125 DWAC Compensation Shares;
•	690,000 TMTG Compensation Shares;
•	6,250,000 Alternative Financing Shares;
•	7,116,251 Private Warrant Shares;
•	143,750 Representative Shares; and
•	114,750,000 President Trump Shares.
In addition, we are registering 14,375,000 shares of Common Stock issuable upon exercise of the Public Warrants that were previously registered.
Warrants offered by the Selling Warrant Holders
Up to 4,061,251 Warrants, consisting of:
•	566,742 Placement Warrants;
•	Up to 369,509 Convertible Note Post IPO Warrants; and
•	Up to 3,125,000 Alternative Financing Notes Post IPO Warrants.
Exercise price of Warrants
$11.50 per share, subject to adjustment as described herein.
Redemption
The Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Shares of Common Stock outstanding assuming exercise of all Warrants and the issuance of the Alternative Financing Shares
204,441,834 shares of Common Stock (based on total shares outstanding as of June 10, 2024), consisting of 176,700,583 shares of Common Stock outstanding (excluding shares of Common Stock being held in escrow pending a resolution of a dispute with certain stockholders that may result in the release of up to 4,667,033 shares of Common Stock), 6,250,000

Alternative Financing Shares, 7,116,251 Private Warrant Shares and 14,375,000 shares of Common Stock offered by us.
Terms of the Offering
The Selling Securityholders will determine when and how they will dispose of the shares of Common Stock registered for resale under this prospectus.
Use of Proceeds
We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon exercise of the Warrants for cash. We will receive up to an aggregate of approximately $247.1 million from the exercise of the Warrants. We believe the likelihood that warrant holders will exercise their Warrants and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our shares of Common Stock. If the trading price for our shares of Common Stock continues to be over $11.50 per share, we believe holders of Warrants will likely exercise these Warrants. We expect to use the net proceeds from the exercise of the Warrants to execute our business plan, including for working capital, possible acquisitions and other general corporate purposes. Notwithstanding the foregoing, the Warrants may be exercised on a “cashless basis” rather than for cash. To the extent the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. See “Description of Securities — Warrants” for further discussion.
Lock-Up Restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable Lock-up Periods. See “Relationships and Related Party Transactions” for further discussion.
Market for Common Stock and Warrants
Our shares of Common Stock and Warrants are currently traded on Nasdaq under the symbols “DJT” and “DJTWW”, respectively. On June 4, 2024, the closing price of our Common Stock was $45.49 per share and the closing price of our Warrants was $26.35 per Public Warrant.
Risk Factors
Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 15.
For additional information concerning the offering, see “Plan of Distribution” beginning on page 143.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. Our business, prospects, financial condition or operating results could decline due to any of these risks and, as a result, you may lose all or part of your investment.
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of TMTG and its subsidiaries following the consummation of the Business Combination.
Risks Related to TMTG’s Business
The value of your investment in us will be subject to the significant risks affecting us and inherent to the industry in which we operate. You should carefully consider the risks and uncertainties described below and other information included in this prospectus. If any of the events described below occur, the business and financial results could be adversely affected in a material way. This could cause the trading price of our Common Stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to TMTG unless the context clearly indicates otherwise.
TMTG has a limited operating history, making it difficult to evaluate TMTG’s business and prospects and may increase the risks associated with your investment.
Private TMTG was formed on February 8, 2021 and started formulating its business plan at that time. Private TMTG did not begin developing the Truth Social platform until June 2021. Private TMTG made Truth Social available for general use in the first quarter of 2022. We pride ourselves on building Truth Social without relying on hostile technology companies. Working exclusively with alternative technology firms that share our commitment to free speech, Private TMTG fully launched Truth Social for iOS in April 2022. Private TMTG debuted the Truth Social web application in May 2022, and the Truth Social Android App became available in the Samsung Galaxy and Google Play stores in October 2022. Private TMTG introduced direct messaging to all versions of Truth Social in 2022, released a new “Groups” feature for users in May 2023, and announced the general availability of Truth Social internationally in June 2023. TMTG cannot assure you that it will be able to operate its business successfully or implement its operating policies and strategies as described elsewhere in this prospectus. TMTG may encounter risks and challenges frequently experienced by growing companies in rapidly developing industries, including risks related to its ability to:
•	build a reputation for providing a superior platform and customer service, and for creating trust and long-term relationships with its potential customers;
•	implement a revenue model allowing it to develop predictable revenues;
•	distinguish itself from competitors and navigate political issues;
•	develop and offer a competitive platform that meets TMTG’s customers’ needs as they change;
•	improve TMTG’s current operational infrastructure and non-platform technology to support its growth and to respond to the evolution of TMTG’s market and competitors’ developments;
•	develop, maintain and expand TMTG’s relationships with suppliers of quality advertising;
•	respond to complex, evolving, stringent, contradictory industry standards and government regulation on an international scale that impact TMTG’s business;
•	prevent, detect, respond to, or mitigate failures or breaches of privacy and security; and
•	hire and retain qualified and motivated employees.
If TMTG is unable to do so, its business may suffer, its revenue and operating results may decline and TMTG may not be able to achieve further growth or sustain profitability.

Since inception, Private TMTG has continuously sought to, and following the Closing, TMTG continues to seek to, improve its business model by developing its technology as an early stage company. TMTG expects to incur operating losses for the foreseeable future.
Truth Social has been generally available only since the first quarter of 2022. Further, although Private TMTG targeted and assembled certain intellectual property and real or intangible property rights, our business plan is still developing. Accordingly, TMTG has no way to evaluate the likelihood that its business will be successful. Potential investors should be aware of the difficulties normally encountered by a new social media platform and the high rate of failure for such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that TMTG plans to undertake. These potential problems include, but are not limited to, unanticipated problems relating to the development of Truth Social, lack of widespread acceptance of Truth Social by users, and challenges attracting potential vendors to participate in Truth Social’s development, and any additional costs and expenses that may exceed current estimates. TMTG expects to incur significant losses into the foreseeable future. TMTG recognizes that if the effectiveness of its business plan is not forthcoming it will not be able to continue business operations. There is limited operating history upon which to base any assumption as to the likelihood that TMTG will prove successful, and TMTG may never generate sufficient operating revenues to achieve profitable operations. If TMTG is unsuccessful in addressing these risks, its business will most likely fail.
TMTG’s actual financial position and results of operations may differ materially from the expectations of TMTG’s Management Team.
TMTG’s actual financial position and results of operations may differ materially from management’s expectations. As a result, TMTG’s revenue, net income and cash flow may differ materially from TMTG’s expected revenue, net income and cash flow. The process for estimating TMTG’s revenue, net income and cash flow requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed.
TMTG does not currently, and may never, collect, monitor or report certain key operating metrics used by companies in similar industries.
Since its inception, Private TMTG focused on developing Truth Social by enhancing features and user interface rather than relying on traditional performance metrics like average revenue per user, ad impressions and pricing, or active user accounts, including monthly and daily active users. While many industry peers may gather and report on these or similar metrics, given the early development stage of Truth Social, Private TMTG’s management and board did not rely on, and TMTG’s Management Team does not anticipate relying on, any particular key performance metric to make business or operating decisions. Concurrent with access to new capital and resources following the Business Combination, TMTG is actively evaluating the most relevant, reliable and appropriate key operating metrics that align with its evolving business model. At this juncture in its development, TMTG believes that adhering to traditional key performance indicators (“KPIs”), such as signups, average revenue per user, ad impressions and pricing, or active user accounts including monthly and daily active users, could potentially divert its focus from strategic evaluation with respect to the progress and growth of its business. TMTG believes that focusing on these KPIs might not align with the best interests of TMTG or its stockholders, as it could lead to short-term decision-making at the expense of long-term innovation and value creation. Therefore, TMTG believes that this strategic evaluation is critical and aligns with its commitment to a robust business plan that includes introducing innovative features and new technologies.
In connection with such evaluation, and consistent with SEC guidance, TMTG will consider whether it has effective controls and procedures in place to process information related to the disclosure of key performance indicators and metrics to ensure consistency as well as accuracy period over period, or the feasibility of implementing any such controls and procedures. If so, TMTG may decide to collect and report such metrics if they are deemed to significantly enhance investors’ understanding of TMTG’s financial condition, cash flows, and other aspects of its financial performance. However, TMTG may find it difficult or resource-prohibitive to implement such effective controls and procedures and may never collect, monitor or report any or certain key operating metrics, which is likely to make it difficult it for stockholders in TMTG to evaluate and compare TMTG’s performance to that of companies in similar industries.

If the use of third-party cookies or other tracking technology is restricted by third parties outside of TMTG’s control, rejected by Truth Social’s users, or otherwise subject to unfavorable regulation, TMTG’s ability to tailor, improve and provide a consistent experience to Truth Social’s users would be negatively impacted, which could materially and adversely affect TMTG’s growth prospects and financial performance.
TMTG’s Truth Social platform is still in an early development stage, however, as other similar companies in the space, TMTG expects to generate substantial revenue from advertisements. Accordingly, Truth Social’s ability to use third-party cookies to provide advertising companies relevant data for their advertisements is critical to its revenue generation potential. However, with increasing restrictions on third party cookies, Truth Social may lose the ability to track user behavior across its platform, which could negatively affect its ability to retain advertisers on its platform and effectively advertise their services.
Truth Social’s use of cookies aids its development and ability to improve its services in response to user preferences and to provide its users with relevant offers from advertisers. Recently, web and mobile browser developers, such as Apple, Microsoft or Google, have implemented and may continue to implement changes, including requiring additional user permissions, in their browsers or device operating systems that impair Truth Social’s ability to track cookies and improve the effectiveness of advertising on its platform. Such changes include limiting the use of first-party and third-party cookies and related tracking technologies, such as mobile advertising identifiers, and other changes that limit Truth Social’s ability to collect information that allows it to attribute members’ actions on advertisers’ websites to the effectiveness of advertising campaigns run on the platform. For example, Apple launched its Intelligent Tracking Prevention (“ITP”) feature in its Safari browser. ITP blocks some or all third-party cookies by default on mobile and desktop and ITP has become increasingly restrictive over time. Similarly, on January 4, 2024, Google began testing a new feature on its Chrome browser called “Tracking Protection.” This feature limits cross-site tracking by restricting website access to third-party cookies by default. Google is expected to implement the Tracking Protection Tool in all Chrome browsers by the end of the second quarter of 2024, essentially no longer supporting third-party cookies in its Google Chrome browser. Third-party cookies have been a fundamental part of the web for nearly three decades, aiding platforms in generating relevant ads, among other functions. These web and mobile browser developers have also implemented and may continue to implement changes and restrictions in browser or device functionality that limit TMTG’s ability to communicate with or understand its business and users. As such, the implementation of these changes could significantly impair TMTG’s ability to tailor, improve and provide a consistent experience to its users, which in turn could materially and adversely affect its growth prospects and financial performance.
In addition, federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of proprietary or third-party cookies and other methods of online tracking for behavioral advertising and other purposes. U.S. and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for internet users to prevent the placement of cookies or to block other tracking technologies, which could if widely adopted significantly reduce the effectiveness of such practices and technologies. The regulation of the use of cookies and other current online tracking and advertising practices or a loss in TMTG’s ability to make effective use of services that employ such technologies could increase its costs of operations and limit its ability to acquire new customers on cost-effective terms and consequently, materially adversely affect its business, financial condition and operating results.
TMTG’s reputation, competitive advantage, financial position and relationships with its users could be materially harmed if TMTG is unable to comply with complex and evolving data protection and privacy, security, and breach of notification laws and regulations, and the costs and resources required to achieve compliance may have a materially adverse impact.
TMTG’s reputation, competitive advantage, financial position and relationships with its users could be materially harmed if TMTG is accused of a violation or is unable to comply with complex and evolving data protection and privacy, security, and breach of notification laws and regulations, and the costs and resources required to achieve compliance on an international scale may have a materially adverse impact on its business. In the course of delivering TMTG’s product(s), TMTG expects to use, disclose, control, process, collect, transmit and store information that is related to and seeks to correlate internet-connected devices, user activity and the advertisements it places. Federal, state, and international laws and regulations govern the protection, collection, use, processing, retention, sharing, privacy, and security of data that TMTG may access, use, disclose, transfer, store, and collect across TMTG’s operational and advertising solutions. TMTG strives to comply with all applicable laws, regulations, policies and legal obligations relating to privacy, security, and data protection, collection, processing use, disclosure, transmission, and storage. However, the applicability of specific laws may be unclear in some cases and domestic and foreign government laws, regulations, and enforcement of data practices and data tracking technologies is expansive, poorly defined and rapidly evolving. In addition, it is possible that these requirements may be interpreted and applied in a manner that is new or inconsistent from one jurisdiction to another and may conflict with other laws, regulations, or rules or TMTG’s practices. Any actual or perceived failure by TMTG to comply with U.S. federal, state or international laws, including laws and regulations regulating data privacy, security or consumer protection, or use, disclosure or unauthorized access to or by third parties to this information, could result in proceedings or actions against TMTG by government entities, competitors, private parties or others. Any proceedings or actions against TMTG alleging violations of consumer or data protection laws or asserting privacy-related or security-related theories could hurt TMTG’s reputation, force TMTG to cease operations or force TMTG to spend significant amounts in defense of these proceedings, distract our Management Team, increase its costs of doing business, adversely affect the demand for its solutions and ultimately result in the imposition of monetary liability. TMTG may also be contractually liable to indemnify and hold harmless TMTG’s customers, vendors or third parties from the costs or consequences of litigation resulting from using TMTG’s solutions or from the disclosure of confidential information, which could damage TMTG’s reputation among its current and potential customers, and may require significant expenditures of capital and other resources that could cause it to lose significant business and revenue.
The collection, protection and use of personal information, personally identifiable information and/or personal data (collectively referred to as “personal data” for ease of reference) is governed by data protection, privacy, security and breach laws and regulations enacted in the United States and other jurisdictions around the world in which TMTG operates or plans to operate. These laws and regulations continue to evolve and may be inconsistent from one jurisdiction to another. Compliance with applicable privacy, security and breach laws and regulations may increase TMTG’s costs of doing business and adversely impact its ability to conduct its business and market its solutions, products and services to its users and potential users.
In the U.S., there is not one comprehensive data protection, consumer protection, data privacy, security, youth social media or breach notification law. Rather, numerous state and federal laws must be complied with by TMTG simultaneously across U.S. jurisdictions. Various types of companies and their data are regulated by stringent industry specific regulations and standards based on data type and sensitivity. All 50 states and four U.S. territories have enacted consumer protection laws that require notice of data breaches. Many U.S. states (at least 27) require comprehensive data protection, privacy and/or security compliance programs. These include, but are not limited to, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, the Arkansas Social Media Safety Act, and the Utah Social Media Regulation Act may affect TMTG. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies, and foreign governments concerning data protection that could affect TMTG. At this time some states have laws restricting the use and disclosure of minor’s user data, biometric data and/or health information without notice and/or express consent of a natural person of the age of majority with appropriate legal authority to consent. If TMTG fails to comply with the federal and/or state data protection and data privacy laws, or if regulators or plaintiffs assert TMTG has failed to comply with them, it may lead to court orders, injunctions, regulatory enforcement actions, private lawsuits, a reduction in revenue, and/or reputational damage.
All 50 U.S. states and some territories have adopted and/or are likely to adopt in the near future state privacy laws similar to stringent European privacy laws that require data mapping, consumer rights to erasure, deletion, and portability that will be materially costly for TMTG to interpret, implement and maintain. If TMTG fails to comply with federal or state data protection and data privacy laws, or if regulators or plaintiffs assert TMTG has failed to comply with them, it may lead to regulatory enforcement actions, private lawsuits and/or reputational damage. For example, in June 2018, California was the first U.S. state to pass the California Consumer Privacy Act (“CCPA”), which provides data privacy rights for consumers and operational requirements for companies like TMTG. The CCPA gives California residents new rights to access and requires deletion of their personal information, opt out of certain personal information sharing, and receipt of detailed information about how their personal information is collected, used, and shared, among other stringent requirements. The CCPA provides for civil penalties for violations, and creates a private right of action for privacy and security violations/breaches that could lead to consumer class actions and other litigation against

TMTG. Additionally, the California Privacy Rights Act (“CPRA”), passed in November 2020. The CPRA imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. The majority of the provisions took effect on January 1, 2023. TMTG may be required to make additional compliance investments and changes to its business processes in order to comply with individual state privacy and security laws currently in effect and/or as they are enacted.
The FTC Act prohibits unfair and deceptive practices. The FTC has broad investigatory authority, including the authority to subpoena witnesses, demand civil investigation, and require businesses to submit written reports under oath. The FTC can and does engage in enforcement actions, issue rulings, and seek civil penalties in federal court. An FTC enforcement action may lead to court orders, injunctions, additional regulatory enforcement actions, consent decrees which are posted publicly on the FTC’s website, consent orders, a reduction in revenue, and/or reputational damage.
The Children’s Online Privacy Protection Act (“COPPA”) expands liability for the collection of information by operators of websites and other electronic solutions that are directed to children. Legal guardian consent is required for certain activities involving the data of children. Questions exist as to how regulators and courts may interpret the scope and circumstances for potential liability under COPPA, but this remains a significant focus of the FTC in light of mental health and other concerns over children’s use of social media. FTC continues to provide guidance and clarification regarding COPPA. FTC guidance or enforcement precedent may make it difficult or impractical for TMTG to provide advertising on certain websites, services or applications. In addition, the FTC has fined an advertising network for certain methods of collecting and using data from mobile applications, including certain applications directed at children, and failing to disclose the data collection to mobile application developers in its network.
TMTG is subject to the European Union’s General Data Protection Regulation (EU) 2016/679 (“GDPR”), which applies to all members of the European Economic Area (“EEA”) and, in some circumstances, to controllers and processors in a jurisdiction outside the EEA including any business, regardless of its location, that provides goods or services to data subjects located in the EEA, or monitors the behavior of EEA data subjects. The GDPR imposes significant restrictions, obligations and penalties on data controllers and data processors, including stringent requirements for the processing of personal data. If TMTG fails to comply with the GDPR, it may lead to regulatory investigation with possible enforcement of monetary penalties ranging from 10 million to 20 million euros, or 2% to 4% of annual worldwide revenue (whichever is higher), private or class action lawsuits and/or reputational damage.
Further, withdrawal of the United Kingdom (“UK”) from the European Union (“EU”) has led to legal uncertainty and divergent national laws and regulations. In particular, while the Data Protection Act of 2018, which supplements the GDPR, is now effective in the UK alongside the UK GDPR, it is still unclear whether transfer of data from the EEA to the UK will remain lawful under the GDPR without additional safeguards.
EU laws regulate transfers of EEA personal data to third countries, such as the United States, that have not been found to provide adequate protection of such personal data. Recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal data from the EEA and the UK to the United States and other jurisdictions. For example, on July 16, 2020, the European Court of Justice (“CJEU”) invalidated the EU-U.S. Privacy Shield framework (“Privacy Shield”), which provided companies with a mechanism to comply with data protection requirements when transferring personal data from the EEA/UK to the United States. The same decision also cast doubt on the ability to use one of the primary alternatives to the Privacy Shield, namely, the European Commission’s Standard Contractual Clauses (“SCCs”), to lawfully transfer personal data from Europe to the United States and most other countries (though the SCCs currently remain a valid data transfer mechanism under the GDPR and UK GDPR). On July 10, 2023, the European Commission adopted an adequacy decision concluding that the United States ensures an adequate level of protection for personal data transferred from the European Union to organizations in the United States that are included in the “Data Privacy Framework List,” which is maintained by the U.S. Department of Commerce pursuant to the EU-U.S. Data Privacy Framework. The impact of the European Commission’s adequacy decision is complex, evolving, and may be reviewed by the CJEU. A future invalidation of the Privacy Shield by the CJEU will create additional uncertainty and will mean there are few if any viable alternatives to the Privacy Shield and the SCCs for the foregoing purposes, which may lead to government enforcement actions, litigation, fines and penalties or adverse publicity that could have an adverse effect on TMTG’s reputation, revenue, operations and business.

In Canada, TMTG is subject to the laws of the individual provinces, as well as Canada’s Personal Information and Protection of Electronic Documents Act (“PIPEDA”). PIPEDA provides Canadian residents with privacy protections and sets out rules for how companies may collect, use and disclose personal information in the course of commercial activities. The costs of compliance with, and other burdens imposed by, these and other international data privacy and security laws may limit the use and adoption of TMTG’s solutions, products and services and could have a materially adverse impact on its business. Any failure or perceived failure by TMTG or third-party service providers to comply with international data privacy and security laws may lead to regulatory enforcement actions, fines, private lawsuits or reputational damage.
Evolving definitions of personal data within the EU, especially relating to the classification of IP addresses, machine or device identifiers, geo-location data and other such information, may cause TMTG to change its business practices, diminish the quality of its data and the value of its solution, and hamper its ability to provide or expand its offerings. TMTG’s failure to comply with evolving interpretations of applicable laws and regulations, or to adequately protect personal data, could result in enforcement action against TMTG or reputational harm, which could have a material adverse impact on TMTG’s business, financial condition and results of operations.
In addition to compliance with government regulations, TMTG expects to participate in trade associations and industry self-regulatory groups that promulgate best practices or codes of conduct addressing the provision of internet advertising. TMTG could be adversely affected by changes to these guidelines and codes in ways that are inconsistent with its practices or in conflict with the laws and regulations of U.S. or international regulatory authorities. For instance, new guidelines, codes or interpretations, by self-regulatory organizations or government agencies, may require additional disclosures or additional consumer consents, such as “opt-in” permissions to share, link or use data, such as health data from third parties, in certain ways. If TMTG fails to abide by, or is perceived as not operating in accordance with, industry best practices or any industry guidelines or codes with regard to privacy, its reputation may suffer and TMTG could lose relationships with advertisers and digital media properties.
Economic downturns and market conditions beyond TMTG’s control could adversely affect its business, financial condition and operating results.
TMTG’s business depends on the overall demand for advertising and on the economic health of advertisers that benefit from Truth Social. Economic downturns or unstable market conditions may cause advertisers to decrease their advertising budgets, which could reduce spend with Truth Social and adversely affect TMTG’s business, financial condition and operating results. For example, to the extent there is a disruption in economic activity globally, it could adversely affect our business, financial condition and operating results through prolonged decreases in advertising spend, credit deterioration of our customers, depressed economic activity, or declines in capital markets.
The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect TMTG’s business.
TMTG depends on the leadership and experience of its relatively small number of key executive management personnel. The pursuit of the merger and the preparation for the integration have placed a burden on TMTG’s management and internal resources. TMTG has experienced management departures, and may continue to experience management departures. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on TMTG’s business, financial condition and results of operations. The loss of the services of these key employees or TMTG’s executive management members could have a material adverse effect on TMTG’s business and prospects, as TMTG may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs. Furthermore, if TMTG loses or terminates the services of one or more of its key employees or if one or more of TMTG’s current or former executives or key employees joins a competitor or otherwise competes with TMTG, it could impair TMTG’s business and its ability to successfully implement TMTG’s business plan. Additionally, if TMTG is unable to hire qualified replacements for its executive and other key positions in a timely fashion, its ability to execute its business plan would be harmed. Even if TMTG can quickly hire qualified replacements, TMTG could experience operational disruptions and inefficiencies during any such transition. TMTG believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified personnel.

In addition, many of TMTG’s key technologies and systems will be custom-made for TMTG’s business by TMTG’s personnel. The loss of key engineering, product development, marketing and sales personnel could disrupt TMTG’s operations and have an adverse effect on TMTG’s business.
As TMTG continues to grow, TMTG cannot guarantee that it will continue to attract the personnel it needs to maintain its competitive position. In particular, TMTG intends to hire additional technically-skilled personnel following the Closing, and TMTG expects to face significant competition from other companies in hiring such personnel. As TMTG matures, the incentives to attract, retain and motivate employees provided by TMTG’s equity awards or by future arrangements, such as through cash bonuses, may not be effective. If TMTG does not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, TMTG may be unable to grow effectively.
If Truth Social fails to develop and maintain followers or a sufficient audience, if adverse trends develop in the social media platforms generally, or if President Donald J. Trump were to cease to be able to devote substantial time to Truth Social, TMTG’s business would be adversely affected.
Social media platforms are speculative businesses because revenues and income derived from them depend primarily upon the continued acceptance of that platform. Public acceptance of a particular platform depends upon, among other things, the ease of use of the platform, promotion of that platform, and the quality and acceptance of competing platforms. A user decline could make it economically inefficient to continue providing for the use of the platform. If President Donald J. Trump fails to retain the public’s interest, or if the customer base were to cease using Truth Social, it could result in a write-down of TMTG’s capitalized development costs. The amount of any write-down would vary depending on a number of factors, including when the product or service ceased.
TMTG has placed emphasis on building a platform for all Americans to freely express themselves through Truth Social. In particular, President Donald J. Trump has stated that this is a platform for all who have been censored by big tech. Failure to realize this vision would adversely affect TMTG’s brand and business prospects.
Truth Social is being developed as a global platform for public self-expression and conversation in real time, and the market for Truth Social is relatively new and may not develop as expected, if at all. People who are not Truth Social users may not understand the value of Truth Social. Convincing potential new users, especially users who oppose big tech censorship, of the value of Truth Social is critical to increasing TMTG’s user base and to the success of TMTG’s business. In addition, there are a number of other social media platforms that focus on the same audience that Truth Social will focus on. To the extent users prefer a platform that is not associated with President Donald J. Trump, our ability to attract users may decrease. Additionally, as a private company under new ownership, X may demonstrate a sustained commitment to free speech principles that will heighten competition for users who prioritize such principles. Failure to attract a sufficient user base would adversely affect TMTG’s business prospects.
If TMTG’s users do not continue to contribute content or their contributions are not valuable to other users, TMTG may experience a decline in the number of users accessing its products and services and user engagement, which could result in the loss of advertisers and revenue.
TMTG’s success depends on its ability to provide users with products, which in turn for Truth Social depends on the content contributed by TMTG’s users. TMTG believes that one of Truth Social’s competitive advantages will be the quality, quantity and real-time nature of the content on Truth Social, and that access to unique or real-time content is one of the main reasons users may visit Truth Social. TMTG seeks to foster a broad and engaged user community, and TMTG intends to encourage high-profile individuals and entities to use TMTG’s products and services to freely express their views to broad audiences without the fear of being censored or cancelled for any unpopular or non-woke opinions. TMTG may also encourage media outlets to use its products and services to distribute their content. If users, including influential users, do not contribute content to Truth Social, and it is unable to provide users with valuable and timely content, TMTG’s user base and user engagement may decline. Additionally, if TMTG is not able to address user concerns regarding the safety and security of Truth Social or if TMTG is unable to successfully prevent abusive or other hostile behavior on Truth Social, the size of the Truth Social user base and user engagement may decline. TMTG may rely on the sale of advertising services for the substantial majority of TMTG’s revenue. If TMTG experiences a decline in the number of users or a decline in user engagement, including as a result of the loss of high-profile individuals and entities who generate content on Truth Social, advertisers may not view Truth Social as attractive for their marketing expenditures, and may reduce their spending with TMTG-which would harm TMTG’s business and operating results.
TMTG’s focus on product innovation and user engagement rather than short-term operating results may adversely affect TMTG’s revenues.
TMTG is committed to quickly developing and launching new and innovative features. TMTG intends to focus on improving the user experience for Truth Social and on developing new and improved products and services for the advertisers on Truth Social. TMTG intends to prioritize innovation and the experience for users and advertisers on Truth Social over short-term operating results. TMTG may frequently make product and service decisions that may reduce TMTG’s short-term operating results if it believes that the decisions are consistent with its goals to improve the user experience and performance for advertisers, which it believes will improve its operating results over the long term. These intended decisions may not be consistent with the short- term expectations of investors and may not produce the long-term benefits that TMTG expects, in which case Truth Social user growth and user engagement, its relationships with advertisers and its business and operating results could be harmed. In addition, TMTG’s intent to focus on the user experience may negatively impact TMTG’s relationships with prospective advertisers. This could result in a loss of advertisers, which could harm TMTG’s revenue and operating results.
Truth Social user growth and engagement on mobile devices depend upon effective operation with mobile operating systems, networks, and standards that TMTG does not control.
TMTG intends to make its products and services available across a variety of operating systems and through websites. TMTG will be dependent on the interoperability of Truth Social with popular devices, desktop and mobile operating systems and web browsers that TMTG does not control, such as Mac OS, Windows, Android, iOS, Chrome and Firefox. Any changes in such systems, devices or web browsers that degrade the functionality of TMTG’s products and services or give preferential treatment to competitive products or services could adversely affect usage of TMTG’s products and services. Further, if the number of platforms for which TMTG develops its product expands, it will result in an increase in TMTG’s operating expenses. In order to deliver high- quality products and services, it is important that TMTG’s products and services work well with a range of operating systems, networks, devices, web browsers and standards that TMTG does not control. In addition, because a majority of TMTG’s future users may access TMTG’s products and services through mobile devices, TMTG is particularly dependent on the interoperability of its products and services with mobile devices and operating systems. TMTG may not be successful in developing relationships with key participants in the mobile industry or in developing products or services that operate effectively with these operating systems, networks, devices, web browsers and standards. In the event that it is difficult for TMTG’s users to access and use TMTG’s products and services, particularly on their mobile devices, TMTG’s user growth and engagement could be harmed, and its business and operating results could be adversely affected.
TMTG may not be successful in its efforts to grow and monetize Truth Social.
TMTG may not be successful in building products that maintain user engagement. If TMTG is not successful in its efforts to grow Truth Social and monetize such growth, TMTG’s user growth and user engagement and TMTG’s financial results may be adversely affected.
TMTG has suffered negative cash flows and recurring losses from its operations that may raise substantial doubt about its ability to continue as a going concern.
Prior to the Closing, DWAC financed its operations principally through loans or offerings of securities exempt from the registration requirements of the Securities Act. TMTG used a portion of the capital raised from the Business Combination to retire pre-Closing debt, and the Management Team believes that the remaining amount of such capital will be sufficient to fund existing operations should projected cash flow be insufficient to fund operations. TMTG may require substantial additional financing at various intervals in order to continue to develop and promote Truth Social, including significant requirements for operating expenses including intellectual property protection and enforcement, for pursuit of regulatory approvals, and for commercialization of Truth Social. TMTG can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to TMTG, or at all. In the event that TMTG is unable to obtain such financing, it will not be able to fully develop and commercialize Truth Social. If TMTG becomes unable to obtain additional capital and to continue as a going concern, it may have to liquidate its assets and the value TMTG receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in TMTG’s financial statements. See “Risk Factors — Risks Related to TMTG's Business — TMTG may need additional capital, and TMTG cannot be sure that additional financing will be available.”
TMTG’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.
Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Any estimates and forecasts relating to the size and expected growth of the target market and market demand which may inform TMTG’s financial model may also prove to be inaccurate. The estimated addressable market may not materialize in the timeframe estimated by the Management Team, if ever, and even if the markets meet the size estimates and growth estimates considered in relation to TMTG’s financial model, our business could fail to grow at similar rates.
TMTG’s business depends on continued and unimpeded access to Truth Social on the internet by TMTG’s users and advertisers. If TMTG’s users experience disruptions in internet service or if internet service providers are able to block, degrade or charge for access to TMTG’s products and services, TMTG could incur additional expenses and the loss of users and advertisers.
TMTG depends on the ability of TMTG’s users and advertisers to access the internet. This access will be provided by companies-including hostile legacy technology companies-that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, government-owned service providers, device manufacturers and operating system providers, any of whom could take actions that degrade, disrupt or increase the cost of user access to TMTG’s products or services, which would, in turn, negatively impact TMTG’s business. The adoption of any laws or regulations that adversely affect the growth, popularity or use of the internet, including laws or practices limiting internet neutrality, could decrease the demand for, or the usage of, TMTG’s products and services, increase TMTG’s cost of doing business and adversely affect TMTG’s operating results. TMTG will also rely on other companies to maintain reliable network systems that provide adequate speed, data capacity and security to us and TMTG’s users. As the internet continues to experience growth in the number of users, frequency of use and amount of data transmitted, the internet infrastructure that TMTG and its users rely on may be unable to support the demands placed upon it. The failure of the internet infrastructure that TMTG’s users rely on, even for a short period of time, could undermine TMTG’s operations and harm TMTG’s operating results.
If TMTG fails to expand effectively in international markets, TMTG’s revenue and TMTG’s business will be harmed.
Notwithstanding Truth Social’s recent announcement of the general availability of Truth Social internationally, TMTG may not be able to monetize TMTG’s products and services internationally as a result of competition, advertiser demand, differences in the digital advertising market and digital advertising conventions, as well as differences in the way that users in different countries access or utilize TMTG’s products and services. Differences in the competitive landscape in international markets may impact TMTG’s ability to monetize TMTG’s products and services.
TMTG’s business is highly competitive. Competition presents an ongoing threat to the success of TMTG’s business. If TMTG is unable to compete effectively for users and advertiser spend, TMTG’s business and operating results could be harmed.
Competition for users of TMTG’s products and services is intense. Although TMTG has developed a global platform for public self-expression and conversation in real time, TMTG faces strong competition in its business. TMTG competes against many companies to attract and engage users, including companies which have greater financial resources and substantially larger user bases, such as X (formerly known as Twitter), Meta (including Facebook and Instagram), Alphabet/Google, Netflix, Disney+, Hulu, Microsoft (including LinkedIn), and Yahoo!, which offer a variety of internet and mobile device-based products, services and content. For example, Facebook and X operate social networking sites with significantly more users than Truth Social may have in the future. Additionally, as a private company under new ownership, X may demonstrate a sustained commitment to free speech principles that will heighten competition for users who prioritize such principles.
TMTG believes that its ability to compete effectively for users depends upon many factors both within and beyond TMTG’s control, including:
•	the popularity, usefulness, ease of use, performance and reliability of TMTG’s products and services compared to those of TMTG’s competitors;
•	the amount, quality and timeliness of content generated by TMTG’s users;
•	the timing and market acceptance of TMTG’s products and services;
•	the reduced availability of data used by ad targeting and measurement tools;
•	government restrictions on access to TMTG products, or other actions that impair our ability to sell advertising, in their states or countries;
•
adverse litigation, government actions, or legislative, regulatory, or other legal developments relating to advertising, including developments that may impact our ability to deliver, target, or measure the effectiveness of advertising;

•	the adoption of TMTG’s products and services internationally;
•	TMTG’s ability, and the ability of TMTG’s competitors, to develop new products and services and enhancements to existing products and services;
•	the frequency and relative prominence of the ads displayed by TMTG’s competitors;
•	TMTG’s ability to establish and maintain relationships with platform partners that integrate with Truth Social;
•
changes mandated by, or that TMTG elects to make to address, legislation, regulatory authorities or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on TMTG;

•	the application of antitrust laws both in the United States and internationally;
•	government action regulating competition;
•	TMTG’s ability to attract, retain and motivate talented employees, particularly engineers, designers and product managers;
•	TMTG’s ability to build, maintain, and scale technical infrastructure, and risks associated with disruptions in TMTG’s service, catastrophic events, cyber-attacks, and crises;
•	acquisitions or consolidation within TMTG’s industry, which may result in more formidable competitors; and
•	TMTG’s reputation and the brand strength relative to its competitors.
TMTG faces significant competition for advertiser spend. TMTG’s revenue has initially been generated through ads on Truth Social, and TMTG will compete against online and mobile businesses, including those referenced above, for advertising budgets. In order to grow TMTG’s revenue and improve TMTG’s operating results, TMTG may increase TMTG’s share of spending on advertising relative to TMTG’s competitors, many of which are larger companies that offer more traditional and widely accepted advertising products. In addition, some of TMTG’s larger competitors have substantially broader product or service offerings and user bases and leverage their relationships based on other products or services to gain additional share of advertising budgets.

TMTG believes that its ability to compete effectively for advertiser spend depends upon many factors both within and beyond TMTG’s control, including:
•	the size and composition of TMTG’s user base relative to those of TMTG’s competitors;
•	TMTG’s ad targeting capabilities, and those of TMTG’s competitors;
•	the timing and market acceptance of TMTG’s advertising services, and those of TMTG’s competitors;
•	the propensity of advertisers to support free speech-focused platforms like Truth Social;
•	TMTG’s marketing and selling efforts, and those of TMTG’s competitors;
•	the pricing for TMTG’s products relative to the advertising products and services of TMTG’s competitors;
•	the return TMTG’s advertisers receive from TMTG’s advertising services, and those of TMTG’s competitors;
•	TMTG’s reputation and the strength of TMTG’s brand relative to TMTG’s competitors;
•	the engagement of TMTG’s users with TMTG’s products;
•	TMTG’s ability to monetize Truth Social, including TMTG’s ability to successfully monetize mobile usage;
•	TMTG’s customer service and support efforts;
•	TMTG’s ability to establish and maintain developers’ interest in building Truth Social;
•	acquisitions or consolidations within TMTG’s industry, which may result in more formidable competitors; and
•	TMTG’s ability to cost-effectively manage and grow its operations.
In recent years, there have been significant acquisitions and consolidation by and among TMTG’s potential competitors. TMTG anticipates this trend of consolidation will continue, which will present heightened competitive challenges for TMTG’s business. Acquisitions by TMTG’s competitors may result in reduced functionality of Truth Social. Any elimination of integration with Truth Social in the future may adversely impact TMTG’s business and operating results.
Consolidation may also enable TMTG’s larger competitors to offer bundled or integrated products that feature alternatives to Truth Social. Reduced functionality of Truth Social, or TMTG’s competitors’ ability to offer bundled or integrated products that compete directly with TMTG, may cause TMTG’s user growth, user engagement and ad engagement to decline and advertisers to reduce their spending with TMTG. If TMTG is not able to compete effectively for users and advertiser spend its business and operating results would be materially and adversely affected.
Many of TMTG’s potential competitors have significantly greater resources and better competitive positions in certain markets than TMTG does. These factors may allow TMTG’s competitors to respond more effectively to new or emerging technologies and changes in market requirements. TMTG’s competitors may develop products, features, or services that are similar to TMTG’s or that achieve greater market acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. In addition, platform partners may use information shared by TMTG’s users through Truth Social in order to develop products or features that compete with TMTG. If TMTG is not able to effectively compete, TMTG’s user base and level of user engagement may decrease, which could make TMTG less attractive to developers and advertisers and materially and adversely affect TMTG’s revenue and results of operations.
Truth Social exists to provide its users a true free speech platform and avoid cancellation or censorship by big tech. There is nothing preventing big tech from ceasing to cancel different voices. If that were to happen, the number of users on TMTG’s platform may decrease.

Action by governments to censor content on or restrict access to Truth Social in their countries could substantially harm TMTG’s business and financial results.
It is possible that governments of one or more countries may seek to censor content available on Truth Social in their country or impose other restrictions that may affect the accessibility of Truth Social in their country for an extended period of time or indefinitely. In addition, governments in other countries may seek to restrict access to Truth Social from their country entirely if they consider TMTG to be in violation of their laws. In the event that access to Truth Social is restricted, in whole or in part, in one or more countries or TMTG’s competitors are able to successfully penetrate geographic markets that TMTG cannot access, TMTG’s ability to retain or increase TMTG’s user base and user engagement may be adversely affected, TMTG may not be able to maintain or grow TMTG’s revenue as anticipated, and TMTG’s financial results could be adversely affected. See “Risk Factors — Risks Related to TMTG’s Business — TMTG may be subject to greater risks than typical social media platforms because of the focus of its offerings and the involvement of President Donald J. Trump. These risks include active discouragement of users, harassment of advertisers or content providers, increased risk of hacking of TMTG’s platform, lesser need for Truth Social if First Amendment speech is not suppressed, criticism of Truth Social for its moderation practices, and increased stockholder suits.”
TMTG’s new products, services and initiatives and changes to existing products, services and initiatives could fail to attract sufficient users and advertisers or generate revenue.
TMTG’s ability to increase the size and engagement of Truth Social’s user base, attract advertisers and generate revenue will depend in part on TMTG’s ability to create successful new products and services, both independently and in conjunction with third parties. TMTG may introduce significant changes to TMTG’s existing products and services or develop and introduce new and unproven products and services, including technologies with which TMTG has little or no prior development or operating experience. If new or enhanced products or services fail to engage users and advertisers, TMTG may fail to attract or retain users or to generate sufficient revenue or operating profit to justify TMTG’s investments, and TMTG’s business and operating results could be adversely affected. In the future, TMTG may invest in new products, services, and initiatives to generate revenue, but there is no guarantee these approaches will be successful. If TMTG’s strategic initiatives do not enhance TMTG’s ability to monetize TMTG’s products and services or enable it to develop new approaches to monetization, TMTG may not be able to maintain or grow TMTG’s revenue or recover any associated development costs and TMTG’s operating results could be adversely affected.
If TMTG’s efforts to build and maintain strong brand identity, improve the user base for Truth Social, and develop additional products are not successful, TMTG may not be able to attract or retain users, and TMTG’s operating results will be affected adversely. If events occur that damage TMTG’s reputation and brand, TMTG’s ability to expand TMTG’s base of users, developers and advertisers may be impaired, and TMTG’s business and financial results may be harmed.
TMTG believes that the Trump brand will significantly contribute to the success of TMTG’s business. TMTG also believes that maintaining and enhancing TMTG’s brand is critical to expanding its base of users, developers and advertisers. Maintaining and enhancing TMTG’s brand will depend largely on TMTG’s ability to continue to provide useful, reliable, trustworthy and innovative products, which TMTG may not do successfully. TMTG may introduce new products or terms of service that users do not like, which may negatively affect TMTG’s brand. Additionally, the actions of TMTG’s platform developers may affect TMTG’s brand if users do not have a positive experience using third-party apps and websites integrated with Truth Social. TMTG’s brand may also be negatively affected by the actions of users that are hostile towards President Donald J. Trump or towards other people, by users impersonating other people, by users identified as spam, by users introducing excessive amounts of spam on TMTG’s platform, by third parties obtaining control over users’ accounts or by unauthorized access to TMTG’s data or TMTG’s users’ data. TMTG expects that in the future TMTG may experience media, judicial, legislative, or regulatory scrutiny of TMTG’s decisions regarding user privacy, data use, encryption, content, product design, algorithms, advertising, or other issues, which may adversely affect TMTG’s reputation and brand. TMTG also may fail to provide adequate customer service, which could erode confidence in TMTG’s platform. Maintaining and enhancing TMTG’s platform may require it to make substantial investments and these investments may not be successful. If TMTG fails to successfully promote and maintain its platform or if it incurs excessive expenses in this effort, TMTG’s business and financial results may be adversely affected.

TMTG may need additional capital, and TMTG cannot be sure that additional financing will be available.
Although TMTG currently anticipates that the proceeds from the Business Combination, together with TMTG’s available funds and cash flow from operations, are sufficient to meet TMTG’s cash needs for the foreseeable future, TMTG may eventually require additional financing. TMTG’s ability to obtain financing will depend, among other things, on TMTG’s development efforts, business plans, operating performance and condition of the capital markets at the time TMTG seeks financing. TMTG may, from time to time, explore additional financing sources to lower its cost of capital, which could include equity, equity-linked and debt financing. In addition, TMTG is, and will continue from time to time, evaluating certain acquisitions and other strategic opportunities. If we are able to agree on the terms of such investments and we therefore elect to pursue any such investments, TMTG may fund them with internally generated funds, bank financing, the issuance of other debt or equity or a combination thereof. TMTG cannot assure you that additional financing will be available to it on favorable terms when required, or at all. If TMTG raises additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of TMTG common stock, and the existing stockholders may experience dilution. Sales of securities registered under the registration statement to which this prospectus forms a part could lower the market price of our Common Stock and Warrants. TMTG does not believe this would harm our chances of raising capital, but could affect the sale price and number of securities we need to issue.
There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants, which could impact our liquidity position. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. TMTG believes the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Common Stock.
Any significant disruption in service on Truth Social or in TMTG’s information systems could result in a loss of users or subscribers.
Potential users and subscribers will access Truth Social through TMTG’s website and related mobile applications, where the title selection process may be integrated with TMTG’s delivery processing systems and software. TMTG’s reputation and ability to attract, retain and serve TMTG’s subscribers is dependent upon the reliable performance of TMTG’s website and related apps, network infrastructure and fulfillment processes. Interruptions in these systems could make TMTG’s website unavailable and hinder TMTG’s ability to fulfill selections. Some of TMTG’s software is proprietary, and TMTG may rely on the expertise of members of TMTG’s engineering and software development teams for the continued performance of TMTG’s software and computer systems. Service interruptions or the unavailability of TMTG’s website could diminish the overall attractiveness of TMTG’s subscription service to existing and potential subscribers.
TMTG’s servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in TMTG’s service and operations and loss, misuse or theft of data. TMTG’s website may periodically experience directed attacks intended to cause a disruption in service. Any attempts by hackers to disrupt TMTG’s website service or TMTG’s internal systems, if successful, could harm TMTG’s business, be expensive to remedy and damage TMTG’s reputation. Efforts to prevent hackers from entering TMTG’s computer systems may be expensive to implement and may limit the functionality of TMTG’s services. Any significant disruption to TMTG’s website or internal computer systems could result in a loss of subscribers and adversely affect TMTG’s business and results of operations.
TMTG’s industry is prone to cyber-attacks by third parties seeking unauthorized access to our data or users’ data or to disrupt our ability to provide service. TMTG’s products and services involve the collection, storage, processing, and transmission of a large amount of data. Any failure to prevent or mitigate security breaches and improper access to or disclosure of our data or user data, including personal information, content, or payment information from users, or information from marketers, could result in the loss, modification, disclosure, destruction, or other misuse of such data, which could harm our business and reputation and diminish TMTG’s competitive position. In addition, computer malware, viruses, social engineering (such as spear phishing attacks), scraping, and general hacking are prevalent in TMTG’s industry and are likely to occur on TMTG’s systems in the future. TMTG will also regularly encounter attempts to create false or undesirable user accounts, purchase ads, or take other actions on our platform for purposes such as spamming, spreading misinformation, or other illegal, illicit, or otherwise objectionable ends. As a result of our prominence, the prominence and involvement of President Donald J. Trump, the size of TMTG’s user base, the types and volume of personal data and content on

TMTG’s systems, and the evolving nature of TMTG’s products and services (including our efforts involving new and emerging technologies), TMTG believes that it is a particularly attractive target for such breaches and attacks, including from nation states and highly sophisticated, state-sponsored, or otherwise well-funded actors, and TMTG may experience heightened risk from time to time as a result of geopolitical events. TMTG’s efforts to address undesirable activity on our platform also increase the risk of retaliatory attacks. Such breaches and attacks may cause interruptions to the services TMTG provides, degrade the user experience, cause users or marketers to lose confidence and trust in TMTG products, impair TMTG’s internal systems, or result in financial harm to TMTG. TMTG’s efforts to protect its company data or the information it receives, and to disable undesirable activities on TMTG’s platform, may also be unsuccessful due to software bugs or other technical malfunctions; employee, contractor, or vendor error or malfeasance, including defects or vulnerabilities in TMTG’s vendors’ information technology systems or offerings; government surveillance; breaches of physical security of TMTG’s facilities or technical infrastructure; or other threats that evolve. In addition, third parties may attempt to fraudulently induce employees or users to disclose information in order to gain access to our data or our users’ data. Cyber-attacks continue to evolve in sophistication and volume, and inherently may be difficult to detect for long periods of time. Although TMTG has developed systems and processes that are designed to protect its data and user data, to prevent data loss, to disable undesirable accounts and activities on our platform, and to prevent or detect security breaches, TMTG cannot guarantee that such measures will provide absolute security, that TMTG will be able to react in a timely manner, or that TMTG’s remediation efforts will be successful. The changes in TMTG’s work environment as a result of certain personnel working remotely could also impact the security of our systems, as well as our ability to protect against attacks and detect and respond to them quickly. Furthermore, TMTG believes that it is a particularly attractive target for cyber-attacks and security breaches because of the prominence and involvement of President Donald J. Trump in TMTG.
TMTG is subject to various laws and regulations in the United States and abroad relating to cybersecurity and data protection. Consequently, affected users or government authorities could initiate legal or regulatory actions against TMTG in connection with any actual or perceived security breaches or improper access to or disclosure of data. Such an incident or incidents could cause TMTG to incur significant expense and liability or result in orders or consent decrees forcing TMTG to modify its business practices. Such an incident or incidents, or TMTG’s efforts to remediate the same, may also result in a decline in TMTG’s user base or engagement levels. Such an incident or incidents could have a material and adverse effect on our business, reputation or financial results.
TMTG’s communications hardware and the computer hardware used to operate TMTG’s website will initially be hosted at the facilities of a third-party provider. Hardware for TMTG’s delivery systems is intended to be maintained in TMTG’s distribution centers. Fires, floods, earthquakes, adverse weather conditions, other natural disasters, power losses, telecommunications failures, cyber-attacks, public health crises, terrorism, geopolitical conflict, break-ins, and similar events could damage these systems and hardware or cause them to fail completely. Problems faced by TMTG’s third-party web hosting provider, with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its subscribers, including us, could impact adversely the experience of TMTG’s subscribers. Any of these problems could result in a loss of subscribers.
Privacy concerns could limit TMTG’s ability to leverage Truth Social user data.
In the ordinary case of business, TMTG may collect and utilize data supplied by Truth Social. TMTG may face certain legal obligations regarding the manner in which TMTG treats such information. These legal obligations are complex and rapidly evolving, other businesses have been criticized by privacy groups and governmental bodies for attempts to link personal identities and other information to data collected on the internet regarding users’ browsing and other habits. Increased regulation of data utilization practices, including self-regulation, as well as increased enforcement of existing laws, could have an adverse effect on TMTG’s business.
Improper access to or disclosure of TMTG’s users’ information could harm TMTG’s reputation and adversely affect TMTG’s business.
TMTG’s efforts to protect the information that TMTG’s users have chosen to share using Truth Social may be unsuccessful due to the actions of third parties, software bugs or other technical malfunctions, employee error or malfeasance, or other factors. In addition, third parties may attempt to fraudulently induce employees or users to disclose information in order to gain access to TMTG’s data or TMTG’s users’ data. If any of these events occur, TMTG’s users’ information could be accessed or disclosed improperly. Truth Social’s Data Privacy Policy governs the use of information that users have chosen to share using Truth Social. Some platform developers may store information provided by TMTG’s users through apps on the Truth Social platform or websites integrated with Truth Social. If these third parties or platform developers fail to adopt or adhere to adequate data security practices or fail to comply with TMTG’s terms and policies, or in the event of a breach of their networks, TMTG’s users’ data may be improperly accessed or disclosed. Any incidents involving unauthorized access to or improper use of the information of TMTG’s users could damage TMTG’s reputation and TMTG’s brand and diminish TMTG’s competitive position. In addition, the affected users or government authorities could initiate legal or regulatory action against TMTG in connection with such incidents, which could cause TMTG to incur significant expense and liability or result in orders or consent decrees forcing TMTG to modify its business practices. Any of these events could have a material and adverse effect on TMTG’s business, reputation or financial results.
Unfavorable media coverage could negatively affect TMTG’s business.
TMTG may receive a high degree of media coverage around the world, including regarding, without limitation, TMTG’s privacy practices, product changes, product quality, litigation or regulatory activity, or the actions of TMTG’s platform or developers or TMTG’s users. For example, numerous media outlets reported on the fact that, in June 2022, TMTG received subpoenas from the SEC and a federal grand jury sitting in the Southern District of New York seeking documents relating to, among other things, Digital World and other potential counterparties. In or about October 2022, a now-former TMTG Sub employee initiated a series of unauthorized leaks of Private TMTG’s confidential information to various media outlets, which resulted in the publication of numerous stories portraying Private TMTG and its management in a negative light. On May 20, 2023, Private TMTG filed a $3.8 billion defamation lawsuit against The Washington Post in connection with a May 13, 2023 article. On July 12, 2023, The Washington Post removed the case to federal court, and TMTG filed an amended complaint on April 8, 2024. This matter, including The Washington Post’s motion to dismiss the amended complaint, remains pending as of June 7, 2024.
On November 20, 2023, in connection with reporting about Private TMTG’s financial results, Private TMTG filed a lawsuit for defamation and injurious falsehood in Florida state court against 20 media defendants. Private TMTG and one defendant — Nexstar Media, Inc. (“Nexstar”), which owns The Hill — subsequently agreed to resolve their dispute outside of court, to both parties’ mutual satisfaction. In connection with such resolution, The Hill retracted a November 13, 2023 article, and Private TMTG’s lawsuit was dismissed as to Nexstar on December 4, 2023. All other terms of TMTG’s settlement with Nexstar remain confidential, and TMTG’s lawsuit remains pending against all other defendants.
Unfavorable and continued high-profile publicity could adversely affect TMTG’s reputation and its ability to transact with its third-party providers. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of TMTG’s user base and result in decreased revenue, which could adversely affect TMTG’s business and financial results. See “Risk Factors — Risks Related to TMTG’s Business — President Donald J. Trump is the subject of numerous legal proceedings, the scope and scale of which are unprecedented for a former President of the United States and current candidate for that office. An adverse outcome in one or more of the ongoing legal proceedings in which President Donald J. Trump is involved could negatively impact TMTG and its Truth Social platform.”
TMTG’s intellectual property may be infringed upon and others have and may continue to accuse TMTG of infringing on their intellectual property, either of which could adversely affect TMTG’s business and result in protracted and expensive litigation.
In recent years, there has been significant litigation in the United States over patents and other intellectual property rights. Although TMTG is not engaged in such litigation, in the future TMTG or customers who use TMTG’s products may be alleged to be infringing the trademarks, copyrights, patents and other intellectual property rights of third parties, including allegations made by TMTG’s competitors or by non-practicing entities. TMTG cannot predict whether assertions of third-party intellectual property rights or claims arising from these assertions will substantially harm TMTG’s business and operating results. If TMTG is forced to defend any infringement claims, whether they are with or without merit or are ultimately determined in TMTG’s favor, TMTG may face costly litigation and diversion of technical and management personnel. Some of TMTG’s competitors have substantially greater resources than TMTG does and are able to sustain the cost of complex intellectual property litigation to a greater extent and for longer periods of time than TMTG could. Furthermore, an adverse outcome of a dispute may require TMTG: to pay damages, potentially including treble damages, and attorneys’ fees, if TMTG is found to have willfully infringed a party’s patent or other intellectual property rights; to cease making, licensing or using products that are alleged to incorporate or make use of the intellectual property of others; to expend additional development resources to redesign TMTG’s products; to rebrand its services; and to enter into potentially unfavorable royalty or license agreements in order to obtain the rights to use necessary technologies and current branding. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to TMTG, or at all. In any event, TMTG may need to license intellectual property which would require TMTG to pay royalties or make one-time payments. Even if these matters do not result in litigation or are resolved in TMTG’s favor or without significant cash settlements, the time and resources necessary to resolve them could harm TMTG’s business, operating results, financial condition and reputation.
The USPTO previously issued a non-final rejection of Private TMTG’s or its affiliate’s applications to register the trademarks “Truth Social” and “TRUTHSOCIAL” for use with a social media network based on its view that such use of these trademarks by Private TMTG would be likely to confuse consumers because of the similarity of these trademarks to existing registered and pending trademarks. On that basis, the owners of those registered trademarks may bring claims against TMTG alleging trademark infringement. If such claims were successful, TMTG may be forced to rebrand, to pay substantial monetary damages or to enter into a trademark license agreement on unfavorable terms.
T Media Tech LLC, a wholly owned subsidiary of TMTG Sub, as the owner of a USPTO trademark registration for “TRUTH SOCIAL” and USPTO pending trademark applications for “TRUTHSOCIAL” and “TRUTH SOCIAL,” filed a cancellation proceeding on April 12, 2024 in the European Union Intellectual Property Office against a European Union trademark registration for “Truth Social” held by Claudio Lopes. Mr. Lopes filed for his European Union trademark registration for “Truth Social” on October 21, 2021, which was the day after TMTG publicly announced its upcoming launch of the Truth Social platform. The cancellation proceeding is therefore based on Mr. Lopes’s bad faith registration. Mr. Lopes received his European Union trademark registration for “Truth Social” on February 3, 2022, and has claimed that TMTG is infringing his European Union trademark registration for “Truth Social.”
In addition, if TMTG’s advertising customers do not own the copyright for advertising content included in their advertisements or if digital media property owners do not own the copyright for content to the digital media next to which the advertisements appear, advertisers and digital media properties could receive complaints from copyright owners, which could harm TMTG’s reputation and TMTG’s business.
As such, litigation diverts the time and resources of our Management Team, regardless of the merits of the claim. There can be no assurance that TMTG would prevail in any future litigation relating to TMTG’s licensing agreements. If TMTG were to lose such a case and be required to cease the sale of certain products or the use of certain technology or branding or were forced to pay monetary damages, the results could adversely affect TMTG’s business and reputation.
TMTG must comply with licenses related to the use of free, publicly-available software incorporated in Truth Social products; failure to do so could cause the loss of the ability to use such software which could in turn adversely affect TMTG’s revenues and results of operations.
In October 2021, Software Freedom Conservancy policy fellow Bradley M. Kuhn accused TMTG of violating the licensing agreement for the free, publicly available software platform, Mastodon. Although any entity can use the code from Mastodon, according to the licensing agreement (AGPLv3), each user of the software must receive “an opportunity to receive the entire Corresponding Source for the website based on that code.” Early users of Truth Social, Kuhn alleged, did not receive the source code.
On October 26, 2021, Mastodon sent a letter requesting that the Truth Social source code be made publicly available in compliance with the license. Private TMTG took action to resolve this issue by publishing its source code.
TMTG may face similar risks in the future, and failure to comply with such licenses could cause the loss of the ability to use such software, which could in turn adversely affect TMTG’s revenues and results of operations.

TMTG operates in new and evolving industries. TMTG may not be able to respond to changes in market conditions or to new or emerging technologies.
You should take into account the risks and uncertainties frequently encountered by new companies in rapidly evolving markets. TMTG’s financial results in any given quarter can be influenced by numerous factors, many of which TMTG is unable to predict or is outside of TMTG’s control, including:
•	TMTG’s ability to maintain and grow TMTG’s user base and user engagement;
•	TMTG’s ability to attract and retain advertisers in a particular period;
•	seasonal fluctuations in spending by TMTG’s advertisers;
•	the number of ads shown to users;
•	the pricing of TMTG’s ads and other products;
•	TMTG’s ability to increase payments and other fees revenue;
•	the diversification and growth of revenue sources beyond advertising and payments;
•	the development and introduction of new products or services by us or TMTG’s competitors;
•	increases in marketing, sales, and other operating expenses that TMTG may incur to grow and expand TMTG’s operations and to remain competitive;
•	TMTG’s ability to maintain gross margins and operating margins;
•	TMTG’s ability to obtain equipment and components for TMTG’s data centers and other technical infrastructure in a timely and cost-effective manner;
•	system failures or breaches of security or privacy;
•	inaccessibility of Truth Social due to third-party actions;
•	adverse litigation judgments, settlements, or other litigation-related costs;
•	changes in the legislative or regulatory environment, including with respect to privacy, or enforcement by government regulators, including fines, orders, or consent decrees;
•	fluctuations in currency exchange rates and changes in the proportion of TMTG’s revenue and expenses denominated in foreign currencies;
•	fluctuations in the market values of TMTG’s portfolio investments and in interest rates;
•	changes in U.S. GAAP; and
•	changes in business or macroeconomic conditions.
TMTG’s business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to TMTG’s business practices, increased cost of operations, or declines in user growth or engagement, or otherwise harm TMTG’s business.
TMTG is subject to a variety of laws and regulations in the United States and abroad that involve matters central to TMTG’s business, including user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation, and online payment services. Foreign data protection, privacy, and other laws and regulations are often more restrictive than those in the United States. These U.S. federal and state and foreign laws and regulations are complex, constantly evolving and can be subject to significant and rapid change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which TMTG operates. For example, the interpretation of some laws and regulations that govern the use of names and likenesses in connection with advertising and marketing activities is unsettled and developments in this area could affect the manner in which TMTG designs TMTG’s products, as well as TMTG’s terms of use. A number of proposals are pending before federal, state, and foreign legislative and regulatory bodies that could significantly affect TMTG’s business. Similarly, there have been a number of recent legislative proposals in the United States, at both the federal and state level, that would impose new obligations in areas such as privacy and liability for copyright infringement by third parties. These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase TMTG’s operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that TMTG modify or cease existing business practices.
For more information, see the section entitled “Risk Factors — Risks Related to TMTG’s Business — TMTG’s reputation, competitive advantage, financial position and relationships with its users could be materially harmed if TMTG is unable to comply with complex and evolving data protection and privacy, security, and breach notification laws and regulations, and the costs and resources required to achieve compliance may have a materially adverse impact.”
If TMTG’s security measures are breached, or if TMTG’s products and services are subject to attacks that degrade or deny the ability of users to access TMTG’s products and services, TMTG’s products and services may be perceived as not being secure, users and advertisers may curtail or stop using TMTG’s products and services and TMTG’s business and operating results could be harmed.
TMTG’s industry is prone to cyber-attacks by third parties seeking unauthorized access to TMTG’s data, TMTG’s users’ data, or TMTG’s advertisers’ data. In addition, computer malware, viruses, social engineering (such as spear phishing attacks), scraping, and general hacking continue to be prevalent in TMTG’s industry and are likely to occur on TMTG’s systems in the future. TMTG’s products and services involve the storage and transmission of users’ and advertisers’ information, and security breaches expose it to a risk of loss of this information, litigation and potential liability. TMTG may experience cyber-attacks and other cybersecurity risks of varying degrees on a regular basis, and as a result, unauthorized parties may obtain access to TMTG’s data or TMTG’s users’ or advertisers’ data. TMTG’s security measures may also be breached due to employee error, malfeasance or otherwise. Additionally, outside parties may attempt to fraudulently induce employees, users or advertisers to disclose sensitive information in order to gain access to TMTG’s data or TMTG’s users’ or advertisers’ data or accounts, or may otherwise obtain access to such data or accounts. Since TMTG’s users and advertisers may use their Truth Social accounts to establish and maintain online identities, unauthorized communications from Truth Social accounts that have been compromised may damage their reputations and brands as well as TMTG’s. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to TMTG’s reputation and a loss of confidence in the security of TMTG’s products and services that could have an adverse effect on TMTG’s business and operating results. Because the techniques used to obtain unauthorized access, disable, or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, TMTG may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of TMTG’s security occurs, the market perception of the effectiveness of TMTG’s security measures could be harmed, TMTG could lose users and advertisers and TMTG may incur significant legal and financial exposure, including legal claims and regulatory fines and penalties. Any of these actions could have a material and adverse effect on TMTG’s business, reputation, and operating results.
TMTG may face lawsuits or incur liability as a result of content published on Truth Social.
TMTG may face claims relating to content that is published or made available through TMTG’s products and services or third-party products or services. In particular, the nature of TMTG’s business exposes it to claims related to defamation, intellectual property rights, rights of publicity and privacy, illegal content, content regulation and personal injury torts. The law relating to the liability of providers of online products or services for activities of their users remains somewhat unsettled, both within the United States and internationally. This risk may be enhanced in certain jurisdictions outside the United States where TMTG may be less protected under local laws than TMTG is in the United States. In addition, the public nature of communications on TMTG’s network exposes it to risks arising from the creation of impersonation accounts intended to be attributed to TMTG’s users or advertisers. TMTG could incur significant costs investigating and defending these claims. If TMTG incurs costs or liability as a result of these events occurring, TMTG’s business, financial condition and operating results could be adversely affected. See “Risk Factors — Risks Related to TMTG’s Business — TMTG may be subject to greater risks than typical social media platforms because of the focus of its offerings and the involvement of President Donald J. Trump. These risks include active discouragement of users, harassment of advertisers or content providers, increased risk of hacking of TMTG’s platform, lesser need for Truth Social if First Amendment speech is not suppressed, criticism of Truth Social for its moderation practices, and increased stockholder suits.”
Many of TMTG’s products and services rely on, incorporate, and/or license open source software, which may pose particular risks to TMTG’s proprietary software, products, and services in a manner that could have a negative effect on TMTG’s business.
TMTG uses and plans to continue using open-source software in its products and services. For example, Truth Social was built using an AGPLv3 license (also referred to “copyleft” or a “viral license”). In addition, TMTG may contribute software source code to existing open-source projects, such as Mastodon, pursuant to applicable licenses or release internal software projects under open-source licenses and anticipate doing so in the future. The terms of many licenses to which TMTG is or is likely to become subject to have not been interpreted by U.S. or foreign courts, and there is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on TMTG’s ability to provide or distribute TMTG’s products or services. Additionally, TMTG may from time-to-time face claims from third parties claiming ownership of, or demanding release of, the open-source software or derivative works that TMTG developed using such software (which could include TMTG’s proprietary source code), or otherwise seeking to enforce the terms of an applicable license in a manner adverse to TMTG’s interests. TMTG is proactively working to mitigate these risks by developing technical solutions to these potential challenges. However, this re-engineering process could require significant additional research and development resources, and TMTG may not be able to complete it successfully or at a reasonable cost. In addition to risks related to license requirements, use of certain open- source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software. Additionally, because any software source code TMTG contributes to open-source projects is publicly available, TMTG’s ability to protect TMTG’s intellectual property rights with respect to such software source code may be limited or lost entirely, and TMTG is unable to prevent TMTG’s competitors or others from using such contributed software source code. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on TMTG’s business, financial condition, and operating results.
TMTG may rely in part on application marketplaces and internet search engines to drive traffic to TMTG’s products and services, and if TMTG fails to appear high up in the search results or rankings, traffic to Truth Social could decline and TMTG’s business and operating results could be adversely affected.
Although TMTG offers a web application for Truth Social, TMTG may rely on application marketplaces, such as Apple’s App Store and Google’s Play, to drive downloads of TMTG’s mobile application. In the future, Apple, Google, or other operators of application marketplaces may make changes to their marketplaces which make access to TMTG’s products and services more difficult or impossible. Additionally, third parties may attempt to pressure Apple and Google to remove Truth Social from their application marketplaces, and such removal may constitute a force majeure event under the operative version of the License, Likeness, Exclusivity and Restrictive Covenant Agreement that Private TMTG entered into with President Donald J. Trump (the “License Agreement”), which allows TMTG to use “Trump Media & Technology Group Corp.” as its name and to use the name and likeness of President Donald J. Trump, subject to certain limitations. Such a force majeure event may relieve President Donald J. Trump of any obligation to post on or otherwise use Truth Social for so long as such event continues. See the section titled “Risk Factors — Risks Related to TMTG’s Business — TMTG may be subject to greater risks than typical social media platforms because of the focus of its offerings and the involvement of President Donald J. Trump. These risks include active discouragement of users, harassment of advertisers or content providers, increased risk of hacking of TMTG’s platform, lesser need for Truth Social if First Amendment speech is no longer believed to be suppressed by other similar platforms, criticism of Truth Social for its moderation practices, and increased stockholder suits.”
TMTG may also depend in part on internet search engines, such as Google, Bing, and Yahoo!, to drive traffic to Truth Social. For example, when a user types an inquiry into a search engine, TMTG may rely on a high organic search result ranking of TMTG’s web pages in these search results to refer the user to Truth Social. However, TMTG’s ability to maintain high organic search result rankings is not within TMTG’s control. TMTG’s competitors’ search engine optimization (“SEO”) efforts may result in their websites receiving a higher search result page ranking than TMTG’s, or internet search engines could revise their methodologies in a way that would adversely affect TMTG’s search result rankings. For example, Google has integrated its social networking offerings, including Google+, with certain of its products, including search, which could negatively impact the organic search ranking of TMTG’s web pages. If internet search engines modify their search algorithms in ways that are detrimental to us, or if TMTG’s competitors’ SEO efforts are more successful than TMTG’s, the growth in Truth Social’s user base could slow. TMTG anticipates fluctuations in search result rankings in the future. Any reduction in the number of users directed to TMTG’s mobile applications or website through application marketplaces and search engines could harm TMTG’s business and operating results.
More people are using devices other than personal computers to access the internet and new platforms to produce and consume content, and TMTG needs to promote the adoption of TMTG’s mobile applications, and TMTG’s business and operating results may be harmed if TMTG is unable to do so.
The number of people who access the internet through devices other than personal computers, including mobile phones, smartphones, handheld computers such as net books and tablets, video game consoles and television set-top devices, has increased dramatically in the past few years. There are 7.26 billion smart and feature phone users worldwide, including 6.65 billion smartphone users worldwide in 2022. Since TMTG may generate a majority of TMTG’s advertising revenue through users on mobile devices, TMTG must continue to drive adoption of TMTG’s mobile applications. In addition, mobile users frequently change or upgrade their mobile devices. TMTG’s business and operating results may be harmed if TMTG’s users do not install Truth Social application when they change or upgrade their mobile device. In addition, as new devices and platforms are continually being released, users may consume content in a manner that is more difficult to monetize. It is difficult to predict the problems TMTG may encounter in adapting TMTG’s products and services and developing competitive new products and services that are compatible with new devices or platforms. If TMTG is unable to develop products and services that are compatible with new devices and platforms, or if TMTG is unable to drive continued adoption of TMTG’s mobile applications, TMTG’s business and operating results may be harmed.
If TMTG fails to maintain an effective system of disclosure controls and internal controls over financial reporting, TMTG’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, TMTG is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the listing standards of Nasdaq. TMTG expects that the requirements of these rules and regulations will continue to increase TMTG’s legal, accounting, and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on TMTG’s personnel, systems, and resources.
The Sarbanes-Oxley Act requires, among other things, that TMTG maintain effective disclosure controls and procedures and internal control over financial reporting. TMTG intends to develop and refine TMTG’s disclosure controls and other procedures that are designed to ensure that information required to be disclosed by TMTG in the reports that TMTG will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to TMTG’s principal executive and financial officers. TMTG intends to improve TMTG’s internal control over financial reporting. In order to maintain and improve the effectiveness of TMTG’s disclosure controls and procedures and internal control over financial reporting, TMTG anticipates that TMTG will continue to expend significant resources, including accounting-related costs and significant management oversight.
TMTG’s controls may be inadequate because of changes in conditions in TMTG’s business. Further, weaknesses in TMTG’s disclosure controls or TMTG’s internal control over financial reporting may continue to be discovered in the future. Any failure to remediate, develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm TMTG’s operating results or cause us to fail to meet TMTG’s reporting obligations and may result in a restatement of TMTG’s financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of management evaluations and independent registered public accounting firm audits of TMTG’s internal control over financial reporting that TMTG will eventually be required to include in TMTG’s periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in TMTG, which would likely have a negative effect on the trading price of TMTG common stock.
In addition, TMTG is required to file periodic financial reports with the SEC, and Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all such required periodic financial reports. TMTG’s predecessor, Digital World, did not timely file various required periodic reports, including Forms 10-Q for the quarters ended March 31, June 30, or September 30, 2023, and as result received non-compliance notices from the Listing Qualifications Department of Nasdaq.
There can be no assurance that TMTG will be able to meet its filing obligations in a timely manner and maintain continued compliance with Nasdaq’s listing rules. Failure to comply with applicable laws or regulations, as interpreted and applied, or TMTG’s reporting obligations with the SEC, could have a material adverse effect on TMTG’s reputation, the price of its securities and its business and results of operations.
In connection with the preparation of its financial statements as of and for the year ended December 31, 2023, Private TMTG identified material weaknesses in its internal control over financial reporting, and TMTG may identify additional material weaknesses in its previously issued financial statements that, in the future, may cause TMTG to fail to meet its reporting obligations or result in material misstatements of its financial statements.
As a privately-held company, Private TMTG was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. As a public company, TMTG will be required to provide management’s attestation on internal control over financial reporting. If TMTG is unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in our consolidated financial statements, failure to meet our reporting obligations on a timely basis, increases in compliance costs, and subject us to adverse regulatory consequences, all of which may adversely affect investor confidence in TMTG and the value of our common stock.
Private TMTG historically had limited accounting and financial reporting personnel and other resources with which to address its internal controls and procedures. In connection with the preparation of its financial statements as of and for the year ended December 31, 2023 and 2022, Private TMTG’s management identified a material weakness in its internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of an entity’s financial statements will not be prevented or detected on a timely basis. The following material weaknesses were identified:
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TMTG did not maintain a sufficient complement of personnel with accounting knowledge, experience and training to appropriately analyze, record and disclose accounting matters to provide reasonable assurance of preventing material misstatements;

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TMTG did not perform risk assessment procedures on internal controls to detect financial reporting risks in a timely manner, and also lacked documentation on policies and procedures that are critical to the accomplishment of financial reporting objectives.

TMTG is committed to remediating the material weaknesses described above and continuing remediation efforts during 2024. TMTG intends to initiate and implement several remediation measures including, but not limited to hiring additional accounting staff with the requisite background and knowledge, engaging third parties to assist in complying with the accounting and financial reporting requirements related to significant and complex transactions as well as adding personnel to assist TMTG with formalizing its business processes, accounting policies and internal control documentation, strengthening supervisory reviews by our Management Team, and evaluating the effectiveness of its internal controls in accordance with the framework established by Internal Control — Integrated Framework (2013) published by the Committee of Sponsoring Organizations of the Treadway Commission. While TMTG’s efforts are ongoing, TMTG plans to continue to take additional steps to remediate the material weaknesses, improve its financial reporting systems, and implement new policies, procedures, and controls; however, TMTG cannot guarantee those measures will prevent or detect material weaknesses in the future.

Although TMTG intends to pursue the remediation efforts mentioned above, all identified material weaknesses continue to exist as of the date of this prospectus and we cannot provide any assurance that TMTG, or its independent registered accounting firm, will not identify new material weaknesses in TMTG’s internal controls over financial reporting in the future. While we are undertaking efforts to remediate these material weaknesses, the material weaknesses will not be considered remediated until our remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and we have concluded through testing, that the newly implemented and enhanced controls are designed and operating effectively. We are working to remediate the material weaknesses as efficiently and effectively as possible but expect that full remediation could potentially go beyond December 31, 2024. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, incur significant costs, and place significant demands on our financial and operational resources.
If TMTG identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In addition, to the extent there are future disagreements with or required changes to TMTG’s auditors, TMTG’s ability to prepare and timely comply with its reporting obligations may be significantly impaired. In any of these occurrences were to materialize, TMTG may be unable to maintain compliance with securities law requirements and applicable stock exchange listing requirements regarding timely filing of periodic reports, investors may lose confidence in our financial reporting and the price of our securities may decline as a result. TMTG cannot assure you that any measures it has taken or may take in the future will be sufficient to remediate the existing material weaknesses, avoid potential future material weaknesses or disagreements with its auditors.
If currency exchange rates fluctuate substantially in the future, TMTG’s operating results, which are reported in U.S. dollars, could be adversely affected.
Private TMTG recently announced the general availability of Truth Social internationally. As a result, TMTG may become more exposed to the effects of fluctuations in currency exchange rates. TMTG may incur expenses for employee compensation and other operating expenses at TMTG’s international locations in the local currency and accept payment from advertisers or data partners in currencies other than the U.S. dollar. Since TMTG may conduct business in currencies other than U.S. dollars but report TMTG’s operating results in U.S. dollars, TMTG faces exposure to fluctuations in currency exchange rates. Consequently, exchange rate fluctuations between the U.S. dollar and other currencies could have a material impact on TMTG’s operating results.
TMTG’s business is subject to the risks of earthquakes, fire, power outages, floods, and other catastrophic events, and to interruption by man-made problems such as terrorism.
A significant natural disaster, such as an earthquake, fire, flood, cyber-attacks, terrorism, geopolitical conflict or significant power outage could have a material adverse impact on TMTG’s business, operating results, and financial condition. TMTG does not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to TMTG’s business that may result from interruptions in TMTG’s ability to provide TMTG’s products and services.
If TMTG’s trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by TMTG’s competitors, the value of TMTG’s brand and other intangible assets may be diminished, and TMTG’s business may be materially adversely affected. The USPTO has issued a non-final rejection of TMTG’s or its affiliate’s applications to register the trademarks “Truth Social” and “TRUTHSOCIAL” for use with a social media network because of alleged similarity to other registered and pending trademarks. If TMTG is unable to overcome the objections of the trademark examiner to successfully register the pending “Truth Social” and “TRUTHSOCIAL” trademarks with the USPTO and otherwise protect TMTG’s intellectual property, the value of TMTG’s brand and other intangible assets may be diminished, TMTG may be forced to rebrand its offerings, and TMTG’s business may be materially adversely affected.
TMTG intends to rely on a combination of confidentiality and license agreements with TMTG’s employees, consultants, and third parties with whom TMTG develops relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect TMTG’s proprietary rights. TMTG has filed various applications for protection of certain aspects of TMTG’s intellectual property. However, third parties may knowingly or unknowingly infringe TMTG’s proprietary rights, third parties may challenge any proprietary rights held by TMTG, and pending and future trademark and patent applications may not be approved.
On February 14, 2023, a trademark for “TRUTH SOCIAL” in classes 21 and 25 was registered with the USPTO by T Media Tech LLC, a wholly owned subsidiary of TMTG Sub, for use with cups, mugs and certain types of clothing. Trademark applications for “Truth Social” in classes 9 and 42; for “RETRUTH” in classes 9, 35, 38, 41, 42, and 45; for “TRUTHSOCIAL” in classes 9, 35, 38, 41, 42, and 45; and for “TRUTHPLUS” in classes 9, 35, 38, 41, and 42 are the subject of suspension notices received from USPTO on October 24, 2022; January 13, 2023; February 14, 2023 and February 17, 2023, respectively, in each case based on alleged similarity to existing registered and pending trademarks. In particular, the USPTO has issued non-final rejections of all of the foregoing applications to register marks for use with a social media network or a streaming video service. Although TMTG has pursued certain appeal rights, there can be no assurance that TMTG will be able to overcome the objections of the trademark examiner or that the challenged marks will be approved. In addition, effective intellectual property protection may not be available in every country in which TMTG operates or intends to operate TMTG’s business, and TMTG is currently evaluating its options with respect to apparent bad faith registrations of the Truth Social trademark in the European Union and Sweden.
In any or all of these cases, TMTG may be required to expend significant time and expense in order to prevent infringement or to enforce TMTG’s rights. Although TMTG intends to take measures to protect TMTG’s proprietary rights, there can be no assurance that others will not offer products or concepts that are, or use branding that is, substantially similar to TMTG’s and compete with TMTG’s business. In addition, TMTG may contribute software source code under open source licenses and may make other technology developed by it available under other open licenses, and TMTG may include open source software in TMTG’s products. As a result of any future TMTG’s open source contributions and the use of open source in TMTG’s products, TMTG may license or be required to license innovations that turn out to be material to TMTG’s business and may also be exposed to increased litigation risk. If the protection of TMTG’s proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of TMTG’s brand and other intangible assets may be diminished and competitors may be able to more effectively mimic TMTG’s branding, service and methods of operations. Any of these events could have an adverse effect on TMTG’s business and financial results.
Trademark, copyright, patent, and other intellectual property rights are important to TMTG and other companies. TMTG’s intellectual property rights extend to TMTG’s technology, business processes and the content on TMTG’s website. TMTG intends to use the intellectual property of third parties in merchandising TMTG’s products and marketing TMTG’s service through contractual and other rights. If there is any claim against TMTG for infringement, misappropriation, misuse or other violation of third party intellectual property rights, and TMTG is unable to obtain sufficient rights or develop non-infringing intellectual property or otherwise alter TMTG’s business practices, as appropriate, on a timely basis, TMTG’s business and competitive position may be affected adversely. Many companies are devoting significant resources to developing patents that could potentially affect many aspects of TMTG’s business. There are numerous patents that broadly claim means and methods of conducting business on the internet. TMTG has not exhaustively searched patents relative to TMTG’s technology. TMTG may be accused of infringing certain of these patents. In addition, other parties may assert infringement or unfair competition, or other intellectual property claims against TMTG that could relate to any aspect of TMTG’s technology, business processes, branding, merchandizing, and marketing activities or TMTG’s intellectual property rights. TMTG cannot predict whether third parties will assert claims of infringement against it, the subject matter of any of these claims or whether these assertions or prosecutions will adversely affect TMTG’s business. If TMTG is forced to defend itself against any of these claims, whether they are with or without merit or are determined in TMTG’s favor, TMTG may face costly litigation, diversion of technical and management personnel, inability to use TMTG’s current branding or website technology or inability to market TMTG’s service or merchandise TMTG’s products. As a result of a dispute, TMTG may have to develop non-infringing technology, rebrand, enter into royalty or licensing agreements, adjust TMTG’s merchandizing or marketing activities or take other action to resolve the claims. These actions, if required, may be unavailable on terms acceptable to TMTG, costly or unavailable.

If TMTG is unable to protect TMTG’s domain names, TMTG’s reputation and brand could be affected adversely.
TMTG may hold various domain names relating to TMTG’s brand, including TMTGcorp.com and Truthsocial.com. Failure to protect TMTG’s domain names could affect adversely TMTG’s reputation and brand and make it more difficult for users to find TMTG’s website and TMTG’s service. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States may change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, TMTG may be unable to acquire or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. TMTG may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon, or otherwise decrease the value of TMTG’s trademarks and other proprietary rights.
In the future, TMTG may be involved in numerous class action lawsuits and lawsuits and disputes that are expensive and time consuming, and, if resolved adversely, could harm TMTG’s business, financial condition or results of operations.
In addition to intellectual property and licensing claims, TMTG may also be involved in numerous other lawsuits, many of which typically include claims for statutory damages, including putative class action lawsuits brought by users and claims brought by contractual counterparties such as vendors, current or former employees, convertible noteholders or advertising partners, or by stockholders, many of which claim statutory damages. Recent putative class action complaints against other companies in TMTG’s industry have included claims for violations of the Electronic Communications Privacy Act, 18 U.S.C. §§ 1030, the Computer Fraud and Abuse Act, 18 U.S.C. § 1030, The California Invasion of Privacy Act, Cal. Penal Code § 631, the California Unfair Competition Law, Business and Professions Code §§ 17200, et seq., the New York General Business Law §§ 349, et seq., and tort claims for negligence, invasion of privacy, intrusion upon seclusion, larceny/receipt of stolen property, conversion, and unjust enrichment. In fact, TMTG anticipates that TMTG will continue to be a target for numerous lawsuits in the future, and that prospective or actual litigation involving TMTG may generate significant negative attention. If TMTG is able to build an expansive user base, the plaintiffs in class action cases filed against TMTG typically will claim enormous monetary damages even if the alleged per-user harm is small or non-existent. Any litigation to which TMTG may in the future be a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or TMTG may decide to settle lawsuits on similarly unfavorable terms. Any such negative outcome could result in payments of substantial monetary damages or fines, or changes to TMTG’s products or business practices, and accordingly TMTG’s business, financial condition, or results of operations could be materially and adversely affected. However, defending any future claims may be costly and can impose a significant burden on management and employees, and TMTG may receive unfavorable preliminary or interim rulings in the course of litigation, which could adversely affect the market price of TMTG common stock. There can be no assurances that a favorable final outcome will be obtained in any cases in the future.
President Donald J. Trump has significant influence over key decision making as a result of his control of a significant portion of TMTG’s voting stock.
As of June 10, 2024, President Donald J. Trump beneficially owns approximately 64.9% of the voting power of the outstanding TMTG common stock. As a result, President Donald J. Trump has the ability to significantly influence the outcome of matters submitted to TMTG’s stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of the TMTG’s assets. In the event that President Donald J. Trump controls the TMTG Board at the time of his death, control may be transferred to a person or entity that he designates as his successor. As a stockholder, even a controlling stockholder, President Donald J. Trump is entitled to vote his shares in his own interests, which may not always be in the interests of TMTG’s stockholders generally.
TMTG cannot be certain that additional financing will be available on reasonable terms when required, or at all.
From time to time, TMTG may need additional financing. TMTG’s ability to obtain additional financing, if and when required, will depend on investor demand, TMTG’s operating performance, the condition of the capital markets, and other factors. If TMTG raises additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of the TMTG common stock and TMTG’s existing stockholders may experience dilution. Certain financial-industry service providers have expressed, or may be reasonably expected to express, an unwillingness or reluctance to work on TMTG’s products or provide services due to TMTG’s connection with President Donald J. Trump. Similarly, to the extent TMTG needs to raise additional capital, TMTG will need to engage with investment bankers and investors and it is possible that some will not want to engage with TMTG for similar reasons. Hostility from financial institutions could adversely affect TMTG’s ability to obtain banking services, including additional financing on reasonable terms when required, or at all, which could adversely affect TMTG’s business and financial results.
TMTG’s costs may grow more quickly than TMTG’s revenue, harming TMTG’s business and profitability.
TMTG expects its expenses to continue to increase in the future as it broadens its user base, as users increase the number of connections and amount of data they share with us, as TMTG develops and implements new product features that require more computing infrastructure, and as TMTG hires additional employees. TMTG expects to incur increasing costs, in particular for servers, storage, power, and data centers, to support TMTG’s anticipated future growth. TMTG expects to continue to invest in TMTG’s infrastructure in order to provide TMTG’s products rapidly and reliably to all users around the world, including in countries where TMTG does not expect significant short-term monetization. TMTG’s expenses may be greater than TMTG anticipates, and TMTG’s investments to make TMTG’s business and TMTG’s technical infrastructure more efficient may not be successful. In addition, TMTG may increase marketing, sales, and other operating expenses in order to grow and expand TMTG’s operations and to remain competitive. Increases in TMTG’s costs may adversely affect TMTG’s business and profitability.
TMTG’s business is dependent on its ability to maintain and scale TMTG’s technical infrastructure, and any significant disruption in TMTG’s service could damage TMTG’s reputation, result in a potential loss of users and engagement, and adversely affect TMTG’s financial results.
TMTG’s reputation and ability to attract, retain and serve TMTG’s users is dependent upon the reliable performance of Truth Social and TMTG’s underlying technical infrastructure. TMTG’s systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages or service disruptions that could be harmful to TMTG’s business. If Truth Social is unavailable when users attempt to access it, or if it does not load as quickly as they expect, users may not return to TMTG’s website as often in the future, or at all. As TMTG’s user base and the amount and types of information shared on Truth Social continue to grow, TMTG will need an increasing amount of technical infrastructure, including network capacity, and computing power, to continue to satisfy the needs of TMTG’s users. It is possible that TMTG may fail to effectively scale and grow TMTG’s technical infrastructure to accommodate these increased demands. In addition, as stated above, TMTG’s business is subject to interruptions, delays, or failures resulting from earthquakes, other natural disasters, terrorism, or other catastrophic events.
A substantial portion of TMTG’s network infrastructure will be provided by third parties. Any disruption or failure in the services TMTG receives from these providers could harm TMTG’s ability to handle new or increased traffic and could significantly harm TMTG’s business. Any financial or other difficulties these providers face may adversely affect TMTG’s business, and TMTG exercise little control over these providers, which increases TMTG’s vulnerability to problems with the services they provide.
TMTG’s software is highly technical, and if it contains undetected errors, TMTG’s business could be adversely affected. TMTG’s business and operating results may be harmed by a disruption in TMTG’s service, or by TMTG’s failure to timely and effectively scale and adapt TMTG’s existing technology and infrastructure.
One of the reasons people will come to Truth Social is for real-time information. TMTG in the future may experience service disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, hardware failure, capacity constraints due to an overwhelming number of people accessing TMTG’s products and services simultaneously, computer viruses and denial of service or fraud or security attacks. Although TMTG will invest significantly to improve the capacity, capability, and reliability of TMTG’s infrastructure, TMTG cannot guarantee that TMTG will serve all traffic equally through data centers that support TMTG’s platform. Accordingly, in the event of a significant issue at a data center supporting significant network traffic, some of TMTG’s products and services may become inaccessible to the public or the public may experience difficulties accessing TMTG’s products and services. Any disruption or failure in TMTG’s infrastructure could hinder TMTG’s ability to handle existing or increased traffic on TMTG’s platform, which could significantly harm TMTG’s business.

As the number of TMTG’s users increases and TMTG’s users generate more content, including photos and videos hosted by Truth Social, TMTG may be required to expand and adapt TMTG’s technology and infrastructure to continue to reliably store, serve and analyze this content. It may become increasingly difficult to maintain and improve the performance of TMTG’s products and services, especially during peak usage times, as TMTG’s products and services become more complex and TMTG’s user traffic increases. In addition, because TMTG may lease TMTG’s data center facilities, TMTG cannot be assured that TMTG will be able to expand TMTG’s data center infrastructure to meet user demand in a timely manner, or on favorable economic terms. If TMTG users are unable to access Truth Social or TMTG is not able to make information available rapidly on Truth Social, users may seek other channels to obtain the information, and may not return to Truth Social or use Truth Social as often in the future, or at all. This would negatively impact TMTG’s ability to attract users and advertisers and increase engagement of TMTG’s users. TMTG expects to continue to make significant investments to maintain and improve the capacity, capability, and reliability of TMTG’s infrastructure. To the extent that TMTG does not effectively address capacity constraints, upgrade TMTG’s systems as needed and continually develop TMTG’s technology and infrastructure to accommodate actual and anticipated changes in technology, TMTG’s business and operating results may be harmed.
TMTG’s products may incorporate software that is highly technical and complex. TMTG’s software may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors in TMTG’s software code may only be discovered after the code has been released. Any errors, bugs, or vulnerabilities discovered in TMTG’s code after release could result in damage to TMTG’s reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect TMTG’s business and financial results.
TMTG cannot assure you that TMTG will effectively manage its growth. If TMTG fails to effectively manage its growth, TMTG’s business and operating results could be harmed.
TMTG may experience rapid growth in TMTG’s headcount and operations, which will place significant demands on TMTG’s management and operational and financial infrastructure. TMTG intends to make substantial investments to expand TMTG’s operations, research and development, sales and marketing and general and administrative organizations, as well as TMTG’s international operations. TMTG may face significant competition for employees, particularly engineers, designers and product managers, from other internet and high-growth companies, which include both publicly-traded and privately-held companies, and TMTG may not be able to hire new employees quickly enough to meet TMTG’s needs. To attract highly skilled personnel, TMTG believes it will need to offer highly competitive compensation packages. As TMTG continues to grow, TMTG may be subject to the risks of over-hiring, over-compensating TMTG’s employees and over- expanding TMTG’s operating infrastructure, and to the challenges of integrating, developing, and motivating a rapidly growing employee base in various countries around the world. In addition, TMTG may not be able to innovate or execute as quickly as a smaller, more efficient organization. If TMTG fails to effectively manage TMTG’s hiring needs and successfully integrate TMTG’s new hires, TMTG’s efficiency and ability to meet TMTG’s forecasts and TMTG’s employee morale, productivity and retention could suffer, and TMTG’s business and operating results could be adversely affected.
The growth and expansion of TMTG’s business and products create significant challenges for TMTG’s management, operational, and financial resources, including managing multiple relations with users, advertisers, platform developers, and other third parties. In the event of continued growth of TMTG’s operations or in the number of TMTG’s third-party relationships, TMTG’s information technology systems or TMTG’s internal controls and procedures may not be adequate to support TMTG’s operations. In addition, some members of TMTG’s Management Team do not have significant experience managing a large global business operation, so TMTG’s Management Team may not be able to manage such growth effectively. To effectively manage TMTG’s growth, TMTG must continue to improve TMTG’s operational, financial, and management processes and systems and to effectively expand, train, and manage TMTG’s employee base. As TMTG’s organization continues to grow, and TMTG is required to implement more complex organizational management structures, TMTG may find it increasingly difficult to maintain the benefits of TMTG’s corporate culture, including TMTG’s ability to quickly develop and launch new and innovative products. This could negatively affect TMTG’s business performance.

Computer malware, viruses, hacking, and phishing attacks, and spamming could harm TMTG’s business and results of operations. Spam could diminish the user experience on TMTG’s platform, which could damage TMTG’s reputation and deter TMTG’s current and potential users from using TMTG’s products and services.
Computer malware, viruses, hacking, and phishing attacks have become more prevalent in TMTG’s industry and may occur on TMTG’s systems in the future. Because of TMTG’s prominence, and the prominence and involvement of President Donald J. Trump in TMTG, TMTG believes that TMTG is a particularly attractive target for such attacks. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of TMTG’s products and technical infrastructure to the satisfaction of TMTG’s users may harm TMTG’s reputation and TMTG’s ability to retain existing users and attract new users.
“Spam” on Truth Social refers to a range of abusive activities that are prohibited by TMTG’s terms of service and is generally defined as unsolicited, repeated actions that negatively impact other users with the general goal of drawing user attention to a given account, site, product or idea. This includes posting large numbers of unsolicited mentions of a user, duplicating content, misleading links (e.g., to malware or click- jacking pages) or other false or misleading content, and aggressively following and un-following accounts, adding users to lists, sending invitations, retruthing and favoriting content to inappropriately attract attention. TMTG’s terms of service also prohibit the creation of serial or bulk accounts, using automation, for disruptive or abusive purposes, such as to truth spam or to artificially inflate the popularity of users seeking to promote themselves on Truth Social. Although TMTG will continue to invest resources to reduce spam on Truth Social, TMTG expects spammers will continue to seek ways to act inappropriately on TMTG’s platform. In addition, TMTG expects that increases in the number of users on TMTG’s platform will result in increased efforts by spammers to misuse TMTG’s platform. TMTG cannot guarantee you that TMTG will successfully and continuously combat spam, including by suspending or terminating accounts TMTG believes to be spammers and launching algorithmic changes focused on curbing abusive activities. TMTG’s actions to combat spam require the diversion of significant time and focus of TMTG’s engineering team from improving TMTG’s products and services. If spam increases on Truth Social, this could hurt TMTG’s reputation for delivering relevant content or reduce user growth and user engagement and result in continuing operational cost to us.
In addition, spammers attempt to use TMTG’s products to send targeted and untargeted spam messages to users, which may embarrass or annoy users and make Truth Social less user-friendly. TMTG cannot be certain that the technologies and employees tasked with defeating spamming attacks will be able to eliminate all spam messages from being sent on TMTG’s platform. As a result of spamming activities, TMTG’s users may use Truth Social less or stop using TMTG’s products altogether.
Misleading solicitations and digital advertisements, including solicitations that are unaffiliated with TMTG, could harm TMTG’s credibility or reputation.
Third-party Truth Social advertisers may seek to express or imply the endorsement of TMTG or President Donald J. Trump in circumstances where no such endorsement exists. People may solicit customers to Truth Social, or purport to solicit customers to Truth Social, without TMTG’s knowledge and may even get paid in the process. The fundraising committee of a U.S. Senator’s campaign has sent several email solicitations which claim to be an exclusive opportunity to sign up for a “brand-new social site” launched by President Donald J. Trump. The email solicitations specifically urge their recipients to join Truth Social with the message, “please don’t be the reason Trump’s social site fails.” Misleading solicitations could adversely impact TMTG’s user base, which may find them undesirable. It is possible that there are or will be more misleading advertisements or solicitations claiming affiliation with TMTG. If these misleading solicitations and ads damage the reputation of TMTG or the desire of people to use Truth Social, TMTG’s results of operations may be adversely affected.
Bot networks could disrupt Truth Social’s operations or degrade the Truth Social’s user experience.
Bots-software applications that are programmed to do certain tasks and imitate the behavior of humans-often attempt to proliferate on social media networks. TMTG prioritizes preventing, detecting, and eliminating bots from Truth Social. If these efforts are unsuccessful, bots could pose significant challenges to the smooth technical operation of the platform, impact the accuracy of certain data that TMTG may collect regarding user statistics, or degrade Truth Social’s user experience, which seeks to promote genuine interaction among humans.

TMTG plans to expand its operations abroad where TMTG has limited operating experience and may be subject to increased business and economic risks that could affect TMTG’s financial results.
TMTG plans to continue expanding TMTG’s business operations by offering TMTG’s products around the globe. TMTG has recently entered new international markets where TMTG has limited or no experience in marketing, selling, and deploying TMTG’s products. If TMTG fails to deploy or manage its operations in international markets successfully, its business may suffer. In addition, TMTG is subject to a variety of risks inherent in doing business internationally, including:
•	political, social, or economic instability;
•	risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy, and unexpected changes in laws, regulatory requirements, and enforcement;
•	potential damage to TMTG’s brand and reputation due to compliance with local laws, including potential censorship or requirements to provide user information to local authorities;
•	fluctuations in currency exchange rates;
•	higher levels of credit risk and payment fraud;
•	enhanced difficulties of integrating any foreign acquisitions;
•	burdens of complying with a variety of foreign laws;
•	reduced protection for intellectual property rights in some countries;
•	difficulties in staffing and managing global operations and the increased travel, infrastructure, and legal compliance costs associated with multiple international locations;
•	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and similar laws in other jurisdictions; and
•	compliance with statutory equity requirements and management of tax consequences.
If TMTG is unable to manage the complexity of its global operations successfully, its financial results could be adversely affected.
TMTG plans to make acquisitions that could require significant management attention, disrupt its business, new capital, result in dilution to its stockholders, and adversely affect its financial results.
As part of its business strategy, TMTG intends to make acquisitions to add specialized employees, complementary companies, products, or technologies. As such, TMTG is, and will continue from time to time, evaluating certain acquisitions of business and technologies as part of its long-term strategy. However, TMTG has not made any such strategic acquisitions to date. As a result, its ability to successfully acquire and integrate larger or more significant companies, products, or technologies is unproven. In the future, TMTG may not be able to find other suitable acquisition candidates, and TMTG may not be able to complete acquisitions on favorable terms, if at all. TMTG’s future acquisitions may not achieve its goals, and any future acquisitions that TMTG completes could be viewed negatively by users, developers, advertisers, or investors. In addition, if TMTG fails to successfully integrate any acquisitions, or the technologies associated with such acquisitions, into Truth Social, or any future product offerings, the revenue and operating results of TMTG could be adversely affected. Any integration process may require significant time and resources, and TMTG may not be able to manage the process successfully. TMTG may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. TMTG may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect TMTG’s financial results. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to TMTG’s stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede TMTG’s ability to manage TMTG’s operations.

TMTG may be subject to greater risks than typical social media platforms because of the focus of its offerings and the involvement of President Donald J. Trump. These risks include active discouragement of users, harassment of advertisers or content providers, increased risk of hacking of TMTG’s platform, lesser need for Truth Social if First Amendment speech is no longer believed to be suppressed by other similar platforms, criticism of Truth Social for its moderation practices, and increased stockholder suits.
TMTG is aware that big tech platforms, such as YouTube, “de-monetize” certain content because they disagree with its message. There have been numerous calls to ban or encourage advertisers to boycott content providers who express or permit views contrary to the prevailing narrative. It is likely that these same people calling for boycotts will seek to do the same for companies that may advertise on Truth Social. To the extent these calls are successful, or the mere threat of them sufficient, to prevent advertisers from appearing on TMTG’s platform, TMTG may not generate the revenues TMTG anticipates and the price of TMTG’s stock could decline as a result.
To foster a flourishing digital public forum, TMTG seeks to prevent illegal and other prohibited content from contaminating its platform. In accordance with Truth Social’s terms of service, illegal and prohibited content includes, but is not limited to, depictions or threats of violence, harassment, incitement of or threats of physical harm. Using human moderators and an artificial intelligence vendor known as HIVE, Truth Social has developed what TMTG believes is a robust, fair, and viewpoint-neutral moderation system and that its moderation practices are consistent with, and indeed help facilitate, TMTG’s objective of maintaining “a public, real-time platform where any user can create content, follow other users, and engage in an open and honest global conversation without fear of being censored or cancelled due to their political viewpoints.” However, there is a risk that TMTG’s moderation practices will be criticized as inconsistent with its promotion of free-speech principles or may result in inadvertent violations of Truth Social’s terms of use as Truth Social’s user base increases and becomes increasingly more challenging to moderate adherence to such terms. To the extent that TMTG is unable to prevent illegal or other prohibited content from appearing on the Truth Social platform, users and/or advertisers may find the Truth Social platform less appealing, which could have an adverse effect on TMTG’s ability to attract grow its advertisers and user base, negatively impacting TMTG’s revenues and jeopardizing Truth Social’s access to the Apple and Google Play stores, the latter of which delayed its initial approval of the app due to alleged violations of Google’s content-moderation policies.
In July 2023, U.S. District Court Judge Terry Doughty issued a preliminary injunction barring numerous federal officials and agencies - including Surgeon General Vivek Murthy, Health and Human Services Secretary Xavier Becerra, White House press secretary Karine Jean-Pierre and all employees of the Justice Department and FBI — from having any contact with social media firms for the purpose of discouraging or removing First Amendment-protected speech. The judge’s decision cites a wide range of topics that he found “were suppressed” on social media at the urging of administration officials, including opposition to COVID-19 vaccines, masking, lockdowns and the lab-leak theory; opposition to President Biden’s and other officials’ policies; and the statements supporting the authenticity of the contents of a laptop abandoned by President Biden’s son, Hunter Biden, at a Delaware computer shop. (On October 20, 2023, the United States Supreme Court stayed Judge Doughty’s injunction, as modified by the United States Court of Appeals for the Fifth Circuit, pending a forthcoming Supreme Court ruling in this matter.) The United States Supreme Court heard oral arguments on the case on March 18, 2024. To the extent that Judge Doughty’s opinion signals increasing judicial enforcement of free speech rights against big tech tyrants otherwise inclined to suppress them, such enforcement could reduce Truth Social’s comparative advantage. All social media sites are subject to risks of hackers or people who try to disrupt their operations and post false or malicious information or make it seem as if innocent third persons are posting such information. Such people may also try to steal personal information about TMTG’s users. TMTG believes it will be subject to greater risks in this regard than other social media companies currently are. Accordingly, TMTG will have to spend more money to build more robust security to protect against these attacks. There can be no assurance that these efforts will be successful. Any increase of expenditures to protect against attacks will increase TMTG’s expense and thus, decrease its ability to achieve and remain profitable. In the event these attacks are successful, TMTG will have to devote resources to correct problems as well as possibly pay damages to its users for losses they suffer.

TMTG is a Delaware corporation which allows TMTG’s stockholders certain rights under Delaware law to information and to make inquiries of the TMTG Board. It is possible that people will invest in TMTG’s common stock simply with the intention to see such information and disrupt TMTG’s Management Team’s attention on TMTG’s business. The costs of these matters will increase TMTG’s expenses and thus decrease TMTG’s ability to achieve profitability and remain profitable.
TMTG depends on numerous third-parties to operate successfully, and many of these third parties may not want to engage with TMTG to provide any services. This may limit TMTG’s ability to operate, raise capital, or generate revenue.
To operate successfully, TMTG relies on third parties to provide services such as web hosting, content monitoring and technology development. TMTG also partners with third parties to provide various non-technical business services, and generates revenue from third-party advertisers who place advertisements on Truth Social via TMTG’s advertising partners. To date, several potential third-party partners have expressed an unwillingness or reluctance to work on TMTG’s products or provide services for reasons including TMTG’s connection with President Donald J. Trump. To the extent TMTG needs to raise additional capital or generate additional advertising revenue, TMTG will need to engage with investment bankers, investors, or prospective advertisers, and it is possible that some third parties will refuse to engage with TMTG. For example, it was widely reported that at least one of the initial investors of Digital World sold their stock rather than invest in a company associated with President Donald J. Trump. If TMTG is unable to successfully engage third parties, TMTG’s ability to develop and improve its products, raise additional capital, or generate advertising revenue will be limited. Additionally, if current technical or non-technical service providers discontinue an existing relationship with TMTG, such discontinuity could disrupt or cause inconvenience to TMTG’s business operations until replacement service providers are identified and engaged.
Risks Related to President Donald J. Trump
TMTG’s success depends in part on the popularity of its brand and the reputation and popularity of President Donald J. Trump. The value of TMTG’s brand may diminish if the popularity of President Donald J. Trump were to suffer. Adverse reactions to publicity relating to President Donald J. Trump, or the loss of his services, could adversely affect TMTG’s revenues, results of operations and its ability to maintain or generate a consumer base.
While TMTG believes there is sufficient demand for a true free speech platform, the image, reputation, popularity and talent of President Donald J. Trump will be important factors to its success. According to The Hill-HarrisX polls, only one-third of voters surveyed said they would use a social media site associated with President Donald J. Trump. In addition, according to a survey published in The New York Post, only 61% of Republicans would use the Truth Social platform “a lot” or “some” of the time. In order to be successful, TMTG will need millions of those people to register and regularly use TMTG’s platform. If President Donald J. Trump becomes less popular or there are new controversies that damage his credibility or the desire of people to use a platform associated with him, and from which he will derive financial benefit, TMTG’s results of operations could be adversely affected.
The death, incarceration, or incapacity of President Donald J. Trump, or discontinuation or limitation of his relationship with TMTG, would negatively impact TMTG’s business.
TMTG is highly dependent on the popularity and presence of President Donald J. Trump, its largest stockholder. President Donald J. Trump has a significant influence on TMTG’s business plan. TMTG believes President Donald J. Trump’s reputation and relationships are a critical element to the success of TMTG’s business. TMTG’s future success will depend, to a significant extent, upon the continued presence and popularity of President Donald J. Trump. If President Donald J. Trump were to discontinue his relationship with TMTG due to death, disability, criminal conviction, incarceration, or any other reason, or limit his involvement with TMTG due to his ongoing candidacy for political office, TMTG would be significantly disadvantaged.
President Donald J. Trump is the subject of numerous legal proceedings, the scope and scale of which are unprecedented for a former President of the United States and current candidate for that office. An adverse outcome in one or more of the ongoing legal proceedings in which President Donald J. Trump is involved could negatively impact TMTG and its Truth Social platform.
On September 21, 2022, the Attorney General of the State of New York-who pledged to pursue President Donald J. Trump even before taking office-launched a civil suit against President Donald J. Trump and affiliated individuals and entities. Included among these affiliated entities was The Trump Organization. Donald J. Trump, Jr., who is a TMTG director, is the Executive Vice President of The Trump Organization.
The suit alleged business fraud relating to misrepresentations in the preparation of President Donald J. Trump’s annual statements of financial condition in the years 2011 through 2021. President Donald J. Trump had previously been held in civil contempt in April 2022 for failing to comply with a subpoena for documents during the course of the New York Attorney General’s investigation related to these charges. In June 2023, a New York appeals court narrowed the fraud case, the trial for which commenced in October 2023 and closing oral arguments were concluded on January 11, 2024. New York Supreme Court Justice Arthur Engoron, in a Decision and Order dated February 16, 2024, held President Donald J. Trump and defendants liable under the following five causes of action. Specifically, (i) for repeatedly and persistently falsifying business records, thus violating Executive Law § 63(12) and New York Penal Law 175.05; (ii) for conspiracy to falsify business records; (iii) for repeatedly and persistently issuing false financial statements, thus violating Executive Law § 63(12) and New York Penal Law 175.45; (iv) for repeatedly and persistently committing insurance fraud in violation of Executive Law § 63(12) and New York Penal Law 176.05; and (v) for conspiracy to commit insurance fraud. The court ordered President Donald J. Trump and defendants to pay approximately $354,868,768 in aggregate disgorgement of ill-gotten gains, including $168,040,168 with pre-judgment interest from March 4, 2019; $126,828,600, with pre-judgment interest from May 11, 2022, and $60,000,000, with pre-judgment interest from June 26, 2023. The trial court enjoined President Donald J. Trump, among others, from serving as an officer or director of any New York corporation or other legal entity in New York for a period of three years, and from applying for loans from any financial institution chartered by or registered with the New York Department of Financial Services for a period of three years. However, the foregoing injunctions were subsequently stayed pending appeal.
In its February 16, 2024 ruling, the court ordered Judge Barbara Jones (ret.) to continue in her role as an Independent Monitor, tasked with overseeing the Trump Organization’s financial disclosures to any third parties and any transfer or other dissipation of assets, for a period of no less than three years following the ruling. In addition to the continued monitorship, the court also ordered that an Independent Director of Compliance be installed at the Trump Organization, who will be responsible for ensuring good financial and accounting practices, will establish internal written protocols for financial reporting, and will also approve any financial disclosures to third parties in advance of submission.
On March 30, 2023, the Manhattan District Attorney indicted President Donald J. Trump on 34 counts of falsifying business records in the first degree under the New York State Penal Law, in connection with a so-called “hush money” payment made before the 2016 presidential election. On May 30, 2024, President Trump was found guilty on all 34 counts. Sentencing has been scheduled for July 11, 2024.
On May 9, 2023, a jury found President Donald J. Trump liable for both battery and defamation against E. Jean Carroll, and Ms. Carroll was awarded $5 million in total damages for both claims (the latter of which arose from a 2022 post by President Donald J. Trump on Truth Social). The jury also determined that Ms. Carroll did not prove, by a preponderance of the evidence, that President Donald J. Trump raped her. On July 19, 2023, a federal district court judge denied President Donald J. Trump’s request for a new trial and/or reduction in damages. President Donald J. Trump appealed, and a panel of the U.S. Court of Appeals heard oral arguments on October 23, 2023. On January 26, 2024, following a second civil trial in the U.S. District Court for the Southern District of New York, Ms. Carroll was awarded an additional $83.3 million in connection with statements made by President Donald J. Trump in 2019. On February 7, 2024, the judge denied President Donald J. Trump’s motion for a mistrial. An appeal is pending. President Donald J. Trump’s countersuit against Ms. Carroll for defamation was dismissed on August 7, 2023.
On June 8, 2023, President Donald J. Trump was indicted on 37 federal charges, including willful retention of national defense information related to documents seized during an FBI raid at Mar-a-Lago in August 2022. The indictment did not address President Donald J. Trump’s authority with respect to such information under the Presidential Records Act, and President Donald J. Trump pleaded not guilty to all 37 charges. On July 27, 2023, a superseding indictment added three additional charges against President Donald J. Trump. A trial in the U.S. District Court for the Southern District of Florida had been scheduled to begin on May 20, 2024, but was indefinitely postponed on May 7, 2024.
On August 1, 2023, President Donald J. Trump was indicted on four (4) federal charges-conspiracy to violate rights, conspiracy to defraud the government, and one count each of obstructing an official proceeding and conspiring to do so-in connection with the 2020 election and events related to the certification thereof on January 6, 2021. President Donald J. Trump pleaded not guilty, and a trial in the U.S. District Court for the District of Columbia was previously scheduled to begin on March 4, 2024. However, in light of an ongoing appeal, that trial date was vacated on February 2, 2024. On December 1, 2023, the U.S. District Court for the District of Columbia ruled that President Donald J. Trump was not immune from prosecution in this matter, which was affirmed by a panel of the U.S. Court of Appeals for the D.C. Circuit on February 6, 2024. The U.S. Supreme Court agreed to decide the immunity issue and heard oral arguments on April 25, 2024; a decision is pending as of June 4, 2024. Separately, on December 1, 2023, the U.S. Court of Appeals for the District of Columbia Circuit ruled that President Donald J. Trump is not immune from certain civil claims in connection with the events of January 6, 2021.
On August 14, 2023, President Donald J. Trump and 18 co-defendants were indicted on state racketeering charges brought by the district attorney in Fulton County, Georgia in connection with the aftermath of the 2020 election. In September and October 2023, four of President Donald J. Trump’s co-defendants pleaded guilty. President Donald J. Trump pleaded not guilty. In November 2023, the prosecutor requested an August 5, 2024 trial date. On January 25, 2024, President Donald J. Trump filed a motion to join a co-defendant’s motion to dismiss the grand jury indictment and disqualify the district attorney. On March 13, 2024, the judge dismissed three counts against President Trump. On March 15, 2024, the judge declined to disqualify the district attorney, provided that a special prosecutor with whom she had a romantic relationship left the case. President Donald J. Trump and several of his co-defendants have filed an appeal and are continuing to seek the district attorney's disqualification. The Georgia Court of Appeals has tentatively scheduled oral argument of the appeal for October 4, 2024, and no trial date for President Donald J. Trump has been set.
The foregoing does not purport to be an exhaustive list of legal proceedings in which President Donald J. Trump is or has been involved. In June 2016, USA Today published an analysis of litigation involving President Donald J. Trump, which found that over the previous three decades President Donald J. Trump and his businesses had been involved in at least 3,500 legal cases in U.S. federal and state courts. Of the approximately 3,500 suits, President Donald J. Trump or one of his companies were plaintiffs in 1,900; defendants in 1,450; and bankruptcy, third party, or other in 150. President Donald J. Trump was named personally in at least 169 suits in federal court. Over 150 other cases were in the Seventeenth Judicial Circuit Court of Florida (covering Broward County, Florida) since 1983. In the 1,300 cases where the record establishes the outcome, President Donald J. Trump settled 175 times, lost 38, won 450, and had another 137 cases end with some other outcome. In the other 500 cases, judges dismissed plaintiffs’ claims against President Donald J. Trump. However, you should not rely on or infer any trends based on the disposition of such prior cases against President Donald J. Trump as no assurance can be given regarding the results of the pending legal proceedings.
Although TMTG is not a party to any of the above-referenced matters, TMTG cannot predict what effect, if any, an adverse outcome to such matters, or even their continued existence, may have on President Donald J. Trump’s personal reputation and TMTG’s business or prospects.
A publicly-traded entity controlled by President Donald J. Trump has previously been subject to a cease and desist order issued by the Securities and Exchange Commission.
On January 16, 2002, the SEC issued a cease and desist order against Trump Hotels & Casino Resorts, Inc. (“THCR”) for violations of the anti-fraud provisions of the Exchange Act. As discussed in more detail in the SEC Release No. 45287, on October 25, 1999, THCR had issued a press release announcing its results for the third quarter of 1999 (the “Earnings Release”). To announce those results, the Earnings Release used a net income figure that differed from net income calculated in conformity with U.S. GAAP. Using that non-GAAP figure, the Earnings Release touted THCR’s purportedly positive operating results for the quarter and stated that the Company had beaten analysts’ earnings expectations. The Earnings Release was materially misleading because it created the false and misleading impression that THCR had exceeded earnings expectations primarily through operational improvements, when in fact it had not. The Earnings Release expressly stated that the net income figure excluded a one-time charge. The undisclosed one-time gain was material, because it represented the difference between positive trends in revenues and earnings and negative trends in revenues and earnings, and the difference between exceeding analysts’ expectations and falling short of them. SEC stated that by knowingly or recklessly issuing a materially misleading press release, THCR violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. The SEC accepted THCR’s offer of settlement.

Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on its business and operating results and cause a decline in the price of TMTG common stock.
A number of companies that were associated with President Donald J. Trump have filed for bankruptcy. There can be no assurances that TMTG will not also become bankrupt.
Entities associated with President Donald J. Trump have filed for bankruptcy protection in the past. The Trump Taj Mahal, which was built and owned by President Donald J. Trump, filed for Chapter 11 bankruptcy in 1991. The Trump Plaza, the Trump Castle, and the Plaza Hotel, all owned by President Donald J. Trump at the time, filed for Chapter 11 bankruptcy in 1992. THCR, which was founded by President Donald J. Trump in 1995, filed for Chapter 11 bankruptcy in 2004. Trump Entertainment Resorts, Inc., the new name given to Trump Hotels & Casino Resorts after its 2004 bankruptcy, declared bankruptcy in 2009. While all of the foregoing were in different businesses than TMTG, there can be no guarantee that TMTG’s performance will exceed the performance of those entities.
A number of companies that had license agreements with President Donald J. Trump have failed. There can be no assurances that TMTG will not also fail.
Trump Shuttle, Inc., launched by President Donald J. Trump in 1989, defaulted on its loans in 1990 and ceased to exist by 1992. Trump University, founded by President Donald J. Trump in 2005, ceased operations in 2011 amid lawsuits and investigations regarding that company’s business practices. Trump Vodka, a brand of vodka produced by Drinks Americas under license from The Trump Organization, was introduced in 2005 and discontinued in 2011. Trump Mortgage, LLC, a financial services company founded by President Donald J. Trump in 2006, ceased operations in 2007. GoTrump.com, a travel site founded by President Donald J. Trump in 2006, ceased operations in 2007. Trump Steaks, a brand of steak and other meats founded by President Donald J. Trump in 2007, discontinued sales two months after its launch. While all these businesses were in different industries than TMTG, there can be no guarantee that TMTG’s performance will exceed the performance of these entities.
The terms of a license agreement with President Donald J. Trump is not terminable by TMTG when it may be desirable to TMTG. The license agreement does not require President Donald J. Trump to use Truth Social in certain circumstances.
The License Agreement includes a provision that obligates President Donald J. Trump to make any non-political social media post from any of his personal (i.e., non-business) accounts on Truth Social and to refrain from making the same post on another social media site for 6 hours (the “Exclusivity Obligation”). Thereafter, he is free to post on any site to which he has access. Thus, TMTG has limited time to benefit from his posts and followers may not find it compelling to use Truth Social to read his posts that quickly.
In addition, he may make any post that he deems, in his sole discretion, to be politically-related on any social media site at any time, regardless of whether that post originates from a personal account. As a candidate for president, most or all of President Donald J. Trump’s social media posts may be deemed by him to be politically related. Consequently, TMTG may lack any meaningful remedy if President Donald J. Trump minimizes his use of Truth Social.
President Donald J. Trump may terminate the Exclusivity Obligation upon thirty days prior written notice provided at any time on or after February 2, 2025. From and after termination of the Exclusivity Obligation, President Donald J. Trump must make reasonable, good faith efforts to contemporaneously post on Truth Social any non-political posts that he makes from a personal account to another social media platform. However, that obligation is also subject to the exception for posts that President Donald J. Trump deems, in his sole discretion, to be politically-related.
Under the License Agreement with President Donald J. Trump, neither the personal nor political conduct of President Donald J. Trump, even if such conduct could negatively reflect on TMTG’s reputation or brand or be considered offensive, dishonest, illegal, immoral, or unethical, or otherwise harmful to TMTG’s brand or reputation, will be considered a breach of the license agreement. TMTG expressly acknowledges the controversial nature of being associated with President Donald J. Trump and the possibility of any associated controversies affecting TMTG adversely.

TMTG Sub may not terminate the License Agreement based on the personal or political conduct of President Donald J. Trump, even if such conduct could negatively reflect on TMTG’s reputation or brand or be considered offensive, dishonest, illegal, immoral, or unethical, or otherwise harmful to TMTG’s brand or reputation. Further, TMTG Sub may be obligated to indemnify President Donald J. Trump for losses of any type that relate in any way to the License Agreement, including any such losses attributable to President Donald J. Trump’s own offensive, dishonest, illegal, immoral, unethical or otherwise harmful conduct.
Risks Related to Ownership of TMTG common stock
The shares of Common Stock being offered in this prospectus represent a substantial percentage of our outstanding common stock, and the sales of such shares, or the perception that these sales could occur, could cause a significant decline in the trading price of our Common Stock.
This prospectus relates to the offer and sale from time to time by the Selling Securityholders named in this prospectus or their permitted transferees of 146,108,680 shares of Common Stock, consisting of (a) 1,133,484 Placement Shares; (b) up to 14,316,050 Founder and Anchor Investors Shares; (c) 744,020 Conversion Shares; (d) 965,125 DWAC Compensation Shares; (e) 690,000 TMTG Compensation Shares; (f) 6,250,000 Alternative Financing Shares; (g) 7,116,251 Private Warrant Shares; (h) 143,750 Representative Shares; and (i) 114,750,000 President Trump Shares.
The number of shares of Common Stock being offered for resale in this prospectus exceeds the number of shares of Common Stock constituting our public float. The Resale Securities represent approximately 393% of our public float and approximately 82.6% of our outstanding shares of Common Stock as of June 4, 2024 (after giving effect to the issuance of shares of Common Stock upon exercise of the Warrants). Despite the sale of all Resale Securities by the Selling Securityholders, or the perception that these sales could occur, could depress the market price of our Common Stock. Even if our trading price were to trade significantly below $10.00 per share, the offering price for the units sold in the Digital World IPO, certain of the Selling Securityholders may still have an incentive to sell our Common Stock because they may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described in the preceding paragraph and the public trading price of our Common Stock. Despite the closing price being $45.49 per share as of June 4, 2024, ARC and the Selling Securityholders may still experience a positive rate of return on the shares purchased by them due to the lower price per share at which their shares were purchased as referenced above. While these Selling Securityholders may, on average, experience a positive rate of return based on the current market price, public stockholders may not experience a similar rate of return on the common stock they purchased if there is such a decline in price and due to differences in the purchase prices and the current market price. For example, based on the closing price of $45.49 per share on June 4, 2024, ARC and other Selling Securityholders may receive potential profits of up to $45.49 per share. The sale of the Resale Securities being offered pursuant to this prospectus, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Common Stock.
Nasdaq may delist TMTG’s securities from trading on its exchange, which could limit investors’ ability to make transactions in TMTG’s securities and subject TMTG to additional trading restrictions.
TMTG’s securities are currently listed on Nasdaq. However, TMTG cannot assure you that its securities will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, TMTG must maintain certain financial, distribution and stock price levels. Generally, TMTG must maintain a minimum number of holders of its securities (generally 400 public holders). Additionally, TMTG is required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, TMTG’s stock price would generally be required to be at least $4.00 per share and TMTG will be required to have a minimum of 400 public holders (with at least 50% of such round lot holders holding securities with a market value of at least $2,500) in order to remain listed on Nasdaq. TMTG cannot assure you that TMTG will be able to meet those requirements.
If Nasdaq delists TMTG’s securities from trading on its exchange and TMTG is not able to list its securities on another national securities exchange, TMTG expects its securities could be quoted on an over-the-counter market. If this were to occur, TMTG could face significant material adverse consequences, including:
•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;
•
a determination that TMTG’s Common Stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for TMTG’s securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The market price of TMTG’s Common Stock may decline as a result of the Business Combination.
The market price of TMTG’s Common Stock may decline as a result of the Business Combination for a number of reasons including if:
•	investors react negatively to the prospects of TMTG’s business;
•	the effect of the Business Combination on TMTG’s business and prospects is not consistent with the expectations of financial or industry analysts; or
•	TMTG does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.
TMTG has broad discretion in the use of the net proceeds post-Closing and may not use them effectively.
TMTG cannot specify with any certainty the particular uses of the net proceeds that TMTG received pursuant to the Business Combination. TMTG’s Management has broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and TMTG may spend or invest these proceeds in a way with which the stockholders disagree. The failure by TMTG’s Management to apply these funds effectively could harm TMTG’s business and financial condition. Pending their use, TMTG may invest the net proceeds from the offering in a manner that does not produce income or that loses value.
President Donald J. Trump will have the right to terminate the License Agreement if any products or services ever fail to satisfy the highest standards for quality and reputation unless such failure is cured immediately (but not later than 30 days) after notification, regardless of whether TMTG is listed on a public stock exchange.
The License Agreement provides that, if it is not sooner terminated, the term of the License Agreement will continue in perpetuity, except that it may be terminated by TMTG Sub for convenience or by President Donald J. Trump for a breach of TMTG Sub’s obligation to ensure that any products or services offered or marketed using President Donald J. Trump’s name or likeness meet the highest standards of quality and reputation if such breach is not cured immediately (but not later than 30 days) after notification.
TMTG may inadvertently trigger President Donald J. Trump’s right to terminate the License Agreement.
TMTG may inadvertently violate the foregoing requirement regarding quality and reputation, because that requirement is phrased in highly subjective terms, and it may not be practicable to cure any such violation within the 30-day period specified in the License Agreement.
President Donald J. Trump holds approximately 64.9% of the outstanding TMTG common stock, which control limits or precludes other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.
As of June 10, 2024, President Donald J. Trump beneficially owns approximately 64.9% of the voting power of the outstanding TMTG common stock, including 36,000,000 Earnout Shares. Accordingly, where a majority or plurality vote is required, as applicable, President Donald J. Trump will be able to determine the outcome of matters submitted to our stockholders for approval, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. President Donald J. Trump may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of TMTG, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of TMTG and might ultimately affect the value of TMTG common stock.
President Donald J. Trump will, as a controlling stockholder, be entitled to vote his shares in his own interests, which may not always be in the interests of TMTG’s stockholders generally.
An active market for TMTG’s securities may not develop, which would adversely affect the liquidity and price of TMTG’s securities.
The price of TMTG’s securities may vary significantly due to factors specific to TMTG as well as to general market or economic conditions. Furthermore, an active trading market for TMTG securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.
The market prices of TMTG’s Common Stock and Public Warrants have been and may continue to be extremely volatile, which could cause purchasers of TMTG’s securities to incur substantial losses.
The market prices and trading volume of TMTG's Common Stock have recently experienced, and may continue to experience, extreme volatility, which could cause purchasers of TMTG's Common Stock and Public Warrants to incur substantial losses. Since the closing of the Business Combination through June 4, 2024, TMTG's Common Stock has traded as low as $22.84 and as high as $66.22.
TMTG believes that the recent volatility and TMTG's current market prices reflect market and trading dynamics unrelated to TMTG's underlying business, or macro or industry fundamentals, and TMTG does not know how long these dynamics will last. Under the circumstances, investors in TMTG's Common Stock and Public Warrants are subject to the risk of losing all or a substantial portion of their investment.
Broad market and industry factors may materially harm the market price of TMTG's securities irrespective of TMTG's operating performance. The stock market in general and Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Company could depress TMTG's stock price regardless of TMTG's business, prospects, financial conditions or results of operations. A decline in the market price of TMTG's securities also could adversely affect TMTG's ability to issue additional securities and TMTG's ability to obtain additional financing in the future.
The trading prices of TMTG's Common Stock and Public Warrants depend on many factors, including those described in this “Risk Factors” section, many of which are beyond TMTG's control and may not be related to TMTG's operating performance. Any of the factors listed below could have a material adverse effect on investment in TMTG's Common Stock and Public Warrants, and TMTG's Common Stock and Public Warrants may trade at prices significantly below the price paid for them. In such circumstances, the trading prices of TMTG's Common Stock and Public Warrants may not recover and may experience a further decline. Factors affecting the trading price of TMTG's Common Stock and Public Warrants may include:
•	results of operations that vary from the expectations of securities analysts and investors;
•	results of operations that vary from TMTG’s competitors;
•	changes in expectations as to TMTG’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
•	declines in the market prices of stocks generally;
•	strategic actions by TMTG or its competitors;
•	announcements by TMTG or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;
•	announcements of estimates by third parties of actual or anticipated changes in the size of TMTG’s user base or the level of user engagement;
•	any significant change in TMTG’s Management Team;

•	changes in general economic or market conditions or trends in TMTG’s industry or markets;
•	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to TMTG’s business;
•
additional shares of TMTG securities being sold or issued into the market by TMTG or any of the existing stockholders or the anticipation of such sales, including if existing stockholders sell shares into the market when applicable “lock-up” periods end;

•	investor perceptions of the investment opportunity associated with TMTG common stock relative to other investment alternatives;
•	the public’s response to press releases or other public announcements by TMTG or third parties, including TMTG’s filings with the SEC;
•	litigation involving TMTG, TMTG’s industry, or both, or investigations by regulators into TMTG’s operations or those of TMTG’s competitors;
•	guidance, if any, that TMTG provides to the public, any changes in this guidance or TMTG’s failure to meet this guidance;
•	the development and sustainability of an active trading market for TMTG common stock;
•	actions by institutional or activist stockholders;
•	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies;
•	changes in accounting standards, policies, guidelines, interpretations or principles; and
•	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.
Many of these factors are beyond TMTG's control and may decrease the market price of the Common Stock, regardless of TMTG's operating performance. In addition, the price volatility may be greater if the public float and trading volume of TMTG Common Stock is low. TMTG cannot make any predictions or projections as to what the prevailing market price for the Common Stock will be at any time, including as to whether the Common Stock will sustain current market prices, or as to what effect that the sale of shares or the availability of the Common Stock for sale at any time will have on the prevailing market price. In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Common Stock. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board or OTC Pink, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. Security holders may be unable to sell their securities unless a market can be established or sustained.
In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. TMTG may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert TMTG's management's attention from other business concerns, which could seriously harm TMTG's business.
Because there are no current plans to pay cash dividends on TMTG common stock for the foreseeable future, you may not receive any return on investment unless you sell your TMTG common stock at a price greater than what you paid for it.
TMTG intends to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of TMTG’s Common Stock will be at the sole discretion of TMTG’s Board. The TMTG Board may take into account general and economic conditions, TMTG’s financial condition and results of operations, TMTG’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by TMTG to its stockholders or by its subsidiaries to it and such other factors as TMTG’s Board may deem relevant. As a result, you may not receive any return on an investment in TMTG common stock unless you sell your TMTG common stock for a price greater than that which you paid for it.

TMTG stockholders may experience significant dilution in the future.
The Amended Charter authorizes the issuance of 1,000,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) 999,000,000 shares of Common Stock, and (b) 1,000,000 shares of “blank check” preferred stock. There are currently approximately 862,299,417 million authorized but unissued shares of TMTG common stock available for issuance, which amount does not take into account shares reserved for issuance upon exercise of outstanding Warrants and TMTG Options. There are currently no shares of preferred stock issued and outstanding. TMTG may issue additional shares of common or preferred stock under the Equity Incentive Plan, in connection with the exercise of Warrants or as needed for working capital or other purposes. The issuance of additional shares of common or preferred stock:
•	may significantly dilute the equity interest of existing investors;
•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded TMTG’s Common Stock;
•	could cause a change in control if a substantial number of common stock is issued, which, among other things, could result in the resignation or removal of TMTG’s present Management Team; and
•	may adversely affect prevailing market prices for Common Stock and Warrants.
Warrants may be exercised for TMTG common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
DWAC issued 14,375,000 Public Warrants as part of its IPO and, on the IPO closing date, DWAC issued 566,742 Placement Warrants to ARC. The TMTG common stock issuable upon the exercise of our Warrants will result in dilution to the then existing TMTG stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of TMTG common stock and Public Warrants.
The Placement Warrants are identical to the warrants sold as part of the securities issued in DWAC’s IPO except that, so long as they are held by ARC or its permitted transferees, (i) they will not be redeemable by us, (ii) they may be exercised by the holders on a cashless basis, and (iii) they are subject to registration rights.
If securities or industry analysts do not publish research or reports about TMTG’s business, if they change their recommendations regarding TMTG common stock or if TMTG’s operating results do not meet their expectations, the TMTG common stock price and trading volume could decline.
The trading market for TMTG common stock will depend in part on the research and reports that securities or industry analysts publish about TMTG or its businesses. If no securities or industry analysts commence coverage of TMTG, the trading price for TMTG common stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover TMTG downgrade its securities or publish unfavorable research about its businesses, or if TMTG’s operating results do not meet analyst expectations, the trading price of TMTG common stock would likely decline. If one or more of these analysts cease coverage of TMTG or fail to publish reports on TMTG regularly, demand for TMTG’s Common Stock could decrease, which might cause TMTG’s common stock price and trading volume to decline.
Future sales, or the perception of future sales, by TMTG or its stockholders in the public market could cause the market price for TMTG’s common stock to decline.
The sale of shares of TMTG common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of TMTG common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for TMTG to sell equity securities in the future at a time and at a price that it deems appropriate.
In connection with the Merger, certain existing Private TMTG stockholders, who owned 59.7% shares of TMTG common stock following the Closing agreed, subject to certain exceptions, not to dispose of or hedge any of their shares of TMTG common stock or securities convertible into or exchangeable for shares of TMTG common stock during the period from the date of the Closing continuing through the earliest of: (i) the six-month anniversary of the Closing, (ii) the date on which the Closing price of TMTG common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (iii) such date on which TMTG completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of TMTG’s stockholders having the right to exchange their shares of TMTG common stock for cash, securities or other property.
In addition, the shares of TMTG common stock reserved for future issuance under the 2024 Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 7.5% of the fully diluted, and as converted, outstanding shares of TMTG common stock immediately following the Closing of the Merger, taking into account the Earnout Shares, are expected to be reserved for future issuance under the Equity Incentive Plan. TMTG is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of TMTG common stock or securities convertible into or exchangeable for shares of TMTG common stock issued pursuant to the Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
In the future, TMTG may also issue its securities in connection with investments or acquisitions, including the acquisitions or licensing of certain technologies that TMTG is actively exploring for its platform. The amount of shares of TMTG common stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of TMTG common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to TMTG stockholders.
TMTG is an emerging growth company within the meaning of the Securities Act, and if TMTG takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
TMTG is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. TMTG may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, TMTG stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by TMTG less attractive because TMTG will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of TMTG’s securities may be lower than they otherwise would be, there may be a less active trading market for TMTG’s securities and the trading prices of TMTG’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. TMTG has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, TMTG, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of TMTG’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
TMTG will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the Digital World IPO, (ii) the last day of the fiscal year in which TMTG has total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which TMTG is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of TMTG common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which TMTG has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

TMTG’s Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of holders to obtain a favorable judicial forum for disputes with TMTG.
TMTG’s Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against TMTG arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will therefore waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such holder in any such enforcement action by service upon such holder’s counsel in the foreign action as agent for such holder.
If a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our Management Team.
TMTG may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for TMTG warrant holders.
TMTG has the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of TMTG common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date TMTG sends the notice of Redemption to the warrant holders. If and when the Public Warrants become redeemable by TMTG, it may exercise its Redemption right if there is a current registration statement in effect with respect to the shares of TMTG common stock underlying such Warrants. Based upon the market price of TMTG common stock of $45.49 on June 4, 2024, TMTG would be able to redeem Warrants as soon as the registration statement for which this prospectus forms a part is declared effective by the SEC.
Each such Public Warrant will become exercisable to purchase one share of TMTG common stock at an exercise price of $11.50 per share 30 days after the Closing. To the extent such Public Warrants are exercised, additional shares of TMTG common stock will be issued, which will result in dilution to the then existing holders of TMTG common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of TMTG common stock and may result in volatility in the trading price of our securities. The Public Warrants expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.
In addition, once the Public Warrants become exercisable, TMTG may redeem the outstanding Public Warrants at a price of $0.01 per warrant, if the last sale price of TMTG common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day before TMTG sends the notice of redemption to the Public Warrant holders. For context, as of the close of trading on June 4, 2024, the trading price of the TMTG common stock on Nasdaq was $45.49.
Redemption of the outstanding Public Warrants could force a holder thereof to: (i) exercise its Warrants and pay the related exercise price at a time when it may be disadvantageous for it to do so; (ii) sell its Warrants at the then-current market price when you might otherwise wish to hold your Warrants; or (iii) accept the nominal

Redemption price which, at the time the outstanding Public Warrants are called for Redemption, is likely to be substantially less than the market value of its Public Warrants.
Our Warrants may not be exercised at all and we may not receive any cash proceeds from the exercise of the Warrants.
The exercise price of the Warrants may be higher than the prevailing market price of the underlying shares of common stock. The exercise price of the Warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying shares of common stock is lower than the exercise price. The cash proceeds associated with the exercise of Warrants to purchase our Common Stock are contingent upon our stock price. The value of our Common Stock will fluctuate and may not align with the exercise price of the warrants at any given time. If the Warrants are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock, there is a high likelihood that warrant holders may choose not to exercise their Warrants. As a result, we may not receive any proceeds from the exercise of the Warrants.
TMTG incurs and will continue to incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
TMTG faces increased legal, accounting, administrative and other costs and expenses as a public company that TMTG did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require TMTG to carry out activities TMTG had not previously done as a private company. For example, TMTG created new board committees and adopted new internal controls and disclosure controls and procedures as a result of the Business Combination. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified, TMTG could incur additional costs rectifying those issues, and the existence of those issues could adversely affect TMTG’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with TMTG’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the TMTG Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Additionally, if TMTG’s directors and executive officers are not able to develop the necessary expertise, procedures and processes, TMTG may be unable to report its financial information on a timely or accurate basis, which could subject TMTG to regulatory consequences. These increased costs will require TMTG to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
TMTG is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, qualifies for exemptions from certain corporate governance requirements. TMTG relies on these exemptions, and as such its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.
As of June 10, 2024, President Donald J. Trump beneficially owns approximately 64.9% of the voting power of TMTG common stock and therefore TMTG is a “controlled company” within the meaning of applicable rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:
•	that a majority of the board consists of independent directors;
•	for an annual performance evaluation of the nominating and corporate governance and compensation committees;
•
that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.
TMTG intends to rely on these exemptions going forward. As a result, TMTG’s stockholders will not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements.
For more information, see the section entitled “Risk Factors — Risks Related President Donald J. Trump — President Donald J. Trump will hold approximately 64.9% of the outstanding shares of TMTG common stock, which control limits or precludes other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.”
TMTG may redeem the unexpired Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their Warrants worthless.
TMTG has the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date TMTG sends the notice of Redemption to the warrant holders. If and when the Warrants become redeemable by TMTG, TMTG may exercise its Redemption right even if TMTG is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Additionally, 90 days after the Warrants become exercisable, TMTG may redeem all (but not less than all) of the outstanding Warrants at $0.01 per warrant upon a minimum of 30 days’ prior written notice of Redemption if the following conditions are satisfied: (i) the last reported sale prices of TMTG common stock equals or exceeds $10.20 (as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations or the like) on the trading day prior to the date of the notice; (ii) the Placement Warrants are also concurrently exchanged at the same price as the outstanding Public Warrants; and (iii) there is an effective registration statement covering the issuance of the shares of TMTG common stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of Redemption is given. In either case, Redemption of the outstanding Warrants could force a holder (i) to exercise its Warrants and pay the exercise price therefor at a time when it may be disadvantageous for it to do so, (ii) to sell its Warrants at the then-current market price when it might otherwise wish to hold its Warrants or (iii) to accept the nominal Redemption price which, at the time the outstanding Warrants are called for Redemption, is likely to be substantially less than the market value of its Warrants.
Delaware law and TMTG’s Amended Charter and Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Amended Charter, the Bylaws, and the DGCL contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by the TMTG Board and therefore depress the trading price of TMTG’s Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the TMTG Board or taking other corporate actions, including effecting changes in the management of TMTG. Among other things, the Amended Charter and the Bylaws, as applicable, include provisions regarding:
•	a classified Board with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the TMTG Board;
•
the ability of the TMTG Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, TMTG’s directors and officers;
•
the exclusive right of the TMTG Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the TMTG Board;

•	the requirement that directors may only be removed from the TMTG Board for cause;
•
a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•
the limitation that stockholders may not call a special meeting, of stockholders which could limit the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	the procedures for the conduct and scheduling of TMTG Board and stockholder meetings;
•
the requirement for the affirmative vote of holders of at least a majority of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of the Amended Charter, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the TMTG Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•
the ability of the TMTG Board to amend the Bylaws, which may allow the TMTG Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to the TMTG Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the TMTG Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of TMTG.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Management Team.
Furthermore, under the Amended Charter, TMTG expressly opted out of certain statutory “anti-takeover” provisions under the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 of the DGCL which may prohibit certain business combinations with stockholders owning 15% or more of TMTG’s outstanding voting stock. These anti-takeover provisions and other make it more difficult for stockholders or potential acquirers to obtain control of companies. Because of TMTG’s express opt out of these anti-takeover provisions, it may be easier for such persons or entities to initiate actions that are opposed by the then-current TMTG Board and more difficult to delay or impede a merger, tender offer or proxy contest involving TMTG. The lack of the applicability of these provisions could lead to proxy contests and facilitate stockholders’ ability to elect directors of their choosing or cause TMTG to take other corporate actions desired by some but not all or a majority of stockholders. Any of these actions could cause the market price of TMTG’s Common Stock to decline or times of increased volatility. Nonetheless, TMTG may enter into a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.
Any provision of the Amended Charter, the Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of TMTG’s capital stock, deprive stockholders from considering proposals they may believe to be in their best interests, and, consequently, could also affect the price that some investors are willing to pay for TMTG’s Common Stock.
The Amended Charter designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between TMTG and its stockholders, and also provides that the U.S. District Court for the Southern District of Florida will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of TMTG’s stockholders to choose the judicial forum for disputes with TMTG or its directors, officers, or employees.
The Amended Charter provides that, unless TMTG consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to TMTG or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the Amended Charter or the Bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine id the Court of Chancery of the State of Delaware except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a Court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. The Amended Charter also provides that the U.S. District Court for the Southern District of Florida is the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The Bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of TMTG’s capital stock will be deemed to have notice of and to have consented to this choice of forum provision. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be held to apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. There is uncertainty as to the extent to which a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of TMTG’s securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with TMTG or its directors, officers or other employees, which may discourage lawsuits against TMTG and its directors, officers and other employees. If a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, TMTG may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.
TMTG’s Management Team may not successfully or efficiently manage its transition to being a public company.
As a public company, TMTG will incur new obligations relating to its reporting, procedures and internal controls. These new obligations and attendant scrutiny will require investments of significant time and energy from TMTG’s executives and could divert their attention away from the day-to-day management of TMTG’s business, which in turn could adversely affect TMTG’s financial condition or operating results.
The members of TMTG’s Management Team have extensive experience leading complex organizations. However, they have limited experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that specifically govern public companies. As such, our Management Team may not successfully or effectively transition to managing a public company subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a disadvantage in that it is likely that an increased amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of TMTG. Moreover, TMTG may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. All of these factors may impair TMTG’s ability to prepare and timely comply with its reporting obligations. See “Risk Factors – Risks Related to Ownership of TMTG Common Stock – If TMTG fails to maintain an effective system of disclosure controls and internal controls over financial reporting, TMTG’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.”

TMTG has agreed to indemnify TMTG’s officers and directors against lawsuits to the fullest extent of the law.
TMTG is a Delaware corporation. Delaware law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Delaware law also authorizes Delaware corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. TMTG’s organizational documents provide for this indemnification to the fullest extent permitted by Delaware law.
On the Closing, TMTG obtained director and officer liability insurance to cover liabilities TMTG’s directors and key executive officers may incur in connection with their services to TMTG. There is no guarantee that such insurance coverage will protect TMTG from any damages or loss claims filed against it, or that such coverage will be available on reasonable economic terms satisfactory and acceptable to TMTG.
If TMTG does not file and maintain a current and effective prospectus relating to the TMTG common stock issuable upon exercise of the Warrants, holders will only be able to exercise such Warrants on a “cashless basis.”
If TMTG does not file and maintain a current and effective prospectus relating to the TMTG common stock issuable upon exercise of the Warrants at the time that holders wish to exercise such Warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of TMTG common stock that holders will receive upon exercise of the Warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their Warrants for cash if a current and effective prospectus relating to TMTG common stock issuable upon exercise of the Warrants is available. Under the terms of the warrant agreement, TMTG has agreed to use its best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to TMTG common stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, TMTG cannot assure you that it will be able to do so. If TMTG is unable to do so, the potential “upside” of the holder’s investment in TMTG may be reduced or the Warrants may expire worthless.
Future resales of our common stock may cause the market price of TMTG’s securities to drop significantly, even if TMTG’s business is doing well.
In connection with the Business Combination, certain TMTG stockholders and certain of TMTG’s officers and directors entered into a lock-up agreement pursuant to which they are contractually restricted from selling or transferring any of (i) their shares of TMTG common stock held immediately following the Closing and (ii) any of their shares of TMTG common stock that result from converting securities held immediately following the Closing. Such restrictions began at the Closing and end the earliest of: (i) the six-month anniversary of the Closing, (ii) on the date on which the closing stock price for TMTG common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (iii) such date on which TMTG completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the TMTG stockholders having the right to exchange their shares of TMTG common stock for cash, securities or other property (the “Lock-Up Trading Restrictions”). In addition, subject to certain customary exceptions, the Amended Charter also includes Lock-Up Trading Restrictions, which apply to holders who received shares TMTG common stock in connection with the Merger (but excluding shares of TMTG common stock issued to the former holders of TMTG Convertible Notes in connection with the conversion of such TMTG Convertible Notes into Private TMTG common stock prior to the Closing and exchanged for TMTG common stock at the Closing).
ARC is subject to a lock-up pursuant to a letter agreement (the “Lock-Up and Support Letter”), entered into at the time of the IPO, among Digital World, ARC and the other parties thereto, pursuant to which ARC is subject to a lock-up beginning on the Closing and end the earliest of: (i) the six-month anniversary of the Closing, (ii) on the date on which the closing stock price for TMTG common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (iii) such date on which Digital World completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Digital World stockholders having the right to exchange their shares of Digital World common stock for cash, securities or other property.
However, following the expiration of such lock-ups, ARC and the holders of Locked-Up Shares will not be restricted from selling shares of TMTG common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of TMTG common stock in the public market could occur at any time, subject to compliance with applicable securities laws. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of TMTG common stock. Excluding the exercise of outstanding Warrants and the conversion of securities issued in the Post-IPO Financings and assuming no awards are issued under the Equity Incentive Plan, upon completion of the Business Combination, ARC and the holders of Locked-Up Shares collectively beneficially owned approximately 73.9% of the outstanding shares of TMTG common stock.
The shares held by ARC and the holders of Locked-Up Shares may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in TMTG’s share price or the market price of TMTG common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
In addition, the ability of the Selling Securityholders to sell the Resale Securities pursuant to this registration statement, or otherwise, may affect TMTG’s ability to sell its own shares of Common Stock or securities exercisable for shares of Common Stock should management elect to raise additional capital through a registered offering or private placement with certain registration rights. The sale of a substantial number of shares of Common Stock pursuant to the registration statement, of which this prospectus forms a part, or the perception that such sale may occur, may materially and adversely affect the prevailing market price of our Common Stock and thus restrict the amount TMTG is able to raise in an equity offering or require TMTG to issue and sell more Common Stock to generate the same amount of gross proceeds than it would otherwise have had to, which would result in greater dilution to existing stockholders. Furthermore, TMTG expects that because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the holders thereunder could continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures and constraint on TMTG’s ability to raise additional capital resulting from the shares registered hereunder could continue for an extended period of time and have a material adverse effect on the Company’s liquidity given its need to raise additional capital to conduct its operations and execute its growth strategy.
Ongoing litigation over ownership of shares beneficially owned by ARC may negatively impact investor confidence and market perception and materially and adversely affect TMTG’s business, financial condition and stock price.
As previously disclosed by Digital World, in connection with the lawsuit captioned ARC Global Investments II, LLC v. Digital World Acquisition Corp., Eric Swider, Frank J. Andrews, Edward J. Preble and Jeffery A. Smith (the “Delaware Lawsuit”), which was filed by ARC on February 29, 2024, in the Court of Chancery of the State of Delaware (the “Chancery Court”), the Company entered into two escrow agreements with Odyssey to establish two escrow accounts for the placement of disputed shares (the “Disputed Shares”) following the Business Combination. All Disputed Shares are held by Odyssey pending conclusion of the Delaware Lawsuit. Any release of shares to ARC or TMTG is subject to the terms and conditions of the escrow agreements.
As previously disclosed, on March 26, 2024, TMTG was notified that the members of ARC had removed Mr. Orlando as the managing member and appointed Mr. Gregg Alper as ARC’s new managing member. Mr. Alper disclaims beneficial ownership of the shares held by ARC except to the extent of his pecuniary interest. Later in the day, on March 26, 2024, the ARC members filed a lawsuit (the “ARC Members Lawsuit”) for declaratory judgment in the Chancery Court seeking the court to declare that the removal was effective.
On April 2, 2024, Mr. Orlando moved to dismiss the complaint. As of the date of this prospectus, the motion is still pending.
On April 11, 2024, the Chancery Court entered a status quo order (the “Status Quo Order”), instructing Mr. Orlando to remain the sole manager of ARC, pending the outcome of the ARC Members Lawsuit. Neither ARC nor Mr. Orlando is permitted to transfer or direct the transfer of the Disputed Shares, unless such transfer is necessary to “comply with existing contractual obligations” after providing the ARC members with two days’ notice.
As these claims are in their preliminary stages, it is impossible at this time to predict the outcome of either litigation. The Chancery Court may determine that the Disputed Shares belong to other persons or certain of the

Selling Securityholders pursuant to a separate agreement between them and ARC, to which neither TMTG nor DWAC is a party. However, the surrounding litigation may affect TMTG’s perception in the market and the price of its shares. TMTG cannot predict the outcome, timing or duration of any of the legal proceedings.
In addition, the claims arising therefrom, could lead to substantial legal costs, distract management, and have adverse effects on the business operations and financial health of TMTG. This could impair TMTG’s management’s ability to allocate adequate attention and resources to effectively implement TMTG’s business strategy, affecting future performance.
Such legal claims could negatively affect investor confidence and market perception, potentially causing material and adverse effects on TMTG’s business, financial condition, or operational results, and/or negatively impact the interests of stakeholders including, without limitation, existing TMTG stockholders.
TMTG securityholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.
If TMTG is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, TMTG securityholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent TMTG is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

USE OF PROCEEDS
All of the shares of Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $247.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants to execute our business plan, including for working capital, possible acquisitions and other general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. See “Description of Securities — Warrants” for further discussion.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “DJTWW.” On June 4, 2024, the closing price of our Public Warrants was $26.35 per Public Warrant.
We cannot currently determine the price or prices at which shares of our Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
As of the Closing Date, there were 289 holders of record of our shares of Common Stock, 61 holders of record of Public Warrants, and 46 holders of private warrants. The number of record holders may not be representative of the number of beneficial owners of our Common Stock and Public Warrants whose shares are held in street name by banks, brokers and other nominees. We currently do not intend to list the Digital World Alternative Warrants on any stock exchange or stock market, but rather register only the underlying shares of such Digital World Alternative Warrants.
Dividend Policy
We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.
Securities Authorized for Issuance under the Equity Compensation Plan
In connection with the Business Combination, TMTG’s Board adopted, and our stockholders approved, the 2024 Equity Incentive Plan (referred to herein as the Equity Incentive Plan). Although TMTG does not have a formal policy with respect to the grant of equity incentive awards to TMTG’s executive officers, TMTG believes that equity awards provide TMTG’s executive officers with a strong link to Private TMTG’s long-term performance, create an ownership culture and help to align the interests of TMTG’s executives and TMTG’s stockholders. In addition, TMTG believes that equity awards with a time-based vesting feature promote executive retention because this feature incentivizes TMTG’s executive officers to remain in TMTG’s employment during the applicable vesting period. Accordingly, TMTG’s board of directors periodically reviews the equity incentive compensation of TMTG’s NEOs and from time to time may grant equity incentive awards. No stock options or other equity awards were granted to Private TMTG named executive officers (“NEOs”) during the fiscal year ended December 31, 2023.
The Equity Incentive Plan reserves shares of TMTG common stock equal to 7.5% of the fully diluted, and as converted, amount of TMTG common stock outstanding immediately following consummation of the Business Combination, taking into account the Earnout Shares.
We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under the Equity Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

The following table summarizes our equity compensation plan as of December 31, 2023:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)(1)
Equity compensation plans approved by security-holders	—	—	15,333,137
Equity compensation plans not approved by security holders	—	—	—
(1)
The issuance of common stock equal to 7.5% of the fully diluted, and as converted, amount of TMTG common stock outstanding immediately following consummation of the Business Combination, taking into account the Earnout Shares. Based on 204,441,834 shares of Common Stock (based on total shares outstanding as of June 10, 2024), consisting of 176,700,583 shares of Common Stock outstanding excluding shares of Common Stock being held in escrow pending a resolution of a dispute with certain shareholders that may result in the release of up to 4,667,033 shares of Common Stock, 6,250,000 Alternative Financing Shares, 7,116,251 Private Warrant Shares and 14,375,000 shares of Common Stock offered by us. Such number of securities renaming available for future issuance under the equity compensation plan may increase by 350,027 shares of Common Stock if the dispute results in the release of 4,667,033 shares of Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis provides information which TMTG’s Management Team believes is relevant to an assessment and understanding of TMTG’s results of operations and financial condition. Our financial condition and results of operations should be read together with our consolidated financial statements and the related notes appearing at the end of this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere, particularly in the “Cautionary Note Regarding Forward-Looking Statements” section of this prospectus, and in the “Risk Factors” section of this prospectus.
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” the “Company” and other similar terms refer to TMTG.
Overview
TMTG aspires to build a media and technology powerhouse to rival the liberal media consortium and promote free expression. Private TMTG was founded to fight back against the big tech companies-Meta (Facebook, Instagram, and Threads), X (formerly Twitter), Netflix, Alphabet (Google), Amazon and others-that it believes collude to curtail debate in America and censor voices that contradict their “woke” ideology. TMTG aims to safeguard public debate and open dialogue, and to provide a platform for all users to freely express themselves.
Private TMTG was incorporated on February 8, 2021, and launched its first product, Truth Social, which is a social media platform aiming to end big tech’s assault on free speech by opening up the internet and giving the American people their voices back. It is a public, real-time platform where any user can create content, follow other users, and engage in an open and honest global conversation without fear of being censored or cancelled due to their political viewpoints. TMTG does not restrict whom a user can follow, which it believes will greatly enhance the breadth and depth of available content. Additionally, users can be followed by other users without requiring a reciprocal relationship, enhancing the ability of TMTG users to reach a broad audience.
Truth Social was generally made available in the first quarter of 2022. TMTG prides itself on operating its platform, to the best of its ability, without relying on big tech companies. Partnering with pro-free-speech alternative technology firms, Private TMTG fully launched Truth Social for iOS in April 2022. Private TMTG debuted the Truth Social web application in May 2022, and the Truth Social Android App became available in the Samsung Galaxy and Google Play stores in October 2022. Private TMTG introduced direct messaging to all versions of Truth Social in 2022, released a “Groups” feature for users in May 2023, and announced the general availability of Truth Social internationally in June 2023. Since its launch, Truth Social has experienced substantial growth, from zero to an aggregate of approximately 9.0 million signups for Truth Social via iOS, Android and the web as of mid-February 2024. However, investors should be aware that since its inception, TMTG has not relied on any specific key performance metric to make business or operating decisions. Consequently, it has not been maintaining internal controls and procedures for periodically collecting such information, if any. While many mature industry peers may gather and analyze certain metrics, given the early development stage of the Truth Social platform, TMTG’s Management Team believes that such metrics are not critical in the near future for the business and operation of the platform. This stance is due to TMTG’s long-term commitment to implementing a robust business plan, which may involve introducing innovative features and potentially incorporating new technologies, such as advanced video streaming services on its platform. These initiatives may enhance the range of services and experiences TMTG can offer on its Truth Social platform.
At this juncture in its development, TMTG believes that adhering to traditional key performance indicators, such as signups, average revenue per user, ad impressions and pricing, or active user accounts including monthly and daily active users, could potentially divert its focus from strategic evaluation with respect to the progress and growth of its business. TMTG believes that focusing on these KPIs might not align with the best interests of TMTG or its stockholders, as it could lead to short-term decision-making at the expense of long-term innovation and value creation. Therefore, TMTG believes that this strategic evaluation is critical and aligns with its commitment to a robust business plan that includes introducing innovative features and new technologies. See the section below titled “— Key Operating Metrics” and the section titled “Risk Factors — Risk Factors Related to TMTG — TMTG does not currently, and may never, collect, monitor or report certain key operating metrics used by companies in similar industries” in this prospectus.
To foster a flourishing digital public forum, TMTG seeks to prevent illegal and other prohibited content from contaminating its platform. In accordance with Truth Social’s terms of service, illegal and prohibited content includes, but is not limited to, a) sexual content or language; b) content that includes sexual activity, sexual intercourse or any type of sexual act; c) any content that portrays or suggest explicit sexual acts or sexually suggestive positions or poses; d) sexually suggestive (explicit or vague) statements, texts or phrases; or e) content in which sexual acts are requested or offered, including pornography, prostitution, sugar babies, sex trafficking or sexual fetishes. Using human moderators and an artificial intelligence vendor known as HIVE, Truth Social has developed what TMTG believes is a robust, fair, and viewpoint-neutral moderation system and that its moderation practices are consistent with, and indeed help facilitate, TMTG’s objective of maintaining “a public, real-time platform where any user can create content, follow other users, and engage in an open and honest global conversation without fear of being censored or cancelled due to their political viewpoints.” See “Risk Factors — Risks Related to TMTG’s Business — TMTG may be subject to greater risks than typical social media platforms because of the focus of its offerings and the involvement of President Donald J. Trump. These risks include active discouragement of users, harassment of advertisers or content providers, increased risk of hacking of TMTG’s platform, lesser need for Truth Social if First Amendment speech is not suppressed, criticism of Truth Social for its moderation practices, and increased stockholder suits” in this prospectus.
Prior to Closing, Private TMTG relied primarily on bridge financing, in the form of convertible promissory notes, to build the Truth Social platform. TMTG aims to use the funds available as a result of the Business Combination to catalyze growth, including through strategic investments in marketing, advertising sales, and the technology described below, while continuing to prioritize feature development and user experience. Private TMTG has historically incurred operating losses and negative cash flows from operating activities. For the reasons described below, TMTG expects to continue to incur operating losses and negative cash flows from operating activities for the foreseeable future, as it works to expand its user base, attracting more platform partners and advertisers. TMTG’s ability to become profitable and generate positive cash flow depends on TMTG’s success in growing its user base, platform partners, and advertisers. This growth is expected to come from the overall appeal of the Truth Social Platform. TMTG may enhance this appeal through new initiatives or by acquiring new technologies or other platforms that may supplement its growth strategy. Private TMTG conducted extensive technological due diligence regarding, and has begun testing, a particular, state-of-the-art technology that supports video streaming and provides a “home” for cancelled content creators, and which TMTG aims to acquire and incorporate into its product offerings and/or services as soon as practicable. On April 16, 2024, TMTG announced that, after six months of testing on its Web and iOS platforms, the Company has finished the research and development phase of a new live TV streaming platform and expects to begin scaling up its own content delivery network (“CDN”).
TMTG plans to roll out its streaming content in three phases: Phase 1: Introduce Truth Social’s CDN for streaming live TV to the Truth Social app for Android, iOS, and Web. Phase 2: Release stand-alone Truth Social over-the-top streaming apps for phones, tablets, and other devices. Phase 3: Release Truth Social streaming apps for home TV. As part of the roll out of its own CDN, TMTG expects to obtain data center services and purchase e-servers and related equipment for the project. Additionally, as part of its growth strategy, TMTG expects to continue negotiating improved licensing terms for the CDN technology and may even pursue the potential acquisition of such technology. In addition to developing its CDN, TMTG is continuing to explore potential acquisitions and partnership opportunities to advance its strategic objectives of growing Truth Social and its user base, increasing product offerings, and investing in the patriot economy. TMTG expects such acquisitions, if any, to align with its vision of maintaining a safe harbor for free expression and building an uncancellable tech stack.
Such initiatives and potential acquisitions are still preliminary and subject to material changes and risks, some of which are beyond TMTG’s control. Given these uncertainties, TMTG believes it is premature for TMTG to predict when it will attain profitability and positive cash flows from its operations. See “Risk Factors — Risks Related to TMTG’s Business” and “Our Business — Company Growth Strategy” in this prospectus.

In order to fund its operations, prior to Closing, Private TMTG issued approximately two dozen convertible promissory notes in the aggregate principal amount of $48,155.0 (net of repayments) from May 2021 through March 2024. All Private TMTG Convertible Notes, including the foregoing, converted to shares of TMTG common stock immediately before the Closing of the Business Combination. See the section titled “— Liquidity and Capital Resources” below.
The mailing address of TMTG’s principal executive office is 401 N. Cattlemen Rd., Suite 200, Sarasota, Florida 34232.
Recent Developments
Business Combination
On October 20, 2021, Digital World, Merger Sub, Private TMTG, ARC, in the capacity as the representative of the stockholders of Digital World, and Private TMTG’s General Counsel in his capacity as the representative of the stockholders of Private TMTG, entered into the Merger Agreement, pursuant to which, among other transactions, Merger Sub merged with and into Private TMTG, with Private TMTG continuing as the surviving corporation and as a wholly owned subsidiary of Digital World. On March 25, 2024 (the “Closing Date”), the Business Combination was consummated.
In connection with the Business Combination, all shares of Private TMTG common stock issued and outstanding immediately prior to the Effective Time (other than those properly exercising any applicable dissenters rights under Delaware law) were exchanged for the Merger Consideration (or, as applicable, the separate and additional consideration received by former holders of Private TMTG Convertible Notes issued by Private TMTG). Each Private TMTG Convertible Note that was outstanding immediately prior to the Effective Time was automatically converted immediately prior to the Effective Time into a number of shares of Private TMTG common stock, in accordance with each such Private TMTG Convertible Note as set forth therein. At the Closing, Digital World changed its name to “Trump Media & Technology Group Corp.” and Private TMTG changed its name to “TMTG Sub Inc.”
Notwithstanding the legal form of the Merger pursuant to the Merger Agreement, the Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP because Private TMTG was determined to be the accounting acquirer under ASC 805. The determination was primarily based on the evaluation of the following facts and circumstances taking into consideration:
•	The pre-combination equity holders of Private TMTG hold the majority of voting rights in TMTG;
•	The pre-combination equity holders of Private TMTG have the right to appoint the majority of the directors on TMTG’s Board;
•	Private TMTG senior management (executives) are the senior management (executives) of TMTG; and
•	Operations of Private TMTG comprise the ongoing operations of TMTG.
Under the reverse recapitalization model, the Merger is treated as Private TMTG issuing equity for the net assets of Digital World, with no goodwill or intangible assets recorded.
As of the Closing Date, (i) President Donald J. Trump beneficially held approximately 57.6% of the outstanding shares of TMTG common stock and (ii) the public stockholders of TMTG held approximately 21.9% of the outstanding shares of TMTG common stock. As of June 10, 2024, President Donald J. Trump beneficially holds approximately 64.9% of the outstanding shares of TMTG common stock, including 36,000,000 Earnout Shares. President Trump’s entitlement to the Earnout Shares was officially determined by TMTG on April 26, 2024 in accordance with the Merger Agreement, after which President Trump was issued the Earnout Shares.
Convertible Promissory Notes
Through March 31, 2024, Private TMTG issued Private TMTG Convertible Notes in the aggregate principal amount of $48,155.0 (net of repayments) that accrued interest at a range between 5% and 10% per annum until converted. See the section titled “— Liquidity and Capital Resources” below. Immediately prior to the Closing, all Private TMTG Convertible Notes were converted into Private TMTG common stock.

Key Factors Affecting Results of Operations
Executive Promissory Notes
Private TMTG issued TMTG Executive Promissory Notes to certain executives prior to the Closing Date. The principal amounts of such notes were as follows: $1,150,000 for Devin Nunes, our Chief Executive Officer, $4,900,000 for Phillip Juhan, our Chief Financial Officer, and $200,000 for Andrew Northwall, our Chief Operating Officer, and the aggregate amount of such notes for other executives was $650,000. Private TMTG was not required to pay any interest pursuant to such notes. Such notes were issued without the payment of any consideration. Upon the closing of the Merger, such notes automatically converted in whole, without any further action by the holders thereof, into 690,000 shares of TMTG common stock.
Inflation and the Global Supply Chain
Currently the U.S. economy is experiencing a bout of increased inflation, resulting in rising prices. The U.S. Federal Reserve, as well as its counterparts in other countries, have engaged in a series of interest rate hikes in an effort to combat rising inflation. Although inflation did not have a significant impact on our results of operations for the periods ended March 31, 2024 and 2023, we anticipate that inflation will have an impact on our business going forward, including through a material increase in our cost of revenue and operating expenses in the coming years, if not permanently. Continued or permanent rises in core costs could impact our growth negatively.
Current Economic Conditions
We are subject to risks and uncertainties caused by events with significant macroeconomic impacts, including, but not limited to, the COVID-19 pandemic, the Russian invasion of Ukraine, the Israel-Hamas war, and actions taken to counter inflation. Supply chain constraints, labor shortages, inflation, and rising interest rates and reduced consumer confidence have caused advertisers in a variety of industries to be cautious in their spending and to either pause or slow their campaigns.
In order to manage our cost structure in light of the current macroeconomic environment and pending TMTG’s access to additional capital via the Business Combination, we sought opportunities to reduce our expense growth. Following the elimination of several positions in March 2023, we paused hiring in the second quarter of 2023. We were subsequently more selective about the roles that we filled, resulting in some attrition. We also reduced non-labor spend in areas such as travel, rent, consulting fees, and professional services.
The extent of the ongoing impact of these macroeconomic events on our business and on global economic activity is uncertain and may continue to adversely affect our business, operations and financial results. Our past results may not be indicative of our future performance, and historical trends in revenue, income (loss) from operations, net income (loss), and net income (loss) per share may differ materially. The risks related to our business are further described in the section titled “Risk Factors — Risks Related to TMTG’s Business” in this prospectus.
Private TMTG’s Former Chairman President Donald J. Trump
TMTG’s success depends in part on the popularity of our brand and the reputation and popularity of President Donald J. Trump. The value of TMTG’s brand may diminish if the popularity of President Donald J. Trump were to suffer. Adverse reactions to publicity relating to President Donald J. Trump, or the loss of his services, could adversely affect TMTG’s revenues, results of operations and its ability to maintain or generate a consumer base. President Donald J. Trump is involved in numerous lawsuits and other matters that could damage his reputation. Additionally, TMTG’s business plan relies on President Donald J. Trump bringing his former social media followers to TMTG’s platform. In the event any of these, or other events, cause his followers to lose interest in his messages, the number of users of our platform could decline or not grow as we have assumed. To the extent users prefer a platform that is not associated with President Donald J. Trump, TMTG’s ability to attract users may decrease.
Growth in User Base
We currently rely on the sale of advertising services for all of our revenue. If we experience a decline in the number of users or a decline in user engagement, including as a result of the loss of high-profile individuals and entities who generate content on Truth Social, advertisers may not view Truth Social as attractive for their marketing expenditures, and may reduce their spending with us, which would harm our business and operating results.

Truth Social is being developed as a global platform for public self-expression and conversation in real time and our business depends on continued and unimpeded access to Truth Social on the internet by our users and advertisers. We face strong competition to attract and engage users, including other social media platforms that focus on the same audience that Truth Social focuses on, competitors that develop products, features, or services that are similar to ours or that achieve greater market acceptance, companies which have greater financial resources and substantially larger user bases, which offer a variety of internet and mobile device-based products, services and content.
The growth of our user base depends upon many factors both within and beyond our control, including the popularity, usefulness, ease of use, performance and reliability of our products and services compared to those of our competitors; the amount, quality and timeliness of content generated by our users; the frequency and relative prominence of the ads displayed by us or our competitors; the safety and security of Truth Social; and whether there is improper access to or disclosure of our users’ information, which could harm our reputation.
Prior to the Closing, Private TMTG relied primarily on bridge financing, in the form of convertible promissory notes, to build the Truth Social platform. TMTG intends to use the funds available as a result of the Business Combination to catalyze growth, including through strategic investments in marketing, advertising sales, and new technologies as described above, while continuing to prioritize feature development and user experience. Private TMTG has historically incurred operating losses and negative cash flows from operating activities. For the reasons described below, TMTG expects to continue to incur operating losses and negative cash flows from operating activities for the foreseeable future, as it works to expand its user base, attracting more platform partners and advertisers. See “Risk Factors — Risks Related to TMTG’s Business — Since inception, TMTG has continuously sought to improve its business model by developing its technology as an early stage company. TMTG expects to incur operating losses for the foreseeable future” in this prospectus.
Attract, Retain and Motivate Talented Employees
Our results of operations rely on the leadership and experience of our relatively small number of key executive management personnel, and the loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business. We have experienced management departures and may continue to experience management departures. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on our business, financial condition and results of operations. The loss of the services of these key employees or our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs.
Furthermore, although the risk is somewhat mitigated by the non-competition agreement signed by certain key employees in connection with the Closing of the Business Combination, if we lose or terminate the services of one or more of our key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise competes with us, it could impair our business and our ability to successfully implement our business plan. Additionally, if we are unable to hire qualified replacements for our executive and other key positions in a timely fashion, our ability to execute our business plan would be harmed. Even if we can quickly hire qualified replacements, we could experience operational disruptions and inefficiencies during any such transition. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified personnel. In addition, many of our key technologies and systems will be custom-made for our business by our personnel. The loss of key engineering, product development, marketing and sales personnel could disrupt our operations and have an adverse effect on our business.
Expansion into New Geographic Markets
We plan to continue expanding our business operations by offering our products around the globe, and Truth Social is generally available internationally. As a result, we have entered new international markets where we have limited or no experience in marketing, selling, and deploying our products and may be subject to increased business and economic risks. We may not be able to monetize our products and services internationally as a result of competition, advertiser demand, differences in the digital advertising market and digital advertising conventions, as well as differences in the way that users in different countries access or utilize our products and services. Differences in the competitive landscape in international markets may impact our ability to monetize our products and services. It is possible that governments of one or more countries may seek to censor content available on Truth Social in their country or impose other restrictions that may affect the accessibility of Truth Social in their country for an extended period of time or indefinitely.
In addition, governments in other countries may seek to restrict access to Truth Social from their country entirely if they consider us to be in violation of their laws. In the event that access to Truth Social is restricted, in whole or in part, in one or more countries or our competitors are able to successfully penetrate geographic markets that we cannot access, our ability to retain or increase our user base and user engagement may be adversely affected, we may not be able to maintain or grow our revenue as anticipated, and our financial results could be adversely affected. We may be subject to greater risks than typical social media platforms because of the focus of our offerings and the involvement of President Donald J. Trump. If we fail to deploy or manage our operations in international markets successfully, our business may suffer.
Key Operating Metrics
From its inception through the Closing, Private TMTG focused on developing Truth Social by enhancing features and user interface rather than relying on traditional performance metrics like average revenue per user, ad impressions and pricing, or active user accounts, including monthly and daily active users. While many industry peers may gather and report on these or similar metrics, given the early development stage of the Truth Social platform, TMTG’s Management Team has not relied on any particular key performance metric to make business or operating decisions. TMTG believes that this evaluation is critical and in line with its commitment to implement a robust business plan that may involve introducing innovative features and potentially incorporating new technologies. At this juncture in its development, TMTG believes that adhering to traditional key performance indicators, such as signups, average revenue per user, ad impressions and pricing, or active user accounts including monthly and daily active users, could potentially divert its focus from strategic evaluation with respect to the progress and growth of its business. TMTG believes that focusing on these KPIs might not align with the best interests of TMTG or its stockholders, as it could lead to short-term decision-making at the expense of long-term innovation and value creation. Therefore, TMTG believes that this strategic evaluation is critical and aligns with its commitment to a robust business plan that includes introducing innovative features and new technologies.
In connection with such an evaluation, and consistent with SEC guidance, TMTG will consider the relevant key performance indicators for its current business operations and determine whether it has effective controls and procedures in place to process information related to the disclosure of key performance indicators and metrics. Should this be the case, TMTG may decide to collect and report such metrics if they are deemed to significantly enhance investors’ understanding of TMTG’s financial condition, cash flows, and other aspects of its financial performance. However, TMTG may find it challenging or cost-prohibitive to implement such effective controls and procedures and may never collect, monitor, or report any or certain key operating metrics. As the platform evolves and new technologies and features are added, TMTG’s Management Team expects to reevaluate whether TMTG will gather and monitor one or more metrics and rely on such information in making management decisions. If TMTG determines to do so, TMTG expects to present such material key operating metrics appropriately in its periodic reports to enhance investors’ understanding of its financial condition, cash flows, and any other changes in financial condition and results of operations. See “Risk Factors — Risk Factors Related to TMTG — TMTG does not currently, and may never, collect, monitor or report certain key operating metrics used by companies in similar industries” in this prospectus.
Components of Results of Operations
Revenue
As of the period ended March 31, 2024, all revenue has been derived from the advertising of products and services on the Truth Social platform. Advertising revenue is generated by displaying advertisements as posts (attributable to “Truth Ads”) in users’ Truth Social feeds.
On August 19, 2022, TMTG entered into an Advertising Publisher Agreement (“Rumble Agreement”) with Rumble USA, Inc. (“Rumble”), pursuant to which Rumble was engaged to sell advertising space for the placement of advertisements on Truth Social by making Truth Social Ad units (“Ad Unit” or “Ad Units”) available for advertisers on an advertising manager service maintained by Rumble. TMTG and Rumble executed a minimum guarantee advertising publisher agreement on October 30, 2023 (the “Minimum Guarantee Rumble

Agreement”), which replaced the Rumble Agreement. While TMTG determines the number of Ad Units available on our Truth Social platform, the prices for the Ad Units are set by an auction operated and managed by Rumble. Under the current agreement, 70% of the total aggregate gross revenues from the sale of Ad Units are allocated to TMTG, and the Ad Units will comprise at least 85% of the aggregate number of paid advertisements directly into Truth Social feeds by TMTG each month. We recognize advertising revenue during the period in which we satisfy our performance obligation by displaying advertisements in users’ Truth Social feeds. We reimburse Rumble for the direct out-of-pocket costs incurred by Rumble in the performance of the service covered by the Rumble Agreement, including processing fees and chargebacks/refunds paid to advertisers in relation to an Ad Unit.
On October 3, 2022, TMTG entered into a Publisher Agreement (the “TAME Agreement”) with The Affinity Media Exchange, Inc. (“TAME”), pursuant to which TMTG engaged TAME as its non-exclusive agent and representative for the sale of Digital Advertising Inventory on Truth Social. “Digital Advertising Inventory” means all advertising opportunities on the Truth Social platform which are inserted or added to the TMTG website, app, ad stacks, or video exchange players of Truth Social. Within 25 days of the end of each calendar month, TAME is required to provide TMTG with month end sales reporting by platform and to pay TMTG the net revenues actually paid to TAME by the advertisers, after deducting TAME’s commissions equal to 10% of the Digital Advertising Inventory revenue actually collected on behalf of TMTG for Truth Social. The Rumble Agreement grants to Rumble a worldwide, non-exclusive, royalty-free license to use any and all trademarks, service marks, trade names, symbols, logos and other branding identifiers of TMTG and Truth Social solely for purposes of performing the services covered by the Rumble Agreement, provided, however, that such license does not include permission to alter, modify, edit, denigrate, or distort Donald J. Trump’s name, photograph, likeness (including caricature), voice, and biographical information, or any reproduction or simulation thereof.
The TAME Agreement does not contain a license to intellectual property.
Neither the Rumble Agreement nor the TAME Agreement provide for access to TMTG’s platform or services.
For a description of TMTG’s revenue recognition policies, see Note 2, Significant Accounting Policies and Practices, in TMTG’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2024 and 2023, included in this prospectus.
Cost of Revenue
Cost of revenue primarily encompasses expenses associated with generating advertising revenue. These costs are determined by allocating staff direct and indirect costs proportionately, based on the time spent managing the agency relationships with external vendors. These costs are mainly in connection with activities related to coordinating with these third-party vendors as the third-party vendors are responsible to control and facilitate the delivery of advertising services.
TMTG expects cost of revenue to increase in absolute dollars in the future and as a percentage of revenue as it expands its Truth Social platform. Such increases will likely include investment in infrastructure costs, other direct costs, including revenue share expenses, allocated facility costs as well as traffic acquisition costs (“TAC”).
Infrastructure costs allocated may include data center costs related to TMTG’s co-located facilities, lease and hosting costs, related support and maintenance costs and energy and bandwidth costs, public cloud hosting costs; and personnel-related costs, including salaries, benefits and stock-based compensation, for our operations teams.
TAC costs may include costs TMTG incurs with third parties in connection with the sale to advertisers of its advertising products that it places on third-party publishers’ websites and applications or other offerings collectively resulting from acquisitions.
Operating Expenses
Operating expenses primarily include general and administrative, research and development, sales and marketing, and depreciation expenses. Historically, the most significant component of TMTG’s operating expenses are personnel-related costs such as salaries, benefits, and bonuses. TMTG expects its personnel-related costs as a percentage of revenue and as a percentage of total costs to decrease over time.

TMTG expects to continue to invest substantial resources to support its growth. TMTG anticipates that each of the following categories of operating expenses will increase in absolute dollar amounts and decrease as a percentage of revenue for the foreseeable future. However, it is possible that TMTG may experience some near-term margin pressure from increased marketing expenses, corporate insurance costs, and other expenses as a result of becoming a public company through the Business Combination.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits and stock-based compensation, for TMTG’s executive, finance, legal, information technology, human resources and other administrative employees. In addition, general and administrative expenses include fees and costs for professional services, including consulting, third-party legal and accounting services and facilities costs and other supporting overhead costs that are not allocated to other departments.
We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC.
Sales and Marketing Expenses
Sales and marketing expenses consist of personnel-related costs, including salaries, commissions, benefits and stock-based compensation, for our employees engaged in sales, sales support, business development and media, marketing, corporate communications and customer service functions. In addition, marketing and sales-related expenses also include advertising costs, market research, trade shows, branding, marketing, public relations costs, allocated facilities costs, and other supporting overhead costs.
Research and Development Expenses
Research and development expenses consist primarily of personnel-related costs, including salaries, benefits and stock-based compensation, for TMTG’s engineers and other employees engaged in the research and development of its products and services. In addition, research and development expenses include allocated facilities costs and other supporting overhead costs.
Depreciation Expense
Depreciation expense consists primarily of depreciation of furniture, fixtures, and equipment.
Non-Operating Income and Other Items
Change in Fair Value of Derivative Liabilities
Private TMTG determined the automatic discounted share-settlement feature of its convertible promissory notes was an embedded derivative requiring bifurcation accounting as (1) the feature was not clearly and closely related to the debt host and (2) the feature met the definition of a derivative under ASC 815 (Derivative and Hedging).
The bifurcated embedded features of the Private TMTG Convertible Notes were initially recorded on the balance sheet at their fair value on the date of issuance. After the initial recognition, the fair value of the embedded derivative feature changed over time due to changes in market conditions. The change in fair market value has been included in the statement of operations through the date the debt was derecognized.
Interest Expense
Interest expense consists of accreted interest expense on Private TMTG’s outstanding convertible promissory note obligations, amortization of deferred financing costs, other related financing expenses and the post-merger interest expense related to DWAC’s Note Purchase Agreements. The convertible promissory notes (net of any related debt issuance costs) accreted interest using the respective effective interest rate method until the debt was extinguished.

Interest Income
Interest income consists of interest earned from banking institutions.
Income Tax Expense
TMTG is subject to income taxes in the United States. The Company maintains a net operating loss (“NOL”) position but has not recognized a benefit in future years. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. TMTG has established a full valuation allowance to offset its U.S. net deferred tax assets due to the uncertainty of realizing future tax benefits from our NOL carryforwards and other deferred tax assets. The utilization of the net operating losses prior to the merger will be limited as per IRC Section 382.
Results of Operations
Three months ended March 31, 2024 compared to three months ended March 31, 2023
The results of operations presented below should be reviewed in conjunction with TMTG’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2024 and 2023, together with the related notes thereto, included elsewhere in this prospectus.
The following table sets forth TMTG’s unaudited statements of operations for the three months ended March 31, 2024 and 2023, and the dollar and percentage change between the two periods:
(in thousands)	For the three months ended March 31, 2024	For the three months ended March 31, 2023	Variance, $	Variance, %
	(unaudited)
Revenue	$770.5	$1,116.2	$(345.7)	(31)
Cost of revenue	93.4	41.3	52.1	126
Gross profit	677.1	1,074.9	(397.8)	(37)
Costs and expenses:
General and administrative	64,795.1	1,836.3	62,958.8	3,429
Sales and marketing	1,070.4	256.1	814.3	318
Research and development	33,158.6	2,812.1	30,346.5	1,079
Depreciation	5.6	16.3	(10.7)	(66)

Total costs and expenses	99,029.7	4,920.8	94,108.9	1,912
Operating income/(loss)	(98,352.6)	(3,845.9)	(94,506.7)	2,457
Other income:
Interest expense	(2,817.6)	(2,024.3)	(793.3)	39
Interest income	28.8	—	28.8	—
Loss on the extinguishment of debt	(542.3)	—	(542.3)	—
Change in fair value of derivative liabilities	(225,916.0)	5,659.9	(231,575.9)	(4,092)
Income/(loss) before income tax expense	(327,599.7)	(210.3)	(327,389.4)	155,677
Income tax expense	—	—

Net income/(loss)	$(327,599.7)	$(210.3)	$(327,389.4)	155,677
Revenues
Revenues decreased by approximately $345.7, or 31%, for the three months ended March 31, 2024 compared to revenue of approximately $1,116.2 for the three months ended March 31, 2023. A significant portion of the decrease was attributable to a change in the revenue share with one of our advertising partners, in connection with an agreement intended to improve the Company’s short-term, pre-merger financial position. Additionally, revenue has varied as we selectively test a nascent advertising initiative on the Company’s Truth Social platform. This very early-stage initiative resulted in advertising revenues of $770.5 for the three months ended March 31, 2024.
Cost of Revenue
Cost of revenue increased by approximately $52.1, or 126%, to $93.4 for the three months ended March 31, 2024 compared to approximately $41.3 for the three months ended March 31, 2023. The increase was mainly due to an increase in personnel-related expenses of $52.1, which primarily reflects the allocation of a portion of salary and bonus expense for three TMTG employees who contributed to the early-stage testing of Truth Social’s nascent advertising initiative.
General and Administrative Expense
General and administrative expense increased by approximately $62,958.8, or 3,429%, for the three months ended March 31, 2024 compared to $1,836.3 for the three months ended March 31, 2023. The increase was primarily due to $54,445.5 of non-cash stock-based compensation expense recorded in connection with the issuance of Private TMTG Promissory Notes issued to Company executives (and one consultant) that converted into shares of our Common Stock upon execution of the Merger.
Sales and Marketing Expense
Sales and marketing expense increased by approximately $814.3, or 318%, to $1,070.4 for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase was primarily driven by a $600.0 bonus paid to an entity owned by a former director of and consultant to Private TMTG, as further described herein, and a $200.0 increase in marketing expense.
Research and Development Expense
Research and development expense increased by approximately $30,346.5, or 1,079%, for the three months ended March 31, 2024 compared to $2,812.1 for the three months ended March 31, 2023. The increase was primarily due to $30,142.5 of non-cash stock-based compensation expense related to the issuance in March 2024 of convertible notes to certain vendors engaged in the development of our planned live TV streaming platform.
Depreciation
Depreciation expense decreased by $10.7, or 66%, to $5.6 for the three months ended March 31, 2024 compared to $16.3 for the three months ended March 31, 2023.
Change in the Fair Value of Derivative Liabilities
Change in the fair value of the derivative liabilities of the Private TMTG Convertible Notes increased by approximately $231,575.9, or 4,092%, for the three months ended March 31, 2024. The Private TMTG Convertible Notes conversion features were accounted for as liability classified derivatives under ASC 815, which were subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of its derivative liabilities were recognized in the condensed consolidated statements of operations.
All Private TMTG Convertible Notes were automatically converted into shares of our Common Stock at closing of the Merger, and pursuant to ASC 815, the derivative liabilities were revalued immediately prior to the conversion of the Private TMTG Convertible Notes on March 25, 2024, when our closing share price was $49.95 per share. The substantial increase in the value of our Common Stock when combined with the certainty of our execution of the Merger were primarily responsible for the increase in the change in fair value of the derivative liabilities. The increase in the fair value of the derivative liabilities is a non-cash expense and the issuance of Private TMTG Common Stock upon conversion of the Private TMTG Convertible Notes extinguished the derivative liabilities immediately prior to the Closing. Therefore, there were no derivative liabilities as of March 31, 2024 and there will no longer be future earnings adjustments pertaining to the Private TMTG Convertible Notes derivative liabilities.

Interest Expense
Interest expense increased by approximately $793.3, or 39%, to $2,817.6 for the three months ended March 31, 2024 compared to $2,024.3 for the three months ended March 31, 2023. The increase was due primarily to accreted interest related to Private TMTG convertible promissory notes issued after March 31, 2023, with an aggregate principal amount of $10,955.0, and an increase in the contractual interest rate on several Private TMTG convertible promissory notes from 5% to 10%.
Income Tax Expense
TMTG did not record an income tax benefit for the three months ended March 31, 2024 and 2023 as no net credit was recognized due to the uncertainty of realizing future tax benefits emanating from the NOL carryforwards and other deferred tax assets. TMTG has established a full valuation allowance to offset its net deferred tax assets due to these uncertainties.
Results of Operations
Year ended December 31, 2023 compared to year ended December 31, 2022
The results of operations presented below should be reviewed in conjunction with TMTG’s audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022, together with the related notes thereto, included elsewhere in this prospectus.
The following table sets forth TMTG’s audited statement of operations for the years ended December 31, 2023 and 2022, and the dollar and percentage change between the two periods:
(in thousands)	For the year ended December 31, 2023	For the year ended December 31, 2022	Variance, $	Variance, %
	(audited)
Revenue	$4,131.1	$1,470.5	2,660.6	181
Cost of revenue	164.9	54.5	110.4	203
Gross profit	3,966.2	1,416.0	2,550.2	180
Costs and expenses:
General and administrative	8,878.7	10,345.6	(1,466.9)	14
Sales and marketing	1,279.6	625.9	653.7	104
Research and development	9,715.7	13,633.1	(3,917.4)	29
Depreciation	59.6	58.7	0.9	2

Total costs and expenses	(19,933.6)	(24,663.3)	(4,729.7)	19
Operating income/(loss)	(15,967.4)	(23,247.3)	7,279.9	31
Other income:
Other income - related party	—	—	—	—
Change in fair value of derivative liabilities	(2,791.6)	75,809.9	(78,601.5)	104
Interest expense	(39,429.1)	(2,038.7)	(37,390.4)	1,834

Income/(loss) before income tax expense	(58,188.1)	50,523.9	108,712.0	215
Income tax expense	1.1	0.2	0.9	450

Net income/(loss)	(58,189.2)	50,523.7	(108,712.9)	215
Revenues
Revenues increased by approximately $2,660.6 for the twelve months ended December 31, 2023 compared to revenue of approximately $1,470.5 for the period ended December 31, 2022. The increase was primarily the result of enhanced early-stage testing of a nascent advertising initiative on TMTG’s Truth Social platform, which resulted in advertising revenues of $4,131.1 for the twelve months ended December 31, 2023.

Cost of Revenue
Cost of revenue increased by approximately $110.4 to $164.9 for the twelve months ended December 31, 2023 compared to approximately $54.5 for the period ended December 31, 2022. The increase was due to an increase in personnel-related expenses, which primarily reflects the allocation of a portion of salary expense for three TMTG employees who contributed to the early-stage testing of Truth Social’s nascent advertising initiative.
General and Administrative Expense
General and administrative expense (exclusive of depreciation expense) decreased by approximately $1,466.9, or 14.2%, for the twelve months ended December 31, 2023 compared to the period ended December 31, 2022, driven by a $1,358.4 aggregate decrease in rent, travel and entertainment expenses, staffing-related costs, and office supplies.
Sales and Marketing Expense
Sales and marketing expense increased by approximately $653.7, or 104.4%, for the twelve months ended December 31, 2023 compared to the period ended December 31, 2022. The increase was driven by a $859.8 increase in marketing expense, offset by a $206.2 decrease in marketing consultant costs.
Research and Development Expense
Research and development expense decreased by approximately $3,917.4, or 28.7%, for the twelve months ended December 31, 2023 compared to the period ended December 31, 2022. The decrease was due to significantly lower IT-related third-party consulting fees, server costs, and computer software costs.
Depreciation
Depreciation expense was effectively unchanged for twelve months ended December 31, 2023 compared to the period ended December 31, 2022.
Change in the Fair Value of Derivative Liabilities
TMTG calculated the fair value of the conversion features for its convertible notes by employing traditional valuation methods including the Black-Scholes option pricing method and Monte Carlo simulations. When employing the Black-Scholes method, TMTG calculated the assumed principal and accrued interest at conversion to determine the total shares to be issued upon conversion, which was multiplied by the Black-Scholes per share value and probability of a successful merger to determine the overall valuation conclusion. Alternatively, TMTG calculated the fair value of the conversion features for the remainder of its convertible notes by employing traditional valuation methods including an option pricing method using Monte Carlo simulations.
Key assumptions underlying the Black-Scholes valuation methodology include the following:
•
Probability of Success: This probability was determined by the product of (1) the probability of SPAC success, which includes the average probability of a successful business combination for a SPAC as provided by “SPAC Insider,” and (2) the Company-specific probability, which contemplates an additional layer of risk for this particular transaction due to its unique complexities.

•
Volatility: Volatility was calculated as the annualized standard deviation of daily returns from a comparable group of “Guideline Public Companies” (GPC) over a term commensurate with the remaining term until the expected closing date of the merger. The 75th percentile of GPC volatilities was selected given that the Company remains in a very early-stage of its life cycle relative to the GPCs.

•	Risk-Free Rate: The risk-free rate was interpolated based on the constant maturity yield curve.
•
Term: The remaining term on the conversion feature was assumed to be the time until the expected closing of the merger, which was based on discussions between Management and its third-party valuation vendor.

•	Estimated Merger Date: The estimated merger date was selected based on discussions between Management and its third-party valuation vendor.

Key assumptions underlying the Monte Carlo valuation methodology include the following:
•
Probability of Success: This probability was determined by the product of (1) the probability of SPAC success, which includes the average probability of a successful business combination for a SPAC as provided by “SPAC Insider,” and (2) the Company-specific probability, which contemplates an additional layer of risk for this particular transaction due to its unique complexities.

•
Volatility: Volatility was calculated as the annualized standard deviation of daily returns from a comparable group of “Guideline Public Companies” (GPC) over a one-year term. The 75th percentile of GPC volatilities was selected given that the Company remains in a very early-stage of its life cycle relative to the GPCs.

•	Risk-Free Rate: The risk-free rate was interpolated based on the constant maturity yield curve.
•
Term: The remaining term on the conversion feature was assumed to be the time until the expected closing of the merger, which was based on discussions between Management and its third-party valuation vendor.

•	Estimated Merger Date: The estimated merger date was selected based on discussions between Management and its third-party valuation vendor.
For the twelve months ended December 31, 2023, the fair value of the derivative liability component of the TMTG Convertible Notes increased approximately 23.5%, to $18,402.9. The higher value was primarily driven by a 17% increase in the underlying price of Digital World’s stock during the measurement period (from $15.00 at year-end 2022 to $17.50 at year-end 2023). As a result, TMTG reported a related non-cash expense of $2,791.6 for the full year 2023.
For the twelve months ended December 31, 2022, the fair value of the derivative liability component of the TMTG Convertible Notes decreased substantially. The lower value was primarily driven by a steep decline in the underlying price of Digital World’s stock during the measurement period. The underlying stock price decreased 71% for the twelve months ended December 31, 2022 (from $51.43 to $15.00). As a result, TMTG reported related non-cash income of $75,809.9 for the full year 2022.
Interest Expense
Interest expense increased by approximately $37,390.4, or 1,834.0%, to approximately $39,429.1 for twelve months ended December 31, 2023 compared to $2,038.7 for the period ended December 31, 2022.
The increase was due primarily to the accreted interest (which adds to the balance) related to TMTG’s convertible promissory notes recorded as of December 31, 2023.
Income Tax Expense
TMTG did not record an income tax benefit for the twelve months ended December 31, 2023 and 2022 as no net credit was recognized due to the uncertainty of realizing future tax benefits emanating from the net operating loss (“NOL”) carryforwards and other deferred tax assets. TMTG has established a full valuation allowance to offset its net deferred tax assets due to these uncertainties.
Liquidity and Capital Resources
Historically, Private TMTG financed operations primarily through cash proceeds from the Private TMTG Convertible Notes. Our primary short-term requirements for liquidity and capital are to fund general working capital. TMTG’s principal long-term working capital uses include increasing its advertising and marketing exposure, expanding its internal marketing, engineering and product teams, and developing and launching new products.
In connection with the development of TMTG’s first product, Truth Social, TMTG intends to continue funding initial app development requirements with cash on hand and advertising revenues. Longer term, TMTG’s expected liquidity and capital requirements will likely consist of business investments in strategic marketing initiatives as well as research and development needed to identify and launch additional product opportunities. TMTG expects to devote substantial resources to expand users for Truth Social and to maintain and enhance the systems necessary to support its growth. Although TMTG anticipates that the net proceeds from the Business Combination will be sufficient to fund its activities for the foreseeable future, TMTG cannot guarantee that it will not be required to obtain additional financing, or that additional financing, if needed, will be available on terms acceptable to TMTG, or at all.
As of March 31, 2024 and December 31, 2023, the cash and cash equivalents balance was approximately $273,729.2 and $2,572.7, respectively. The $271,156.5 increase in the Company’s cash and cash equivalents in the first quarter of 2024 is primarily due to $280,472.5 of aggregate cash proceeds from the Business Combination and the issuance of Private TMTG Convertible Notes. Cash and cash equivalents consist of interest-bearing deposits held at financial institutions. Cash deposits are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation (FDIC) limitations.
Other Equity Financing
Although there are no present binding understandings, commitments, or agreements with respect to any acquisition of other businesses, products, or technologies, TMTG is, and expects to continue, evaluating potential acquisitions of other businesses, products, and technologies, including as described herein. If TMTG is unable to raise additional equity or debt financing, as and when needed, it could be forced to significantly curtail its operations and/or implementation of its growth strategy.
The ability of the Selling Securityholders to sell the Resale Securities pursuant to this registration statement may affect TMTG’s ability to sell its own shares of Common Stock or securities exercisable for shares of Common Stock should management elect to raise additional capital through a registered offering or private placement. The sale of a substantial number of shares of Common Stock pursuant to the registration statement, of which this prospectus forms a part, or the perception that such sale may occur, may materially and adversely affect the prevailing market price of our Common Stock and thus restrict the amount TMTG is able to raise in an equity offering or require TMTG to issue and sell more Common Stock to generate the same amount of gross proceeds than it would otherwise have had to, which would result in greater dilution to existing stockholders. Furthermore, TMTG expects that because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the holders thereunder could continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures and constraint on TMTG’s ability to raise additional capital resulting from the shares registered hereunder could continue for an extended period of time and have a material adverse effect on the Company’s liquidity given its need to raise additional capital to conduct its operations and execute its growth strategy. See “Risk Factors – Risks Related to Ownership of TMTG Common Stock – Future resales of our Common Stock may cause the market price of our Common Stock to drop significantly, even if the TMTG’s business is doing well.”
TMTG’s pre-Business Combination equity holders hold the substantial majority of its outstanding Common Stock. The Common Stock (including shares underlying the Warrants) being offered for resale in this prospectus represent approximately 90.8% of our total outstanding Common Stock as of June 10, 2024. Further, ARC and President Trump beneficially own, in the aggregate approximately 70.3% of our outstanding Common Stock. Although ARC, President Trump, and certain other equity holders of the Company, representing approximately 68.6% of our total outstanding Common Stock on a fully diluted basis (assuming the issuance of all shares of Common Stock issuable upon exercise of Warrants), will be prohibited from transferring any Common Stock until the applicable Lock-Up Periods expire, upon the effectiveness of any registration statement the Company files or otherwise in accordance with Rule 144 under the Securities Act and after expiration or early termination or release of the applicable lock-up provisions, they may sell their Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of our Common Stock or putting significant downward pressure on the price of our Common Stock. These shares may be resold for so long as the Registration Statement on Form S-1, of which this prospectus forms a part, is available for use.
As of December 31, 2023 and 2022, the cash and cash equivalents balance was approximately $2.57 million and $9.81 million, respectively. Cash and cash equivalents consist of demand deposits in bank accounts held at financial institutions. Cash deposits are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation (FDIC) limitations.

Cash Flows for the Three Months Ended March 31, 2024 and Three Months Ended March 31, 2023
The following table shows our cash flows provided by (used in) operating activities, investing activities and financing activities for the stated periods:
(in thousands)	For the three months ended March 31, 2024	For the three months ended March 31, 2023	Variance	Variance %
	(unaudited)
Net cash used in operating activities	(9,316.0)	(3,774.5)	(5,541.5)	147%
Net cash used in investing activities	—	—	—	—
Net cash provided by financing activities	280,472.5	—	280,472.5	—
Net Cash Used in Operating Activities
Net cash used in operating activities for the three months ended March 31, 2024 was approximately $9,316.0 compared to $3,774.5 used in operating activities during the three months ended March 31, 2023. The increase in cash used in operating activities was driven by $2,410.0 of cash bonuses and $3,419.3 of higher operating expenses related to the following expense categories: legal, insurance, accounting and finance, IT consulting costs, server costs, and marketing expenses.
Net Cash Used in Investing Activities
There were no cash flows from investing activities for the three months ended March 31, 2024 or 2023.
Net Cash Provided by Financing Activities
Net cash provided by financing activities for the three months ended March 31, 2024 was approximately $280,472.5 compared to $0 provided by financing activities for the three months ended March 31, 2023. The increase was due to $7,455.0 of proceeds from the issuance of Private TMTG Convertible Notes and $273,017.5 of Merger proceeds.
Cash Flows for the Years Ended December 31, 2023 and 2022
The following table shows our cash flows provided by (used in) operating activities, investing activities and financing activities for the stated periods:
(in thousands)	For the year ended December 31, 2023	For the year ended December 31, 2022	Variance
	(audited)
Net cash used in operating activities	$(9,733.5)	$(24,201.5)	$14,468
Net cash used in investing activities	(2.2)	(84.5)	82.3
Net cash provided by financing activities	2,500.0	15,360.0	(12,860)
Net Cash Used in Operating Activities
Net cash used in operating activities for the twelve months ended December 31, 2023, was approximately $9,733.5 compared to $24,201.5 used in operating activities during the period ended December 31, 2022. The decrease in cash used in operating activities was driven by a $7,279.9 lower operating loss in 2023 compared to 2022. The lower operating loss resulted from $2,660.6 of higher revenue and $4,729.7 of lower operating expenses (driven primarily by lower IT-related third-party consulting fees, server costs, computer software costs, rent, travel and entertainment expenses, and staffing-related costs).
Net Cash Used in Investing Activities
Net cash used in investing activities for the twelve months ended December 31, 2023 was approximately $2.2, a decrease of approximately $82.3 from cash used in investing activities of approximately $84.5 for the period ended December 31, 2022. The decrease was primarily due to lower purchases of furniture, fixtures, and equipment in 2023 compared to 2022.

Net Cash Provided by Financing Activities
Net cash provided by financing activities for twelve months ended December 31, 2023, was approximately $2,500.0 compared to $15,360.0 provided by financing activities for the period ended December 31, 2022. The decrease was primarily due to a lower dollar amount of issuance of the TMTG Convertible Notes in 2023 compared to 2022.
Convertible Promissory Notes
Notes 1 to 7 were Convertible Promissory Notes (the “Notes”) issued from May 2021 through October 2021 with a cumulative face value of $5,340.0, maturity of 24 months from each respective issuance date and interest was accrued at 5% based on the simple interest method (365 days year) for each note. Each of Notes 1-7 contemplated multiple plausible outcomes that include conversion upon a Qualified SPAC Business Combination (“SPAC”) and at least one of the following conversion triggers: Qualified Initial Public Offering (“Qualified IPO”), private equity transaction and/or change of control. All outstanding principal of these Notes, together with all accrued but unpaid interest on such principal, will convert to equity. The number of shares of Company stock to be issued to the lender upon conversion of the Notes in the event of a completed SPAC transaction would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding, divided by $4.00. In other, non-SPAC conversion scenarios, the number of shares of Company stock to be issued to the lender upon conversion of the Notes was variable based on the application of an automatic discounted share-settlement feature. For Notes 1 and 2, the number of shares of Company stock to be issued to the lender upon a non-SPAC conversion event would be the number of shares of Company stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by 40% of the initial public offering price per share of a qualified initial public offering. For Notes 3-7, the number of shares of Company stock to be issued to the lender upon a non-SPAC conversion event would be the number of shares of Company stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by 40% of (i) the initial public offering price per share of a qualified initial public offering, (ii) the price per share as determined by the valuation of the Company in connection with a qualified private equity raise, or (iii) in the case of a change of control, the price per share determined in accordance with the Company’s then current fair value determined by an independent valuation firm.
Notes 8 to 12 were Convertible Promissory Notes issued from November 2021 through December 2021 with a cumulative face value of $17,500.0, maturity of between 18 months and 36 months and interest was accrued at a range between 5% and 10% based on the simple interest method (365 days year) for each note. Notes 8 to 12 were convertible simultaneously with the completion of a SPAC merger agreement or Qualified IPO. All outstanding principal of these Notes, together with all accrued but unpaid interest on such principal, would convert to equity. The number of shares of Company stock to be issued to the lender upon conversion of the Notes would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by either $25, $21 or $20 subject to the respective conditions of the individual Notes; provided, however, in the event that the stock price quoted for the Company on Nasdaq or The New York Stock Exchange (as applicable) at the time of the closing of the SPAC (the “TMTG Stock Price”) is less than either $50 per share, $42 per share, $40 per share subject to the respective conditions of the individual Notes, then the Conversion Price would be reset to 50% of the then current TMTG Stock Price subject to a floor of $10 per share.
Notes 13 to 18 were Convertible Promissory Notes issued from January 2022 through March 2022. Note 19 was issued on August 23, 2023. Notes 13 to 19 were Convertible Promissory Notes issued with a cumulative face value of $18,360.0, maturity of 18 months and interest was accrued at a range between 5% and 10% based on the simple interest method (365 days year) for each note. Notes 13 to 19 were convertible simultaneously with the completion of a SPAC merger agreement or Qualified IPO. All outstanding principal of these Notes, together with all accrued but unpaid interest on such principal, would convert to equity. The number of shares of Company stock to be issued to the lender upon conversion of the Notes would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by either $25 or $21 subject to the respective conditions of the individual notes.
Notes 20 to 23 were Convertible Promissory Notes issued from November 2023 through March 2024 with a cumulative face value of $7,955.0, maturity of 18 months and interest was accrued at 10% based on the simple interest method (365 days year) for each note. Notes 20 to 23 were convertible with the completion of a SPAC merger agreement or Qualified IPO. The outstanding principal of the Notes, accrued but unpaid interest on such principal, would convert to equity. The number of shares of Company stock to be issued to the lender upon conversion of the Notes in the event of a SPAC transaction would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by $10. The number of shares of Company stock to be issued to the lender upon conversion of the Notes in the event of a Qualified IPO would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by 50% of the Qualified IPO price per share.
Several of the Private TMTG Convertible Notes were amended, extended, and/or restated after their initial issuance and prior to their conversion.
Each Private TMTG Convertible Note that was issued and outstanding immediately prior to the Closing automatically converted immediately prior to the effective time of the Closing into a number of shares of Private TMTG common stock as such Private TMTG Convertible Note would automatically have been converted into upon the Closing, in accordance with the Merger Agreement.
Additionally, pursuant to a note purchase agreement entered into by and between Digital World and certain institutional investors on February 8, 2024 (the “Note Purchase Agreement”), Digital World agreed to issue up to $50,000.0 in DWAC Convertible Notes. The DWAC Convertible Notes: (a) accrue interest at an annual rate of 8.00% and are payable on the earlier of (i) the date that is 12 months after the date on which the Digital World consummates the Business Combination, which interest is not payable to the extent the holder exercises the conversion right and (ii) the date that the winding up of Digital World is effective (such date, the “Maturity Date”); (b) are convertible (i) at any time following the consummation of the Business Combination, but prior to the Maturity Date, redemption or otherwise the repayment in full of the DWAC Convertible Notes, at each holder’s option, in whole or in part, and subject to the terms and conditions of the DWAC Convertible Notes, including any required shareholders’ approval upon the consummation of the Business Combination and (ii) into that number of common stock of the Company and warrants included in the units, each unit consisting of one share of common stock of the Company and one-half of one warrant of the Company (the “Conversion Units”), equivalent to (A) the portion of the principal amount of the applicable DWAC Convertible Note (excluding any accrued interest, which shall not be payable with respect to the DWAC Convertible Note that was converted) being converted, divided by (B) $8.00 (the “Conversion Price”); (c) may be redeemed by the Company, in whole or in part, commencing on the date on which all common stock of the Company issuable to the holders has been registered with the SEC, by providing a 10-day notice of such redemption as part of the Alternative Notes Redemption Right, which Redemption Right is contingent upon the trading price of the common stock of the Company exceeding 130% of the applicable conversion price on at least 3 trading days, whether consecutive or not, within the 15 consecutive trading days ending on the day immediately preceding the day on which a redemption notice is issued by the Company; (d) are initially drawable for 20% of the applicable investor’s commitment amount and a final drawdown for the remaining 80% to occur upon the closing of the Business Combination , with the proceeds of such final drawdown to be deposited into a control account as indicated by the Company (the “Control Account”). The proceeds from such final drawdown deposited into the Control Account will remain therein and may not be withdrawn by the Company until such time as (i) the Company exercises the Redemption Rights using the proceeds in the Control Account, (ii) any portion of the applicable DWAC Convertible Note has been converted, at which time such portion shall be released from the Control Account or (iii) if prior to the conversion, a resale registration statement of the Company covering all common stock issued pursuant to the DWAC Convertible Note has been declared effective by the SEC; (e) are subject to specified events of default; and (f) have registration rights pursuant to the registration rights agreement entered into by the Company and the parties thereto as of September 2, 2021.
In addition, pursuant to warrant subscription agreements (each a “Warrant Subscription Agreement”) entered into by and between Digital World and certain institutional investors on February 7, 2024, Digital World agreed to issue an aggregate of 3,055,000 Post-IPO Warrants, each warrant entitling the holder thereof to purchase one share of common stock of the Company for $11.50 per share. The Post-IPO Warrants were issued concurrently with the closing of the Business Combination, and have substantially the same terms as the public warrants issued by Digital World in connection with its initial public offering, except that such Post-IPO Warrants may only be transferred to the applicable holder’s affiliates.

Liquidity and Going Concern
Private TMTG commenced operations on February 8, 2021, and began the initial launch of its social media platform in the first quarter of 2022. In October of 2021, Private TMTG entered into a definitive merger agreement with Digital World. The companies consummated the merger on March 25, 2024.
Company operations consumed $47,048.0 of cash from February 8, 2021 (inception) through March 31, 2024, primarily funded by $48,155.0 of proceeds (net of repayments) from the issuance of the Private TMTG Convertible Notes. The March 25, 2024 Closing triggered the automatic conversion of the Private TMTG Convertible Notes to Private TMTG common stock immediately prior to such closing, thus eliminating the liability.
Concurrently, Private TMTG received $273,017.5 of net cash proceeds from the Business Combination, comprised of $233,017.5 of cash and $40,000.0 of restricted cash. Prior to Closing, on February 8, 2024, Digital World agreed to issue up to $50,000.0 of DWAC Convertible Notes to certain institutional investors pursuant to the Note Purchase Agreements. Principal plus accrued interest on the DWAC Convertible Notes is due in March 2025, if the DWAC Convertible Notes have not been converted to common stock of the Company. In accordance with the Note Purchase Agreement, Digital World received $10,000.0 of proceeds (from these notes) prior to Closing, and the Company received the remaining $40,000.0 immediately after Closing. The $40,000.0 of post-merger cash proceeds is held in a restricted account and will be released upon satisfaction of certain conditions, including the registration of the underlying shares. As a result, the Company had a total of $273,729.2 in cash (including restricted cash) and $50,157.8 of convertible promissory notes outstanding as of March 31, 2024.
Private TMTG has experienced operating losses in preceding years and in the first quarter of 2024. On average, Private TMTG operations consumed approximately $12,577.3 of cash per year from its inception (February 8, 2021) through year-end 2023. In addition, for the three months ended March 31, 2024, and 2023, the Company had negative operating cash flows of $9,316.0 and $3,774.5, respectively. As of December 31, 2023, Private TMTG had a negative working capital position, primarily due to the short-term nature of the Private TMTG Convertible Notes, which converted to Private TMTG common stock immediately prior to the Closing. Based upon receipt of proceeds from the Business Combination detailed above, and the resulting positive working capital position (i.e., $274,101.1 of current assets less $64,004.8 of current liabilities, including $50,157.8 of convertible notes as of March 31, 2024), management believes there is not substantial doubt regarding the Company’s ability to continue as a going concern as of March 31, 2024, and the substantial doubt as of December 31, 2023, has been mitigated. The Company believes it has sufficient working capital to fund operations for at least the next twelve months from the date of issuance of the accompanying financial statements.
Off-Balance Sheet Arrangements
As of March 31, 2024, TMTG did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with TMTG is a party, under which it has any obligation arising under a guaranteed contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily interest rates, access to credit and funds to run day-to-day operations, and the result of fluctuations in foreign currency exchange rates if we expand internationally. Failure to mitigate these risks could have a negative impact on revenue growth, gross margin, and profitability.

Interest Rate Risk
Our cash and cash equivalents are comprised of demand deposits in bank accounts held at financial institutions. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure.
Credit Risk
As of March 31, 2024 and 2023, effectively all of our cash and cash equivalents were maintained with a large financial institution. We have reviewed the financial statements of our banking institution and believe it currently has sufficient assets and liquidity to conduct its operations in the ordinary course of business with little or no credit risk to us.
As of March 31, 2024 and 2023, two advertising partners each individually represented in excess of 5% of accounts receivable.
Emerging Growth Company Status
In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. TMTG has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, TMTG will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.
Critical Accounting Policies and Significant Management Estimates
TMTG prepares its financial statements in accordance with GAAP. The preparation of financial statements also requires TMTG to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. TMTG bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by TMTG’s Management Team. To the extent that there are differences between TMTG’s estimates and actual results, its future financial statement presentation, balance sheet, results of operations and cash flows will be affected. TMTG believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving our Management Team’s judgments and estimates. Critical accounting policies and estimates are those that TMTG considers the most important to the portrayal of its balance sheet and results of operations because they require its most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.
The preparation of TMTG’s financial statements in conformity with GAAP requires it to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although TMTG believes that the estimates it uses are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. TMTG’s significant accounting policies are described in Note 2 to TMTG’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2024 and 2023, included in this prospectus. TMTG’s critical accounting policies are described below.
Revenue Recognition. TMTG records revenue in accordance with ASC 606. TMTG determines the amount of revenue to be recognized through application of the following steps — Identification of the contract, or contracts with a customer; — Identification of the performance obligations in the contract; — Determination of the transaction price; — Allocation of the transaction price to the performance obligations in the contract; — Determining whether TMTG is the principal or the agent in arrangements where another party is involved in providing specified services to a customer; and — Recognition of revenue when or as TMTG satisfies the performance obligations.
Private TMTG entered into advertising contractual arrangements with advertising manager service companies. The advertising manager service companies provide advertising services to customers that facilitate the placement of ads on the Truth Social platform. TMTG determines the number of Ad Units available on its Truth Social platform. The advertising manager service companies have sole discretion over the terms of the auction and all payments and actions associated therewith. Prices for the Ad Units are set by an auction operated and managed by these third-party companies. TMTG has the right to block specific advertisers at its sole reasonable discretion, consistent with applicable laws, rules, regulations, statutes, and ordinances. TMTG is an agent in these arrangements, and recognizes revenue for its share in exchange for arranging for the specified advertising to be provided by the advertising manager service companies. The advertising revenues are recognized in the period when the advertising services are provided.
TMTG determined that the contractual arrangements with Rumble and TAME, respectively, are agency arrangements as determined by ASC 606-10-55.
Rumble is an advertising manager service involved in providing advertising services through its Ad Manager Service Platform on the Truth Social website to customers. Rumble will make Truth Social Ad Units available for purchase by advertisers on the Ad Manager Service. TMTG determines the number of Ad Units available on its Truth Social website. TMTG determined that the nature of its promise is to arrange for advertising services to be provided by Rumble. The distinct service is selling advertising space for the placement of advertisements (“Ads”) on Truth Social and not combined with any other service as contemplated in paragraph ASC 606-10-55-36.
In evaluating the nature of its promise (as described in paragraph 606-10-55-36), TMTG determined that Rumble has sole discretion over the terms of the auction and all payments and actions associated therewith. Prices for the Ad Units will be set by an auction operated and managed by Rumble. Rumble therefore controls (as described in paragraph ASC 606 -10-25-25) each specified Ad unit used by the customer. The services are not combined with any other services as contemplated in paragraph ASC 606-10-25-21(a).
ASC 606-10-55-38 is applicable as TMTG is an agent, its performance obligation is to arrange for the provision of advertising by Rumble. TMTG does not control the advertising provided by Rumble to satisfy the customer’s requirements. TMTG therefore recognizes revenue in the amount of its share in exchange for arranging for the specified advertising to be provided by Rumble. The share is reduced by any costs incurred by Rumble. The requirements of ASC 606-10-55-37 are not applicable as TMTG does not obtain control as outlined in this section. Also refer to the analysis of control indicators in ASC 606-10-55-39. ASC 606-10-55-39 (indicator of control before advertising is sold to customers) is not applicable due to: Rumble and not TMTG is primarily responsible for fulfilling the promise to provide the specified advertising; the Company has no inventory risk related to advertising used by a customer or TMTG has no discretion in establishing the price for the specified advertising. ASC 606-10-55-40 is not applicable as no principal obligations were transferred.
The TAME contractual arrangement is significantly smaller in financial scope than the Rumble arrangement; however, the nature of the promise is similar for both vendors. TAME also has discretion over the terms of the auction and all payments and actions associated therewith. ASC 606-10-55-38 is therefore applicable, and the Company recognizes revenue in the amount of its share in exchange for arranging for the specified advertising to be provided by TAME. ASC 606-10-55-39 is not applicable for similar reasons as outlined in the preceding paragraph.
Software Development Costs. We expense software development costs, including costs to develop software products or the software component products to be sold, leased, or marketed to external users, before technological feasibility is reached. Technological feasibility typically is reached shortly before the release of such products. As a result, development costs that meet the criteria for capitalization were not material for the three months ended March 31, 2024.
Software development costs also include costs to develop software to be used solely to meet internal needs and cloud-based applications used to deliver our services. We capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. Costs capitalized for developing such software applications were not material for the three months ended March 31, 2024.

Stock Based Compensation. TMTG measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. The fair value of the award is measured on the grant date for equity classified instruments, and liability classified awards are subject to remeasurement in accordance with ASC 718. Awards granted to directors are treated on the same basis as awards granted to employees.
Income Taxes. TMTG is subject to income taxes in the United States. Significant judgment is required in determining its provision (benefit) for income taxes and income tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. TMTG recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Income tax amounts are therefore recognized for all situations where the likelihood of realization is greater than 50%. Changes in recognition or measurement are reflected in income tax expense in the period in which the change in judgment occurs. Accrued interest expense and penalties related to uncertain tax positions are recorded in income tax expense.
Convertible Promissory Notes. Private TMTG issued the Private TMTG Convertible Notes, which contained a range of fixed rate conversion features, whereby the outstanding principal and accrued interest would be converted into common shares at a fixed discount to the market price of the Common Stock at the time of conversion. The Private TMTG Convertible Notes represented a financial instrument other than an outstanding share that embodies a conditional obligation that Private TMTG must or may have settled by issuing a variable number of its equity shares. The bifurcated embedded features of the convertible promissory notes were initially recorded on the balance sheet at their fair value on the date of issuance. After the initial recognition, the fair value of the convertible promissory notes (derivative feature component) may have changed over time due to changes in market conditions. The change in fair market value was included in the statement of operations. The liability component of the bifurcated convertible promissory notes (net of any related debt issuance costs) accreted interest using the respective effective interest rate method until maturity.
Fair Value of Financial Instruments. TMTG uses a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:
Level 1. Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2. Significant other inputs that are directly or indirectly observable in the marketplace.
Level 3. Significant unobservable inputs which are supported by little or no market activity.
The derivative liability component of Private TMTG Convertible Notes were classified as Level 3 due to significant unobservable inputs. Historically, the estimated fair value of the conversion feature of the derivative liability has been based on traditional valuation methods including Black-Scholes option pricing models and Monte Carlo simulations.
Use of Estimates. The preparation of financial statements in accordance with U.S. GAAP requires TMTG to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates include assumptions used in the fair value of equity instruments, the valuation allowance against deferred tax assets, and the estimates of fair value of derivative liabilities.
Recent Accounting Pronouncements
See Note 2 to TMTG’s unaudited condensed consolidated financial statements for the three months ended March 31, 2024 and 2023.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

Internal Control over Financial Reporting
Disclosure controls and procedures are controls and other procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to management, upon the Closing, TMTG's Chief Executive Officer and Chief Financial Officer (the “Certifying Officers”), to allow timely decisions regarding required disclosure.
Under the supervision and with the participation of Private TMTG’s management, including its Certifying Officers, Private TMTG carried out an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. In connection with the preparation of our consolidated financial statements as of and for the years ended December 31, 2023 and 2022, Private TMTG’s management identified a material weakness in its internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of an entity’s financial statements will not be prevented or detected on a timely basis. Private TMTG’s management determined that the material weakness primarily related to its failure to design and maintain formal accounting policies, processes, and controls to analyze, account for and properly disclose income recordation as well as a need for additional accounting personnel who have the requisite experience in SEC reporting regulation.
TMTG is committed to remediating the material weaknesses described above and continuing remediation efforts during 2024. We intend to initiate and implement several remediation measures including, but not limited to hiring additional accounting staff with the requisite background and knowledge, engaging third parties to assist in complying with the accounting and financial reporting requirements related to significant and complex transactions as well as adding personnel to assist with formalizing our business processes, accounting policies and internal control documentation, strengthening supervisory reviews by our management, and evaluating the effectiveness of our internal controls in accordance with the framework established by Internal Control - Integrated Framework (2013) published by the Committee of Sponsoring Organizations of the Treadway Commission. While our efforts are ongoing, we plan to continue to take additional steps to remediate the material weaknesses, improve our financial reporting systems, and implement new policies, procedures, and controls; however, we cannot guarantee those measures will prevent or detect material weaknesses in the future.
Although we intend to pursue the remediation efforts mentioned above, all identified material weaknesses continue to exist as of the date of the audited financial statements and we cannot provide any assurance that we, or our independent registered public accounting firm, will not identify new material weaknesses in our internal controls over financial reporting in the future. While we are undertaking efforts to remediate these material weaknesses, the material weaknesses will not be considered remediated until our remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and we have concluded through testing, that the newly implemented and enhanced controls are designed and operating effectively. We are working to remediate the material weaknesses as efficiently and effectively as possible but expect that full remediation could potentially go beyond December 31, 2024. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, incur significant costs, and place significant demands on our financial and operational resources.
Interest Rate Fluctuation Risk
TMTG’s investment portfolio may consist of short-term and long-term interest-bearing obligations, including government and investment-grade debt securities and money market funds. These securities may be classified as available-for-sale and, consequently, would be recorded on the unaudited condensed consolidated balance sheets at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income (loss), net of tax. TMTG’s investment policy and strategy will be focused on the preservation of capital and supporting its liquidity requirements. TMTG does not intend to enter into investments for trading or speculative purposes.

Foreign Currency Exchange Risk
Transaction Exposure
TMTG may transact business in various foreign currencies and have international revenue, as well as costs denominated in foreign currencies. This may expose us to the risk of fluctuations in foreign currency exchange rates. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, could negatively affect our revenue and other operating results as expressed in U.S. dollars.
Financial Market Risk
The primary objective of any investment activities is to preserve principal, while at the same time maximizing income we receive from investments without significantly increased risk. Some of the securities TMTG may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if TMTG holds a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the value of its investment will decline. To minimize this risk in the future, TMTG may maintain its portfolio of cash equivalents and investments in a variety of securities, including (but not limited to): commercial paper, money market funds, government and non-government debt securities and certificates of deposit.

OUR BUSINESS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of TMTG and its subsidiaries.
Overview
TMTG believes free and open communication, particularly political speech, is essential to self-government and democracy. Free expression allows citizens to keep their government in check and inform themselves as voters. Free speech also enables the discovery of truth through the uninhibited marketplace of ideas. Truth often emerges only when opposing ideas can compete against each other on a level playing field. TMTG further believes that the ability to freely express core political speech is among the inalienable rights affirmed by the Declaration of Independence that underlay America’s system of government.
TMTG therefore aspires to build a media and technology powerhouse to rival the liberal media consortium and promote free expression. TMTG was founded to fight back against the big tech companies — Meta (Facebook, Instagram and Threads), X (formerly Twitter), Netflix, Alphabet (Google), Amazon and others — that may curtail debate in America and censor voices that contradict their “woke” ideology. As confirmed by the “Twitter Files” exposés, X has long suppressed conservative speech (including at the behest of U.S. government officials) through various means, including “shadow banning”— a surreptitious process in which users may not even know their posts are being hidden from other users. X also outright banned conservative users such as President Donald J. Trump, who was banned for one year and ten months — even while X continued to allow the Taliban to freely post their views to the world. In July 2023, a federal district court judge found that Biden White House personnel likely colluded with big tech companies to violate Americans’ First Amendment rights. The opinion expressed that “targeted suppression of conservative ideas is a perfect example of viewpoint discrimination of political speech.” Big tech companies’ transformation into the arbiters of public speech and organs of state-sponsored censorship contradicts American values. Their suppression of dissident speech constitutes the most serious threat today to a free and democratic debate. Thus, TMTG aims to safeguard public debate and open dialogue, and to provide a platform for all users to freely express themselves.
TMTG’s first product, Truth Social, is a social media platform aiming to disrupt big tech’s control on free speech by opening up the internet and giving the American people their voices back. It is a public, real-time platform where any user can create content, follow other users and engage in an open and honest global conversation without fear of being censored or “cancelled” due to their political viewpoints. TMTG does not restrict whom a user can follow, which greatly enhances the breadth and depth of available content. Additionally, users can be followed by other users without requiring a reciprocal relationship, enhancing the ability of TMTG users to reach a broad audience.
Truth Social was generally made available in the first quarter of 2022. TMTG prides itself on operating its platform, to the best of its ability, without relying on big tech companies. Partnering with pro-free-speech alternative technology firms, Private TMTG fully launched Truth Social for iOS in April 2022. Private TMTG debuted the Truth Social web application in May 2022, and the Truth Social Android App became available in the Samsung Galaxy and Google Play stores in October 2022. Private TMTG introduced direct messaging to all versions of Truth Social in 2022, released a “Groups” feature for users in May 2023 and announced the general availability of Truth Social internationally in June 2023. Since its launch, Truth Social has experienced substantial growth, from zero to an aggregate of approximately 9.0 million signups for Truth Social via iOS, Android and the web as of mid-February 2024. However, investors should be aware that since its inception, Private TMTG and, following the Closing, TMTG has not relied on any specific key performance metric to make business or operating decisions. Consequently, it has not been maintaining internal controls and procedures for periodically collecting such information, if any. While many mature industry peers may gather and analyze certain metrics, given the early development stage of the Truth Social platform, TMTG’s Management Team believes that such metrics are not critical in the near future for the business and operation of the platform. This stance is due to TMTG’s long-term commitment to implementing a robust business plan, which may involve introducing innovative features and potentially incorporating new technologies, such as advanced video streaming services on its platform. These initiatives may enhance the range of services and experiences TMTG can offer on its Truth Social platform.
At this juncture in its development, TMTG believes that adhering to traditional key performance indicators, such as signups, average revenue per user, ad impressions and pricing, or active user accounts including monthly and daily active users, could potentially divert its focus from strategic evaluation with respect to the progress and growth of its business. TMTG believes that focusing on these KPIs might not align with the best interests of TMTG or its stockholders, as it could lead to short-term decision-making at the expense of long-term innovation and value creation. Therefore, TMTG believes that this strategic evaluation is critical and aligns with its commitment to a robust business plan that includes introducing innovative features and new technologies. See “Risk Factors — Risk Factors Related to TMTG — TMTG does not currently, and may never, collect, monitor or report certain key operating metrics used by companies in similar industries.”
To foster a flourishing digital public forum, TMTG seeks to prevent illegal and other prohibited content from contaminating its platform. In accordance with Truth Social’s terms of service, illegal and prohibited content includes, but is not limited to, depictions or threats of violence, harassment, incitement of or threats of physical harm. Using human moderators and an artificial intelligence vendor known as HIVE, Truth Social has developed what TMTG believes is a robust, fair, and viewpoint-neutral moderation system and that its moderation practices are consistent with, and indeed help facilitate, TMTG’s objective of maintaining “a public, real-time platform where any user can create content, follow other users, and engage in an open and honest global conversation without fear of being censored or cancelled due to their political viewpoints.” See “Risk Factors — Risks Related to TMTG’s Business — TMTG may be subject to greater risks than typical social media platforms because of the focus of its offerings and the involvement of President Donald J. Trump. These risks include active discouragement of users, harassment of advertisers or content providers, increased risk of hacking of TMTG’s platform, lesser need for Truth Social if First Amendment speech is no longer believed to be suppressed by other similar platforms, criticism of Truth Social for its moderation practices, and increased stockholder suits.”
Industry Overview
Today many people get their news from the internet, including websites operated by newspapers and cable news providers. According to a 2020 Pew Research Center survey, a large majority of Americans read news from digital devices. More than eight-in-ten U.S. adults (86%) say they get news from a smartphone, computer or tablet “often” or “sometimes,” including 60% who say they do so often. This is higher than the portion who get news from television, though 68% get news from TV at least sometimes and 40% do so often. Americans turn to radio and print publications for news far less frequently, with half saying they turn to radio at least sometimes (16% do so often) and about a third (32%) saying the same of print (10% get news from print publications often).
Social media sites such as X and Facebook have become popular platforms for public discussions and information gathering. These sites were originally characterized by the free exchange of ideas — in fact, the companies’ founders were often free-speech idealists. The freewheeling marketplace of ideas they created, however, has been eviscerated by an overbearing censorship regime implemented by the few large, powerful corporations that now dominate the sector. Even the founder and former CEO of X has lamented that “centralizing discovery and identity into corporations” has “really damaged the internet.”
These corporations increasingly decide which viewpoints can and cannot be expressed on their platforms. No one, not even a sitting President of the United States, is beyond the reach of big tech censorship. This dynamic has become — as X’s (formerly Twitter’s) founder predicted it would —”destructive to the noble purpose and ideals of the open internet.” Social media companies employ, rely on, and have largely become captive to an ever-expanding faction of content moderators and so-called “fact checkers” who suppress content and promote so-called “algorithmic justice.” The means of censorship include shadow bans, temporary suspensions, misinformation warnings, removal of offending posts, and outright bans on users and accounts. Alarmingly, viewpoints are frequently suppressed simply for contradicting the prevailing media narrative on topics of public interest. As a result, users increasingly engage in self-censorship in an attempt to avoid takedowns, suspensions, and bans meted out by anonymous big tech censors.
This oppressive censorship creates opportunities for TMTG, which seeks to create a free-speech haven in the social media sphere. Moreover, as America and the world have emerged from the isolation of a years-long pandemic, Truth Social intends to provide a global platform to help reconnect people and communities by fostering each individual’s unique and unencumbered free expression.

Company Growth Strategy
As TMTG seeks to create a fully integrated media and technology company, it is pursuing these growth strategies:
Grow Truth Social. TMTG believes that growth in Truth Social’s user base will drive more unique content, which in turn will drive the viral, organic promotion of content on Truth Social, thereby attracting more platform partners and advertisers. TMTG also plans to grow Truth Social through the addition and refinement of user-friendly features — including the integration of video — and continued global expansion. As Truth Social attracts more users, the value proposition for advertisers increases, thereby incentivizing advertisers to develop unique and compelling content for the platform.
Increase Product Offerings and Services. Organically and/or in acquisitions or partnership with third parties, TMTG intends to develop one or more additional cutting-edge products and/or services to complement the Truth Social platform. TMTG has conducted extensive technological due diligence regarding, and begun testing, a particular, state-of-the-art technology that supports video streaming and provides a “home” for cancelled content creators, and which TMTG is exploring with the aim to incorporate into its product offerings and/or services as soon as practicable. On April 16, 2024, TMTG announced that, after six months of testing on its Web and iOS platforms, the Company has finished the research and development phase of a new live TV streaming platform and expects to begin scaling up its own content delivery network (“CDN”). As part of the roll out of its own CDN, TMTG expects to obtain data center services and purchase servers and related equipment for the project. Additionally, as part of its growth strategy, TMTG expects to continue negotiating improved licensing terms for the CDN technology and may even pursue the potential acquisition of such technology. In addition to developing its CDN, TMTG is continuing to explore potential acquisitions and partnership opportunities to advance its strategic objectives of growing Truth Social and its user base, increasing product offerings, and investing in the patriot economy. TMTG expects such acquisitions, if any, to align with its vision of maintaining a safe harbor for free expression and building an uncancellable tech stack.
Pursue Strategic Acquisitions and/or Partnerships. As cancel culture sweeps through corporate America, businesses are facing increasing pressure to silence or disavow certain customers — or are more frequently taking controversial stands on political issues that alienate many consumers. Concurrently, an increasing number of entrepreneurs are catering to conservatives across various industries. TMTG is, actively seeking out, and from time to time intends to seek out, opportunities to partner with and/or acquire other participants in this growing “parallel economy.”
As an early-stage company in the rapidly evolving technology sector, Private TMTG experienced significant shifts in its business strategy since October 2021. Private TMTG’s plans were notably impacted by a delay in accessing capital due to the postponed merger with Digital World. Despite these challenges, Private TMTG remained agile, focusing primarily on enhancing the features and user interface of Truth Social since its launch in the first quarter of 2022. This focus on improving the user experience led Private TMTG to reassess the development of a subscription video on demand service while exploring alternatives, including the streaming technology referenced above, and adjust its business plan and capital needs accordingly.
The successful launch of Truth Social, coupled with a strategic shift towards less capital-intensive technology, significantly reduced TMTG’s capital requirements. This shift reflected TMTG’s adaptability and responsiveness to market conditions and the challenges in the broader sector. As TMTG continues to evolve, the potential integration of innovative technologies with Truth Social not only signifies a strategic pivot but also opens new avenues for growth and engagement, positioning TMTG to capitalize on the synergies between advanced network infrastructure and social media platforms in the ever-changing technology landscape.
Company Products and Services
Truth Social
TMTG has designed Truth Social to create a user-centric, interactive experience. TMTG’s development efforts focus on simplicity and ensuring that content can be accessed by, or shared with, all participants without discrimination.
Description of Business
Truth Social is a free expression application that offers social networking services.

TMTG’s Social Network
Truth Social, TMTG’s social networking platform, relies on free, publicly available software. Regardless of whether Truth Social’s administrators, outside activist pressure groups, cancel-culture internet mobs, foreign governments or any other persons agree with any user’s political viewpoints, TMTG strives to ensure that any user’s protected political speech will be allowed on the site.
Competition
TMTG’s business is characterized by rapid technological change, frequent product innovation, and the continuously evolving preferences and expectations of its users, advertisers, content partners, platform partners and developers. TMTG will likely face significant competition in every aspect of its business, including from companies that provide tools to facilitate communications and the sharing of information, companies that enable marketers to display advertising, and other online ad networks, exchanges, and platforms. TMTG will need to compete in order to attract, engage, and retain people who use its products, and to attract and retain marketers, content and platform partners, and developers. TMTG expects continued, robust competition for digital ad spending. TMTG will also need to compete to attract and retain employees, especially software engineers, designers, and product managers. TMTG further expects that it will face criticism, and its users may face criticism, from legacy social media sites and others that are opposed to views that may be expressed by TMTG’s users. While TMTG will welcome dissenting voices to respond on TMTG’s platform, others may prefer to ignore or disparage TMTG or its users in other forums.
TMTG expects to face significant competition with the following companies for people’s attention and for advertisers’ budgets:
•
Companies that that offer products that enable people to create and share ideas, videos, and other content and information. These offerings include, for example, X (formerly Twitter), Meta (including Facebook, Instagram and Threads), Alphabet (including Google and YouTube), Microsoft (including LinkedIn), Snapchat, TikTok and Verizon Media Group, as well as largely regional social media and messaging companies that have strong positions in particular countries (including WeChat, Kakao, and Line). Although TMTG will seek differentiated content from other licensors, TMTG will face competition for live premium video content rights from other digital distributors and traditional television providers, which may limit TMTG’s ability to secure such content on acceptable economic and other terms.

•	Companies that offer advertising inventory and opportunities to advertisers.
•	Companies that develop applications, particularly mobile applications, that create, syndicate, and distribute content across internet properties.
•
Traditional, online, and mobile businesses that enable people to consume content or marketers to reach their audiences and/or develop tools and systems for managing and optimizing advertising campaigns.

As TMTG introduces new products, as its products evolve or as competing companies introduce new products and services, TMTG may become subject to additional competition. TMTG’s industry is evolving rapidly and is highly competitive. See the sections titled “Risk Factors — Risks Related to TMTG’s Business — TMTG’s business is highly competitive. Competition presents an ongoing threat to the success of TMTG’s business. If TMTG is unable to compete effectively for users and advertiser spend, TMTG’s business and operating results could be harmed,” and “Risk Factors — Risks Related to TMTG’s Business — The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect TMTG’s business.”
Sales and Marketing
Pending access to additional capital, TMTG intends to have a sales force and sales support staff that is focused on attracting and retaining advertisers. TMTG expects that its sales force and sales support staff will assist advertisers throughout the advertising campaign cycle, from pre-purchase decision making to real-time optimizations as they utilize TMTG’s campaign management tools, and to post-campaign analytics reports to assess the effectiveness of their advertising campaigns.
TMTG expects that its marketing campaigns will focus on celebrating and highlighting the voices of all people who make Truth Social unique. TMTG believes advertisers could eventually be attracted to a platform that encourages free and open debate among all users rather than to a platform that seeks to silence diverse perspectives — including views held by large swaths of Americans.
License Agreement
Private TMTG entered into a royalty-free license agreement with President Donald J. Trump and DTTM Operations, LLC, an entity that licenses President Donald J. Trump’s name and regulates his personal media assets and is beneficially wholly owned by President Donald J. Trump. The License Agreement required Private TMTG to pay $100 upon the execution of this License Agreement and that such amount constituted full consideration and a fully paid-up royalty covering the entire term of the License Agreement for the licenses granted in the License Agreement. Private TMTG did not, and, as of the date of this prospectus, TMTG Sub has not, paid any other amounts to President Donald J. Trump pursuant to the License Agreement.
Under the License Agreement, as amended, TMTG Sub has a royalty-free license to use “Trump Media & Technology Group Corp.” as its name. In addition, TMTG Sub has a royalty-free license to use the name and likeness of President Donald J. Trump, solely as necessary for TMTG Sub to commercialize Truth Social. The License Agreement prohibits use of President Donald J. Trump’s name or likeness for any other purpose and specifically excludes any use in connection with political activities, including political messaging, political fundraising, get-out-the vote efforts and uses that are controlled by or supportive of any political committees, candidates, policies or initiatives or associated with advocacy or electioneering. All uses of (and any modifications to) President Donald J. Trump’s name or likeness are subject to his prior approval. Further, the quality of any products or services offered under the License Agreement in connection with President Donald J. Trump’s name or likeness is subject to his control, and those products or services must in any event satisfy the highest standards for quality and reputation. The rights granted to use President Donald J. Trump’s name and likeness do not extend to any other member of his family.
Until February 2, 2025, (the “TMTG Social Media Exclusivity Term”), President Donald J. Trump has agreed to channel non-political communications and posts coming from his personal profile to the Truth Social platform before posting that same social media communication and/or post to any other social media platform that is not Truth Social (collectively, “Non-TMTG Social Media”) until the expiration of the “DJT/TMTG Social Media 6-Hour Exclusive” which means the period commencing when President Donald J. Trump posts any social media communication onto the Truth Social platform and ending six hours thereafter; provided that he may post social media communications from his personal profile that he deems, in his sole discretion, to be politically-related on any social media site at any time, regardless of whether that post originates from a personal account. As a candidate for president, most or all of President Donald J. Trump’s social media posts may be deemed by him to be politically related. Consequently, TMTG may lack any meaningful remedy if President Donald J. Trump minimizes his use of Truth Social. Additionally, none of the limitations or exclusivity contained in the License Agreement shall apply to any business ventures of President Donald J. Trump or The Trump Organization or their respective affiliates.
Unless notice is given, the TMTG Social Media Exclusivity Term extends in perpetuity for additional 180-day terms. In the event of a force majeure as described in the License Agreement that lasts longer than three days, or if the TMTG Platform is not available to President Donald J. Trump for a period of three or more consecutive days, President Donald J. Trump will have the right to invoke the suspension of the DJT/TMTG Social Media 6-Hour Exclusive. If the TMTG Social Media Exclusivity Term were to expire but the License Agreement remained in effect, President Donald J. Trump would be required to post non-political communications contemporaneously to Truth Social and Non-TMTG Social Media. However, that obligation would also exempt any communications that President Donald J. Trump deems, in his sole discretion, to be politically-related.
President Donald J. Trump has the right to terminate the License Agreement if (i) the quality of any product or service falls below the required level and is not restored immediately (but not later than 30 days) after notification or (ii) TMTG Sub causes or permits (a) any use of President Donald J. Trump’s name, likeness or other characteristic in any manner that denigrates or ridicules the name, image or reputation of President Donald J. Trump, any member of his family, or any of his or her business properties, (b) uses of such name, likeness or other characteristic other than as permitted in the License Agreement, (c) alternations or distortions of such name, likeness or other characteristic without President Donald J. Trump’s written consent, or (d) creation of any direct, indirect or implied endorsement or commercial tie-in with any product or service that is not offered by TMTG Sub, and the applicable foregoing condition ((a)-(d)) is not cured within 30 days after notice. The license is in any event revocable by President Donald J. Trump and subject to all of the conditions and limitations in the License Agreement.
The License Agreement also provides that, if it is not sooner terminated, and if TMTG Sub becomes listed on a public market exchange in the United States via, inter alia, the Business Combination before December 31, 2024, the term of the License Agreement will continue in perpetuity, except that it may be terminated by TMTG Sub for convenience or by President Donald J. Trump for a breach of TMTG Sub’s obligation to ensure that any products or services offered or marketed using President Donald J. Trump’s name or likeness meet the highest standards of quality and reputation if such breach is not cured immediately (but no later than 30 days) after notification. As a result, following the completion of the Business Combination, the License Agreement will continue in perpetuity.
President Donald J. Trump has agreed not to compete with Truth Social by founding, developing or obtaining a controlling interest in a social media platform that includes one or more material features that directly compete with any of the material features of Truth Social. President Donald J. Trump may otherwise compete with Truth Social, including by managing or otherwise working with any other social media platform.
TMTG Sub may not terminate the License Agreement based on the personal or political conduct of President Donald J. Trump, even if such conduct could negatively reflect on TMTG Sub’s reputation or brand or be considered offensive, dishonest, illegal, immoral, or unethical, or otherwise harmful to TMTG Sub’s brand or reputation. Further, TMTG and TMTG Sub may be obligated to indemnify President Donald J. Trump for any losses of any type that relate in any way to the License Agreement, including any such losses attributable to President Donald J. Trump’s own offensive, dishonest, illegal, immoral, unethical, or otherwise harmful conduct.
Intellectual Property
One of the core strengths of TMTG’s business is its intellectual property portfolio and unique experience, both of which guide product development activities and TMTG’s approach to intellectual property filings.
TMTG’s future success and competitive position depend in part upon its ability to obtain and maintain protection of its proprietary technologies. TMTG also relies on a combination of non-disclosure agreements and other contractual provisions, as well as its employees’ commitment to confidentiality and loyalty, to protect TMTG’s technology and processes. Further, as noted above, TMTG Sub has entered into the License Agreement with President Donald J. Trump, and DTTM Operations, LLC, for the right to use the likeness of President Donald J. Trump.
TMTG seeks to protect its intellectual property rights by relying on federal, state, and common law rights in the United States and other countries, as well as contractual restrictions. TMTG will enter into confidentiality and invention assignment agreements with its employees and contractors, and confidentiality agreements with other third parties, in order to limit access to, and disclosure and use of, TMTG’s confidential information and proprietary technology. In addition to these contractual arrangements, TMTG also relies on a combination of trademarks filed in the name of T Media Tech LLC and TMTG Sub (under its former name, Trump Media & Technology Group Corp.), trade dress, domain names, copyrights, trade secrets and patents to help protect its brand and its other intellectual property.
On February 14, 2023, a trademark for “TRUTH SOCIAL” in classes 21 and 25 was registered with USPTO by T Media Tech LLC for use with cups, mugs and certain types of clothing. Trademark applications for “Truth Social” in classes 9 and 42; for “RETRUTH” in classes 9, 35, 38, 41, 42, and 45; for “TRUTHSOCIAL” in classes 9, 35, 38, 41, 42 and 45; and for “TRUTHPLUS” in classes 9, 35, 38, 41, and 42 are the subject of suspension notices received from USPTO on October 24, 2022; January 13, 2023; February 14, 2023 and February 17, 2023, respectively, in each case based on alleged similarity to existing registered (and pending) trademarks. In particular, the USPTO has issued non-final rejections of all of the foregoing applications to register marks for use with a social media network or a streaming video service. Although Private TMTG pursued certain appeal rights, there can be no assurance that TMTG will be able to overcome the objections of the trademark examiner or that the challenged marks will be approved. Several additional trademark applications remain pending, but have not been the subject of adverse action by USPTO.
TMTG may be unable to obtain patent or trademark protection for its technologies and brands, and any patents or trademarks that may be issued in the future, may not provide TMTG with competitive advantages or distinguish its products and services from those of its competitors. In addition, any patents and trademarks may be contested, circumvented, or found unenforceable or invalid, and TMTG may not be able to prevent third parties from infringing, diluting or otherwise violating them. For example, TMTG is currently evaluating its options with respect to apparent bad faith registrations of the Truth Social trademark in the European Union and Sweden.
Companies in the internet, technology, and media industries own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. TMTG expects to face future allegations that TMTG has infringed or otherwise violated the patents, copyrights, trademarks, trade secrets, and other intellectual property rights of third parties, including its competitors and non-practicing entities. As TMTG faces increasing competition and as its business grows, TMTG will likely face more intellectual property-related claims and litigation matters. For additional information, see the sections titled “Risk Factors — Risks Related to TMTG’s Business — If TMTG’s trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by TMTG’s competitors, the value of TMTG’s brand and other intangible assets may be diminished, and TMTG’s business may be adversely affected. The USPTO has issued a non-final rejection of TMTG’s or its affiliate’s applications to register the trademarks “Truth Social” and “TRUTHSOCIAL” for use with a social media network because of alleged similarity to other registered and pending trademarks. If TMTG is unable to overcome the objections of the trademark examiner to successfully register the pending “Truth Social” and “TRUTHSOCIAL” trademarks with the USPTO and otherwise protect TMTG’s intellectual property, the value of TMTG’s brand and other intangible assets may be diminished, TMTG may be forced to rebrand its offerings, and TMTG’s business may be adversely affected.”
Government Regulation
TMTG is subject to a number of U.S. federal and state and foreign laws and regulations that involve matters central to TMTG’s business. These laws and regulations may involve privacy, rights of publicity, data protection, content regulation, intellectual property, competition, protection of minors, consumer protection, taxation, or other subjects. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm TMTG’s business and revenue. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which TMTG operates.
TMTG is also subject to federal, state and foreign laws regarding privacy and the protection of user data, and most recently updated Truth Social’s privacy policy in accordance with such laws in December 2022. In the U.S., state privacy laws such as the California Consumer Privacy Act, as amended by the California Privacy Rights Act, the Arkansas Social Media Safety Act, and the Utah Social Media Regulation Act, the Texas Capture or Use of Biometric Identifiers Act, the Illinois Biometric Information Privacy Act, and others, both currently in effect and scheduled to take effect through 2026, may affect TMTG. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies, and foreign governments concerning data protection that could affect TMTG. Foreign data protection, privacy, consumer protection, content regulation and other laws and regulations are often more restrictive than those in the United States. For example, the CCPA, as amended by the CPRA, provide new data privacy rights for consumers and new operational requirements for companies, effective in 2020 and 2023 respectively. The CCPA gives California residents rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is collected, used, and shared. The CCPA provides for civil penalties for violations and creates a private right of action for security breaches that could lead to consumer class actions and other litigation against the Company. Truth Social as an internet platform is subject to 47 U.S. Code § 230 and COPPA in addition to the regulations discussed above. The FTC has adopted revisions to COPPA that expands liability for the collection of information by operators of websites and other electronic solutions that are directed to children. 47 U.S. Code § 230 provides a potential defense for Truth Social from incurring liability for restricting access to or the availability of material that a user may consider to be obscene, lewd, lascivious, filthy, excessively violent, harassing, or otherwise objectionable whether or not such material is protected by the First Amendment of the U.S. Constitution. However, such defense may be costly financially. Pursuant to the statute, Truth Social will at the time of entering an agreement with a customer, notify such customer that parental control protections (such as computer hardware, software, or filtering services) are commercially available and may assist the customer in limiting access to material that is harmful to minors. For example, the Company is subject to the GDPR, which applies to all members of the EEA and, in some circumstances, to processors in a state outside the EEA including any business, regardless of its location, that provides goods or services to individuals located in the EEA. The GDPR imposes significant obligations on data controllers and data processors, requiring the implementation of more stringent requirements for the processing of personal data. If the Company fails to comply with the GDPR, it may lead to regulatory investigation with possible enforcement of monetary penalties ranging from 10 million to 20 million euro, or 2% to 4% of annual worldwide revenue (whichever is higher), private or class action lawsuits and/or reputational damage.
On July 10, 2023, the European Commission adopted an adequacy decision concluding that the United States ensures an adequate level of protection for personal data transferred from the European Union to organizations in the United States that are included in the “Data Privacy Framework List,” which is maintained by the U.S. Department of Commerce pursuant to the EU-U.S. Data Privacy Framework. The impact of the European Commission’s adequacy decision is complex, evolving, and may be reviewed by the CJEU. A future invalidation of the Privacy Shield by the CJEU will create additional uncertainty and mean there are few if any viable alternatives to the Privacy Shield and the SCCs for the foregoing purposes, which may lead to government enforcement actions, litigation, fines and penalties or adverse publicity that could have an adverse effect on TMTG’s reputation and business.
Further, in Canada, the Company is subject to Canada’s PIPEDA. PIPEDA provides Canadian residents with privacy protections and sets out rules for how companies may collect, use and disclose personal information in the course of commercial activities. Truth Social users may be restricted from accessing Truth Social from certain countries, and other countries may intermittently restrict access to Truth Social. It is possible that other governments may seek to restrict access to or block TMTG’s website or mobile applications, censor content available through TMTG’s products or impose other restrictions that may affect the accessibility or usability of Truth Social for an extended period of time or indefinitely.
For additional information, see the section titled “Risk Factors — Risks Related to TMTG’s Business — TMTG’s business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to TMTG’s business practices, increased cost of operations, or declines in user growth or engagement, or otherwise harm TMTG’s business.”
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have taken advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) (a) December 31, 2026, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Stock held by non-affiliates equals or exceeds $250 million as of the end of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30th.
Periodic Reporting and Financial Information
We have registered our common stock and warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.
We are required to evaluate our internal control procedures for the fiscal year ended December 31, 2023 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. We have filed a Registration Statement on Form 8-A with the SEC to register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act. We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
Available Information
Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC are available free of charge on our website at https://tmtgcorp.com/ when such reports are available on the SEC’s website.
The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.
The contents of the websites referred to above are not incorporated into this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.
Human Capital Resources
As of December 31, 2023, Private TMTG had approximately 36 full-time employees. None of Private TMTG’s employees are subject to a collective bargaining agreement. Private TMTG has never experienced a material work stoppage or disruption to its business relating to employee matters. We consider our relationship with our employees to be good.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees.
Corporate Information
Our executive offices are located at 401 N. Cattlemen Rd., Ste. 200, Sarasota, Florida 34232. Our telephone number is (941) 735-7346. Our website is https://tmtgcorp.com/. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

Recent Developments
Business Combination
The Closing of the previously announced Business Combination took place on March 25, 2024.
Agreements Related to the Business Combination
Indemnification Agreements
On March 25, 2024, in connection with the Closing, Digital World caused the Amended Charter to take effect. The Amended Charter provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to TMTG or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to TMTG or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. TMTG also is expressly authorized to carry directors and officers’ liability insurance providing indemnification for TMTG’s directors, officers, and certain employees for some liabilities.
In connection with the foregoing, on March 25, 2024, TMTG entered into separate indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for the indemnification and advancement by TMTG of certain expenses and costs relating to claims, suits or proceedings arising from service to TMTG or, at its request, service to other entities, as officers or directors, to the maximum extent permitted by applicable law.
Escrow Agreement in Relation to the Merger Consideration
On March 21, 2024, Digital World entered into that certain Share Escrow Agreement with Odyssey pursuant to Section 1.16 of the Merger Agreement providing that 614,640 shares of TMTG common stock (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) will be held in escrow for 12 months following Closing with respect to any indemnification claims made in accordance with the Merger Agreement (the “Share Escrow Agreement”).
Escrow Agreements in Connection with the Delaware Litigation
On February 29, 2024, ARC, which was controlled by Mr. Patrick Orlando, Digital World’s former chairman of its board of directors and chief executive officer, filed the Delaware Lawsuit in the Court of Chancery of the State of Delaware (the “Chancery Court”). ARC’s complaint, among other matters, alleges impending violation of the Digital World Charter for failure to commit to issue the number of conversion shares to ARC and other holders of Digital World Class B Common Stock (the “Non-ARC Class B Shareholders”) that ARC claims it is owed upon the consummation of the Business Combination. As previously disclosed, on March 5, 2024, the Chancery Court held a hearing to decide ARC’s motion to expedite the case schedule, during which, the Vice Chancellor denied and declined to hold a merits hearing or issue an injunction before Digital World’s special meeting of stockholders held on March 22, 2024. The Chancery Court ruled that Digital World’s proposal to place disputed shares into an escrow account upon the Closing of the Business Combination was sufficient to preclude a possibility of irreparable harm related to the conversion of the ARC’s shares in connection with the Business Combination into TMTG common stock. Additionally, the Chancery Court requested that the parties stipulate to the establishment of an escrow account for the placement of disputed shares following the Business Combination, to be held pending conclusion of the action.
Based on the foregoing, on March 21, 2024, Digital World entered into two escrow agreements with Odyssey, as follows: (i) an escrow agreement for the benefit of ARC (the “ARC Escrow Agreement”), pursuant to which TMTG deposited into escrow 3,579,480 shares of TMTG common stock, and (ii) an escrow agreement for the benefit of the Non-ARC Class B Shareholders (the “Non-ARC Class B Shareholders Escrow Agreement” and, together with the ARC Escrow Agreement, the “Disputed Shares Escrow Agreements”), pursuant to which TMTG deposited into escrow 1,087,553 shares of TMTG common stock, which amounts represent the difference between the actual conversion ratio, determined by Digital World’s board of directors upon Closing of the Business Combination (which was determined to be 1.348:1), and a conversion ratio of 2.00. Any release of shares is subject to the terms and conditions of the Disputed Shares Escrow Agreements.

Convertible Notes
On February 8, 2024, Digital World agreed to issue up to $50,000,000 in Digital World Convertible Notes pursuant to a note purchase agreement entered into by and between Digital World and certain institutional investors (the “Note Purchase Agreement”). Upon the Closing, on March 25, 2024, and pursuant to the Note Purchase Agreement, the final drawdown for $40,000,000 (the “Final Drawdown”) in Digital World Convertibles Notes was issued to the certain institutional investors (the “Accredited Investors”). The Final Drawdown was deposited into a control account and may only be released to TMTG pursuant to the terms of the Note Purchase Agreement and the Convertible Notes.
Lock-Up Agreements
On March 25, 2024, Digital World entered into separate Lock-Up Agreements with: Andrew Northwall, Daniel Scavino Jr., Devin G. Nunes, Donald J. Trump, Jr., President Donald J. Trump, Kashyap “Kash” Patel, Phillip Juhan, Scott Glabe and Vladimir Novachki, pursuant to which they are each contractually restricted from selling or transferring any of (i) their shares of TMTG’s common stock held immediately following the Closing and (ii) any of their shares of TMTG’s common stock that result from converting securities held immediately following the Closing. Such restrictions became applicable commencing from the Closing Date and end the earliest of (i) the six-month anniversary of the Closing Date, (ii) on the date on which the closing stock price for TMTG common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, and (iii) such date on which TMTG completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the TMTG stockholders having the right to exchange their shares of TMTG common stock for cash, securities or other property.
Lock-Up Provisions Pursuant to the Amended Charter
In addition, subject to certain customary exceptions, the Amended Charter also includes Lock-Up Trading Restrictions, which apply to holders who received TMTG common stock in exchange for their Private TMTG common stock (but excluding shares of TMTG common stock issued to the former holders of TMTG Convertible Notes in connection with the conversion of such TMTG Convertible Notes into Private TMTG common stock prior to the Closing and exchanged for TMTG common stock at the Closing).
Non-Competition and Non-Solicitation Agreements
In connection with the Closing and pursuant to the Merger Agreement, on March 25, 2024, Devin G. Nunes, Phillip Juhan, Andrew Northwall, Vladimir Novachki, Scott Glabe, Kashyap “Kash” Patel and Donald J. Trump, Jr. (the “Significant Company Holders”) each separately entered into a Non-Competition and Non-Solicitation Agreement (the “Non-Competition and Non-Solicitation Agreements”) in favor of Digital World and Private TMTG and their respective successors, assigns and affiliates (the “Covered Parties”). Under the Non-Competition and Non-Solicitation Agreements, each Significant Company Holder has agreed that, for a period of (i) four years, the Significant Company Holder will not engage in any business activity similar to, or competitive with, the business conducted by the Covered Parties, in particular, Truth Social and the business of developing and operating media platforms for social media and digital video streaming, and of developing and operating products and services relating and incidental thereto or any other business being conducted by a Covered Party (including any of a Covered Party’s subsidiaries), as of the Closing Date and (ii) three years, it will not, directly or indirectly (a) hire, engage, solicit, induce or encourage certain employees, independent contractors, consultants, or other certain personnel to leave a Covered party; or (b) in any way interfere with or attempt to interfere with the relationship between such persons and a Covered Party.
Litigation
Except as indicated below, to the knowledge of our management team, there is no litigation currently pending or contemplated against us or against any of our property.
We have cooperated with a FINRA inquiry concerning events (specifically, a review of trading) that preceded the public announcement of the Merger Agreement and the consummation of the Business Combination. According to FINRA’s request, the inquiry should not be construed as an indication that FINRA has determined that any violations of Nasdaq rules or federal securities laws have occurred, or as a reflection upon the merits of the securities involved or upon any person who effected transactions in such securities.

Settlement in Principle
Digital World was the subject of an investigation by the SEC with respect to certain statements, agreements and the timing thereof included in Digital World’s registration statements on Form S-1 in connection with its IPO and Form S-4 relating to the Business Combination (the “Investigation”).
On July 3, 2023, Digital World reached an agreement in principle (the “Settlement in Principle”) in connection with the Investigation. The Settlement in Principle was subject to approval by the SEC.
On July 20, 2023, the SEC approved the Settlement in Principle, announcing it settled its dispute with Digital World and entered an order (the “Order”) finding that Digital World violated certain antifraud provisions of the Securities Act and the Exchange Act, in connection with Digital World’s IPO filings on Form S-1 and the Form S-4 concerning certain statements, agreements and omissions relating to the timing and discussions Digital World had with Private TMTG regarding the proposed business combination. In the Order, Digital World agreed (i) that any amended Form S-4 filed by Digital World would be materially complete and accurate with respect to certain statements, agreements and omissions relating to the timing and discussions that Digital World had with Private TMTG regarding the proposed business combination and (ii) to pay a civil money penalty in an amount of $18 million to the SEC promptly after the closing of any merger or a comparable business combination or transaction, whether with Private TMTG or any other entity.
In connection with the consummation of the Business Combination, on March 25, 2024, Digital World paid the $18 million civil penalty to the SEC pursuant to the Order.
Section 16 Claim
On October 20, 2023, Robert Lowinger (the “Plaintiff”) filed a complaint against Rocket One Capital, LLC (“Rocket One”), Michael Shvartsman, Bruce Garelick, and Digital World in the U.S. District Court for the Southern District of New York. According to the complaint, Digital World was named as a party in the lawsuit because the Plaintiff is seeking relief for the benefit of Digital World. In the complaint, the Plaintiff contends that, in 2021, Mr. Garelick and Rocket One were directors of Digital World and that they purchased securities of Digital World. The Plaintiff further alleges that within a six-month period from the date of their purchases, both Mr. Garelick and Rocket One sold securities in Digital World and realized profits from those sales. Additionally, the Plaintiff alleges that Mr. Shvartsman had a financial interest in the profits resulting from Rocket One’s purchases and sales of Digital World’s securities. According to the Plaintiff, under Section 16(b) of the Exchange Act (15 U.S.C. §78p(b)), Rocket One, Mr. Shvartsman, and Mr. Garelick are each required to disgorge certain trading profits to Digital World. On January 11, 2024, Digital World filed a pre-motion letter with the court, indicating Digital World’s intention to file a motion to dismiss in relation to the matter. This pre-motion letter was subsequently endorsed by the court on January 17, 2024. The court provided a deadline of January 22, 2024 for the Plaintiff to respond to Digital World’s pre-motion letter.
On March 1, 2024, Digital World filed a motion to dismiss the claims against Digital World. On March 15, 2024, the Plaintiff filed an opposition to Digital World’s motion to dismiss. On March 22, 2024, Digital World filed a reply in support of its motion to dismiss the claims against Digital World. The case is Lowinger v. Rocket One Capital, LLC, et al., No. 1:23-cv-9243 (S.D.N.Y. Oct. 20, 2023).
Litigation with United Atlantic Ventures (“UAV”) in Delaware
On July 30, 2021, an attorney for the Trump Organization, on behalf of President Trump, declared void ab initio a services agreement that had granted TMTG, among other things, extensive intellectual property and digital media rights related to President Trump for purposes of commercializing the various Private TMTG initiatives (the “Services Agreement”). Neither Private TMTG nor Digital World was a party to such agreement.
On each of January 18, 2024 and February 9, 2024, Digital World received letters from counsel to UAV, a party to the Services Agreement. The letters contained certain assertions and enclosed a copy of the Services Agreement that had been declared void two and a half years earlier. Specifically, counsel for UAV claims that the Services Agreement grants UAV rights to (1) appoint two directors to TMTG and its successors (i.e., TMTG after the Business Combination), (2) approve or disapprove of the creation of additional TMTG shares or share classes and anti-dilution protection for future issuances, and (3) a $1.0 million expense reimbursement claim. In addition, UAV asserts that the Services Agreement is not void ab initio and claims that certain events following the July 30, 2021 notification support its assertion that such Services Agreement was not void.

On February 6, 2024, a representative of UAV sent a text message to a representative of a noteholder of TMTG suggesting that UAV might seek to enjoin the Business Combination. On February 9, 2024, Private TMTG received from counsel to UAV a letter similar to those letters received by Digital World, which also threatened Private TMTG with legal action regarding UAV’s alleged rights in Private TMTG, including, if necessary, an action to enjoin consummation of the Business Combination.
On February 28, 2024, UAV filed a verified complaint against Private TMTG in the Chancery Court seeking declaratory and injunctive relief relating to the authorization, issuance, and ownership of stock in Private TMTG and filed a motion for expedited proceedings.
On March 4, 2024, UAV filed an amended complaint, converting their action from a direct action to a purported derivative action, and adding members of the Private TMTG board as defendants.
On March 6, 2024, Private TMTG filed an opposition to UAV’s motion to expedite, and UAV filed its response on March 8, 2024. On March 9, 2024, the Chancery Court held a hearing to decide UAV’s motion to expedite proceedings. During the oral argument, Private TMTG agreed that any additional shares of Private TMTG issued prior to or upon the consummation of the Business Combination would be placed in escrow pending a resolution of the dispute between the parties. The Chancery Court entered an order consistent with the foregoing on March 15, 2024, and scheduled a status conference for April 1, 2024. On March 18, 2024, Private TMTG and the former board filed a motion to dismiss the amended complaint for, among other things, failure to state a claim.
On April 2, 2024, UAV filed a motion for leave to file a second amended complaint together with a motion for preliminary injunction and a motion for contempt and anti-suit injunction related to Private TMTG’s filing of a separate litigation against UAV and others in Florida state court. Private TMTG maintains that the contempt claims are meritless. Additionally, UAV filed a motion for a case scheduling order seeking to expedite discovery in advance of a hearing scheduled for April 30, 2024. On April 3, 2024, Defendants (Private TMTG and its former board) filed an opposition to the motion for scheduling order. On April 5, 2024, Defendants filed an opposition to the motion for leave to file a second amended complaint. On April 8, 2024, Defendants filed a motion to stay discovery and for protective order. The Chancery Court granted the motion for leave to file a second amended complaint on April 9, 2024, but the Chancery Court also re-assigned the case to a new judicial officer.
On April 11, 2024, UAV filed its second amended complaint, naming the prior Defendants together with five new defendants — TMTG and the current directors on the TMTG Board who were not on Private TMTG’s board of directors.
On April 22, 2024, all of the Defendants moved to vacate the Chancery Court’s prior order expediting the matter. Additionally, all of the Defendants moved to dismiss the second amended complaint. Following briefing and oral argument on the motion to vacate, on April 30, 2024, the Chancery Court vacated the prior provisions of the March 15 order expediting the matter. On May 6, 2024, all of the Defendants submitted their opening briefs in support of their motions to dismiss. UAV filed its Renewed Motion for Contempt of the March 14, 2024 Order against Private TMTG seeking, among other things, to enjoin Private TMTG and certain related parties from prosecuting certain claims in Florida state court. On May 8, 2024, the Chancery Court stayed discovery. The Chancery Courts have set a hearing on the motions to dismiss and contempt motion for July 12, 2024. On June 5, 2024, UAV filed for leave to again amend its complaint.
This matter remains pending.
Lawsuit Against ARC and Patrick Orlando in Florida
On February 26, 2024, representatives of ARC Global Investments II, LLC (“ARC”) claimed to Digital World that after a “more comprehensive” review, the conversion ratio for Digital World Class B common stock into Digital World Class A common stock upon the completion of the Business Combination was approximately 1.8:1. ARC’s new claim also contradicted the previous assertion by Patrick Orlando, the managing member of ARC, that the conversion ratio was 1.68:1. Digital World’s board of directors viewed these claims as an attempt by Mr. Orlando to secure personal benefits, breaching his fiduciary duty to Digital World and its shareholders.
Digital World and Private TMTG initiated a lawsuit against ARC (Case No. 192862534) in the Civil Division for the Twelfth Judicial Circuit Court in Sarasota County, Florida, on February 27, 2024. The complaint sought a declaratory judgment affirming the appropriate conversion ratio as 1.34:1, as previously disclosed, damages for tortious interference with the contractual and business relationship between Private TMTG and Digital World, and damages for conspiracy with unnamed co-conspirators to interfere with the same. The complaint also sought damages for Mr. Orlando’s breach of fiduciary duty, which exposed Digital World to regulatory liability and resulted in an $18 million penalty, and for his continuous obstruction of Digital World’s merger with Private TMTG to extort various concessions that benefited only him and harmed Digital World and its shareholders. Furthermore, the complaint sought damages for the wrongful assertion of dominion over Digital World’s assets inconsistent with Digital World’s possessory rights over those assets. On March 8, 2024, Digital World voluntarily dismissed its declaratory judgment claim against ARC. On March 17, 2024, Digital World and Private TMTG filed an amended complaint, adding a claim for violation of Florida’s Deceptive and Unfair Trade Practices Act. Digital World further alleged breach of fiduciary duty of loyalty, breach of fiduciary duty of care, and conversion claims against Mr. Orlando. With respect to ARC, Digital World alleged aiding and abetting a breach of fiduciary duty. Defendants ARC and Mr. Orlando filed motions to dismiss the amended complaint and stay discovery in the action on April 3, 2024. The Court will hold a hearing on those motions on July 10, 2024. A case management conference is scheduled for June 17, 2024. On May 29, 2024, Digital World moved to compel discovery from ARC and Mr. Orlando. The Court will hold a hearing on the motion on July 9, 2024.
Litigation with ARC in Delaware
On the afternoon of February 28, 2024, ARC’s registered agent in Wilmington, Delaware, and Mr. Orlando were served with the complaint filed by Digital World and Private TMTG. Later that day, ARC’s counsel electronically mailed Digital World’s counsel a lawsuit, filed in the Court of Chancery of the State of Delaware, alleging an impending violation of the Digital World Charter for failure to commit to issue the number of conversion shares to ARC that ARC claims it is owed upon the consummation of the Business Combination. The complaint claims a new conversion ratio of 1.78:1 and seeks specific performance and damages for the alleged breach of the Digital World Charter, a declaratory judgment that the certain derivative securities of Digital World should be included in the calculation of the conversion ratio, a finding that the directors of Digital World breached their fiduciary duties, and a preliminary injunction to enjoin the Business Combination until Digital World “corrected” the conversion ratio.
We do not believe ARC’s 1.78:1 conversion ratio and related claims are supported by the terms of the Digital World Charter. As a result, we intend to vigorously defend Digital World’s calculation of the conversion ratio and related rights. In addition to its complaint filed on February 28, 2024, ARC also filed a motion with the Chancery Court requesting that the case schedule be expedited to enable the Chancery Court to conduct an injunction hearing prior to the March 22, 2024 shareholder vote. On March 3, 2024, Digital World filed an opposition to ARC’s motion to expedite, and ARC filed a reply on March 4, 2024. On March 5, 2024, the Chancery Court conducted a hearing to consider ARC’s request to expedite the case schedule. After hearing arguments from both sides, the Vice Chancellor denied ARC’s motion, stating that the court would not conduct a merits or injunction hearing before March 22, 2024. Consequently, the Vice Chancellor also denied ARC’s request to postpone the vote until after a merits hearing.
The Chancery Court ruled that Digital World’s proposal to deposit disputed shares into an escrow account at the close of the Business Combination was adequate to prevent potential irreparable harm related to ARC’s share conversion. The court also found that Digital World’s public disclosures about ARC’s claims and possible conversion scenarios at the close of the Business Combination further mitigated the risk of irreparable harm due to insufficient disclosure for the March 22, 2024 vote. In its ruling, the Chancery Court ordered ARC and Digital World to propose a schedule by March 8, 2024, for resolving the action within 150 days following the Business Combination. The court also asked the parties to provide a stipulation by March 8, 2024, regarding ARC’s ability to maintain standing over its claim after voting in favor of the Business Combination. The court further requested the parties to agree to the creation of an escrow account for the deposit of disputed shares after the Business Combination, to be held until the action concludes. Lastly, the court asked Digital World’s counsel to submit a letter by March 8, 2024, outlining how this litigation will proceed alongside the Florida litigation filed by Digital World on February 27, 2024, in the Circuit Court of Sarasota County, Florida. On March 8, 2024, Digital World submitted a letter to the Chancery Court, stating that it voluntarily had dismissed its claim for declaratory judgment in the Circuit Court of Sarasota County, Florida. On March 22, 2024, the Chancery Court entered a Scheduling Order setting the case for a single-day trial on June 26, 2024.

On May 23, 2024, ARC filed a motion for leave to amend its complaint. ARC requested leave to add new factual allegations and legal theories, in addition to a cause of action for breach of implied covenant of good faith and fair dealing. On June 5, 2024, the Court denied leave to add a cause of action for breach of implied covenant of good faith and fair dealing, but granted leave to add new legal theories to existing claims.
In relation to the Delaware Lawsuit, Digital World notified its shareholders on March 14, 2024, of its intention to apply a conversion ratio to all Digital World Class B common stock shares to ensure that ARC and the Non-ARC Class B Shareholders receive an equal number of common stock shares in the Company per share of Digital World Class B common stock. Accordingly, on March 21, 2024, Digital World entered into the Disputed Shares Escrow Agreements with the Escrow Agent, pursuant to which TMTG deposited into escrow the number of shares of TMTG Common Stock representing the difference between the actual conversion ratio, determined by Digital World’s board of directors upon closing of the Business Combination (which was determined to be 1.348:1), and a conversion ratio of 2.00. Any release of shares is subject to the terms and conditions of the Disputed Shares Escrow Agreements.
The ultimate resolution as to whether none, a portion or all of the disputed conversion shares will be issued is not determinable at this time. As a general matter, the pursuit of the claims may be costly and time consuming and could have a material adverse effect on TMTG’s reputation and its existing stockholders and may result in counterclaims.
Lawsuit With Patrick Orlando in Delaware
On March 15, 2024, Plaintiff Patrick Orlando brought a lawsuit against Digital World in the Chancery Court seeking advancement of legal fees associated with Mr. Orlando’s involvement in civil litigation against Digital World in Florida and certain other matters (the “Advancement Lawsuit”). Mr. Orlando’s allegations relate to certain provisions in the Digital World Charter, Digital World’s bylaws, and an indemnity agreement allegedly entered into between Mr. Orlando and Digital World. Mr. Orlando alleges that those certain provisions require Digital World to pay the legal fees Mr. Orlando incurred and will incur in connection with legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of Digital World. Mr. Orlando seeks a court order that (i) declares that he is entitled to legal fees for certain proceedings described in the complaint, (ii) requires Digital World to pay for legal fees incurred and future legal fees to be incurred for those proceedings, (iii) requires Digital World to pay the fees incurred to bring the Advancement Lawsuit, and (iv) requires Digital World to pay pre- and post-judgment interest on the amounts owed to Mr. Orlando.
On April 3, 2024, the Chancery Court entered a Stipulation and Advancement Order (“Stipulation”), stating that Mr. Orlando is entitled to advancement of attorneys’ fees and costs incurred with legal proceedings described in the Stipulation, subject to Digital World’s right to challenge the reasonableness of those attorneys’ fees and costs. The Stipulation further states that Mr. Orlando is entitled to fees incurred in connection with enforcement of advancement rights and sets forth procedures that will govern future requests for advancement of attorneys’ fees and costs. As of May 10, 2024, TMTG had paid or agreed to pay a total of $235,148 to Mr. Orlando’s attorneys pursuant to such Stipulation.
On April 23, 2024, Mr. Orlando filed a motion for leave to supplement the Advancement Lawsuit to add a claim for advancement of legal fees and expenses Mr. Orlando has incurred and will incur in connection with his defense of an action for declaratory judgment brought by members of ARC regarding Mr. Orlando’s removal as the managing member of ARC. Mr. Orlando also seeks reimbursement for the legal fees and expenses incurred in connection with his supplement to the Advancement Lawsuit, and he seeks pre-judgment and post-judgment interest on the amounts he claims are owed to him.
Lawsuit Against ARC in New York
On March 19, 2024, Plaintiff Digital World filed a lawsuit against ARC in New York state court alleging breach of contract and seeking injunctive relief. Digital World’s claims related to an agreement between Digital World and ARC entered into in September 2021 (the “Letter Agreement”), whereby ARC promised to vote in favor of any merger agreement presented to Digital World shareholders for a vote. Digital World alleged that it presented a merger agreement to its shareholders, but ARC withheld its vote in favor of the merger in advance of the March 22, 2024 shareholder vote. Digital World’s suit requested that the court declare ARC’s obligation to vote its shares in favor of the merger, per the Letter Agreement, and an order compelling ARC to specifically perform its obligations under the Letter Agreement. Digital World also sought an award of consequential damages for breach of contract. On March 22, 2024, Digital World voluntarily discontinued its action without prejudice after ARC cast its vote in favor of the Business Combination at the Special Meeting.
Lawsuit Against UAV, Litinksy, Moss, and Orlando in Florida
On March 24, 2024, Private TMTG filed a lawsuit in the Circuit Court of the Twelfth Judicial Circuit for Sarasota County, Florida (Case No. 2024 CA 001545 NC) against UAV, Andrew Litinsky, Wesley Moss, and Patrick Orlando. In view of UAV’s repeated demands concerning its alleged stock ownership and director appointment rights, the complaint alleges claims for a declaratory judgment against UAV determining that the Services Agreement is unenforceable against Private TMTG. The complaint also asserts a claim for unjust enrichment against UAV based on its failure to competently provide services to the company. Finally, the complaint asserts claims for damages for (a) breach of the fiduciary duty of loyalty against Mr. Litinsky and Mr. Moss based on their dealings with Orlando, (b) aiding and abetting and conspiracy to breach fiduciary duty against Mr. Orlando based on the same events, and (c) breach of the fiduciary duty of care against Mr. Litinsky and Mr. Moss for their gross negligence in managing the company.
On April 25, 2024, Private TMTG filed a motion to consolidate this lawsuit with the Lawsuit Against ARC and Patrick Orlando in Sarasota County, Florida described above for purposes of discovery and pretrial proceedings. That motion is currently pending before the court, as is Mr. Moss, Mr. Litinsky, and UAV’s motion to stay proceedings - which was heard and taken under advisement by the court on June 5, 2024.
Lawsuit By Orlando and Benessere in Miami, Florida
On April 2, 2024, Patrick Orlando and Benessere Investment Group, LLC filed suit against TMTG in the Circuit Court of the Eleventh Judicial District in Miami-Dade County, Florida. Orlando and Benessere seek a declaratory judgment that TMTG is restricted from disclosing material exchanged with Orlando and Benessere pursuant to a joint defense agreement previously entered into by the Parties in addition to a request for damages for any breach of the joint defense agreement. Also on April 2, 2024, Orlando and Benessere filed a motion for preliminary injunction for enforcement of the joint defense agreement. As of May 2, 2024, the motion for preliminary injunction has not been sent for hearing.
Litigation with ARC Noteholders in Miami, Florida
On May 8, 2024, a group of ARC noteholders (Edwin B. Tucker et al.) filed suit against ARC and DWAC n/k/a TMTG in the Circuit Court of the Eleventh Judicial District in Miami-Dade County, Florida. The noteholders seek specific performance and compensatory damages from both defendants or, in the alternative, damages for breach of contract from ARC, in connection with shares of TMTG to which the ARC noteholders assert they are entitled. As of June 4, 2024, TMTG had not been served in this action.
Lawsuit filed in Small Claims Court – Pinellas County, Florida
On April 29, 2024, a small claims action was filed in Pinellas County by Keith Rossignol and Richard Epp, appearing pro se, against “Digital World Acquisition, Inc.”, demanding the return of one hundred shares in DWAC to each Plaintiff (i.e., 200 shares total) or, alternatively, an $8,000 Judgment, plus court costs, if DWAC “fails [sic] to reinstate the 200 shares promptly.” A hearing was held on May 29, 2024. The court granted our motion to dismiss the action for lack of subject matter jurisdiction, improper venue, failure to state a claim, failure to include an indispensable party, and failure to sue the right defendant and gave the plaintiffs 20 days to amend.

MANAGEMENT
Management and Board of Directors
The following is a list of the persons who are our directors and executives and their ages and positions.
Name	Age	Position(s)
Devin G. Nunes	50	Chief Executive Officer, President and Chairman
Phillip Juhan	49	Chief Financial Officer, Treasurer
Andrew Northwall	38	Chief Operating Officer
Vladimir Novachki	36	Chief Technology Officer
Sandro De Moraes	49	Chief Product Officer
Scott Glabe	40	General Counsel, Secretary
Eric Swider	51	Director
Donald J. Trump, Jr	46	Director
Kashyap “Kash” Patel	44	Director
W. Kyle Green	51	Independent Director
Robert Lighthizer	76	Independent Director
Linda McMahon	75	Independent Director
Information regarding the executive officers, key employees, and directors is set forth below:
Executive Officers
Devin G. Nunes, TMTG’s Chief Executive Officer and a Director since 2022 and Chairman since April 1, 2024, previously served in the U.S. House of Representatives from 2011 to 2022. He was the Republican leader and former Chairman of the HPSCI, a senior Republican on the Ways and Means Committee, and the Republican leader of the Ways and Means Health Subcommittee. Mr. Nunes was a vital contributor to the 2017 tax system overhaul, authoring a key provision to allow same-year expensing of all business investments for entrepreneurs and businesses. He also championed telemedicine to improve healthcare in underserved, rural areas. In his role on HPSCI, Mr. Nunes spent extensive time overseas working with U.S. military personnel, Central Intelligence Agency officials, and world leaders while promoting freedom and democratic values around the globe. During his time in Congress, many regarded Mr. Nunes as the House of Representatives’ preeminent investigator of government malfeasance and corruption; he was awarded the Presidential Medal of Freedom, America’s highest civilian honor, in 2021. Mr. Nunes graduated from Cal Poly San Luis Obispo, where he received a bachelor’s degree in agricultural business and a master’s degree in agriculture. He is the author of “Restoring the Republic” and “Countdown to Socialism,” and was an early and prominent critic of big tech censorship.
Phillip Juhan, TMTG’s Chief Financial Officer, has over 20 years of progressive experience in finance leadership roles. From March 2020 until July 2021, Mr. Juhan served as the Chief Financial Officer of Town Sports International Holdings, Inc., a public company listed on Nasdaq (CLUBQ) which owned and operated fitness clubs in the Northeast and mid-Atlantic regions of the United States, as well as in California, Florida, Puerto Rico, and Switzerland. During this time, Mr. Juhan led an organizational restructuring by optimizing the company’s portfolio of assets and recapitalizing the balance sheet, raising $100 million of fresh capital to position the company for a post-pandemic recovery. From August 2018 until his appointment as CFO in March 2020, Mr. Juhan was Vice President of Business Operations for Town Sports. Previously, Mr. Juhan worked in the Investment Banking Divisions of Prudential Financial (from June 2022 to May 2006) and the Bank of Montreal (from July 2007 to March 2014), where he led consumer focused research within the Financial Services (Real Estate, Gaming and Lodging) and Consumer (Broadlines Retail and Restaurants) sectors. Mr. Juhan attended the U.S. Air Force Academy where he earned the Western Athletic Conference Scholar Athlete Award while playing football for the Falcons. In 1998, he graduated magna cum laude from The Georgia Institute of Technology, earning a Bachelor of Science in Management with a concentration in Finance.

Andrew Northwall, TMTG’s Chief Operating Officer since December 2021, is a successful entrepreneur with over fifteen years’ experience building and maintaining high-availability web applications and technologies for government affairs and political organizations. From June 2021 until October 2021, he previously served as Chief Architect at Parler, a free-speech-focused social networking service, to help restore Parler to functionality after it was cut off from the internet by a consortium of big tech companies. Mr. Northwall also worked extensively with successful political campaigns, government entities, and non-profits serving as CEO of NorthStar Campaign Systems (March 2008 to December 2016), CEO of EZPolitix (December 2015 to December 2021) and owner and president of Northwall Strategies (November 2016 to December 2021). Mr. Northwall attended the University of Nebraska at Omaha, where he studied political science. He oversees general business operations and work with TMTG’s technologists to successfully develop and maintain products.
Sandro De Moraes, TMTG’s Chief Product Officer since July 2023, has over a decade of experience leading teams in building customer-facing products that deliver business value. He previously held product management leadership roles at Blue Shield of California (February 2018 to June 2019), a health insurance provider with over $24 billion in annual revenues; BOLD North America, a fast-growing business support services corporation, from June 2019 to June 2021; and two social networking startups Mr. De Moraes cofounded between November 2009 and December 2017. He has a Bachelor of Science in Business Management and Marketing from Cornell University and a Master of Business Administration from the University of Geneva, Switzerland. Mr. De Moraes sets product vision, builds the product organization, and ensures that all roles within it are performed efficiently and effectively to deliver on TMTG’s strategic and business objectives.
Key Employees
Vladimir Novachki, TMTG’s Chief Technology Officer since June 2023, has more than a decade of experience engineering software and developing high-performance, scalable web applications that can handle a large volume of real-time users. Between March 2012 and January 2023, Mr. Novachki was an employee at Cosmic Development, a Canadian IT support services company and served as its Chief Technology Officer beginning in 2016. During that time, Cosmic Development developed many projects, including Little Things (a top Facebook publisher in 2017), Bookmark, America’s Funniest Home Videos and TMTG’s partner, Rumble. In 2010, while unaffiliated with any company, Mr. Novachki created one of the first Android mobile applications. Mr. Novachki holds a Bachelor in Computer Science and Engineering degree from the Faculty of Electrical Engineering and Information Technologies in Skopje. He also pursued a master’s degree in Software Engineering from the Faculty of Computer Science and Engineering in Skopje. Mr. Novachki brings impressive breadth, depth, and expertise in the technology sector to our Management Team.
Scott Glabe, TMTG’s General Counsel since April 2022, is a seasoned attorney and counselor. He was most recently a Partner at an Am Law 100 firm from February 2021 until April 2022, where his practice focused on investigations and compliance. Mr. Glabe previously led a 200-person team including members of the Office of Cyber, Infrastructure, Risk and Resilience-as Acting Under Secretary for Policy at the U.S. Department of Homeland Security (DHS) from July 2020 until January 2021. He also held multiple other positions at DHS from May 2019 to January 2021. Before DHS, he represented the White House as an Associate Counsel to President Donald J. Trump from February 2019 until May 2019 and worked for the U.S. House of Representatives in progressively senior legal and policy roles from April 2015 until February 2019. Earlier in his career, Mr. Glabe practiced in the Washington office of an international law firm from October 2013 to April 2015, clerked for a federal appellate judge from October 2012 to September 2013, and served as an intelligence officer in the U.S. Navy Reserve, including time in inactive reserve from September 2008 until January 2020 (including time in the inactive reserve). He is a graduate of Yale Law School and Dartmouth College.
Directors
Eric S. Swider served as Digital World’s Chief Executive Officer from July 2023 to March 2024. He previously served as our Interim Chief Executive Officer from March 2023 until July 2023 and as a director since September 2021. He also served on the Compensation and Audit Committees and serves as the Chair for both Committees. Mr. Swider has been serving as the Chief Executive Officer of RUBIDEX since January 2020, a start-up company focusing on data security. Mr. Swider founded Renatus Advisors and has been serving as the Managing Partner of Renatus LLC since June 2016. Renatus Advisors works with private clients to resolve complex legal, strategic, and operational matters as well as public clients, providing services related to disaster and economic recovery. From February 2021 to October 2022, Mr. Swider served as a director of Benessere

Capital Acquisition Corp., a special purpose acquisition company. From September 2016 to January 2018, Mr. Swider served as the Managing Director of Great Bay Global where he oversaw the launch of a new business division focused on investing in alternative strategies. From December 2014 to June 2016, Mr. Swider served as the Managing Director of OHorizons Global, where he oversaw expansion of a new investment team and was responsible for working on a global basis to expand its client base and investment portfolio. From February 2010 to December 2015, Mr. Swider served as the Managing Director of Oceano Beach Resorts, where he was responsible for growing its new property and resort management group. Mr. Swider received his education in Mechanics Engineering and Nuclear Science Studies at U.S. Naval Engineering and Nuclear A Schools, an intensive two-year program studying nuclear physics, heat transfer and fluid flow, advanced mathematical practices and engineering principles.
Donald J. Trump, Jr. has been an Executive Vice President at The Trump Organization since September 2001, where he helps oversee the company’s extensive real estate portfolio, media and other business interests around the globe. He is and has been an officer of hundreds of entities related to President Donald J. Trump and The Trump Organization. Over the course of his career, Mr. Trump has played a critical role in many of the company’s most successful real estate development projects, including the Trump International Hotel & Tower in Chicago, Trump International Hotel in Washington D.C. and many others. Mr. Trump’s involvement in those projects was extensive, ranging from the initial deal evaluation stage, analysis and pre-development planning to construction, branding, marketing, operations, sales, and leasing. Mr. Trump has also spearheaded efforts to further expand the Trump brand globally and has overseen large segments of The Trump Organization’s commercial leasing business involving properties such as Trump Tower on Fifth Avenue and 40 Wall Street in downtown Manhattan. In addition to his real estate interests, Mr. Trump is an accomplished and sought-after speaker. He has spoken extensively throughout the United States and around the world and maintains an influential social media presence. He was also featured as an advisor on the highly acclaimed NBC shows “The Apprentice” and the “The Celebrity Apprentice.” Mr. Trump received his bachelor’s degree in Finance and Real Estate from the Wharton School of Finance at the University of Pennsylvania.
Kashyap “Kash” Patel is founder and president of The Kash Foundation, Inc., which supports educational and legal efforts to facilitate government transparency, since 2022. Mr. Patel also currently serves as a national security adviser to President Donald J. Trump as a private citizen and receives payment for such services from Save America PAC. He previously served as the Chief of Staff at the Department of Defense (DOD) from November 2020 to January 2021, where his responsibilities included implementing the Secretary’s mission leading 3 million plus personnel, operating a $740 billion budget, and managing $2 trillion in assets. Before the DOD, from January 2019 to October 2021, Mr. Patel served as Senior Director for Counterterrorism (CT) on the National Security Council (NSC); acting principal deputy at the Office of the Director of National Intelligence (ODNI) from April 2021 to July 2021; and National Security Advisor and Senior Counsel for the U.S. House of Representatives Permanent Select Committee on Intelligence (HPSCI) from April 2017 to December 2018. Prior to HPSCI, Mr. Patel was a career national security prosecutor at the Department of Justice (DOJ) during the Obama administration from 2014 to 2017. At DOJ, he coordinated investigations around the globe and served as a Liaison Officer to Joint Special Operations Command (JSOC). Mr. Patel began his career in 2005 as a public defender, trying scores of complex cases in federal and state courts. He completed his undergraduate studies at the University of Richmond before returning to his native New York to earn his law degree.
W. Kyle Green is an attorney with over 20 years of experience in civil litigation and criminal prosecutions. Since 2007, Mr. Green has been Lead Counsel at the Law Office of W. Kyle Green L.L.C., where he represents both plaintiffs and defendants in various matters including civil and criminal litigation and commercial transactions. Previously, Mr. Green served as Assistant District Attorney for the Louisiana Third Judicial District Court between 2015 and 2018 where he was responsible for major felony prosecutions. From 2007 to 2015, Mr. Green served as the City Prosecutor for the city of Ruston, Louisiana where he successfully prosecuted more than 20,000 criminal defendants. In 2006, the Governor of Louisiana appointed Mr. Green to the state’s Judiciary Commission where he oversaw alleged misconduct involving members of the judiciary until 2007. Mr. Green’s experience also includes time as the in-house counsel and later Vice President of Hogan Hardwood and Moulding, a lumber wholesale company, from 2003 to 2007, and as an attorney at the Law Firm of Coyle and Green, L.L.C. engaged in a civil and criminal legal practice from 1998 to 2003. Mr. Green received a Bachelor of Science degree in Management, magna cum laude, from Louisiana Tech University, and a Juris Doctor degree from Louisiana State University.

Robert Lighthizer has served as the Chairman of the Center for American Trade in the America First Policy Institute since 2021, promoting fair trade policies that put America’s families, workers, manufacturers, and farmers ahead of the interests of global competitors. Mr. Lighthizer previously served as the 18th United States Trade Representative (USTR) under President Donald J. Trump from 2017 to 2021. Mr. Lighthizer was an architect of American trade policy during the Trump presidency, engineering historic trade agreements with China that prioritized the American economy. An experienced trade negotiator and litigator, Mr. Lighthizer has dedicated his life working for equitable trade enforcement for the U.S. and has an impressive record for fighting for American workers and businesses. Prior to joining the Trump Administration, from 1985 to 2017, Mr. Lighthizer was a partner at Skadden, Arps, Slate, Meagher & Flom, LLP, where he practiced international trade law for over three decades and led the firm’s International Trade Department. Before joining Skadden, Mr. Lighthizer served as Deputy U.S. Trade Representative for President Ronald Reagan from 1983 to 1985. During his tenure, Mr. Lighthizer negotiated over two dozen bilateral international agreements, including agreements on steel, automobiles, and agricultural products. As Deputy USTR, he also served as Vice Chairman of the Board of Overseas Private Investment Corporation, a U.S. government agency whose purpose is to promote economic growth in developing countries through U.S. investment. Previously, from 1978 to 1981, Mr. Lighthizer served as chief minority counsel for the U.S. Senate Committee on Finance, and from 1981 to 1983, Mr. Lighthizer served as chief counsel and staff director for the U.S. Senate Committee on Finance. Mr. Lighthizer earned a bachelor’s degree from Georgetown University and his Juris Doctor from Georgetown University Law Center.
Linda McMahon has over 40 years of business, media, and political leadership experience, and has served since 2021 as the Chair of the Board and Chair of the Center for the American Worker within the America First Policy Institute, a non-profit organization advocating for American career and educational opportunities. In 1980, Ms. McMahon helped co-found the World Wrestling Foundation which was later renamed World Wrestling Entertainment (“WWE”), the world’s largest professional wrestling promotion company, where she served as President and later Chief Executive Officer from 1993 until 2009. Under Ms. McMahon’s innovative leadership, the WWE saw expansive growth from a small regional business to a global enterprise and publicly listed company on the New York Stock Exchange (WWE) with over 800 employees and offices worldwide. While leading the WWE, Ms. McMahon specifically negotiated the company’s global media and television contracts and spearheaded the successful commercial launch of its first line of action figures. In 2016, President Donald J. Trump nominated Ms. McMahon to be the administrator of the United States Small Business Administration (“SBA”) and the U.S. Senate overwhelmingly confirmed her to that position in 2017. Ms. McMahon led the SBA until 2019, advocating on behalf of America’s 30 million small businesses as a member of President Donald J. Trump’s cabinet where she directed the agency’s effort to issue over $1 billion in loans to assist small business owners in the aftermath of Hurricane Harvey. Ms. McMahon’s political career also includes an appointment to the Connecticut Board of Education from 2009 until 2010, and serving as the Republican nominee to represent the state of Connecticut in the 2010 and 2012 U.S. Senate elections. Previously, from 2019 to 2020, Ms. McMahon also served as Chair of the America First Action political action committee supporting President Donald J. Trump’s 2020 reelection campaign and as co-Founder and Chief Executive Officer, from 2017 to 2019, of Women’s Leadership LIVE, a company that hosts events to inspire entrepreneurial women to launch their own businesses. Ms. McMahon received a Bachelor of Arts degree in French from East Carolina University and also holds Honorary Doctorates from East Carolina University and Sacred Heart University.
Except as provided below, to the knowledge of the TMTG Management, the Management Team has not been the subject of any events that occurred during the past ten years that are material to an evaluation of the ability or integrity of a director, person nominated to become a director or executive officer of a company such as TMTG, as it is required to be reported by Item 401(f) and (g) of Regulation S-K.
1. Donald J. Trump, Jr. is the subject of numerous legal proceedings. Specifically, Donald J. Trump, Jr. is a named defendant in the New York Attorney General’s case mentioned in Risk Factor: President Donald J. Trump is the subject of numerous legal proceedings, the scope and scale of which are unprecedented for a former President of the United States and current candidate for that office. An adverse outcome in one or more of the ongoing legal proceedings in which President Donald J. Trump is involved could negatively impact TMTG and its Truth Social platform. On September 21, 2022, the Attorney General of the State of New York launched a civil suit against Donald J. Trump, Jr. and affiliated individuals and entities. The suit alleged Donald J. Trump, Jr. was aware of and knowingly participated in business fraud relating to misrepresentations in the preparation of President Donald J. Trump’s annual statements of financial condition in the years 2011 to 2021. In a decision dated November 3, 2022, the court ordered that an independent monitor be appointed to oversee compliance with the court’s order enjoining the defendants from, among other things, selling, transferring or otherwise disposing of certain assets of President Donald J. Trump. In a decision dated September 26, 2023, the court found that the defendants were liable for persistent violations of New York Executive Law 63(12). Pursuant to that same order, the court also ordered that an independent receiver be appointed to oversee the dissolution of certain entities owned by the defendants. In June 2023, a New York appeals court narrowed the fraud case, the trial for which commenced in October 2023 and closing oral arguments were concluded on January 11, 2024.
New York Supreme Court Justice Arthur Engoron, in a Decision and Order dated February 16, 2024, held President Donald J. Trump, Donald Trump, Jr., and defendants liable under the following five causes of action. Specifically, (i) for repeatedly and persistently falsifying business records, thus violating Executive Law § 63(12) and New York Penal Law 175.05; (ii) for conspiracy to falsify business records; (iii) for repeatedly and persistently issuing false financial statements, thus violating Executive Law § 63(12) and New York Penal Law 175.45; (iv) for repeatedly and persistently committing insurance fraud in violation of Executive Law § 63(12) and New York Penal Law 176.05; and (v) for conspiracy to commit insurance fraud. The court ordered President Donald J. Trump and defendants to pay approximately $354,868,768 in aggregate disgorgement of ill-gotten gains. Donald Trump, Jr., was specifically ordered to pay $4,013,024 with pre-judgment interest from May 11, 2022. The court enjoined Donald Trump, Jr., among others from serving as an officer or director of any New York corporation or other legal entity in New York for a period of two years, and from applying for loans from any financial institution chartered by or registered with the New York Department of Financial Services for a period of three years. An appeals court subsequently stayed this injunction with respect to Donald J. Trump, Jr. Separately, the Trump Organization was found guilty of criminal tax fraud in December 2022, and fined $1.6 million in January 2023.
In its February 16, 2024 ruling, the court ordered Judge Barbara Jones (ret.) to continue in her role as an Independent Monitor, tasked with overseeing the Trump Organization's financial disclosures to any third parties and any transfer or other dissipation of assets, for a period of no less than three years following the ruling. In addition to the continued monitorship, the court also ordered that an Independent Director of Compliance be installed at the Trump Organization, who will be responsible for ensuring good financial and accounting practices, will establish internal written protocols for financial reporting, and will also approve any financial disclosures to third parties in advance of submission.
The foregoing does not purport to be an exhaustive list of legal proceedings in which Donald J. Trump, Jr. is or has been involved.
2. Phillip Juhan, Chief Financial Officer: In March of 2020, Mr. Juhan became the CFO at Town Sports International Holdings, Inc., a public company (listed on Nasdaq) that operated nearly 200 “big box” fitness clubs. The majority of the company’s assets were in markets such as New York, Boston, D.C., and Philadelphia, where governmental COVID restrictions forced gyms to close for up to six months during 2020. The disruption to cash flow and uncertainty of business recovery precluded Town Sports from refinancing its (approximately $180 million) term loan that came due during the year. As a result, the Company was forced to file for bankruptcy and restructure its business.
Board of Directors
The Board consists of seven members, including TMTG’s President and Chief Executive Officer. In accordance with the Amended Charter, the Board is divided into three classes, Classes I, II and III, each to serve a three year term, except for the initial term after the Closing, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Directors will not be able to be removed during their term except for cause, and then only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors. The directors are divided among the three classes as follows:
•	the Class I directors are Kashyap “Kash” Patel and W. Kyle Green, and their terms expire at the annual meeting of stockholders to be held in 2024;

•	the Class II directors are Linda McMahon and Donald J. Trump, Jr., and their terms expire at the annual meeting of stockholders to be held in 2025; and
•	the Class III directors are Eric Swider, Devin Nunes and Robert Lighthizer, and their terms expire at the annual meeting of stockholders to be held in 2026.
TMTG expects that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our Board or a change in control.
Director Independence
Controlled Company Exception
After the completion of the Business Combination, President Donald J. Trump beneficially owned approximately 57.6% of the combined voting power of TMTG common stock. As of June 10, 2024, he holds approximately 64.9% of the outstanding shares of TMTG common stock, including 36,000,000 Earnout Shares. As a result, TMTG is a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or other company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of TMTG’s board of directors consists of independent directors, (2) that TMTG’s board of directors has a compensation committee that consists entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that TMTG’s director nominations be made, or recommended to TMTG’s full board of directors, by TMTG’s independent directors or by a nominations committee that consists entirely of independent directors and that TMTG adopts a written charter or board resolution addressing the nominations process. Accordingly, investors will not have the same protections afforded to stockholders of companies that are subject to these corporate governance requirements. In the event that TMTG ceases to be a “controlled company” and its common stock continues to be listed on Nasdaq, TMTG will be required to comply with these provisions within the applicable transition periods.
TMTG relies on the “controlled company” exemption. As a result, TMTG does not have a majority of independent directors on its board of directors. In addition, the TMTG’s Compensation Committee and TMTG’s Nominating and Corporate Governance Committee are not required to consist entirely of independent directors and are not subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements.
Committees of the Board of Directors
The Board has the authority to appoint committees to perform certain management and administration functions. TMTG is a “controlled company” and therefore, in the future its compensation committee and nominating and corporate governance committee may not be comprised of only independent directors. The composition and responsibilities of the audit committee, compensation committee and nominating and corporate governance committee of TMTG are described below. Members will serve on the audit committee, compensation committee and nominating and corporate governance committee until their resignation or until otherwise determined by the Board. The charters for the audit committee, compensation committee, and nominating and corporate governance committee of TMTG are available on TMTG’s website at https://tmtgcorp.com/. Information contained on or accessible through such website is not a part of this prospectus, and inclusion of the website address in this prospectus is an inactive textual reference only.
Audit Committee
The audit committee of the Board consists of W. Kyle Green, Robert Lighthizer, and Linda McMahon. TMTG’s Board has determined that each proposed member is independent under Nasdaq’s listing standards and Rule 10A-3(b)(1) under the Exchange Act. The chairperson of the audit committee is W. Kyle Green. W. Kyle Green also qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.

The primary purpose of the audit committee is to discharge the responsibilities of the Board with respect to the TMTG’s accounting, financial, and other reporting and internal control practices and to oversee TMTG’s independent registered accounting firm. Specific responsibilities of TMTG’s audit committee include:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit TMTG’s financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, TMTG’s interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing policies on risk assessment and risk management;
•	reviewing related party transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes TMTG’s internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.
Compensation Committee
The compensation committee of TMTG’s Board consists of W. Kyle Green, Robert Lighthizer and Linda McMahon. TMTG’s Board has determined each proposed member is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of the compensation committee is Robert Lighthizer. The primary purpose of the compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to TMTG’s executive officers, directors and other senior management, as appropriate.
Specific responsibilities of the compensation committee include:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to TMTG’s Chief Executive Officer’s compensation, evaluating TMTG’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of TMTG’s Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of TMTG’s other executive officers;
•	reviewing and recommending to TMTG’s Board the compensation of the TMTG’s directors;
•	reviewing TMTG’s executive compensation policies and plans;
•
reviewing and approving, or recommending that TMTG’s Board approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for TMTG’s executive officers and other senior management, as appropriate;

•	administering TMTG’s incentive compensation equity-based incentive plans;
•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;
•	assisting management in complying with TMTG’s proxy statement and annual report disclosure requirements;
•	if required, producing a report on executive compensation to be included in TMTG’s Annual Report on Form 10-K and annual proxy statement;

•	reviewing and establishing general policies relating to compensation and benefits of TMTG’s employees; and
•	reviewing TMTG’s overall compensation philosophy.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee of TMTG’s Board consists of W. Kyle Green, Robert Lighthizer and Linda McMahon. The chairperson of the nominating and corporate governance committee is Linda McMahon.
Specific responsibilities of the nominating and corporate governance committee include:
•	identifying, evaluating and selecting, or recommending that TMTG’s Board approve, nominees for election to TMTG’s Board;
•	evaluating the performance of TMTG’s Board and of individual directors;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of TMTG’s corporate governance practices and reporting;
•	reviewing management succession plans; and
•	developing and making recommendations to TMTG’s Board regarding corporate governance guidelines and matters.
Code of Ethics and Business Conduct
TMTG has adopted a Code of Ethics and Business Conduct that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. The Code of Ethics and Business Conduct is available on TMTG’s website at https://tmtgcorp.com. Information contained on or accessible through such website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only. TMTG intends to disclose any amendments to the Code of Ethics and Business Conduct, or any waivers of its requirements, on its website to the extent required by the applicable rules and exchange requirements.
Compensation Committee Interlocks and Insider Participation
No member of TMTG’s compensation committee has ever been an officer or employee of the Company. None of TMTG’s executive officers serve, or have served during the last completed fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of our directors or the Company’s compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for TMTG’s executive officers who are named in the “2022 and 2023 Summary Compensation Table” below.
In 2022 and 2023, Private TMTG’s “named executive officers” and their positions were as follows:
•	Devin G. Nunes, Chief Executive Officer;
•	Phillip Juhan, Chief Financial Officer; and
•	Andrew Northwall, Chief Operating Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.
2022 and 2023 Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by and paid to Private TMTG’s named executive officers (“NEOs”) for services for the fiscal year ended December 31, 2023.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Devin Nunes Chief Executive Officer	2022	750,000				750,000
	2023	750,000				750,000
Phillip Juhan Chief Financial Officer	2022	312,500				312,500
	2023	337,500				337,500
Andrew Northwall Chief Operating Officer	2022	365,000				365,000
	2023	365,000				365,000
Narrative Disclosure to the 2022 and 2023 Summary Compensation Table
2022 and 2023 Base Salaries
Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage the business of Private TMTG and execute its business strategies. The base salary for Private TMTG’s executive officers was established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, and other factors deemed relevant. Base salaries are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For the fiscal year ended December 31, 2022, the base salaries for Messrs. Nunes, Juhan, and Northwall were $750,000, $325,000, and $365,000, respectively. For the fiscal year ended December 31, 2023, the base salaries for Messrs. Nunes, Juhan and Northwall were $750,000, $350,000, and $365,000, respectively.
2022 and 2023 Annual Bonuses and Retention Bonuses
Private TMTG has historically not paid discretionary annual bonuses.
Subject to certain conditions, certain Private TMTG executive officers may be eligible to receive a retention bonus of up to $600,000 each, which is expected to be paid in two tranches.
Each NEO will receive a retention bonus of $600,000 and the aggregate amount of retention bonuses for executives who are not NEOs is $1,240,000. These retention bonuses are part of the up to $6,380,000 that Digital World paid Private TMTG upon the Closing of the Business Combination to cover retention bonuses as part of the Merger.
Equity Incentive Compensation
In connection with the Business Combination, TMTG’s Board adopted, and our stockholders approved, the 2024 Equity Incentive Plan (referred to herein as the Equity Incentive Plan). Although Private TMTG does not have a formal policy with respect to the grant of equity incentive awards to Private TMTG’s executive officers, Private

TMTG believes that equity awards provide Private TMTG’s executive officers with a strong link to Private TMTG’s long-term performance, create an ownership culture and help to align the interests of Private TMTG’s executives and Private TMTG’s stockholders. In addition, Private TMTG believes that equity awards with a time-based vesting feature promote executive retention because this feature incentivizes Private TMTG’s executive officers to remain in Private TMTG’s employment during the applicable vesting period. Accordingly, Private TMTG’s board of directors periodically reviews the equity incentive compensation of Private TMTG’s NEOs and from time to time may grant equity incentive awards to them. No stock options or other equity awards were granted to Private TMTG named executive officers (“NEOs”) during the fiscal year ended December 31, 2023.
Employee Benefits and Perquisites
Private TMTG currently maintains health and welfare plans (including medical, dental and vision plans) for all of its full-time employees, including the NEOs.
Private TMTG currently provides Messrs. Nunes, Juhan, and Northwall paid vacation, reasonable business reimbursement expenses, and health and welfare plans. Other than these benefits provided to Messrs. Nunes, Juhan, and Northwall, TMTG does not provide any perquisites to its NEOs.
No Tax Gross-Ups
Private TMTG does not make gross-up payments to cover its named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Private TMTG.
Offer Letters, Promissory Notes and Employment Agreements with Private TMTG’s NEOs
Private TMTG has entered into employment agreements with its NEOs, which were in effect in 2022 or 2023 and are described below. TMTG intends on negotiating new employment agreements with Messrs. Nunes, Juhan and Northwall. The terms of any such agreements will be entered into only with the approval of the TMTG Board’s compensation committee.
Promissory Notes
Private TMTG issued TMTG Executive Promissory Notes to certain executives, including each of the NEOs. The principal amounts of the NEOs’ TMTG Executive Promissory Notes were as follows: $1,150,000 for Mr. Nunes, $4,900,000 for Mr. Juhan and $200,000 for Mr. Northwall, and the aggregate amount of TMTG Executive Promissory Notes for executives who are not NEOs is $650,000. Private TMTG was not required to pay any interest pursuant to the TMTG Executive Promissory Notes. The TMTG Executive Promissory Notes were issued without any consideration. Upon the Closing, the TMTG Executive Promissory Notes automatically converted in whole, without any further action by the NEOs, into 690,000 shares of Company common stock.
Devin G. Nunes
On May 10, 2022, Private TMTG entered into the executive employment agreement with Devin Nunes to be effective as of January 2, 2022, pursuant to which Mr. Nunes serves as the Chief Executive Officer of Private TMTG (the “Nunes Agreement”). The Nunes Agreement provides for an annual base salary of $750,000 (subject to increase to $1,000,000 effective as of the second anniversary of the effective date), with an eligibility to participate in the annual bonus plan, if any, and an initial incentive equity grant of 145,000 Restricted Stock Units (“RSUs”). Any annual bonus and RSUs will remain subject to vesting and other terms as the board determines in its discretion. The Nunes Agreement also provides for severance in the event of a termination by the Company without cause or by Mr. Nunes for good reason of accrued obligations plus an amount equal to six months of base salary.
Following Private TMTG’s issuance of the TMTG Executive Promissory Note to Mr. Nunes prior to the Closing, Private TMTG amended the Nunes Agreement to provide that (i) following and contingent upon the Closing, Mr. Nunes will receive a retention bonus in the amount of $600,000, payable in a lump sum within 30 days after the Closing Date, (ii) Mr. Nunes will not receive the 145,000 RSUs described in the Nunes Agreement but will be eligible to receive discretionary equity awards pursuant to the Equity Incentive Plan, and (iii) Private TMTG acknowledges the TMTG Executive Promissory Note.

Phillip Juhan
On August 6, 2021, Private TMTG entered into the executive employment agreement with Phillip Juhan to be effective as of July 7, 2021 (as amended on December 23, 2021 and January 17, 2022) (the “Juhan Agreement”), pursuant to which Mr. Juhan serves as the Chief Financial Officer of Private TMTG. The Juhan Agreement provides for an annual base salary of $300,000 (to be increased to $325,000 and $350,000 upon the first and second anniversary of July 7, 2021 respectively), with an eligibility to participate in the annual bonus plan, if any, and an initial incentive equity grant of 520,000 RSUs. Any annual bonus and RSUs will remain subject to vesting and other terms as the board determines in its discretion. The Juhan Agreement also provides for severance in the event of a termination by the Company without cause or by Mr. Juhan for good reason of accrued obligations plus an amount equal to six months of base salary.
Following Private TMTG’s issuance of a TMTG Executive Promissory Note to Mr. Juhan prior to the Closing, Private TMTG amended the Juhan Agreement to provide that (i) following and contingent upon the Closing, Mr. Juhan will receive a retention bonus in the amount of $600,000, payable in a lump sum within 30 days after the Closing Date, (ii) Mr. Juhan will not receive the 520,000 RSUs described in the Juhan Agreement but will be eligible to receive discretionary equity awards pursuant to the Equity Incentive Plan, (iii) Private TMTG acknowledges the TMTG Executive Promissory Note and (iv) that effective upon the Closing Date, Mr. Juhan’s base salary increased to $365,000 per year.
Andrew Northwall
On December 17, 2021, Private TMTG entered into the Executive Employment Agreement with Andrew Northwall to be effective as of December 20, 2021, pursuant to which Mr. Northwall serves as the Chief Operating Officer of Private TMTG (the “Northwall Agreement”). The Northwall Agreement provides for an annual base salary of $365,000, with an eligibility to participate in the annual bonus plan, if any, and an initial incentive equity grant of 50,000 RSUs. Any annual bonus and RSUs will remain subject to vesting and other terms as the board determines in its discretion. The Northwall Agreement, which was for a two-year term and automatically renewed for an additional one-year term on December 20, 2023, also provides for severance in the event of a termination by the Company without cause or by Mr. Northwall for good reason of accrued obligations plus an amount equal to two months of base salary.
Following Private TMTG’s issuance of a TMTG Executive Promissory Note to Mr. Northwall prior to the Closing, Private TMTG amended the Northwall Agreement to provide that (i) following and contingent upon the Closing, Mr. Northwall will receive a retention bonus in the amount of $600,000, payable in a lump sum within 30 days after the Closing Date, (ii) Mr. Northwall will not receive the 50,000 RSUs described in the Northwall Agreement but will be eligible to receive discretionary equity awards pursuant to the Equity Incentive Plan, and (iii) Private TMTG acknowledges the TMTG Executive Promissory Note.
Outstanding Equity Awards at Fiscal Year-End
There were no outstanding equity awards held by Private TMTG NEOs as of December 31, 2023.

Director Compensation
No compensation awards were granted to Private TMTG directors during the fiscal year ended December 31, 2023 or December 31, 2022 (except as described below) and no fees were paid to Private TMTG directors for service on Private TMTG’s board of directors (or a committee thereof). We may award our directors shares of TMTG common stock as non-cash compensation as determined by the Board from time to time. The Private TMTG board of directors will base its decision to grant TMTG common stock as compensation on the level of skill required to perform the services rendered and the time committed to providing services to us. The following Private TMTG directors have entered into consulting agreements with Private TMTG as further described below.
Name and Principal Position	All Other Compensation ($)(1)	Total ($)
Kash Patel	$50,000	$50,000
(1)	Represents fees paid pursuant to the consulting agreements described above.
Agreements with Directors
Consulting Agreement with Kashyap “Kash” Patel
On June 13, 2022 as amended on April 21, 2023, Private TMTG entered into a Consulting Agreement with Trishul, LLC, owned by Kashyap “Kash” Patel, to be effective as of February 1, 2022 until June 8, 2023. Pursuant to the agreement and subsequent performance by the parties thereto, Mr. Patel served as an independent contractor of Private TMTG in exchange for an annual payment of $120,000. Additionally, Private TMTG reimbursed Mr. Patel for all reasonable out-of-pocket business expenses incurred by Mr. Patel, subject to certain pre-approval requirements. The consulting relationship was terminated by Private TMTG effective March 25, 2024, the Closing Date of the Business Combination, and Mr. Patel thereafter received all fees payable for his services through the date of termination.
Consulting Agreement with Daniel Scavino Jr. (former director of TMTG)
While Daniel Scavino Jr. did not join the Private TMTG board of directors until January 2023, on August 1, 2021, Private TMTG entered into a Consulting Agreement with Hudson Digital, LLC, owned by Daniel Scavino. Pursuant to the agreement, as amended, Mr. Scavino serves as an independent contractor of TMTG in exchange for an annual payment of $240,000 through December 31, 2024. Additionally, Private TMTG will reimburse Mr. Scavino for all reasonable out-of-pocket business expenses incurred by Mr. Scavino, subject to certain pre-approval requirements. Either party can terminate the consulting relationship for any or no reason at any time. In such an event, Mr. Scavino will receive all fees payable for his services through the date of termination.
Private TMTG issued Mr. Scavino a TMTG Executive Promissory Note in the principal amount of $4,000,000. Prior to the Closing, Private TMTG entered into an agreement with Mr. Scavino which provides that (i) following and contingent upon the Closing, Mr. Scavino would receive a retention bonus in the amount of $600,000, payable in a lump sum within 30 days after the Closing Date, and (ii) Private TMTG acknowledged the TMTG Executive Promissory Note.
Director Compensation Table
Except as described below, no non-employee Private TMTG director received any compensation during the fiscal year ended December 31, 2023.
Name and Principal Position	All Other Compensation ($)(1)	Total ($)
Kashyap “Kash” Patel(1)	$130,000	$130,000
Daniel Scavino Jr	$240,000	$240,000
(1)
Represents fees paid pursuant to and consistent with the consulting agreements. As described above, Mr. Patel is entitled to $120,000 annually, but received $130,000 in 2023 due to the consolidation of payments for two months of services, which payments were made in January 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Digital World Arrangements
On May 12, 2022, Digital World entered into an amendment to the Lock-Up and Support Letter (“Insider Letter”), with ARC and Digital World’s directors, officers or other initial stockholders named therein (the “Insiders”). Pursuant to the Insider Letter, among other matters, ARC and the Insiders agreed in Section 9 thereof, that ARC, an affiliate of ARC or certain of Digital World’s officers and directors may make up to $30,000,000 loans against Digital World Convertible Notes with a conversion price of $10 per Working Capital Unit.
In November 2021, ARC committed to provide loans of up to an aggregate of $1,000,000 to Digital World through September 8, 2023, in the form of a Digital World Convertible Note. On April 21, 2023, Digital World issued two Digital World Convertible Notes (one for $625,700 and the other for $500,000) in the aggregate principal amount of $1,125,700 to ARC to pay costs and expenses in connection with completing an initial business combination. As of September 30, 2023 there were $1,275,000 outstanding in Digital World Convertible Notes with a conversion price of $10 per Working Capital Unit (which exceeds the aggregate amount ARC committed to provide).
On September 8, 2022, Digital World issued a Digital World Convertible Note with a conversion price of $10 per Working Capital Unit with an aggregate principal amount of $2,875,000 to ARC, in connection with the extension of the termination date for the Digital World’s initial business combination from September 8, 2022 to December 8, 2022.
On June 2, 2023, Digital World issued a Digital World Convertible Note with a conversion price of $10 per Working Capital Units, with an aggregate principal amount of $2,000,000 to Renatus, of which Eric Swider, Chief Executive Officer and Director of Digital World, is a founder and partner and another Digital World Convertible Notes in the aggregate principal amount of $10,000,000 to Renatus. As of September 30, 2023, $1,205,333 was outstanding in Digital World Convertible Note to Renatus.
The issuances of the Digital World Convertible Notes described above were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.
We have entered into the Registration Rights Agreement with respect to the Founder Shares, the Placement Units, the Working Capital Units, and the securities underlying the foregoing and upon conversion of the Founder Shares.
License Agreement
Private TMTG entered into a royalty-free license agreement with President Donald J. Trump and DTTM Operations, LLC, an entity that licenses President Donald J. Trump’s name and regulates his personal media assets and is beneficially wholly owned by President Donald J. Trump. The License Agreement required Private TMTG to pay $100 upon the execution of this License Agreement and that such amount constituted full consideration and a fully paid-up royalty covering the entire term of the License Agreement for the licenses granted in the License Agreement. Private TMTG did not, and, as of the date of this prospectus, TMTG Sub has not, paid any other amounts to President Donald J. Trump pursuant to the License Agreement.
Under the License Agreement, as amended, TMTG Sub has a royalty-free license to use “Trump Media & Technology Group Corp.” as its name. In addition, TMTG Sub has a royalty-free license to use the name and likeness of President Donald J. Trump, solely as necessary for TMTG Sub to commercialize Truth Social. The License Agreement prohibits use of President Donald J. Trump’s name or likeness for any other purpose and specifically excludes any use in connection with political activities, including political messaging, political fundraising, get-out-the vote efforts and uses that are controlled by or supportive of any political committees, candidates, policies or initiatives or associated with advocacy or electioneering. All uses of (and any modifications to) President Donald J. Trump’s name or likeness are subject to his prior approval. Further, the quality of any products or services offered under the License Agreement in connection with President Donald J. Trump’s name or likeness is subject to his control, and those products or services must in any event satisfy the highest standards for quality and reputation. The rights granted to use President Donald J. Trump’s name and likeness do not extend to any other member of his family.

Until February 2, 2025, President Donald J. Trump has agreed to channel non-political communications and posts coming from his personal profile to the Truth Social platform before posting that same social media communication and/or post to any other social media platform that is not Truth Social until the expiration of the “DJT/TMTG Social Media 6-Hour Exclusive” which means the period commencing when President Donald J. Trump posts any social media communication onto the Truth Social platform and ending six hours thereafter; provided that he may post social media communications from his personal profile that he deems, in his sole discretion, to be politically-related on any social media site at any time, regardless of whether that post originates from a personal account. As a candidate for president, most or all of President Donald J. Trump’s social media posts may be deemed by him to be politically related. Consequently, TMTG may lack any meaningful remedy if President Donald J. Trump minimizes his use of Truth Social. Additionally, none of the limitations or exclusivity contained in the License Agreement will apply to any business ventures of President Donald J. Trump or The Trump Organization or their respective affiliates.
Unless notice is given, the TMTG Social Media Exclusivity Term (i.e. February 2, 2025) extends in perpetuity for additional 180-day terms. In the event of a force majeure as described in the License Agreement that lasts longer than three days, or if the TMTG Platform is not available to President Donald J. Trump for a period of three or more consecutive days, President Donald J. Trump will have the right to invoke the suspension of the “DJT/TMTG Social Media 6-Hour Exclusive.” If the TMTG Social Media Exclusivity Term were to expire but the License Agreement remained in effect, President Donald J. Trump would be required to post non-political communications contemporaneously to Truth Social and Non-TMTG Social Media. However, that obligation would also exempt any communications that President Donald J. Trump deems, in his sole discretion, to be politically-related.
President Donald J. Trump has the right to terminate the License Agreement if (i) the quality of any product or service falls below the required level and is not restored immediately (but not later than 30 days) after notification or (ii) TMTG Sub causes or permits (a) any use of President Donald J. Trump’s name, likeness or other characteristic in any manner that denigrates or ridicules the name, image or reputation of President Donald J. Trump, any member of his family, or any of his or her business properties, (b) uses of such name, likeness or other characteristic other than as permitted in the License Agreement, (c) alternations or distortions of such name, likeness or other characteristic without President Donald J. Trump’s written consent, or (d) creation of any direct, indirect or implied endorsement or commercial tie-in with any product or service that is not offered by TMTG Sub, and the applicable foregoing condition ((a)-(d)) is not cured within thirty days after notice. The license is in any event revocable by President Donald J. Trump and subject to all of the conditions and limitations in the License Agreement.
The License Agreement also provides that, if it is not sooner terminated, and if TMTG Sub becomes listed on a public market exchange in the United States via, inter alia, the Business Combination before December 31, 2024, the term of the License Agreement will continue in perpetuity, except that it may be terminated by TMTG Sub for convenience or by President Donald J. Trump for a breach of TMTG Sub’s obligation to ensure that any products or services offered or marketed using President Donald J. Trump’s name or likeness meet the highest standards of quality and reputation if such breach is not cured immediately (but no later than 30 days) after notification. As a result, following the completion of the Business Combination the License Agreement will continue in perpetuity.
President Donald J. Trump has agreed not to compete with Truth Social by founding, developing or obtaining a controlling interest in a social media platform that includes one or more material features that directly compete with any of the material features of Truth Social. President Donald J. Trump may otherwise compete with Truth Social, including by managing or otherwise working with any other social media platform.
TMTG Sub may not terminate the License Agreement based on the personal or political conduct of President Donald J. Trump, even if such conduct could negatively reflect on TMTG Sub’s reputation or brand or be considered offensive, dishonest, illegal, immoral, or unethical, or otherwise harmful to TMTG Sub’s brand or reputation. Further, TMTG Sub may be obligated to indemnify President Donald J. Trump for any losses of any type that relate in any way to the License Agreement, including any such losses attributable to President Donald J. Trump’s own offensive, dishonest, illegal, immoral, unethical or otherwise harmful conduct.

Voting Agreement
Simultaneously with the execution of the Merger Agreement the majority stockholder of TMTG entered into a voting agreement with Digital World and TMTG.
Lock-Up Agreements
On March 25, 2024, Digital World entered into separate Lock-Up Agreements with: Andrew Northwall, Daniel Scavino Jr., Devin G. Nunes, Donald J. Trump, Jr., President Donald J. Trump, Kashyap “Kash” Patel, Phillip Juhan, Scott Glabe and Vladimir Novachki, pursuant to which they are each contractually restricted from selling or transferring any of (i) their shares of TMTG’s Common Stock held immediately following the Closing and (ii) any of their shares of TMTG’s Common Stock that result from converting securities held immediately following the Closing. Such restrictions became applicable commencing from the Closing Date and end the earliest of (i) the six-month anniversary of the Closing Date, (ii) on the date on which the closing stock price for TMTG common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, and (iii) such date on which TMTG completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the TMTG stockholders having the right to exchange their shares of TMTG common stock for cash, securities or other property.
Lock-Up Provisions Pursuant to the Amended Charter
Subject to certain customary exceptions, the Amended Charter also includes Lock-Up Trading Restrictions, which applies to holders who received TMTG common stock in exchange for their Private TMTG common stock (but excluding shares of TMTG common stock issued to the former holders of TMTG Convertible Notes in connection with the conversion of such TMTG Convertible Notes into Private TMTG common stock prior to the Closing and exchanged for TMTG common stock at the Closing).
The Amended Charter restricts holders from selling or transferring any of (i) their shares of TMTG common stock held immediately following the Closing and (ii) any of their shares of TMTG common stock that result from converting securities held immediately following the Closing, if any. Such restrictions begin at Closing and end on the earliest of: (i) the six-month anniversary of the Closing, (ii) on the date on which the closing stock price for TMTG common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing, and (iii) such date on which TMTG completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company stockholders having the right to exchange their shares of TMTG common stock for cash, securities or other property.
Indemnification Agreements
On March 25, 2024, TMTG entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for the indemnification and advancement by TMTG of certain expenses and costs relating to claims, suits or proceedings arising from service to TMTG or, at its request, service to other entities, as officers or directors, to the maximum extent permitted by applicable law.
Non-Competition and Non-Solicitation Agreements
On March 25, 2024, the Significant Company Holders entered into a Non-Compete and Non-Solicitation Agreement in favor of TMTG. Under the Non-Competition and Non-Solicitation Agreement, each Significant Company Holder has agreed that, for a period of (i) four years, it will not engage in any business activity similar to, or competitive with, the business conducted by TMTG or its affiliates, in particular, Truth Social and the business of developing and operating media platforms for social media and digital video streaming, and of developing and operating products and services relating and incidental thereto or any other business being conducted by TMTG or any of its subsidiaries, as of the Closing Date, and (ii) three years, it will not, directly or indirectly (a) hire, engage, solicit, induce or encourage certain employees, independent contractors, consultants, or other certain personnel to leave TMTG; or (b) in any way interfere with or attempt to interfere with the relationship between such persons and TMTG.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Green and Lighthizer and Ms. McMahon are “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Policies and Procedures for Related Person Transactions
On the Closing Date, TMTG’s Board adopted a formal written policy effective upon the Closing providing that TMTG’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of TMTG common stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with TMTG without the approval of TMTG’s audit committee, subject to certain exceptions.
Controlled Company Exception
As of June 10, 2024, President Donald J. Trump beneficially owns approximately 64.9% of the combined voting power of TMTG common stock. As a result, TMTG is a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or other company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of TMTG’s Board consist of independent directors, (2) that TMTG’s Board have a compensation committee that consists entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that TMTG’s director nominations be made, or recommended to TMTG’s full Board, by TMTG’s independent directors or by a nominations committee that consists entirely of independent directors and that MTG adopts a written charter or board resolution addressing the nominations process. Accordingly, investors do not have the same protections afforded to stockholders of companies that are subject to these corporate governance requirements. In the event that TMTG ceases to be a “controlled company” and its common stock continues to be listed on Nasdaq, TMTG will be required to comply with these provisions within the applicable transition periods.
TMTG relies on the “controlled company” exemption. As a result, TMTG does not have a majority of independent directors on its board of directors. In addition, in the future, TMTG’s Compensation Committee and TMTG’s Nominating and Corporate Governance Committee may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, investors may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known to the Company regarding the beneficial ownership of TMTG common stock as of June 10, 2024, by:
•	each person known by the Company to be the beneficial owner of more than 5% of TMTG common stock;
•	each of TMTG’s current executive officers and directors; and
•	all executive officers and directors of TMTG as a group,
in each case, given effect to the conversion of securities issued in the Post-IPO Financings (unless otherwise specified).
In addition, the information in the table below gives effect to the conversion of the Founder Shares into shares of Common Stock applying the 1.348:1 conversion ratio determined at the Closing of the Business Combination to give effect to the anti-dilution rights of the Founder Shares in Digital World's charter. However, in connection with the Delaware Lawsuit, TMTG deposited into escrow 4,667,032 shares of Common Stock, which represent the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1. The release of any such shares is subject to the terms and conditions of the Disputed Shares Escrow Agreements and would result in changes to the beneficial ownership information presented below. See “Risk Factors — Risks Related to Ownership of TMTG Common Stock — Ongoing litigation over ownership of shares beneficially owned by ARC may negatively impact investor confidence and market perception and materially and adversely affect TMTG's business, financial condition and stock price” and “Our Business — Litigation — Lawsuit Against ARC and Patrick Orlando.”
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. In computing the number of shares of Common Stock beneficially owned by a person, we deemed to be outstanding all shares of Common Stock subject to warrants and convertible notes held by the person that are currently exercisable or convertible or may be exercised or converted within 60 days of April 15, 2024. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

This table is based upon TMTG’s shareholder registry and information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to the following table and subject to community property laws where applicable, TMTG believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Applicable percentages are based on 176,700,583 shares of Common Stock, which number is based on shares outstanding as of June 10, 2024.
Name and Address of Beneficial Owner	Number of Shares	% of Outstanding Shares*
Directors and Executive Officers Post-Business Combination
Devin G. Nunes	115,000	*
Phillip Juhan	490,000	*
Andrew Northwall	20,000	*
Vladimir Novachki	45,000	*
Sandro De Moraes(1)	45	*
Scott Glabe	20,000	*
Eric Swider(2)	158,043	*
Donald J. Trump, Jr.	—	—
Kashyap “Kash” Patel	—	—
W. Kyle Green	—	—
Robert Lighthizer	—	—
Linda McMahon	—	—

All Directors and Executive Officers of TMTG as a Group (12 Individuals)	*	*

Five Percent Holders:
President Donald J. Trump(3)	114,750,000	64.9%
ARC Global Investments II LLC(4)	13,126,581	7.3%
United Atlantic Ventures, LLC(5)	10,965,000	6.2%
*	less than 1%
The business address of each of the directors and officers is 401 N. Cattlemen Rd., Ste. 200, Sarasota, Florida 34232.
(1)	Purchased by Mr. De Moraes in the public market.
(2)
The shares reported as beneficially owned by Mr. Swider consist of (a) (i) 10,110 shares as a result of the conversion of his 7,500 Founder Shares as adjusted by the conversion ratio (1.348) applicable to the Digital World Class B common stock and (ii) 4,890 Founder and Anchor Investors Shares that may be issuable to Mr. Swider, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1; and (b) 143,043 shares issued to Renatus LLC (“Renatus”) upon conversion, immediately prior to the consummation of the Business Combination, of certain Digital World Convertible Notes, at a conversion price of $10.00 per share, in connection with working capital loans. Mr. Eric Swider is the managing member of Renatus. As a result, Mr. Swider may be deemed to share voting and dispositive power with respect to the shares held of record by Renatus. Mr. Swider expressly disclaims beneficial ownership of the shares held by Renatus. The address for Renatus is 370 Harbour Drive, Humacao, Puerto Rico 00791.

(3)
The shares reported as beneficially owned by President Donald J. Trump consist of (a) 78,750,000 shares issued upon the Business Combination and (b) 36,000,000 Earnout Shares. The business address for President Donald J. Trump is c/o Trump Media & Technology Group Corp., 401 N. Cattlemen Rd., Ste. 200, Sarasota, Florida 34232.

(4)
The shares reported as beneficially owned by ARC, and held are held in the name of ARC, and consist of (a) (i) 7,400,520 shares as a result of the conversion of ARC’s 5,490,000 Founder Shares as adjusted by the conversion ratio (1.348) applicable to the Digital World Class B common stock and (ii) 3,579,480 shares of Common Stock that may be issuable to ARC, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1; (b) 1,700,226 shares (including the Placement Warrants, which are exercisable within 60 days) as a result of the conversion of the Placement Units and (c) 446,355 shares (including Convertible Note Post IPO Warrants that are exercisable within 60 days) as a result of the conversion of ARC’s Working Capital Units in connection with outstanding working capital loans made by ARC pursuant to Digital World Convertible Notes. On April 4, 2024, ARC filed a Schedule 13G with the SEC claiming beneficial ownership to 13,325,331 shares of Common Stock, including 781,777 shares of Common Stock underlying Warrants that are exercisable within 60 days, which reflects a difference of 198,750 shares of Common Stock and 66,250 Warrants. The Company cannot substantiate or verify the basis for ARC's claims to such additional securities and as such has not included such information in its beneficial ownership holding or in the number of securities to be registered for issuance and/or resale. Mr. Patrick Orlando is the current managing member of ARC and has sole voting and dispositive power with respect to the shares held of record by ARC. By virtue of this relationship, Mr. Orlando may be deemed to share beneficial ownership of the securities held of record by ARC. The business address of ARC Global Investments II LLC is 78 SW 7th Street, Miami, Florida 33130. See “Risk Factors — Risks Related to Ownership of TMTG Common Stock — Ongoing litigation over ownership of shares beneficially owned by ARC may negatively impact investor confidence and market perception and materially and adversely affect TMTG's business, financial condition and stock price.”

(5)
The shares reported as beneficially owned by United Atlantic Ventures, LLC (“UAV”) consist of (a) 7,525,000 shares issued upon the Business Combination and (b) 3,440,000 shares that were issued to UAV for no additional consideration based on the performance of our shares of Common Stock, in each case, pursuant to the terms of the Merger Agreement. The address for United Atlantic Ventures, LLC is 900 SE 2nd St., Apt. 503, Fort Lauderdale, Florida 33301.

SELLING SECURITYHOLDERS
The selling securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of: 146,108,680 shares of Common Stock, consisting of:
•	1,133,484 Placement Shares;
•	up to 14,316,050 Founder and Anchor Investors Shares;
•	744,020 Conversion Shares;
•	965,125 DWAC Compensation Shares;
•	690,000 TMTG Compensation Shares;
•	6,250,000 Alternative Financing Shares;
•	7,116,251 Private Warrant Shares;
•	143,750 Representative Shares;
•	114,750,000 President Trump Shares;
•	566,742 Placement Warrants;
•	up to 369,509 Convertible Note Post IPO Warrants;
•	3,055,000 Digital World Alternative Warrants; and
•	up to 3,125,000 Alternative Financing Notes Post IPO Warrants.
In addition, we are registering 14,375,000 shares of Common Stock issuable upon exercise of the Public Warrants that were previously registered. Certain of the selling securityholders listed below entered into agreements that restrict the transfer of the shares of our common stock that otherwise may be sold from time to time pursuant to the registration statement of which this prospectus forms part. See the section titled “Certain Relationships and Related Party Transactions” for further discussion.
As used in this prospectus, the term “Selling Securityholders” includes the selling securityholders listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.
The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each Selling Securityholder, the number of shares of common stock that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own assuming all securities that may be offered pursuant to this prospectus are sold. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
Furthermore information in the table below (i) assumes the conversion of the Founder Shares into shares of Common Stock applying a maximum conversion ratio of 2.00:1, rather than the 1.348:1 conversion ratio determined at the Closing of the Business Combination, to illustrate the maximum number of shares that each applicable Selling Securityholder may be entitled under the Disputed Shares Escrow Agreements, pending litigation and/or out of court agreement between TMTG and ARC in the Delaware Lawsuit and (ii) does not reflect beneficial ownership to securities claimed by certain of the Selling Securityholders as a result of separate contractual arrangements with ARC to which TMTG is not a party due to the pending Delaware Lawsuit, the ARC Members Lawsuit and other related litigation in the Chancery Court regarding ownership of Founder

Shares, shares of Common Stock received upon conversion of ARC’s Working Capital Units and management of ARC. The release of any such shares is subject to the terms and conditions of the Disputed Shares Escrow Agreements. See “Risk Factors - Risks Related to Ownership of TMTG Common Stock - Ongoing litigation over ownership of shares beneficially owned by ARC may negatively impact investor confidence and market perception and materially and adversely affect TMTG's business, financial condition and stock price” and “Our Business - Litigation - Lawsuit Against ARC and Patrick Orlando.”
Except as set forth in the footnotes below, (i) the following table does not include up to 14,375,000 shares of Common Stock issuable upon exercise of the Public Warrants and (ii) the address of each selling securityholder is 401 N. Cattlemen Rd., Ste. 200 34232 Sarasota, Florida.
	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering**	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering**
D&O of the Company
Devin G. Nunes(1)	115,000	115,000	—	—	—	—	—	—
Phillip Juhan(2)	490,000	490,000	—	—	—	—	—	—
Andrew Northwall(3)	20,000	20,000	—	—	—	—	—	—
Vladimir Novachki(4)	45,000	45,000	—	—	—	—	—	—
Scott Glabe(5)	20,000	20,000	—	—	—	—	—	—
Eric Swider(6)(20)	15,000	15,000	—	—	—	—	—	—
Total—D&O of the Company	705,000	705,000
Other Securityholders
Acra Assets S.A.	6,667	6,667	—	—	1,333	1,333	—	—
Alexander Cano(7)	157,980	157,980	—	—	—	—	—	—
Anthony P. DiTommaso, Jr.	18,750	18,750	—	—	6,250	6,250	—	—
Anthony J. Graham	2,300	2,300	—	—	—	—	—	—
Blue Moon Industries, Inc.	33,333	33,333	—	—	6,667	6,667	—	—
Bradley Flanagan	12,500	12,500	—	—	2,500	2,500	—	—
Brian Duffy	720	720	—	—	—	—	—	—
Caleb Porter(8)	16,667	16,667	—	—	3,333	3,333	—	—
Carlos Springmuhl(9)	12,500	12,500	—	—	2,500	2,500	—	—
Christopher Jay Barnard	2,500	2,500	—	—	—	—	—	—
Clement Borkowski	7,500	7,500	—	—	—	—	—	—
David Jimmerson(10)	74,633	14,633	60,000	—	63,767	3,767	60,000	—
DOBBS Real Estate, LLC	4,667	4,667	—	—	—	—	—	—
Douglas Langan	11,250	11,250	—	—	3,750	3,750	—	—
Edward J. Preble(11)	97,500	97,500	—	—	—	—	—	—
Erik Sandvig(12)	5,000	5,000	—	—	1,000	1,000	—	—
Frank Joseph Andrews(13)	97,500	97,500	—	—	—	—	—	—
Garrett Taylor(14)	10,833	8,333	2,500	*	1,667	1,667	—	—
Herbert Estuardo Gonzalez
Hertzsch	16,667	16,667	—	—	3,333	3,333	—	—
Josh Stauffenberg	3,750	3,750	—	—	1,250	1,250	—	—
Inversiones D, S.A.	4,167	4,167	—	—	833	833	—	—
James Ryan Simmons	25,000	25,000	—	—	3,000	3,000	—	—
Jeffrey Smith(15)	97,500	97,500	—	—	—	—	—	—
Joel Comm	9,375	9,375	—	—	3,125	3,125	—	—
Jorge Cano	933	933	—	—	—	—	—	—
Joshua Ryan Arant(16)	8,333	8,333	—	—	1,667	1,667	—	—
Harish Dadoo	5,000	5,000	—	—	1,000	1,000	—	—
Katherine Chiles(17)	90,125	90,125	—	—	—	—	—	—
Kelli Wang	6,667	6,667	—	—	—	—	—	—
Luis Alberto Marin & Elaine S de Roode	10,000	10,000	—	—	2,000	2,000	—	—
Luis Enrique Cruz	4,167	4,167	—	—	833	833	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering**	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering**
Maria Eugenia Ferrigno de Esper	8,333	8,333	—	—	1,667	1,667	—	—
Mark M. Ghobrial	3,333	3,333	—	—	—	—	—	—
Matan Fatal	9,375	9,375	—	—	3,125	3,125	—	—
Michael Melkersen(18)	234,940	234,940	—	—	30,417	30,417	—	—
Melkersen Law Group, LLC(19)	75,000	75,000	—	—	25,000	25,000	—	—
Pamela J. Bondi	106,250	106,250	—	—	31,250	31,250	—	—
Paul Spass	12,500	12,500	—	—	2,500	2,500	—	—
Rafael Carnicer	12,500	12,500	—	—	2,500	2,500	—	—
Renatus Advisors LLC(20)	143,043	143,043	—	—	—	—	—	—
Ricardo Casas	56,250	56,250	—	—	18,750	18,750	—	—
Robert E. Prinz	30,000	30,000	—	—	10,000	10,000	—	—
Salvatore Rizzuto Jr.	48,000	48,000	—	—	16,000	16,000	—	—
Samuel Herrero	1,200	1,200	—	—	—	—	—	—
Sarah Castor(21)	27,129	16,875	10,251	*	5,625	5,625	—	—
Scott Fowler	37,500	37,500	—	—	12,500	12,500	—	—
Steven James Kraft	1,000	1,000	—	—	—	—	—	—
Timothy B. Totten(22)	21,550	21,550	—	—	6,250	6,250	—	—
Vitaly Petrovich Kudryn	16,667	16,667	—	—	3,333	3,333	—	—
William R. Mendez	6,000	6,000	—	—	2,000	2,000	—	—

Alternative Financing Shares
Entities Affiliated with Washington Muse Investments SPC(23)	4,166,666	4,166,666	—	—	1,388,888	1,388,888	—	—
Entities Affiliated with Anson(24)	2,733,333	2,708,333	25,000	*	902,778	902,778	—	—
The Mangrove Partners Master Fund, Ltd.(25)	2,500,000	2,500,000	—	—	833,333	833,333	—	—

Alternative Warrants
BMO Nesbitt Burns ITF Parkwood Master Fund Ltd.	25,000	25,000	—	—	—	—	—	—
BMO Nesbitt Burns ITF Samara Master Fund Ltd.	25,000	25,000	—	—	—	—	—	—
Entities Affiliated with Hudson Bay(26)	300,000	300,000	—	—	—	—	—	—
Jess Mogul	5,000	5,000	—	—	—	—	—	—
MMCAP International Inc. SPC(27)	1,000,000	1,000,000	—	—	—	—	—	—
Entities Affiliated with Pentwater(28)	3,191,660	2,000,000	1,191,660	*	870,000	870,000	*	—

Founder & Anchor Investor Shares
Boaz Weinstein	534	534	—	—	—	—	—	—
Entities Affiliated with
Boothbay(29)	300,000	300,000	—	—	—	—	—	—
Bruce Garelick(30)	15,000	15,000	—	—	—	—	—	—
Entities Affiliated with
Castle Creek(31)	241,050	241,050	—	—	—	—	—	—
Context Partners Master
Fund LP(32)	300,000	300,000	—	—	—	—	—	—

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering**	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering**
D. E. Shaw Valence
Portfolios, L.L.C.(33)	300,000	300,000	—	—	—	—	—	—
Justin Shaner(34)	15,000	15,000	—	—	—	—	—	—
Montie Lee Jacobson(35)	15,000	15,000	—	—	—	—	—	—
Luis Orleans-Braganza(36)	20,000	20,000	—	—	—	—	—	—
Entities Affiliated with Meteora(37)	300,000	300,000	—	—	—	—	—	—
Radcliffe SPAC Master Fund, L.P.(38)	300,000	300,000	—	—	—	—	—	—
Rodrigo Veloso(39)	15,000	15,000	—	—	—	—	—	—
Entities Affiliated with
Saba Capital(40)	194,901	194,901	—	—	—	—	—	—
Entities Affiliated with
Shaolin Capital Partners(41)	352,200	300,000	—	—	—	—	—	—
The K2 Principal Fund L.P.(42)	300,000	300,000	—	—	—	—	—	—
Yakira Capital Management Inc.(43)	300,000	300,000	—	—	—	—	—	—

Principal Securityholders
ARC(44)	13,126,581	13,126,581	—	—	715,527	715,527	—	—
Donald J. Trump(45)	114,750,000	114,750,000	—	—	—	—	—	—

Representative Shares
EF Hutton LLC	86,719	86,719	—	—	—	—	—	—
Kingswood Capital Partners, LLC	7,031	7,031	—	—	—	—	—	—
Total—Other Securityholders	146,526,129	145,244,515	1,229,411		4,215,724	3,345,724

(*)	Represents less than 1%.
(**)
Based on 204,441,834 shares of Common Stock (based on total shares outstanding as of June 10, 2024), consisting of 176,700,583 shares of Common Stock outstanding (excluding shares of Common Stock being held in escrow pending a resolution of a dispute with certain stockholders that may result in the release of up to 4,667,033 shares of Common Stock), 6,250,000 Alternative Financing Shares, 7,116,251 Private Warrant Shares and 14,375,000 shares of Common Stock offered by us.

(+)
Assumes the conversion of the Founder Shares into shares of Common Stock applying a maximum conversion ratio of 2.00:1, rather than the 1.348:1 conversion ratio determined at the Closing of the Business Combination to illustrate the maximum number of shares that each applicable Selling Securityholder may be entitled under the Disputed Shares Escrow Agreements, pending litigation and/or out of court agreement between TMTG and ARC in the Delaware Lawsuit.

(1)	Mr. Devin G. Nunes is the Chairman of the Company’s Board of Directors and the Company’s Chief Executive Officer and President.
(2)	Mr. Phillip Juhan is the Company’s Chief Financial Officer and Treasurer.
(3)	Mr. Andrew Northwall is the Company’s Chief Operating Officer.
(4)	Mr. Vladimir Novachki is the Company’s Chief Technology Officer.
(5)	Mr. Scott Glabe is the Company’s General Counsel and Secretary.
(6)
Consists of (i) 10,110 Founder and Anchor Investors Shares as a result of the conversion of his 7,500 Founder Shares as adjusted by the conversion ratio (1.348) and (ii) 4,890 Founder and Anchor Investors Shares that may be issuable to Mr. Swider, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1.

(7)	Mr. Alex Cano was the President and Secretary of Digital World from April 2023 until the consummation of the Business Combination.
(8)
In addition, Mr. Porter claims beneficial ownership to 25,000 Founder Shares through a separate contractual arrangement with ARC, which are not reflected in his beneficial ownership information for the reasons stated above.

(9)
In addition, Mr. Springmuhl claims beneficial ownership to 75,428 Founder Shares through a separate contractual arrangement with ARC, which are not reflected in his beneficial ownership information for the reasons stated above.

(10)	Reflects 60,000 Public Warrants acquired in the public market.
(11)	Mr. Edward Preble was a member of Digital World’s Board of Directors from January 2023 until the consummation of the Business Combination.

(12)
In addition, Mr. Sandvig claims beneficial ownership to 12,500 Founder Shares through a separate contractual arrangement with ARC, which are not reflected in his beneficial ownership information for the reasons stated above.

(13)
Mr. Frank Andrews was a member of Digital World’s Board of Directors from January 2023 until the consummation of the Business Combination. In April 2023, Mr. Andrews was voted in as Non-Executive Chairman of the Board of Directors.

(14)	Reflects 2,500 shares of Common Stock acquired in the public markets.
(15)	Mr. Jeffrey Smith was a member of Digital World’s Board of Directors from March 2023 until the consummation of the Business Combination.
(16)
In addition, Mr. Arant claims beneficial ownership to 90,000 Founder Shares through a separate contractual arrangement with ARC, which are not reflected in his beneficial ownership information for the reasons stated above.

(17)	Ms. Katherine Chiles was Digital World’s Chief Financial Officer from March 2023 until the consummation of the Business Combination.
(18)
In addition, Mr. Melkersen claims beneficial ownership to 411,140 Founder Shares, 305,000 shares of Common Stock and 25,000 Warrants through separate contractual arrangements with ARC, which are not reflected in his beneficial ownership information for the reasons stated above.

(19)
Mr. Melkersen is the controlling member of the Melkersen Law Group, LLC (“Melkersen Law”) and, as a result, may be deemed to beneficially own shares to be held by Melkersen Law. Mr. Melkersen expressly disclaims beneficial ownership of the shares held by Melkersen Law other than to the extent of any pecuniary interest the party may have therein.

(20)
Consists of 143,043 Conversion Shares as a result of the conversion of Digital World Convertible Notes. Mr. Eric Swider is the managing member of Renatus LLC (“Renatus”) and, as a result, may be deemed to beneficially own shares to be held by Renatus. Mr. Swider expressly disclaims beneficial ownership of the shares held by Renatus other than to the extent of any pecuniary interest. The address for Renatus is 370 Harbour Drive, Humacao, Puerto Rico 00791. Mr. Swider is also a member of the Company’s Board of Directors and was the Chairman and Chief Executive Officer of Digital World from March 2023 until the consummation of the Business Combination.

(21)	Reflects 10,254 shares of Common Stock acquired in the public markets.
(22)
In addition, Mr. Totten claims beneficial ownership to 50,000 Founder Shares through a separate contractual arrangement with ARC, which are not reflected in his beneficial ownership information for the reasons stated above.

(23)
Consists 2,777,778 Alternative Financing Shares and 1,388,888 Alternative Financing Notes Post IPO Warrants issuable upon the conversion of Digital World Alternative Financing Notes held by Washington Muse Investments SPC for and on behalf of Special Sits Event Long/Short SP (“WM SSE”). Washington Muse Investments SPC is the manager of WM SSE. The business address c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.

(24)
Consists of (i) 25,000 shares of Common Stock purchased in the public market, (ii) 1,203,703 Alternative Financing Shares and 601,852 Alternative Financing Notes Post IPO Warrants issuable upon the conversion of Digital World Alternative Financing Notes held by Anson Investments Master Fund LP (“Anson IMF”); (iii) 300,926 Alternative Financing Shares and 150,463 Alternative Financing Notes Post IPO Warrants issuable upon the conversion of Digital World Alternative Financing Notes held by Anson East Master Fund LP (“Anson EMF”) and (iv) 300,926 Alternative Financing Shares and 150,463 Alternative Financing Notes Post IPO Warrants issuable upon the conversion of Digital World Alternative Financing Notes held by Anson Opportunities Master Fund LP (“Anson OMF”). In addition, Anson IMF claims beneficial ownership to 100,000 Founder Shares through a separate contractual arrangement with ARC, which are not reflected in Anson’s beneficial ownership information for the reasons stated above. Anson Advisors Inc. and Anson Funds Management LP (collectively, “Anson”) are the Co-Investment Advisers of Anson IMF, Anson EMF and Anson OMF, and hold voting and dispositive power over the shares of Common Stock issuable to such Anson entities. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(25)
Consists of 1,666,667 Alternative Financing Shares and 833,333 Alternative Financing Notes Post IPO Warrants issuable upon the conversion of Digital World Alternative Financing Notes held by The Mangrove Partners Master Fund, Ltd. (“Mangrove PMF”). Mangrove PMF has purchased in the public market put options to sell 2,694 shares of Common Stock at $35.00 per share and 1,550 shares of Common Stock at $45.00 share, which put options expire in September 2024. Mangrove Partners IM, LLC (“Mangrove”), the investment manager of Mangrove PMF, has voting and investment power over the shares of Common Stock of Mangrove PMF. Nathaniel Hall August is the managing member of Mangrove. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. August is c/o Mangrove Partners IM, LLC, 2 Sound View Drive, 3rd Floor, Greenwich CT 06830.

(26)
Consists of (i) (A) 184,002 Founder and Anchor Investors Shares as a result of the conversion of 136,500 Founder Shares using 1.348:1 conversion ratio held by HB Strategies LLC (“HB SLLC”) and (B) 88,998 Founder and Anchor Investors Shares that may be issuable to HB SLLC, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1; and (ii) (A) 18,198 Founder and Anchor Investors Shares as a result of the conversion of 13,500 Founder Shares using 1.348:1 conversion ratio held by Hudson Bay SPAC Master Fund LP (“HB SMFLP”) and (B) 8,802 Founder and Anchor Investors Shares that may be issuable to HB SMFLP, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1. Hudson Bay Capital Management LP (“Hudson Bay”), the investment manager of HB SLLCand HB SMFLP, has voting and investment power over the shares of Common Stock of all such Hudson Bay entities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Gerber is 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(27)
Consists of (i) 1,000,000 Private Warrant Shares issuable upon exercise of the Digital World Alternative Warrants held by MMCAP International Inc. SPC (“MMCAP”). MM Asset Management Inc. (“MMAM”) is the discretionary investment advisor and holds voting and dispositive power over the shares of Common Stock MMCAP. Matthew MacIsaac is the managing member of MMAM. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The principal business address of MMAM and Mr. MacIsaac is Mourant Governance Service (Cayman) Ltd. 94 Solaris Ave., Camana Bay, P.O. Box 1348, Grand Cayman, Cayman Islands KY1-1108.

(28)
Consists of (i) (A) 621,100 Private Warrant Shares issuable upon exercise of the Digital World Alternative Warrants held by PWCM Master Fund Ltd. (“PWCM”), (B) 88,500 shares of Common Stock underlying call options which were acquired on the open market, (C) 239,781 shares of Common Stock underlying Public Warrants and (D) 9,430 shares of Common Stock purchased in the public market; (ii) (A) 448,280 Private Warrant Shares issuable upon exercise of the Digital World Alternative Warrants held by Oceana Master Fund Ltd. (“Oceana”), (B) 63,900 shares of Common Stock underlying call options which were acquired on the open market, (C) 172,704 shares of Common Stock underlying Public Warrants and (D) 6,720 shares of Common Stock purchased in the public market; (iii) (A) 430,580 Private Warrant Shares issuable upon exercise of the Digital World Alternative Warrants held by Pentwater Merger Arbitrage Master Fund Ltd. (“PWMA”), (B) 61,400 shares of Common Stock underlying call options which were acquired on the open market, (C) 264,765 shares of Common Stock underlying Public Warrants and (D) 6,450 shares of Common Stock purchased in the public market; (iv) (A) 278,560 Private Warrant Shares issuable upon exercise of the Digital World Alternative Warrants held by Pentwater Equity Opportunities Master Fund Ltd. (“PWEO”), (B) 36,600 shares of Common Stock underlying call options which were acquired on the open market, (C) 107,169 shares of Common Stock underlying Public Warrants and (D) 4,170 shares of Common Stock purchased in the public market; (v) (A) 162,320 Private Warrant Shares issuable upon exercise of the Digital World Alternative Warrants held by Investment Opportunities SPC for the account of Investment Opportunities for 3 Segregated Portfolios (“PWIO”), (B) 23,100 shares of Common Stock underlying call options which were acquired on the open market, (C) 62,451 shares of Common Stock underlying Public Warrants and (D) 8,990 shares of Common Stock purchased in the public market; (vi) (A) 37,140 Private Warrant Shares issuable upon exercise of the Digital World Alternative Warrants held by LMA SPC for and on behalf of the MAP 98 Segregated Porfolio (“MAP 98”), (B) 5,400 shares of Common Stock underlying call options which were acquired on the open market, (C) 14,6491 shares of Common Stock underlying Public Warrants and (D) 570 shares of Common Stock purchased in the public market; and (vii) (A) 22,020 Private Warrant Shares issuable upon exercise of the Digital World Alternative Warrants held by Pentwater Unconstrained Master Fund, Ltd. (“PWU”), (B) 3,100 shares of Common Stock underlying call options which were acquired on the open market, (C) 8,481 shares of Common Stock underlying Public Warrants and (D) 330 shares of Common Stock purchased in the public market. Pentwater Capital Management LP (“Pentwater”), the investment manager of PWCM, Oceana, PWMA, PWEO, PWIO, MAP 98 and PWU, has voting and investment power over the shares of Common Stock of all such Pentwater entities. Matthew Halbower is the managing member of Pentwater. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Halbower is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.

(29)
Consists of (i) (A) 135,474 Founder and Anchor Investors Shares as a result of the conversion of 100,500 Founder Shares using 1.348:1 conversion ratio held by Boothbay Absolute Return Strategies, LP (“Boothbay ARS”) and (B) 65,526 Founder and Anchor Investors Shares that may be issuable to Boothbay ARS, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1; and (ii) (A) 66,726 Founder and Anchor Investors Shares as a result of the conversion of 49,500 Founder Shares using 1.348:1 conversion ratio held by Boothbay Diversified Alpha Master Fund LP (“Boothbay DAMF”) and (B) 32,274 Founder and Anchor Investors Shares that may be issuable to Boothbay DAMF, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1. Boothbay Fund Management, LLC and ATW SPAC Management LLC (collectively, “Boothbay”) are the managing members and hold voting and dispositive power over the shares of Common Stock issuable to such Boothbay entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The principal business address of Boothbay is 140 E 45th Street, 14th Floor, New York, NY 10017.

(30)
Consists of (i) 10,110 Founder and Anchor Investors Shares as a result of the conversion of his 7,500 Founder Shares as adjusted by the conversion ratio (1.348) and (ii) 4,890 Founder and Anchor Investors Shares that may be issuable to Mr. Garelick, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1.

(31)
Consists of (i) (A) 129,913 Founder and Anchor Investors Shares as a result of the conversion of 96,375 Founder Shares using 1.348:1 conversion ratio held by CC Arb Liquidating, LLC (“CC ArbL”) and (B) 62,837 Founder and Anchor Investors Shares that may be issuable to CC Arb, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1; and (ii) (A) 32,554 Founder and Anchor Investors Shares as a result of the conversion of 24,150 Founder Shares using 1.348:1 conversion ratio held by CC Arb West, LLC (“CC ArbW”) and (B) 15,746 Founder and Anchor Investors Shares that may be issuable to CC ArbW, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1. CC ArbL and CC ArbW are wholly-owned by Castle Creek Arbitrage, LLC (“Castle Creek”). Allan Weine is the sole managing member of Castle Creek and holds voting and dispositive power over the shares of Common Stock of the Castle Creek entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Weine is 376 Devon Road Valparaiso, IN 46385.

(32)
Consists of (i) 202,200 Founder and Anchor Investors Shares as a result of the conversion of 150,000 Founder Shares using 1.348:1 conversion ratio and (ii) 97,800 Founder and Anchor Investors Shares that may be issuable to Context Partners Master Fund LP, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1.

(33)
Consists of (i) 202,200 Founder and Anchor Investors Shares as a result of the conversion of 150,000 Founder Shares using 1.348:1 conversion ratio and (ii) 97,800 Founder and Anchor Investors Shares that may be issuable to D E Shaw Valence Portfolios LLC, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1.

(34)
Consists of (i) 10,110 Founder and Anchor Investors Shares as a result of the conversion of his 7,500 Founder Shares as adjusted by the conversion ratio (1.348) and (ii) 4,890 Founder and Anchor Investors Shares that may be issuable to Mr. Shaner, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1.

(35)
Consists of (i) 10,110 Founder and Anchor Investors Shares as a result of the conversion of his 7,500 Founder Shares as adjusted by the conversion ratio (1.348); (ii) 4,890 Founder and Anchor Investors Shares that may be issuable to Mr. Jacobson representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1.

(36)
Consists of (i) 13,480 Founder and Anchor Investors Shares as a result of the conversion of his 10,000 Founder Shares as adjusted by the conversion ratio (1.348) and (ii) 6,520 Founder and Anchor Investors Shares that may be issuable to Mr. Orleans-Braganza, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1.

(37)
Consists of (i) (A) 141,540 Founder and Anchor Investors Shares as a result of the conversion of 105,000 Founder Shares using 1.348:1 conversion ratio held by Meteora Capital Partners, LP (“Meteora CPLP”) and (B) 59,460 Founder and Anchor Investors Shares that may be issuable to Meteora CPLP, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1; and (ii) (A) 60,660 Founder and Anchor Investors Shares as a result of the conversion of 45,000 Founder Shares using 1.348:1 conversion ratio held by Meteora Special Opportunity Fund, LP (“Meteora SOF”) and (B) 38,340 Founder and Anchor Investors Shares that may be issuable to Meteora SOF, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1. Meteora CPLP is the managing member and holds voting and dispositive power over the shares of Common Stock of Meteora SOF. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The principal business address of Shaolin is 1200 N. Federal Hwy, Suite 200, Boca Raton, FL 33432.
(38)
Consists of (i) 202,200 Founder and Anchor Investors Shares as a result of the conversion of 150,000 Founder Shares using 1.348:1 conversion ratio and (ii) 97,800 Founder and Anchor Investors Shares that may be issuable to Radcliffe SPAC Master Fund, L.P. (“Radcliffe SMF”), representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1. Pursuant to an investment management agreement, Radcliffe Capital Management, L.P. (“RCM”) serves as the investment manager of the Radcliffe SMF. RGC Management Company, LLC (“RGC Management”) is the general partner of RCM. Steve Katznelson and Christopher Hinkel serve as the managing members of RCM Management. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Messrs. Katznelson and Hinkel is c/o Radcliffe Capital Management, L.P., 50 Monument Road, Suite 300, Bala Cynwyd, PA19004.

(39)
Consists of (i) 10,110 Founder and Anchor Investors Shares as a result of the conversion of his 7,500 Founder Shares as adjusted by the conversion ratio (1.348) and (ii) 4,890 Founder and Anchor Investors Shares that may be issuable to Mr. Veloso, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1. In addition, Mr. Veloso claims beneficial ownership to 250,000 Founder Shares through a separate contractual arrangement with ARC, which are not reflected in his beneficial ownership information for the reasons stated above.

(40)
Consists of (i) 14,879 shares held by Saba Capital Carry Neutral Tail Hedge (“Saba CCNTH”); (ii) 34,903 shares held by Saba Capital Income & Opportunities (“Saba CI&O”); (iii) 73,174 shares held by Saba Capital Master Fund II Ltd. (“Saba CMFII”); (iv) 71,526 shares held by Saba Capital Master Fund Ltd. (“Saba CMFL”), and (v) 7,356 shares held by 405 MSTV I LP (“405 MSTV I”). Saba Capital Management L.P. (“Saba Capital”) is the manager of Saba CCNTH, Saba CI&O, Saba CMFII, Saba CMFL and the trading advisor of 405 MSTV I and has investment and dispositive power over the shares. Boaz Weinstein is the managing member of Saba Capital, Saba CCNTH, Saba CI&O, Saba CMFII, Saba CMFL and may be deemed to have voting and investment control with respect to the shares held by these entities and 405 MSTV I. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of these entities and Mr. Weinstein is 405 Lexington Ave., 58th Fl., New York, NY 10174.

(41)
Consists of (i) (A) 68,632 Founder and Anchor Investors Shares as a result of the conversion of 50,916 Founder Shares using 1.348:1 conversion ratio held by Shaolin Capital Partners Master Fund (“Shaolin CPMF”), (B) 33,198 Founder and Anchor Investors Shares that may be issuable to Shaolin CPMF, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1, (C) 17,719 shares of Common Stock included in the Public Units purchased in connection with Digital World’s IPO; (ii) (A) 65,791 Founder and Anchor Investors Shares as a result of the conversion of 48,807 Founder Shares using 1.348:1 conversion ratio held by MAP 214 Segregated Portfolio A Segregated Portfolio of LMA SPC (“MAP 214”), (B) 31,823 Founder and Anchor Investors Shares that may be issuable to MAP 214, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1, and (C) 16,985 shares of Common Stock included in the Public Units purchased in connection with Digital World’s IPO; (iii) (A) 40,440 Founder and Anchor Investors Shares as a result of the conversion of 30,000 Founder Shares using 1.348:1 conversion ratio held by DS Liquid DIV RVS SCM LLC (“DS Liquid”); (B) 19,560 Founder and Anchor Investors Shares that may be issuable to DS Liquid, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1, and (C) 10,440 shares of Common Stock included in the Public Units purchased in connection with Digital World’s IPO; (iv) (A) 27,333 Founder and Anchor Investors Shares as a result of the conversion of 20,277 Founder Shares using 1.348:1 conversion ratio held by Shaolin Capital Partners SP, A Segregated Portfolio of PC MAP SPC (“Shaolin CPSP”), (B) 13,221 Founder and Anchor Investors Shares that may be issuable to Shaolin CPSP, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1, and (C) 7,056 shares of Common Stock included in the Public Units purchased in connection with Digital World’s IPO. Shaolin Capital Management LLC (“Shaolin”) is the managing member and holds voting and dispositive power over the shares of Common Stock issuable to such Shaolin entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The principal business address of Shaolin is 230 NW 24 Street Suite 603 Miami FL 33127.

(42)
Consists of (i) 202,200 Founder and Anchor Investors Shares as a result of the conversion of 150,000 Founder Shares using 1.348:1 conversion ratio and (ii) 97,800 Founder and Anchor Investors Shares that may be issuable to The K2 Principal Fund L.P. (“K2 PF”), representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1. K2 PF has purchased in the public market put options to sell 376 shares of Common Stock at $30.00 per share, which put options expire within 30 days.

(43)
Consists of (i) 202,200 Founder and Anchor Investors Shares as a result of the conversion of 150,000 Founder Shares using 1.348:1 conversion ratio and (ii) 97,800 Founder and Anchor Investors Shares that may be issuable to Yakira Capital Management Inc., representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1.

(44)
Consists of (i) 7,400,520 Founder and Anchor Investors Shares as a result of the conversion of ARC’s 5,490,000 Founder Shares using 1.348:1 conversion ratio, (ii) 3,579,480 Founder and Anchor Investors Shares that may be issuable to ARC, representing the difference between the 1.348:1 conversion ratio and a conversion ratio of 2.00:1; (iii) 1,133,484 Placement Shares, (iv) 566,742 Private Warrant Shares issuable upon exercise of the Placement Warrants; (v) 297,570 Conversion Shares as a result of the conversion of ARC’s Digital World Convertible Notes; (vi) 148,785 Private Warrant Shares issuable upon exercise of Convertible Note Post IPO Warrants. On April 4, 2024, ARC filed a Schedule 13G with the SEC claiming beneficial ownership to 13,325,331 shares of Common Stock, including 781,777 shares of Common Stock underlying Warrants that are exercisable within 60 days, which reflects a difference of 198,750 shares of Common Stock and 66,250 Warrants. The Company cannot substantiate or verify the basis for ARC’s claims to such additional securities and as such has not included such information in its beneficial ownership holding or in the number of securities to be registered for issuance and/or resale. Mr. Patrick Orlando is the managing member of ARC and has sole voting and dispositive power with respect to the shares held of record by ARC. By virtue of this relationship, Mr. Orlando may be deemed to share beneficial ownership of the securities held of record by ARC. The business address of ARC Global Investments II, LLC is 78 SW 7th Street, Miami, Florida 33130.

(45)
Reflects the President Trump Shares (including the Earnout Shares) issued pursuant to the terms of the Merger Agreement. President Donald J. Trump is the controlling shareholder of the Company and served as the Chairman of Private TMTG until the consummation of the Business Combination. The business address for President Donald J. Trump is c/o Trump Media & Technology Group Corp., 401 N. Cattlemen Rd., Ste. 200, Sarasota, Florida 34232.

DESCRIPTION OF SECURITIES
The following summary of the material terms of Company securities is not intended to be a complete summary of the rights and preferences of such securities is subject to and is qualified by reference to the full text of our Amended Charter and Bylaws, copies of which have been filed as exhibits to the Annual Report on Form 10-K (“Annual Report”) filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2024. Certain terms used but not otherwise defined herein shall have the meanings ascribed to them in this prospectus.
Pursuant to the Amended Charter, our authorized capital stock consists of 999,000,000 shares of common stock, $0.0001 par value and 1,000,000 shares of undesignated preferred stock, $0.0001 par value.
Common Stock
Voting Rights
Holders of our Common Stock are entitled to one (1) vote for each share of Common Stock held of record by such holder at all meetings of Company stockholders and on all matters properly submitted to a vote of Company stockholders generally. Unless specified in the Amended Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at a meeting for which a quorum is present and entitled to vote thereon is required to approve any such matter voted on by our stockholders (except that directors are elected by a plurality of the votes cast in a contested director election). Our Amended Charter provides that our Board is classified into three classes of directors, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors.
Dividends and Distributions
Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, the holders of Common Stock, as such, are entitled to the payment of dividends on the Common Stock when, as and if declared by the Board in accordance with applicable law.
Rights upon Liquidation
If we liquidate, dissolve or wind up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any preferred stock that may at the time be outstanding. Our Common Stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.
Lock-up Restrictions
Our Amended Charter provides that shares of capital stock (including, for avoidance of doubt, any shares underlying any options, warrants, convertible securities, or any other equity-linked instrument) of the Company received by the stockholders of Private TMTG, excluding shares of capital stock of our Company issued in exchange for Private TMTG shares that were issued by Private TMTG to holders of Private TMTG convertible notes prior to the closing of the Merger may not transfer any Locked-Up Shares until the end of the period beginning on March 25, 2024 and ending on the earliest of (i) September 25, 2024, (ii) the date on which the closing price for the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalization and the like) for any 20 trading days within any 30-trading day period commencing at least after August 22, 2024, and (iii) the date on which the Company consummates a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property.
Preferred Stock
The Amended Charter provides that our Board is authorized to issue shares of preferred stock from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
Public Stockholders Warrants
Each Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing after April 24, 2024. The Public Warrants will expire March 25, 2029, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a warrant unless the Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
The shares of Common Stock issuable upon exercise of the Public Warrants are not registered at this time. However, we have agreed that as soon as practicable, but in no event later than April 15, 2024, we will use our best efforts to file with the SEC a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Common Stock until the Warrants expire or are redeemed, as specified in the warrant agreement. The registration statement for which this prospectus forms a part is intended to satisfy this registration requirement. If a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective by June 18, 2024, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.
Once the Public Warrants become exercisable, we may call the Warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the reported last sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our Management Team will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our Management Team will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Warrants. If our Management Team takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our Management Team takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after the Closing. If we call our Public Warrants for redemption and our Management Team does not take advantage of this option, ARC and its permitted transferees would still be entitled to exercise their Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The Public Warrants and the Placement Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company, which was subsequently amended on March 15, 2024 to provide that Odyssey would act as warrant agent. You should review a copy of the Warrant Agreement, as amended, which has been publicly filed with the SEC and which you can find in the list of exhibits to the Annual Report filed on April 1, 2024 with the SEC, for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

Placement Warrants
Except as described below, the Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Placement Warrants (including the Common Stock issuable upon exercise of the Placement Warrants) are not transferable, assignable or salable until April 24, 2024 (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with ARC) and will be entitled to registration rights, so long as they are held by ARC or its permitted transferees. ARC, or its permitted transferees, has the option to exercise the Placement Warrants on a cashless basis. If the Placement Warrants are held by holders other than ARC or its permitted transferees, the Placement Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be exercisable by the holders on the same basis as the Public Warrants.
If holders of the Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Settlement Warrants
The Alternative Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period, except as described above and have substantially the same terms as the Public Warrants issued by the Company in connection with its Initial Public Offering, except that such Alternative Warrants may only be transferred to the applicable holder’s affiliates.
Certain Anti-Takeover Provisions
Authorized but Unissued Capital Stock
Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Undesignated Preferred Stock
Our Amended Charter authorizes our Board to issue shares of preferred stock and set the voting powers, designations, preferences, and other rights related to that preferred stock without stockholder approval. Any such designation and issuance of shares of preferred stock could delay, defer, or prevent any attempt to acquire or control us.
Staggered Board
Our Amended Charter provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.
Vacancies on the Board of Directors; Removal of Directors
Our Amended Charter provides that, subject to any rights of holders of our preferred stock, any vacancies in our Board for any reason will be filled only by a majority of our directors remaining in office, and directors so elected will hold office until the next election of directors. The inability of our stockholders to fill vacancies on our Board may make it more difficult to change the composition of our Board. Additionally, our Amended Charter and Bylaws provide that a director may be removed from office by our stockholders only for cause and only by the affirmative vote of the holders of not less than two-thirds (66.7%) of all of the outstanding shares of capital stock entitled to vote.

No Cumulative Voting
Our Amended Charter does not authorize cumulative voting for the election of directors.
No Stockholder Action by Written Consent
Under the Amended Charter, the Company’s stockholders are required to take action at an annual or special meeting of the stockholders. Stockholders may not take action by written consent. This provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control of the Company.
No Stockholder Right to Call Special Meeting
Except as may be otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of stockholders may be called only by a majority of the Board, the Chairman of the Board, or the Chief Executive Officer of the Company. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
Advance Notification of Stockholder Nominations and Proposals
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. Our Bylaws further provides that only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting will be eligible for election at such meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Exclusive Forum for Certain Lawsuits
The Amended Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Notwithstanding, the Amended Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, (i) the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of Florida shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.
Registration Rights
Certain holders of our securities are entitled to registration rights substantially in the form of the Registration Rights Agreement, dated September 2, 2021, by and among the Company and certain security-holders requiring us to register such securities for resale. We will bear the expenses incurred in connection with the filing of any such registration statements.

Our Transfer Agent and Warrant Agent
The transfer agent for our Common Stock and warrant agent for our Warrants is Odyssey Transfer and Trust Company. We have agreed to indemnify Odyssey Transfer and Trust Company in its roles as transfer agent, exchange agent, escrow agent, registrar and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity. We have further agreed to indemnify Odyssey Transfer and Trust Company against all claims and losses, including, without limitation, reasonable attorney’s fees and expenses, arising out of or in connection with any act or omission of any prior transfer agent, including Continental Stock Transfer & Trust Company.
Amendment of Amended Charter or Bylaws
The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.
The Amended Charter provides that the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the Common Stock entitled to vote is required to amend the Amended Charter. The affirmative vote of the holders of 66.67% of the voting power of all then-outstanding shares of the Common Stock entitled to vote is required to amend our Bylaws.
Limitation on Liability and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Amended Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of our directors for damages for any breach of fiduciary duty as a director.
Our Amended Charter provides that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), we must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ours or, while serving as a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in our Amended Charter and Bylaws may discourage stockholders from bringing lawsuits against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in us may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Upon the Closing, the Company ceased to be a shell company.
When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	one percent (1%) of the total number of shares of Common Stock then outstanding; or
Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Listing of Securities
Our Common Stock and Warrants are currently listed on Nasdaq under the symbols “DJT” and “DJTWW” respectively. On June 4, 2024, the closing price of our Common Stock was $45.49 per share and the closing price of our Public Warrants was $26.35 per Public Warrant.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of shares of Common Stock and Private Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S-corporations, regulated investment companies, real estate investment trusts, investors that will hold Common Stock or Private Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations, or the additional tax on net investment income or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquired the securities pursuant to this offering (or that acquired Common Stock upon exercise of Private Warrants so acquired). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that is:
•	an individual who is a U.S. citizen or resident of the United States as determined for U.S. federal income tax purposes;
•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who has the authority to control all substantial decisions of the trust or (ii) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner of such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Holders
Taxation of Distributions
As discussed above, it is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future. If we pay cash distributions to U.S. Holders of shares of our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the tax rate accorded to long-term capital gains.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock
A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.
Exercise of a Private Warrant
Except as discussed below with respect to the cashless exercise of a Private Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Private Warrant. The U.S. Holder’s tax basis in the share of our Common Stock received upon exercise of the Private Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Private Warrant and the exercise price of such Private Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Private Warrant would commence on the date of exercise of the Private Warrant or the day following the date of exercise of the Private Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Private Warrants.
The tax consequences of a cashless exercise of a Private Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Common Stock received would generally equal the holder’s tax basis in the Private Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Private Warrant or the day following the date of exercise of the Private Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Private Warrant.
It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Private Warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock represented by the Private Warrants deemed surrendered and the U.S. Holder’s tax basis in the Private Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Private Warrants exercised and the exercise price of such Private Warrants. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Private Warrant or the day following the date of exercise of the Private Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, each U.S. Holder is urged to consult its tax advisor regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Private Warrant
Upon a sale, exchange (other than by exercise), redemption, or expiration of a Private Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (i) the amount realized upon such disposition or expiration and (ii) the U.S. Holder’s tax basis in the Private Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Private Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Private Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Private Warrant. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Private Warrant provide for an adjustment to the number of shares of Common Stock for which the Private Warrant may be exercised or to the exercise price of the Private Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of Private Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such U.S. Holders as described under “U.S. Holders — Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Common Stock and Private Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Private Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Private Warrants” below.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Private Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Private Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Private Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Private Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Private Warrants.”
Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Private Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Private Warrants (including an expiration or redemption of our Private Warrants), unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Private Warrants, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Common Stock. Non-U.S. Holders of Private Warrants are urged to consult their own tax advisors regarding the application of the 5% rule in the case of the Private Warrants. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax (or lower applicable treaty rate). Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Private Warrants will be subject to tax at generally applicable U.S. federal income tax rates. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If we become or have been a “United States real property holding corporation,” you are urged to consult your own tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Private Warrant provide for an adjustment to the number of shares of Common Stock for which the Private Warrant may be exercised or to the exercise price of the Private Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of Private Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock, which is taxable to such non-U.S. Holders as described under “Non-U.S. Holders — Taxation of Distributions” above. A non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. It is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Private Warrants or other property subsequently paid or credited to such holder.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and gross proceeds from the sale or other disposition of, our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale or other disposition of, our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury.
While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our securities, under proposed U.S. Treasury regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding
In general, information reporting requirements will apply to payments of dividends and proceeds from the sale of our securities to non-U.S. Holders that are not exempt recipients. We must report annually to the IRS and to each such holder the amount of dividends or other distributions we pay to such non-U.S. Holder on our shares of Common Stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which the non-U.S. Holder resides pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 14,375,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants.
We are also registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of up to an aggregate of (i) 146,108,680 shares of Common Stock, consisting of (a) 1,133,484 Placement Shares; (b) Up to 14,316,050 Founder and Anchor Investors Shares; (c) 744,020 Conversion Shares; (d) 965,125 DWAC Compensation Shares; (e) 690,000 TMTG Compensation Shares; (f) 6,250,000 Alternative Financing Shares; (g) 7,116,251 Private Warrant Shares consisting of (i) 566,742 shares of Common Stock that are issuable upon the exercise of the Placement Warrants (ii) up to 369,509 shares of Common Stock that are issuable upon the exercise of the Convertible Note Post IPO Warrants, (iii) up to 3,055,000 shares of Common Stock that are issuable upon the exercise of Digital World Alternative Warrants and (iv) up to 3,125,000 shares of Common Stock that are issuable upon the exercise of Alternative Financing Notes Post IPO Warrants; (h) 143,750 Representative Shares; and (i) 114,750,000 President Trump Shares and (ii) up to 4,061,251 Warrants consisting of (a) 566,742 Placement Warrants, (b) up to 369,509 Convertible Note Post IPO Warrants, and (c) up to 3,125,000 Alternative Financing Notes Post IPO Warrants.
We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We are required to pay all other fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus.
The shares of Common Stock and the Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.
The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
The Selling Securityholders may sell their TMTG securities by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;
•	in options transactions;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable laws.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata, in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Common Stock or Warrants, such Selling Securityholder may transfer shares of Common Stock or Warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder that it intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth, to the extent required, the following information:
•	the specific securities to be offered and sold;
•	the names of the Selling Securityholders;
•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•	settlement of short sales entered into after the date of this prospectus;
•	the names of any participating agents, broker-dealers or underwriters, if not already named herein; and
•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities offered by this prospectus, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock and our Warrants are currently listed on Nasdaq under the symbol “DTJ” and “DTJWW” respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a post-effective amendment to this registration statement disclosing (i) the name of each such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. A post-effective amendment to this prospectus disclosing such an agreement would require the suspension of sales by the Selling Securityholders until the post-effective amendment was declared effective.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
A holder of Warrants may exercise its Warrants in accordance with the applicable warrant agreement on or before the expiration date set forth therein by surrendering to the Company the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the applicable warrant agreement.

LEGAL MATTERS
Nelson Mullins Riley & Scarborough LLP, Washington, D.C., has passed upon the validity of the securities of TMTG offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The consolidated financial statements of Trump Media & Technology Group Corp. as of and for the years ended December 31, 2023 and 2022, included in this prospectus and registration statement have been audited by Semple, Marchal & Cooper, LLP, an independent registered public accounting firm, as stated in their report thereon, which report expresses an unqualified opinion, and included in this prospectus and in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT
On May 4, 2024, the Company engaged Semple, Marchal & Cooper, LLP (“Semple”) as BF Borgers’ replacement. The decision to change independent registered public accounting firms was made with the recommendation and approval of the Audit Committee of the Company.
During the years ended December 31, 2022 and December 31, 2023, and the subsequent period through March 31, 2024, neither Digital World, TMTG, nor Private TMTG consulted with Semple with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Digital World’s or TMTG’s financial statements, and no written report or oral advice was provided to Digital World or TMTG by Semple that Semple concluded was an important factor considered by Digital World or TMTG in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
Effective May 3, 2024, the Company dismissed BF Borgers as its independent registered public accounting firm. On May 4, 2024, the Company engaged Semple as BF Borgers’ replacement. The decision to change independent registered public accounting firms was made with the recommendation and approval of the Audit Committee of the Company.
BF Borgers’ audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2023 and December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.
During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through the date of this report, there were no disagreements, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and BF Borgers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to BF Borgers’ satisfaction, would have caused BF Borgers to make reference to such disagreements in its audit reports.
During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through the date of this report, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.
The SEC has advised that, in lieu of obtaining a letter from BF Borgers stating whether or not it agrees with the statements herein, the Company may indicate that BF Borgers is not currently permitted to appear or practice before the SEC for reasons described in the SEC’s Order Instituting Public Administrative and Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933, Sections 4C and 21C of the Securities Exchange Act of 1934 and Rule 102(e) of the Commission’s Rules of Practice, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order, dated May 3, 2024.
Previously, on March 29, 2024, the audit committee of the TMTG Board had approved the engagement of BF Borgers as TMTG’s independent registered public accounting firm to audit TMTG’s consolidated financial statements for the fiscal year ending December 31, 2024. BF Borgers served as the independent registered public accounting firm of Private TMTG prior to the Business Combination. Adeptus, the independent registered public accounting firm for Digital World prior to the Business Combination and the former auditor of TMTG, was informed that it would be dismissed as the auditor of TMTG immediately after TMTG’s filing of its annual report on Form 10-K for the fiscal year ended December 31, 2023.
The report of Adeptus on Digital World’s financial statements as of December 31, 2023 and 2022, and for the years then ended, and the related notes to the financial statements, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that the report contained an explanatory paragraph relating to substantial doubt about the ability of Digital World to continue as a going concern as described in Note 1 to the financial statements.
During the years ended December 31, 2022 and December 31, 2023, and the subsequent period through March 29, 2024, there were no disagreements with Adeptus on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Adeptus, would have caused it to make a reference to the subject matter of the disagreement in connection with its report covering such period. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Adeptus’ engagement and the subsequent period through March 29, 2024, except for the control deficiency disclosed as a material weakness in the proxy statement, dated February 16, 2024 and as amended and supplemented pursuant to Rule 425 under the Securities Act.
During the years ended December 31, 2022 and December 31, 2023, and the subsequent period through March 29, 2024, neither Digital World, TMTG, nor Private TMTG consulted with BF Borgers with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Digital World’s or TMTG’s financial statements, and no written report or oral advice was provided to Digital World or TMTG by BF Borgers that BF Borgers concluded was an important factor considered by Digital World or TMTG in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://tmgcorp.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
TRUMP MEDIA & TECHNOLOGY GROUP CORP.

CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2023 and December 31, 2022 and for the twelve months ending December 31, 2023 and December 31, 2022
CONSOLIDATED FINANCIAL STATEMENTS
For the three months ending March 31, 2024 and March 31, 2023

Report of Independent Registered Public Accounting Firm
To the shareholders and the board of directors of Trump Media & Technology Group Corp.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Trump Media & Technology Group Corp.
Sarasota, FL
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Trump Media & Technology Group Corp. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Semple, Marchal & Cooper, LLP
Certified Public Accountants
We have served as the Company's auditor since 2024.
Phoenix, Arizona
June 10, 2024
TEL 602-241-1500 • FAX 602-234-1867 • WWW.SEMPLECPA.COM

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

Consolidated Balance Sheets
As of December 31, 2023 and December 31, 2022
(in thousands, except share data)	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$2,572.7	$9,808.4
Prepaid expenses and other current assets	327.5	326.0
Accounts receivable	81.0	507.8
Total current assets	2,981.2	10,642.2
Property and equipment, net	29.2	87.4
Right-of-Use Assets, net	353.2	507.1
Total assets	3,363.6	11,236.7

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	1,600.7	268.7
Convertible promissory notes	41,818.8	4,123.9
Derivative liability	17,282.5	14,905.3
Unearned Revenue	4,413.1	—
Current portion of Operating lease liability	160.3	149.4
Total current liabilities	65,275.4	19,447.3

Long-Term Operating lease liability	201.6	362.1
Convertible promissory notes	3,528.2	—
Derivative Liability	1,120.3	—
Total liabilities	70,125.5	19,809.4
Commitments and contingencies (Note 10)
Stockholders’ equity:
Common Stock $ 0.000001 par value – 120,000,000 shares authorized, 100,000,000 shares issued and outstanding at December 31, 2023 and 2022	0.1	0.1
Accumulated Deficit	(66,762.0)	(8,572.8)
Total stockholders’ deficit	(66,761.9)	(8,572.7)
Total liabilities and Stockholders’ deficit	$3,363.6	$11,236.7
The Notes to the Consolidated Financial Statements are an integral part of these statements.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

Consolidated Statements of Operations
For the twelve month periods ended December 31, 2023 and December 31, 2022
	Twelve Month Period Ended
(in thousands)	December 31, 2023	December 31, 2022
Revenue	$4,131.1	$1,470.5
Cost of revenue	164.9	54.5
Gross profit	3,966.2	1,416.0
Research and development	9,715.7	13,633.1
Sales and marketing	1,279.6	625.9
General and administration	8,878.7	10,345.6
Depreciation	59.6	58.7
Loss from operations	(15,967.4)	(23,247.3)
Interest expense	(39,429.1)	(2,038.7)
Change in fair value of derivative liabilities	(2,791.6)	75,809.9
Income/(loss) from operations before income taxes	(58,188.1)	50,523.9
Income tax expense	1.1	0.2
Net income/(loss)	$(58,189.2)	$50,523.7
The Notes to the Consolidated Financial Statements are an integral part of these statements.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

Consolidated Statements of Stockholders’ Deficit
For the twelve month periods ended December 31, 2023 and December 31, 2022

Twelve month period ended December 31, 2023
(in thousands)	Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at December 31, 2022	$0.1	$(8,572.8)	$(8,572.7)
Net loss	—	(58,189.2)	(58,189.2)
Balance at December 31, 2023	$0.1	$(66,762.0)	$(66,761.9)
Twelve month period ended December 31, 2022
(in thousands)	Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at December 31, 2021	$0.1	$(59,096.5)	$(59,096.4)
Net income	—	50,523.7	50,523.7
Balance at December 31, 2022	$0.1	$(8,572.8)	$(8,572.7)
The Notes to the Consolidated Financial Statements are an integral part of these statements.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

Consolidated Statements of Cash Flows
For the twelve month periods ended December 31, 2023 and December 31, 2022
	Twelve Month Period Ended
(in thousands)	December 31, 2023	December 31, 2022
Cash flows from operating activities
Net income/(loss)	$(58,189.2)	$50,523.7
Adjustments to reconcile net income / (loss) to net cash used in operating activities:
Non-cash interest expense on debt	39,429.1	2,038.7
Change in fair value of derivative liability	2,791.6	(75,809.9)
Depreciation	60.4	59.1
Non-cash charge for operating lease	153.8	86.8
Prepaid expenses and other current assets	(1.6)	105.2
Related party receivable/payable	—	(72.1)
Accounts receivable	426.9	(507.8)
Unearned revenue	4,413.1	—
Operating lease liability	(149.6)	(82.5)
Accounts payable	1,332.0	(542.7)
Net cash used in operating activities	(9,733.5)	(24,201.5)

Cash flows used in investing activities
Purchases of property and equipment	(2.2)	(84.5)
Net cash used in investing activities	(2.2)	(84.5)

Cash flows provided by financing activities
Proceeds from convertible promissory notes	3,500.0	15,360.0
Settlement of convertible promissory notes	(1,000.0)	—
Net cash provided by financing activities	2,500.0	15,360.0

Net change in cash	(7,235.7)	(8,926.0)
Cash and cash equivalents, beginning of period	9,808.4	18,734.4
Cash and cash equivalents, end of period	$2,572.7	$9,808.4

Supplemental disclosure of cash flow information
Cash paid for interest	—	—
Cash paid for taxes	—	—

Non cash investing and financing activities
Right of use assets obtained in exchange for operating lease liability	$—	$593.9
The Notes to the Consolidated Financial Statements are an integral part of these statements.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
NOTE 1 - DESCRIPTION OF BUSINESS
The accompanying consolidated financial statements include the historical accounts of Trump Media & Technology Group Corp. (“TMTG”), which changed its name from Trump Media Group Corp. in October 2021. The mission of TMTG is to end Big Tech's assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations.
NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).
Reclassifications
Reclassifications of certain prior period amounts have been made to conform to the current period presentation.
Liquidity and going concern
TMTG commenced operations on February 8, 2021, and began the initial launch of its social media platform in the first quarter of 2022. The business used cash from operations of $37,732.0 from February 8, 2021 (inception) through December 31, 2023 funded by $40,460.0 of proceeds from the issuance of convertible promissory notes (net of repayments). In October of 2021, TMTG entered into a definitive merger agreement with DWAC, a special purpose acquisition corporation and a Delaware corporation. The companies consummated the merger on March 25, 2024. The March 25, 2024 Closing triggered the automatic conversion of the “Pre-Merger Notes” to common stock immediately prior to such closing, thus eliminating the liability. Concurrently, TMTG received $273,017.5 of net cash proceeds from the Business Combination, comprised of $233,017.5 of cash and $40,000.0 of restricted cash. The Company believes it has sufficient working capital to fund operations for at least the next twelve months from the date of issuance of these consolidated financial statements.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates and assumptions reflected in the consolidated financial statements relate to and include, but are not limited to, the valuation of convertible promissory notes and derivative liabilities.
Principles of Consolidation
The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries and have been prepared in accordance with U.S. GAAP. All intercompany transactions have been eliminated. In October 2021, the Company acquired 100% of the ownership in T Media Tech LLC for a nominal value. The results of T Media Tech LLC since October 13, 2021 are included in the Company’s Consolidated Statement of Operations.
Cash and cash equivalents
Cash and cash equivalents represents bank accounts and demand deposits held at financial institutions. Cash is held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation (FDIC) limitations. No losses have been incurred for those balances exceeding the limitations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
Prepaid expenses and other current assets
These assets consist of prepaid rent, insurance and prepaid data costs.
Property and Equipment, net
Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets. Useful lives for property and equipment are as follows:

Asset Type	Range
Furniture and office equipment	2 - 5 years
Computer equipment	3 years
Expenditures which substantially increase the value or extend the useful lives are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains and losses are recorded on the disposition or retirement of property and equipment based on the net book value and any proceeds received.
Long-lived fixed assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Circumstances such as the discontinuation of a line of service, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in TMTG climate, among others, may trigger an impairment review. If such indicators are present, TMTG performs an undiscounted cash flow analyses to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows generated did not exceed the carrying value of the asset. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no material triggering events identified that necessitated an impairment test over property and equipment. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 3 – Property and equipment for further detail.
Software Development Cost
We expense software development costs, including costs to develop software products or the software component products to be sold, leased, or marketed to external users, before technological feasibility is reached. Technological feasibility typically is reached shortly before the release of such products. As a result, development costs that meet the criteria for capitalization were not material for the periods presented.
Software development costs also includes costs to develop software to be used solely to meet internal needs and cloud-based applications used to deliver our services. We capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. Costs capitalized for developing such software applications were not material for the periods presented.
Revenue Recognition
The Company records revenue in accordance with ASC 606. The Company determines the amount of revenue to be recognized through application of the following steps- Identification of the contract, or contracts with a customer; - Identification of the performance obligations in the contract; - Determination of the transaction price; - Allocation of the transaction price to the performance obligations in the contract; and - Recognition of revenue when or as the Company satisfies the performance obligations.
The Company entered into advertising contractual arrangements with advertising manager service companies. The advertising manager service companies provide advertising services through their Ad Manager Service Platform on the Truth Social website to customers. The Company determines the number of Ad Units available on its Truth Social website. The advertising manager service companies have sole discretion over the terms of the auction and all payments and actions associated therewith. Prices for the Ad Units are set by an auction operated and managed by these companies. The Company has the right to block specific advertisers at its sole reasonable discretion, consistent with applicable laws, rules, regulations, statutes, and ordinances. Revenue is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
recognized in the period in which the performance obligations are satisfied, which is typically when advertisements are imprinted on our Truth Social website The Company is an agent in these arrangements, and recognizes revenue for its share of the transaction price in exchange for arranging for the specified advertising to be provided by the advertising manager service companies on a net basis. The advertising revenues are recognized in the period when the advertising services are provided.
Revenue is recognized net of applicable transactional-based taxes collected from customers.
One customer accounted for 88.5% and 77.0% of revenue for the year ended December 31, 2023 and 2022, respectively.
Unearned revenue
Unearned revenue primarily consists of billings or payments received from customers in advance of revenue recognized for the services provided to our customers and is recognized as services are performed. We generally invoice customers in advance or in milestone-based installments.
The increase in the unearned revenue balance is primarily driven by payments received in advance of satisfying our performance obligation, offset by $386.9 of revenue recognized in 2023. None of the revenue recognized in 2023 was included in the unearned revenue balances as of December 31, 2022. Unearned revenue of $4,413.1 represents our aggregate remaining performance obligations that will be recognized as revenue over the period in which the performance obligations are expected to be satisfied as of December 31, 2023. All remaining performance obligations are expected to be recognized during the succeeding 12-month period and is therefore presented as current. One customer accounted for 100.0% and 0.0% of unearned revenue for the years ended December 31, 2023 and December 31, 2022, respectively. The accounts receivable balance of this customer represented 0.0% and 45.0% of the accounts receivable balances for December 31, 2023 and December 31, 2022, respectively.
Cost of revenue
Cost of revenue primarily encompasses expenses associated with generating advertising revenue. These costs are determined by allocating staff direct and indirect costs proportionately, including depreciation, based on the time spent managing the agency relationships with external vendors. These costs are confined to activities related to coordinating with these third-party vendors as the third-party vendors are responsible to control and facilitate the delivery of advertising services.
Research and development
Research and development expenses consist primarily of personnel-related costs, including salaries, benefits and stock-based compensation, for our engineers and other employees engaged in the research and development of our products and services. In addition, research and development expenses include, allocated facilities costs, and other supporting overhead costs.
Marketing and sales
Sales and marketing expenses consist primarily of personnel-related costs, including salaries, commissions, benefits and stock-based compensation for our employees engaged in sales, sales support, business development and media, marketing, and customer service functions. In addition, marketing and sales-related expenses also include advertising costs, market research, trade shows, branding, marketing, public relations costs, allocated facilities costs, and other supporting overhead costs. We expense marketing and sales costs in the period in which they are incurred. For the years ended December 31, 2023 and 2022, marketing and sales expenses totaled $1,279.6 and $625.9, respectively.
Selling, general and administrative expenses
General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for our executive, finance, legal, information technology, corporate communications, human resources, and other administrative employees. In addition, general and administrative expenses include fees and costs for professional services (including third-party consulting, legal, and accounting services), facilities costs, and other supporting overhead costs that are not allocated to other departments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
Income taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income/loss in the period that includes the enactment date.
The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Income tax amounts are therefore recognized for all situations where the likelihood of realization is greater than 50%. Changes in recognition or measurement are reflected in income tax expense in the period in which the change in judgment occurs. Accrued interest expense and penalties related to uncertain tax positions are recorded in Income Tax Expense. See Note 5 - Income Taxes.
Debt Issuance Costs
We capitalize issuance costs, underwriting fees and related expenses incurred in connection with the issuance of debt instruments and amortize such costs using the effective interest method over the terms of the respective instruments. Debt issuance costs are reflected as a direct reduction of the carrying amount of the related debt liability.
Derivatives
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Commitments and contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources and are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company has no liabilities for loss contingencies as of December 31, 2023 and 2022.
Recently issued accounting standards
In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which requires lessees to record most leases on their balance sheets but recognize the expenses on their statements of operations in a manner similar to current accounting rules. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The new standard was effective for interim and annual periods beginning after December 15, 2021 (i.e. calendar periods beginning on January 1, 2022) on a modified retrospective basis. All of the Company’s leases are operating leases. See Note 4, “Leases.” All leases other than those disclosed as Right-to-Use leases are short term in nature with a term less than 12 months.
In December 2023, the FASB issued Accounting Standards Update, or ASU, 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” or ASU 2023-09. ASU 2023-09 requires additional disaggregated disclosures on an entity’s effective tax rate reconciliation and additional details on income taxes paid. ASU 2023-09 is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2024 and early adoption is permitted. We do not expect the adoption of ASU 2023-09 to have a material impact on our consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
In November 2023, the FASB issued ASU 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” or ASU 2023-07. ASU 2023-07 enhances the disclosures required for reportable segments on an annual and interim basis. ASU 2023-07 is effective on a retrospective basis for annual periods beginning after December 15, 2023, for interim periods within fiscal years beginning after December 15, 2024, and early adoption is permitted. We do not expect the adoption of ASU 2023-07 to have a material impact on our consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”. ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 also removes certain conditions that should be considered in the derivatives scope exception evaluation under Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and clarify the scope and certain requirements under Subtopic 815-40. In addition, ASU 2020-06 improves the guidance related to the disclosures and earnings-per-share (EPS) for convertible instruments and contracts in an entity’s own equity. ASU 2020-06 is effective for public smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company has adopted ASU 2020-06 effective as of January 1, 2024. The adoption of ASU 2020-06 did not have a material effect on the Company’s consolidated financial statements.
NOTE 3 - PROPERTY AND EQUIPMENT
Property and equipment consist of the following:
(in thousands)	December 31, 2023	December 31, 2022
Property and equipment
Furniture and equipment	$34.5	$34.5
Computer equipment	120.8	118.6
Accumulated depreciation	(126.1)	(65.7)
Property and equipment, net	$29.2	$87.4
NOTE 4 - LEASES
During the years ended December 31, 2023 and 2022, we recognized offsetting ROU assets and lease liabilities of zero and $593.9 respectively. We elected not to recognize ROU assets and operating lease liabilities arising from short-term office and server leases, i.e., leases with initial terms of twelve months or less (deemed immaterial) on the consolidated balance sheets.
When measuring lease liabilities that were classified as operating leases, we discounted lease payments using our estimated incremental borrowing rate at the recognition date during the years ended December 31, 2023 and 2022. The incremental borrowing rate applied to our sole operating lease was 7.01%. As of December 31, 2023, our lease had a remaining useful life of 2.17 years.
Operating leases are included in the consolidated Balance Sheets as follows:

(in thousands)	Classification	December 31, 2023	December 31, 2022
Lease assets
Operating lease cost ROU assets, net	Assets	$353.2	$507.1
Total lease assets		$353.2	$507.1
Lease liabilities
Operating lease liabilities, current	Current liabilities	$160.3	$149.4
Operating lease liabilities, non-current	Liabilities	201.6	362.1
Total lease liabilities		$361.9	$511.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
The components of lease costs, which are included in income/(loss) from operations in our consolidated Statement of Operations were as follows:

	Twelve Month Period Ended
(in thousands)	December 31, 2023	December 31, 2022
Lease costs
Operating lease costs	179.5	104.7
Total lease costs	$179.5	$104.7
Lease commitments

(in thousands)	December 31, 2023
2024	$180.4
2025	185.8
2026	31.3
Total future minimum lease payments	397.5
Amount representing interest	35.6
Present value of net future minimum lease payments	$361.9
NOTE 5 - INCOME TAXES
The following reconciles the total income tax benefit, based on the U.S. Federal statutory income tax rate of 21% for the twelve month periods ended December 31, 2023 and December 31, 2022, with TMTG’s recognized income tax expense:

	Twelve Month Period Ended
(in thousands)	December 31, 2023	December 31, 2022
U.S. Statutory federal income tax expense/(benefit)	$(12,219.7)	$10,610.0
Permanent items
State income taxes, net of federal effect	1.1	2,633.1
Non-deductible expenses	334.6	3.0
Change in valuation allowance	11,885.1	(13,245.9)
Income tax expense	$1.1	$0.2
The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of December 31, 2023 and 2022 are as follows:

(in thousands)	December 31, 2023	December 31, 2022
Deferred tax assets
Software and other claimed assets	$360.6	$1,810.5
Net operating loss (NOL)	9,474.7	4,478.1
Convertible promissory notes and derivative liability	3,853.2	—
Total deferred tax assets	13,688.5	6,288.6
Deferred tax liabilities
Property and equipment	(6.2)	(18.2)
Convertible promissory notes and derivative liability	—	(4,473.2)
Total deferred tax liabilities	(6.2)	(4,491.4)
Net deferred tax assets	13,682.3	1,797.2
Valuation allowance	(13,682.3)	(1,797.2)
Net deferred tax, net of valuation allowance	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
As of December 31, 2023, TMTG had US Federal and state net operating loss carryforwards (“NOLs”) with a tax benefit of $9,474.7 (December 31, 2022: $4,478.1).
NOTE 6 – OTHER INCOME – RELATED PARTY, RELATED PARTY RECEIVABLE AND PAYABLE
There was no other income – related party for the period. The other income – related party in 2021 amounted to $2,123.3 related to a licensing agreement with one of the Stockholders. At the end of fourth quarter 2021, $23.3 was still outstanding. TMTG was assigned net revenue from a series of public appearances by President Trump in accordance with a licensing arrangement. The income was valued on a dollar-for-dollar basis with the underlying sales. TMTG did not incur any costs in connection with such assigned sales.
In terms of the agreement, these sales were made in the fourth quarter of 2021 and final payment was made to TMTG, in accordance with the license agreement, in February of 2022. Related party payable is operational funding of $95.5 received from two of the Stockholders during the first quarter of 2021, which was repaid in May of 2022. The operational funding carried no specific repayment terms or interest charges.
Effective June 13, 2022, the Company entered into a Consulting Services Agreement with Trishul, LLC (“Trishul”). Pursuant to such agreement and subsequent performance by the parties thereto, Trishul provided consulting services to the Company until the consulting relationship was terminated by the Company on March 25, 2024. During the years ended December 31, 2023 and 2022, the Company paid $131.7 and $50.0, respectively, to Trishul. As of December 31, 2023 and 2022, the Company had an outstanding payable balance of zero and $20.0, respectively, to Trishul. Trishul is owned by Kashyap “Kash” Patel, a director of the Company from March 11, 2022 to March 26, 2024.
In August 2021, the Company entered into a Consulting Serivces Agreement with Hudson Digital, LLC (“Hudson Digital”). Pursuant to the agreement, which as amended expires in December 31, 2024, Hudson Digital provides consulting services to the Company. During the years ended December 31, 2023 and 2022, the Company paid $240.0 and $240.0, respectively, to Hudson Digital. As of December 31, 2023 and 2022, the Company an had outstanding payable balance of zero to Hudson Digital. Hudson Digital is owned by Daniel Scavino, who served as a director of the Company from February 16, 2023, until March 25, 2024.
NOTE 7 – CONVERTIBLE PROMISSORY NOTES
Notes 1 to 7 were Convertible Promissory Notes issued from May 2021 through October 2021 with a cumulative face value of $5,340.0, maturity of 24 months from each respective issuance date and interest was accrued at 5% based on the simple interest method (365 days year) for each note. Each of Notes 1-7 contemplated multiple plausible outcomes that include conversion upon a Qualified SPAC Business Combination (“SPAC”) and at least one of the following conversion triggers: Qualified Initial Public Offering (“IPO”), private equity transaction and/or change of control. All outstanding principal of these Notes, together with all accrued but unpaid interest on such principal, will convert to equity. The number of shares of Company stock to be issued to the Lender upon conversion of the Notes in the event of a completed SPAC transaction would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding, divided by $4.00. In other, non-SPAC conversion scenarios, the number of shares of Company stock to be issued to the Lender upon conversion of the Notes was variable based on the application of an automatic discounted share-settlement feature. For Notes 1 and 2, the number of shares of Company stock to be issued to the Lender upon a non-SPAC conversion event would be the number of shares of Company stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by 40% of the initial public offering price per share of a qualified initial public offering. For Notes 3-7, the number of shares of Company stock to be issued to the Lender upon a non-SPAC conversion event would be the number of shares of Company stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by 40% of (i) the initial public offering price per share of a qualified initial public offering, (ii) the price per share as determined by the valuation of the Company in connection with a qualified private equity raise, or (iii) in the case of a change of control, the price per share determined in accordance with the Company’s then current fair value determined by an independent valuation firm.
Notes 8 to 12 were Convertible Promissory Notes issued from November 2021 through December 2021 with a cumulative face value of $17,500.0, maturity of between 18 months and 36 months and interest was accrued at a range

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
between 5% and 10% based on the simple interest method (365 days year) for each note. Notes 8 to 12 were convertible simultaneously with the completion of a SPAC merger agreement or IPO. All outstanding principal of these Notes, together with all accrued but unpaid interest on such principal, would convert to equity. The number of shares of Company stock to be issued to the Lender upon conversion of the Notes would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by either $25, $21 or $20 subject to the respective conditions of the individual Notes; provided, however, in the event that the stock price quoted for the Company on NASDAQ or The New York Stock Exchange (as applicable) at the time of the closing of the Qualified SPAC Business Combination (the “TMTG Stock Price”) is less than either $50 per share, $42 per share, $40 per share subject to the respective conditions of the individual Notes, then the Conversion Price would be reset to 50% of the then current TMTG Stock Price subject to a floor of $10 per share.
Notes 13 to 18 were Convertible Promissory Notes issued from January 2022 through March 2022. Note 19 was issued on August 23, 2023. Notes 13 to 19 were Convertible Promissory Notes issued with a cumulative face value of $18,360.0, maturity of 18 months and interest will be accrued at a range between 5% and 10% based on the simple interest method (365 days year) for each note. Notes 13 to 19 were convertible simultaneously with the completion of a Qualified SPAC Business Combination (“SPAC”) merger agreement or Qualified Initial Public Offering (“IPO”). All outstanding principal of these Notes, together with all accrued but unpaid interest on such principal, would convert to equity. The number of shares of Company stock to be issued to the Lender upon conversion of the Notes would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by either $25 or $21 subject to the respective conditions of the individual notes.
Note 20 is a Convertible Promissory Note issued from November 2023 through May 24, 2025 with a cumulative face value of $500.0, maturity of 18 months and interest will be accrued at 10% based on the simple interest method (365 days year) for each note. Note 20 is convertible with the completion of a Qualified SPAC Business Combination (“SPAC”) merger agreement or Qualified Initial Public Offering (“IPO”). The outstanding principal of the Note, accrued but unpaid interest on such principal, shall convert to equity. The number of shares of Company stock to be issued to the Lender upon conversion of the Note shall be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Note then outstanding (b) divided by either $25 or $21 subject to the respective conditions of the individual Notes; provided, however, in the event that the stock price quoted for the Company on NASDAQ or The New York Stock Exchange (as applicable) at the time of the closing of the Qualified SPAC Business Combination (the “TMTG Stock Price”) is less than either $50 per share or $42 per share subject to the respective conditions of the individual Notes, then the Conversion Price shall be reset to 50% of the then current TMTG Stock Price subject to a floor of $10 per share.
As of December 31, 2023 and 2022, none of the of the Notes outstanding were called.

(in thousands)	December 31, 2023	December 31, 2022
Convertible Promissory Notes
Notes 1 to 7	$5,340.0	$5,340.0
Notes 8 to 12	17,500.0	17,500.0
Notes 13 to 20	17,860.0	15,360.0
	40,700.0	38,200.0
Debt Issuance costs	(240.0)	(240.0)
Nominal value of Convertible Promissory Notes	40,460.0	37,960.0
Derivative liability Component	(37,234.8)	(36,528.7)
Liability component at date of issue	3,225.2	1,431.3
Interest charged	42,121.8	2,692.6
Interest paid	—	—
Total Liability component	$45,347.0	$4,123.9
Less: Short-term liability component	(41,818.8)	(4,123.9)
Long-term liability component at December 31, 2023 and December 31, 2022	$3,528.2	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
(in thousands)	December 31, 2023	December 31, 2022
Embedded feature Component
Derivative liability Component	$37,234.8	$36,528.7
Change in fair value of Embedded derivative	(18,832.0)	(21,623.4)
Total Derivative Liability Component	18,402.8	14,905.3
Less: Short-term Derivative Liability Component	(17,282.5)	(14,905.3)
Long-term derivative liability component at December 31, 2023 and December 31, 2022	$1,120.3	$—
The interest charged for the period is calculated by applying the effective interest rate range of between 16.3% to 100%+ to the liability component for the period since the respective notes were issued.
NOTE 8 - FAIR VALUE MEASUREMENT
The Company uses a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:
Level 1. Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2. Significant other inputs that are directly or indirectly observable in the marketplace.
Level 3. Significant unobservable inputs which are supported by little or no market activity.
The derivative liability is classified as Level 3 due to significant unobservable inputs.

	As of December 31, 2023
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Current Liabilites
Derivative liability			17,282.5
Liabilities
Derivative liability			1,120.3

	As of December 31, 2022
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities
Derivative liability			14,905.3
The derivative liability is remeasured to its fair value each reporting period period and upon settlement with changes in its fair value recorded in the consolidated statement of operations. The change in fair value of the derivative liability was as follows:

Estimated fair value at December 31, 2021	$75,355.2
Change in estimated fair value	(75,809.9)
Additions from new convertible notes	15,360.0
Estimated fair value at December 31, 2022	14,905.3
Change in estimated fair value	2,791.6
Additions from new convertible notes	705.9
Estimated fair value at December 31, 2023	$18,402.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
The estimated fair value of the conversion feature of the derivative liability, a level 3 measurement was estimated using traditional valuation methods including Black-Scholes option pricing models and Monte Carlo simulations. A Black-Scholes model for Notes 1 though 8, 10, 13 and 20 and a Monte Carlo simiulation model for all other outstanding Notes as of December 31, 2023, and a Black-Scholes model for Notes 1 through 7 and a Monte Carlo simulation model for Notes 8 through 18 as of December 31, 2022. The application of the Black-Scholes model and Monte Carlo simulation requires the use of a number of inputs and significant assumptions including volatility. The following reflects the inputs and assumptions used:

	December 31, 2023	December 31, 2022
Stock price	$17.50	$15.00
Strike price	$4.00 - 10.00 and Variable	$4.00 - $10.00 and Variable
Volatility	69.70% - 82.00%	79.50% - 83.90%
Risk-free rate	5.40% - 5.55%	1.06% - 4.76%
Probability of SPAC Merger	39%	48%
Term of SPAC Merger	3 months	6 months
NOTE 9– STOCKHOLDERS’ EQUITY
At inception, the total number of shares of all classes of capital stock that the Company was authorized to issue was 11,000 shares of Common Stock, each having a par value of $0.000001, of which 10,000 shares were issued and outstanding, and an additional 1,000 shares were authorized for issuance in connection with the Company’s Equity Incentive Plan.
In October 2021, the total number of shares of Common Stock authorized was increased to 110,000,000, each having a par value of $0.000001. Each share of the Company’s Common Stock, automatically and without any action on the part of the Company or any respective holders thereof, was reclassified into ten thousand (10,000) shares of the Company’s Common Stock, $0.000001 par value per share, resulting in 110,000,000 shares authorized, of which 100,000,000 shares were issued and outstanding, and an additional 7,500,000 shares were authorized for issuance in connection with the Company’s Equity Incentive Plan.
In January 2022, the total number of shares of the Company’s Common Stock authorized was increased to 120,000,000, each having a par value of $0.000001, of which 100,000,000 shares were issued and outstanding, and an additional 7,500,000 shares were authorized for issuance in connection with the Company’s Equity Incentive Plan. No activity pursuant to the Equity Incentive Plan occurred for the years ended December 31, 2023 and 2022.
NOTE 10 - COMMITMENTS AND CONTINGENCIES
From time-to-time, we are a party to litigation and subject to claims, suits, regulatory and government investigations, other proceedings and consent decrees in the ordinary course of business, and other unasserted claims. We investigate claims as they arise and accrue estimates for resolution of legal and other contingencies when losses are probable and reasonably estimable. Based on current known facts and circumstances, the Company currently believes that any liabilities ultimately resulting from ordinary course claims, and proceedings will not individually or in aggregate, have a material adverse effect on the Company's financial position, results of operations, or cash flows. However, the outcomes of claims, legal proceedings or investigations are inherently unpredictable and subject to uncertainty, and may have an adverse effect on us because of defense costs, diversion of management resources and other factors that are not known to us or cannot be quantified at this time. We may also receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained. The final outcome of any current or future claims or lawsuits could adversely affect our business, financial position, results of operations or cash flows. We periodically evaluate developments in our legal matters that could affect the amount of liability that has previously been accrued or the reasonably possible losses that we have disclosed, and make adjustments as appropriate.
In August, TMTG irrevocably terminated all agreements with one of its vendors due to a material breach by the vendor, and TMTG reserved numerous affirmative claims against the vendor. TMTG determined during this

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
year that payment of existing invoices, future invoices, or litigation expenses is “not probable”. Therefore, TMTG has not accrued for a related loss contingency. The total amount of liability of $1.7 million was reversed during this period. TMTG further reversed $0.5 million of additional liabilities during the current period related to vendors who relied on erroneous interpretation of supply contracts.
Except as indicated below, to the knowledge of our management team, there is no litigation currently pending or contemplated against us or against any of our property.
Litigation with United Atlantic Ventures (“UAV”) in Delaware
On July 30, 2021, an attorney for the Trump Organization, on behalf of President Trump, declared void ab initio a services agreement that had granted TMTG, among other things, extensive intellectual property and digital media rights related to President Trump for purposes of commercializing the various Private TMTG initiatives (the “Services Agreement”). Neither Private TMTG nor Digital World was a party to such agreement.
On each of January 18, 2024 and February 9, 2024, Digital World received letters from counsel to UAV, a party to the Services Agreement. The letters contained certain assertions and enclosed a copy of the Services Agreement that had been declared void two and a half years earlier. Specifically, counsel for UAV claims that the Services Agreement grants UAV rights to (1) appoint two directors to TMTG and its successors (i.e., TMTG after the Business Combination), (2) approve or disapprove of the creation of additional TMTG shares or share classes and anti-dilution protection for future issuances, and (3) a $1.0 million expense reimbursement claim. In addition, UAV asserts that the Services Agreement is not void ab initio and claims that certain events following the July 30, 2021 notification support its assertion that such Services Agreement was not void.
On February 6, 2024, a representative of UAV sent a text message to a representative of a noteholder of TMTG suggesting that UAV might seek to enjoin the Business Combination. On February 9, 2024, Private TMTG received from counsel to UAV a letter similar to those letters received by Digital World, which also threatened Private TMTG with legal action regarding UAV’s alleged rights in Private TMTG, including, if necessary, an action to enjoin consummation of the Business Combination.
On February 28, 2024, UAV filed a verified complaint against Private TMTG in the Chancery Court seeking declaratory and injunctive relief relating to the authorization, issuance, and ownership of stock in Private TMTG and filed a motion for expedited proceedings. On March 4, 2024, UAV filed an amended complaint, converting their action from a direct action to a purported derivative action, and adding members of the Private TMTG board as defendants.
On March 6, 2024, Private TMTG filed an opposition to UAV’s motion to expedite, and UAV filed its response on March 8, 2024. On March 9, 2024, the Chancery Court held a hearing to decide UAV’s motion to expedite proceedings. During the oral argument, Private TMTG agreed that any additional shares of Private
TMTG issued prior to or upon the consummation of the Business Combination would be placed in escrow pending a resolution of the dispute between the parties. The Chancery Court entered an order consistent with the foregoing on March 15, 2024, and scheduled a status conference for April 1, 2024. On March 18, 2024, Private TMTG and the former board filed a motion to dismiss the amended complaint for, among other things, failure to state a claim.
On April 2, 2024, UAV filed a motion for leave to file a second amended complaint together with a motion for preliminary injunction and a motion for contempt and anti-suit injunction related to Private TMTG’s filing of a separate litigation against UAV and others in Florida state court. Private TMTG maintains that the contempt claims are meritless. Additionally, UAV filed a motion for a case scheduling order seeking to expedite discovery in advance of a hearing scheduled for April 30, 2024. On April 3, 2024, Defendants (Private TMTG and its former board) filed an opposition to the motion for scheduling order. On April 5, 2024, Defendants filed an opposition to the motion for leave to file a second amended complaint. On April 8, 2024, Defendants filed a motion to stay discovery and for protective order. The Chancery Court granted the motion for leave to file a second amended complaint on April 9, 2024, but the Chancery Court also re-assigned the case to a new judicial officer.
On April 11, 2024, UAV filed its second amended complaint, naming the prior Defendants together with five new defendants—TMTG and the current directors on the TMTG Board who were not on Private TMTG’s board of directors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
On April 22, 2024, all of the Defendants moved to vacate the Chancery Court’s prior order expediting the matter. Additionally, all of the Defendants moved to dismiss the second amended complaint. Following briefing and oral argument on the motion to vacate, the Chancery Court vacated the prior provisions of the March 15 order expediting the matter. On May 8, 2024, the Chancery Court stayed discovery.
This matter—including Defendants’ Motion to Dismiss and UAV’s Renewed Motion for Contempt—remains pending.
NOTE 11 – SUBSEQUENT EVENTS
In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2023, up to the date the Company issued the consolidated financial statements.
Between January 22, 2024, and March 17, 2024, TMTG issued and/or amended the terms of numerous TMTG Convertible Notes, prior to the conversion of such notes on March 25, 2024, as described below.
On February 28, 2024, TMTG minority shareholder United Atlantic Ventures, LLC (“UAV”) initiated litigation against TMTG in the Delaware Court of Chancery (“Chancery Court”). On March 4, 2024, UAV filed an amended complaint, adding members of the TMTG board of directors as defendants. On April 11, 2024, UAV filed a second amended complaint, naming as defendants TMTG, the Combined Entity, and members of the boards of directors of both TMTG and the Combined Entity (collectively, the “Delaware Defendants”).
UAV’s second amended complaint sought primarily declaratory and injunctive relief, specifically:
1.	A declaration that Section 4.8 of the [Combined Entity’s] Second Amended Charter is void and unenforceable as applied to UAV;
2.	An injunction requiring [the Combined Entity] to remove the restriction legends on UAV’s stock;
3.
A declaration that [] TMTG approved and ratified all of UAV’s rights emanating from the Services Agreement [to which UAV was a party and that was declared void ab initio on July 30, 2021, by an attorney for the Trump Organization, on behalf of President Trump. TMTG was not a party to the Services Agreement.]

4.
A declaration that the Services Agreement is a valid and enforceable contract and that UAV has valid and enforceable rights thereunder, including the continuing right to appoint directors to [TMTG’s and the Combined Entity’s] boards.

5.	An injunction enjoining [] TMTG from further prosecuting the [a lawsuit TMTG filed against UAV in Florida state court on March 24, 2024];
6.
Awarding [UAV] its attorneys’ fees and costs based upon the bad faith conduct of [the Delaware] Defendants and/or based on the benefit conferred on the Company [sic] and its minority stockholders through the prosecution of this action.

7.	Awarding such other relief as the [Chancery] Court deems equitable, just and proper.
On June 5, 2024, UAV filed a motion for leave to further amend its complaint. That motion, along with UAV’s renewed motion for contempt, remained pending as of the date of these financial statements.
On March 25, 2024, TMTG consummated the Merger Agreement dated October 20, 2021, between Digital World Acquisition Corp. (“Digitial World” or “DWAC”), DWAC Merger Sub, TMTG, ARC Global Investments II (“ARC”), LLC and TMTG’s General Counsel, as amended on May 11, 2022, August 9, 2023 and September 29, 2023. Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, upon the Closing, Merger Sub merged with and into TMTG, with TMTG surviving as a wholly owned subsidiary of Digital World, and with TMTG’s stockholders receiving 87,500,000 shares of Digital World Class A common stock (excluding 40,000,000 Earnout Shares), subject to certain adjustments and earnout provisions, in exchange for TMTG common stock, which is in substance, a continuation of the TMTG shareholders’ equity interests in the TMTG business, plus up to an additional 7,854,534 shares of New Digital World common stock that were issued upon conversion of outstanding TMTG Convertible Notes immediately prior to the Closing.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(Continue)
On April 15, 2024, TMTG filed a registration statement on form S-1, which, as of the date of these financial statements, had not yet been declared effective and remained subject to amendment and completion.
On April 16, 2024, TMTG announced that it had finished the research and development phase of its new live TV streaming platform and would begin scaling up its own content delivery network. On May 16 and 17, 2024, respectively, the Company signed agreements to obtain data center services and purchase servers and related equipment for the project.
On April 26, 2024, in accordance with the terms of the Merger Agreement, the Company officially determined that 40,000,000 Earnout Shares had been earned, after which such shares were issued.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands except share data)	March 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$233,700.9	$2,572.7
Restricted cash	40,028.3	—
Prepaid expenses and other current assets	324.7	327.5
Accounts receivable, net	47.2	81.0
Total current assets	274,101.1	2,981.2

Property and equipment, net	23.7	29.2
Right-of-Use Assets, net	313.8	353.2
Total Assets	274,438.6	3,363.6

Liabilities and Stockholders’ Equity/(Deficit)
Current Liabilities:
Accounts payable and accrued expenses	9,704.7	1,600.7
Convertible promissory notes	50,157.8	41,818.8
Related party payables	262.0	—
Derivative liability	—	17,282.5
Unearned revenue	3,717.2	4,413.1
Current portion of operating lease liability	163.1	160.3
Total Current Liabilities	64,004.8	65,275.4

Long-term operating lease liability	159.8	201.6
Convertible promissory notes	—	3,528.2
Derivative liability	—	1,120.3
Total liabilities	64,164.6	70,125.5

Commitments and contingencies (Note 14)
Stockholders’ Equity/(Deficit):
Preferred Stock $0.0001 par value – 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common Stock $0.0001 par value – 999,000,000 shares authorized, 136,700,583 and 87,500,000 shares issued and outstanding at March 31, 2024 and December 31, 2023	13.7	8.8
Paid in Capital	3,082,180.9	—
Accumulated Deficit	(2,871,920.6)	(66,770.7)
Total stockholders’ equity/(deficit)	210,274.0	(66,761.9)
Total liabilities and Stockholders’ equity/(deficit)	$274,438.6	$3,363.6
The Notes to the Unaudited Condensed Consolidated Financial Statements are an integral part of these statements.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.
Condensed Consolidated Statements of Operations
(Unaudited)
	Three Month Periods Ended
(in thousands except share and per share data)	March 31, 2024	March 31, 2023
Revenue	$770.5	$1,116.2
Cost of revenue	93.4	41.3
Gross profit	677.1	1,074.9
Cost of operating expenses(1)
Research and development	33,158.6	2,812.1
Sales and marketing	1,070.4	256.1
General and administration	64,795.1	1,836.3
Depreciation	5.6	16.3
Total costs and operating expenses	99,029.7	4,920.8
Loss from operations	(98,352.6)	(3,845.9)
Interest expense	(2,817.6)	(2,024.3)
Interest income	28.8	—
Loss on the extinguishment of debt	(542.3)	—
Change in fair value of derivative liabilities	(225,916.0)	5,659.9
Loss before income taxes	(327,599.7)	(210.3)
Income tax expense/(benefit)	—	—
Net loss	$(327,599.7)	$(210.3)
Net loss per Share attributable to common stockholders:
Basic	$(3.61)	$(0.00)
Diluted*	$(3.61)	$(0.00)
Weighted Average Shares used to compute net profit/ loss per share attributable to common stockholders:
Basic	90,743,994	87,500,000
Diluted	90,743,994	87,500,000

(1)Costs of operating expenses include stock based compensation expense as follows:
Research and development	30,142.5	—
General and administration	54,445.5	—
Total stock based compensation expense	$84,588.0	$—
*
Loss per share attributable to common stockholders for diluted calculation is based on the Basic weighted shares as these are not dilutive. The Basic and diluted loss per share attributable to common stockholders are therefore the same.

The Notes to the Unaudited Condensed Consolidated Financial Statements are an integral part of these statements.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.
Condensed Consolidated Statements of Stockholders’ (Deficit)/Equity
(Unaudited)
(in thousands, except share data)	Common Stock Number of Shares	Par Value $0.0001	Preferred Stock Number of Shares	Par Value $0.0001	Paid in Capital	Accumulated Deficit	Total Stockholders’ (Deficit)/Equity
Retroactive application of recapitalization to January 1, 2023	87,500,000	$8.8	—	$—	$—	$(8,581.3)	$(8,572.5)
Net Profit/(Loss)	—	—	—	—	—	(210.3)	(210.3)
Balance at March 31, 2023	87,500,000	8.8	—	—	—	(8,791.6)	(8,782.8)
Net Profit/(Loss)	________	—	—	—	—	(22,768.1)	(22,768.1)
Balance at June 30, 2023	87,500,000	8.8	—	—	—	(31,559.7)	(31,550.9)
Net Profit/(Loss)	________	—	—	—	—	(26,033.1)	(26,033.1)
Balance as September 30, 2023	87,500,000	8.8	—	—	—	(57,592.8)	(57,584.0)
Net Profit/(Loss)	________	—	—	—	—	(9,177.9)	(9,177.9)
Balance as December 31, 2023	87,500,000	8.8	—	—	—	(66,770.7)	(66,761.9)
Net Loss		—	—	—	—	(327,599.7)	(327,599.7)
Fair value of TMTG earnout shares					2,477,550.2	(2,477,550.2)	—
Conversion of convertible notes into common stock upon Business Combination	6,014,534	0.6	—	—	300,425.4	—	300,426.0
Stock Based Compensation	1,840,000	0.2	—	—	84,587.8		84,588.0
Issuance of common stock upon Business Combination	41,346,049	4.1	—	—	219,617.5		219,621.6
Balance as of March 31, 2024	136,700,583	$13.7	—	$—	$3,082,180.9	$(2,871,920.6)	$210,274.0
The Notes to the Unaudited Condensed Consolidated Financial Statements are an integral part of these statements.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Three Month Periods Ended
(in thousands)	March 31, 2024	March 31, 2023
Cash flows from operating activities
Net income/(loss)	$(327,599.7)	$(210.3)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense on debt	2,817.6	2,024.3
Change in fair value of derivative liability	225,916.0	(5,659.9)
Depreciation	5.6	16.5
Loss on extinguishment of debt	542.3	—
Stock based compensation	84,588.0	—
Non-cash charge for operating lease	0.4	1.8
Prepaid expenses and other current assets	2.8	—
Accounts receivable	33.8	13.2
Unearned revenue	(695.9)	—
Accounts payable	5,073.1	39.9
Net cash used in operating activities	$(9,316.0)	$(3,774.5)

Cash flows used in investing activities
Purchases of property and equipment	—	—
Net cash used in investing activities	$—	$—

Cash flows provided by financing activities
Proceeds from convertible promissory notes	47,455.0	—
Proceeds from merger	233,017.5	—
Net cash provided by financing activities	280,472.5	—

Net change in cash and cash equivalents and restricted cash	271,156.5	(3,774.5)
Cash and cash equivalents and restricted cash, beginning of period	2,572.7	9,808.4
Cash and cash equivalents and restricted cash, end of period	$273,729.2	$6,033.9

Reconciliation of cash and cash equivalents and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	233,700.9	6,033.9
Restricted cash	40,028.3	—
Total cash and cash equivalents and restricted cash, end of period	$273,729.2	$6,033.9

Supplemental disclosure of cash flow information
Cash paid for interest	—	—
Cash paid for taxes	—	—

Non cash investing and financing activities
Shares issued for conversion of convertible notes	$300,426.0	$—
The Notes to the Unaudited Condensed Consolidated Financial Statements are an integral part of these statements.

TRUMP MEDIA & TECHNOLOGY GROUP CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
(Unaudited)
NOTE 1 - DESCRIPTION OF BUSINESS
The accompanying unaudited condensed consolidated financial statements include the historical accounts of Trump Media & Technology Group Corp. (“TMTG”), which changed its name from Trump Media Group Corp. in October 2021. The mission of TMTG is to end Big Tech's assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations.
Merger
On March 25, 2024, TMTG consummated the Merger Agreement dated October 20, 2021, between Digital World Acquisition Corp. (“Digitial World” or “DWAC”), DWAC Merger Sub, TMTG, ARC Global Investments II (“ARC”), LLC and TMTG’s General Counsel, as amended on May 11, 2022, August 9, 2023 and September 29, 2023. Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, upon the Closing, Merger Sub merged with and into TMTG, with TMTG surviving as a wholly owned subsidiary of Digital World, and with TMTG’s stockholders receiving 87,500,000 shares of Digital World Class A common stock (excluding 40,000,000 Earnout Shares), subject to certain adjustments and earnout provisions, in exchange for TMTG common stock, which is in substance, a continuation of the TMTG shareholders’ equity interests in the TMTG business, plus up to an additional 7,854,534 shares of New Digital World common stock to be issued upon conversion of outstanding TMTG Convertible Notes immediately prior to the Closing.
Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination has been accounted for as a reverse recapitalization in accordance with U.S. GAAP because TMTG is the operating company and has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), while Digital World is a blank check company. The determination is primarily based on the evaluation of the following facts and circumstances:
•
The pre-combination equity holders of TMTG hold the majority of voting rights in Digital World after giving effect to the Business Combination (“the Combined Entity”, also referred to herein as “New Digital World” or “the Company”);

•	The pre-combination equity holders of TMTG have the right to appoint the majority of the directors on the Combined Entity Board;
•	TMTG senior management (executives) are the senior management (executives) of the Combined Entity; and
•	Operations of TMTG will comprise the ongoing operations of Combined Entity.
Under the reverse recapitalization model, the Business Combination was treated as TMTG issuing equity for the net assets of Digital World, with no goodwill or intangible assets recorded.
While Digital World was the legal acquirer in the Business Combination, because Predecessor TMTG was deemed the accounting acquirer, the historical financial statements of Predecessor TMTG became the historical financial statements of the combined company upon the consummation of the Business Combination. As a result, the financial statements reflect (i) the historical operating results of Predecessor TMTG prior to the Business Combination; (ii) the combined results of Digital World and Predecessor TMTG following the closing of the Business Combination; (iii) the assets and liabilities of Predecessor TMTG at their historical cost; and (iv) the Company’s equity structure for all periods presented.
In accordance with the applicable guidance, the equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock issued to Predecessor TMTG common shareholders and Predecessor TMTG convertible noteholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
related to Predecessor TMTG convertible notes and Predecessor TMTG common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination.
NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).
Our interim financial statements are unaudited, and in our opinion, include all adjustments of a normal recurring nature necessary for the fair presentation of the periods presented. The results for the interim periods are not necessarily indicative of the results to be expected for any subsequent period or for the year ending December 31, 2024. These unaudited condensed consolidated financial statements and related notes should be read in conjunction with our unaudited financial statements for the year ended December 31, 2023.
Reclassification
As part of the reaudit of our consolidated financial statements for the years 2023 and 2022, we identified amounts of our convertible promissory notes presented within current liabilities on balance sheet as of December 31, 2023 that required adjustment to long-term liabilities to conform to our audited balance sheet presentation as of December 31, 2023.
Pursuant to the guidance of Staff Accounting Bulletin No. 99, Materiality, and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements;” we concluded that the error was not material to our previously issued consolidated financial statements for the year 2023. The adjustment did not have any effect on income from operations, net income or cash flows. This adjustment did not have an effect on our cash balances.
Liquidity and going concern
TMTG commenced operations on February 8, 2021, and began the initial launch of its social media platform in the first quarter of 2022. In October of 2021, TMTG entered into a definitive merger agreement with DWAC, a special purpose acquisition corporation and a Delaware corporation. The companies consummated the merger on March 25, 2024.
Company operations consumed $47,048.0 of cash from February 8, 2021 (inception) through March 31, 2024, primarily funded by $48,155.0 of proceeds (net of repayments) from the issuance of “Private TMTG” convertible promissory notes (the “Pre-Merger Notes”). The March 25, 2024 Closing triggered the automatic conversion of the “Pre-Merger Notes” to common stock immediately prior to such closing, thus eliminating the liability.
Concurrently, TMTG received $273,017.5 of net cash proceeds from the Business Combination, comprised of $233,017.5 of cash and $40,000.0 of restricted cash. Prior to Closing, on February 8, 2024, Digital World agreed to issue up to $50,000.0 of convertible promissory notes (the “Convertible Notes”) to certain institutional investors (the “Note Purchase Agreements”). Principal plus accrued interest on the “Convertible Notes” is due in March 2025, if the notes have not been converted to common stock. In accordance with the Note Purchase Agreements, Digital World received $10,000.0 of proceeds (from these notes) prior to Closing, and the Company received the remaining $40,000.0 immediately after Closing. The $40,000.0 of post-merger cash proceeds is held in a restricted account and will be released upon satisfaction of certain conditions, including the registration of the underlying shares. As a result, the Company had a total of $273,729.2 in cash (including restricted cash) and $50,157.8 of convertible promissory notes outstanding as of March 31, 2024. See the note below titled, “NOTE 9 – CONVERTIBLE PROMISSORY NOTES,” for a detailed description of the Company’s convertible notes.
The Company has experienced operating losses in preceding years and in the first quarter of 2024. On average, Company operations consumed approximately $12,577.3 of cash per year from its inception (February 8, 2021) through year-end 2023. In addition, for the three months ended March 31, 2024, and 2023,

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
the Company had negative operating cash flows of $9,316.0 and $3,774.5, respectively. As of December 31, 2023, the Company had a negative working capital position, primarily due to the short-term nature of its “Pre-Merger Notes,” which converted to common stock immediately prior to the Closing. Based upon receipt of proceeds from the Business Combination detailed above, and the resulting positive working capital position (i.e., $274,101.1 of current assets less $64,004.8 of current liabilities, including $50,157.8 of convertible notes as of March 31, 2024), management believes there is not substantial doubt regarding the Company’s ability to continue as a going concern as of March 31, 2024, and the substantial doubt as of December 31, 2023, has been mitigated. The Company believes it has sufficient working capital to fund operations for at least the next twelve months from the date of issuance of these financial statements.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates and assumptions reflected in the unaudited condensed consolidated financial statements relate to and include, but are not limited to, the valuation of convertible promissory notes and derivative liabilities.
Principles of Consolidation
The unaudited condensed consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries and have been prepared in accordance with U.S. GAAP. All intercompany transactions have been eliminated. In October 2021, the Company acquired 100% of the ownership in T Media Tech LLC for a nominal value. The results of T Media Tech LLC since October 13, 2021 are included in the Company’s Condensed Consolidated Statement of Operations.
Cash and cash equivalents and restricted cash
Cash represents bank accounts and demand deposits held at financial institutions. Cash is held at major financial institutions with an original maturity of 90 days or less and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation (FDIC) limitations. No losses were incurred for those balances exceeding the limitations.
Restricted cash consist of a holdback from convertible notes which will be released upon satification of certain conditions, including the registration of the underlying shares.
Prepaid expenses and other current assets
Other current assets consist of prepaid rent, insurance and prepaid data costs.
Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets. Useful lives for property and equipment are as follows:

Asset Type	Range
Furniture and computer equipment	2 - 5 years
Computer equipment	3 years
Expenditures which substantially increase value or extend useful lives are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains and losses are recorded on the disposition or retirement of property and equipment based on the net book value and any proceeds received.
Long-lived fixed assets held and used are reviewed for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Circumstances such as the discontinuation of a line of service, a sudden or consistent decline in the sales forecast for a product,

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in TMTG climate, among others, may trigger an impairment review. If such indicators are present, TMTG performs undiscounted cash flow analyses to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows generated did not exceed the carrying value of the asset. If impairment is determined to exist, any related impairment loss is calculated based on fair value. There were no triggering events identified that necessitated an impairment test over property and equipment. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Note 4 - Property and equipment for further detail.
Software Development Cost
We expense software development costs, including costs to develop software products or the software component products to be sold, leased, or marketed to external users, before technological feasibility is reached. Technological feasibility typically is reached shortly before the release of such products. As a result, development costs that meet the criteria for capitalization were not material for the periods presented.
Software development costs also includes costs to develop software to be used solely to meet internal needs and cloud-based applications used to deliver our services. We capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. Costs capitalized for developing such software applications were not material for the periods presented.
Revenue recognition
The Company records revenue in accordance with ASC 606. The Company determines the amount of revenue to be recognized through application of the following steps- Identification of the contract, or contracts with a customer; - Identification of the performance obligations in the contract; - Determination of the transaction price; - Allocation of the transaction price to the performance obligations in the contract; and - Recognition of revenue when or as the Company satisfies the performance obligations.
The Company entered into advertising contractual arrangements with advertising manager service companies. The advertising manager service companies provide advertising services through their Ad Manager Service Platform on the Truth Social website to customers. The Company determines the number of Ad Units available on its Truth Social website. The advertising manager service companies have sole discretion over the terms of the auction and all payments and actions associated therewith. Prices for the Ad Units are set by an auction operated and managed by these companies. The Company has the right to block specific advertisers at its sole reasonable discretion, consistent with applicable laws, rules, regulations, statutes, and ordinances. The Company is an agent in these arrangements, and recognizes revenue for its share in exchange for arranging for the specified advertising to be provided by the advertising manager service companies. The advertising revenues are recognized in the period when the advertising services are provided.
Unearned revenue
Unearned revenue primarily consists of billings or payments received from customers in advance of revenue recognized for the services provided to our customers or annual licenses and is recognized as services are performed or ratably over the life of the license. We generally invoice customers in advance or in milestone-based installments. Unearned revenue of $695.9 was recognized as revenue for the three months ended March 31, 2024, which was included in the deferred revenue balance as of December 31, 2023. As of March 31, 2024, deferred revenue is expected to be recognized during the succeeding 12-month period and is therefore presented as current.
Cost of revenue
Cost of revenue primarily encompasses expenses associated with generating advertising revenue. These costs are determined by allocating staff direct and indirect costs proportionately, including depreciation, based on the time spent managing the agency relationships with external vendors. These costs are confined to activities related to coordinating with these third-party vendors as the third-party vendors are responsible to control and facilitate the delivery of advertising services.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
Research and development
Research and development expenses consist primarily of personnel-related costs, including salaries, benefits and stock-based compensation, for our engineers and other employees engaged in the research and development of our products and services. In addition, research and development expenses include allocated facilities costs, and other supporting overhead costs.
Marketing and sales
Sales and marketing expenses consist primarily of personnel-related costs, including salaries, commissions, benefits and stock-based compensation for our employees engaged in sales, sales support, business development and media, marketing, and customer service functions. In addition, marketing and sales-related expenses also include advertising costs, market research, trade shows, branding, marketing, public relations costs, allocated facilities costs, and other supporting overhead costs. We expense marketing and sales cost in the period in which they are incurred. For the three months ended March 31, 2024 and 2023, marketing and sales expenses totaled $1,070.4 and $256.1, respectively.
Selling, general and administrative expenses
General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for our executive, finance, legal, information technology, corporate communications, human resources, and other administrative employees. In addition, general and administrative expenses include fees and costs for professional services (including third-party consulting, legal, and accounting services), facilities costs, and other supporting overhead costs that are not allocated to other departments.
Income taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the unaudited condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Income tax amounts are therefore recognized for all situations where the likelihood of realization is greater than 50%. Changes in recognition or measurement are reflected in income tax expense in the period in which the change in judgment occurs. Accrued interest expense and penalties related to uncertain tax positions are recorded in Income Tax Expense/(Benefit). See Note 7 - Income Taxes.
Derivatives
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company accounts for the warrants and earnout in accordance with the guidance contained in ASC 815-40. The Company has determined that the warrants qualify for equity treatment in the Company’s unaudited condensed consolidated financial statements.
Commitments and contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company has no liabilities for loss contingencies.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
Recently issued accounting standards
In December 2023, the FASB issued Accounting Standards Update, or ASU, 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” or ASU 2023-09. ASU 2023-09 requires additional disaggregated disclosures on an entity’s effective tax rate reconciliation and additional details on income taxes paid. ASU 2023-09 is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2024 and early adoption is permitted. We do not expect the adoption of ASU 2023-09 to have a material impact on our consolidated financial statements.
In November 2023, the FASB issued ASU 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” or ASU 2023-07. ASU 2023-07 enhances the disclosures required for reportable segments on an annual and interim basis. ASU 2023-07 is effective on a retrospective basis for annual periods beginning after December 15, 2023, for interim periods within fiscal years beginning after December 15, 2024, and early adoption is permitted. We do not expect the adoption of ASU 2023-07 to have a material impact on our consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”. ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 also removes certain conditions that should be considered in the derivatives scope exception evaluation under Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and clarify the scope and certain requirements under Subtopic 815-40. In addition, ASU 2020-06 improves the guidance related to the disclosures and earnings-per-share (EPS) for convertible instruments and contracts in an entity’s own equity. ASU 2020-06 is effective for public smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company has adopted ASU 2020-06 effective as of January 1, 2024. The adoption of ASU 2020-06 did not have a material effect on the Company’s consolidated financial statements.
NOTE 3 - RECAPITALIZATION
As discussed in Note 1, following the Closing of the Business Combination, TMTG was deemed the accounting acquirer and the transaction was accounted for as a reverse recapitalization.
Transaction Proceeds
Upon the Closing, the Company received gross proceeds of $233,017.5. The following table reconciles the elements of the Business Combination to the condensed consolidated statements of cash flows and the condensed consolidated statement of changes in stockholders’ equity (deficit) for the period ended March 31, 2024:

Cash-trust and cash, net of redemptions	233,017.5
Add: other assets	—
Less: accrued expenses	(3,292.9)
Less: notes payable	(10,103.0)
Reverse recapitalization, net	219,621.6
In connection with the Merger, TMTG incurred $1,640.2 in one-time direct and incremental transaction costs, consisting of legal and other professional fees, recorded in general and administration expenses. TMTG also issued $6,130.0 of bonus payments to employees of the Company and a director of Private TMTG that were triggered by the Merger. The Company recorded $5,530.0 and $600.0 in general and administration expense and sales and marketing expense, respectively, for the three months ended March 31, 2024. TMTG deems these to be non-recurring expenses that are not direct and incremental to the Merger.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
The number of shares of common stock issued immediately following the consummation of the Business Combination were:

Digital World common stock, outstanding prior to the Business Combination	39,636,904
Shares issued to Digital World convertible noteholders, converted immediately prior to Business Combination	1,709,145
Predecessor TMTG Shares(1)	87,500,000
Shares Issued to TMTG convertible noteholders	7,854,534
Common stock immediately after the Business Combination(2)	136,700,583

(1)	Includes 614,640 shares outstanding and held in escrow.
(2)	Excludes 4,667,033 shares not outstanding and held in escrow.
The number of Predecessor TMTG shares was determined as follows:

	Predecessor TMTG Shares	Shares issued to shareholders of Predecessor TMTG
Common stock	100,000,000	87,500,000
	100,000,000	$87,500,000
Public and private placement warrants
In connection with Digital World's initial public offering in 2021, 14,375,000 public warrants were issued (the “Public Warrants”) and 566,742 warrants were issued in a private placement (the “Private Placement Warrants”; and the Private Placement Warrants together with the Public Warrants, collectively the “Warrants”) all of which warrants remained outstanding and became warrants for the Common Stock in the Company.
Additionally, pursuant to warrant subscription agreements (each a “Warrant Subscription Agreement”) entered into by and between Digital World and certain institutional investors on February 7, 2024, Digital World has agreed to issue an aggregate of 3,055,000 warrants (“Post-IPO Warrants”), each warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock for $11.50 per share. The Post-IPO Warrants were issued concurrently with the closing of the Business Combination, and have substantially the same terms as the public warrants issued by Digital World in connection with its initial public offering, except that such Post-IPO Warrants may only be transferred to the applicable holder’s affiliates.
TMTG Earnout Shares
As noted in Note 1, in connection with the Merger, TMTG shareholders are entitled to up to 40,000,000 shares if certain post merger per share market prices are achieved.
The Company utilized a Monte Carlo simulation analysis to determine the fair value of the Earnout Shares at the date of the merger, which included the following assumptions:
The Monte Carlo simulation conclusion for each tranche of the Earnout Shares is the result of the average of 1,000,000 trial outcomes. Within each trial of the simulation:
1.	The stock price is simulated for the defined term (1.5 years, 2 years, and 3 years) after the Merger date.
2.	The vest date is determined as the date the stock price achieves the different stock price thresholds, which are $12.50, $15.00, and $17.50.
3.
The payoff is calculated as the number of shares issued per tranche (15 million, 15 million, and 10 million) multiplied by the simulated stock price at the vest date, which varies with each simulation.

4.	The payoff is discounted to the present value using the interpolated risk-free rate ranging from 4.31% to 4.70%.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
Volatility is calculated as the annualized standard deviation of daily returns from a set of Guideline Public Companies (GPC) over the expected term for each tranche. The 75th percentile of GPC volatilities was selected given the Company’s early stage life cycle relative to the GPC set. The accounting for the Earnout Shares was first evaluated under ASC 718 to determine if the arrangement represents a share-based payment arrangement. Because there are no service conditions nor any requirement of the participants to provide goods or services, the Company determined that the Earnout Shares are not within the scope of ASC 718.
Next, the Company determined that the Earnout Shares represent a freestanding equity-linked financial instrument to be evaluated under ASC 480 and ASC 815-40. Based upon the analysis, the Company concluded that the Earnout Shares should not be classified as a liability under ASC 480.
The Company next considered the equity classification conditions in ASC 815-40-25 and concluded that all of the conditions were met. Therefore, the Earnout Share arrangement is appropriately classified in equity.
As the merger has been accounted for as a reverse recapitalization, the fair value of the Earnout Shares arrangement has been accounted for as an equity transaction as of the closing date of the merger.
NOTE 4 - PROPERTY AND EQUIPMENT
Property and equipment consist of the following:

(in thousands)	March 31, 2024	December 31, 2023
Property and equipment
Furniture and equipment	$34.5	$34.5
Computer equipment	120.8	120.8
Accumulated depreciation	(131.7)	(126.1)
Property and equipment, net	$23.7	$29.2
Total depreciation expense was $5.6 and $16.5 for the three months ended March 31, 2024 and 2023, respectively
NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consisted of the following:

(in thousands)	March 31, 2024	December 31, 2023
Accounts payable	$1,147.7	$1,600.7
Other accrued expenses	5,526.1	—
Income tax payable	2,522.7	—
Franchise tax payable	508.2	—
Accounts payable and accrued expenses	$9,704.7	$1,600.7
NOTE 6 - LEASES
Operating leases are included in the unaudited condensed consolidated Balance Sheets as follows:

(in thousands)	Classification	March 31, 2024	December 31, 2023
Lease assets
Operating lease cost ROU assets, net	Assets	$313.8	$353.2
Total lease assets		$313.8	$353.2

Lease liabilities
Operating lease liabilities, current	Current liabilities	$163.1	$160.3
Operating lease liabilities, non-current	Liabilities	159.8	201.6
Total lease liabilities		$322.9	$361.9

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
The components of lease costs, which are included in loss from operations in our unaudited condensed consolidated Statement of Operations we as follows:

	Three Month Period Ended
(in thousands)	March 31, 2024	March 31, 2023
Lease costs
Operating lease costs	44.8	44.8
Total lease costs	$44.8	$44.8

(in thousands)	March 31, 2024
2024 (remainder of)	$136.1
2025	185.8
2026	31.3
Total future minimum lease payments	$353.2
Amount representing interest	30.3
Present value of net future minimum lease payments	322.9
NOTE 7 - INCOME TAXES
The estimated annual effective tax rate applied to the three month periods ended March 31, 2023 is 0%, which differs from the US federal statutory rate of 21% principally due to the projection of U.S. net operating loss for fiscal 2024 with full application of a valuation allowance. As of March 31, 2024, TMTG had US Federal net operating loss carryforwards (“NOLs”) with a tax benefit of approximately $9,400.0 from December 31, 2023.
NOTE 8 – OTHER INCOME – RELATED PARTY, RELATED PARTY RECEIVABLE AND PAYABLE
Administrative Services Arrangement
An affiliate of the Digital World sponsor ARC agreed, commencing from the date when Digital World’s Registration Statement was declared effective through the earlier of Digital World’s consummation of a Business Combination and its liquidation, to make available to the Digital World certain general and administrative services, including office space, utilities and administrative services, as Digital World required from time to time. Digital World agreed to pay the affiliate of the Sponsor $15.0 per month for these services. The agreement with the Sponsor was terminated on April 5, 2023. $221.0 was unpaid as of March 31, 2024.
Advances – related party
During 2022 and the year ended December 31, 2023, the Digital World Sponsor paid, on behalf of Digital World, $470.8 to a vendor for costs incurred by Digital World and $41.0 directly to Digital World. As of March 31, 2024, the Company’s obligation to the Sponsor for such payments was outstanding in the amount of $41.0.
Effective June 13, 2022, Private TMTG entered into a Consulting Services Agreement with Trishul, LLC (“Trishul”). Pursuant to such agreement and subsequent performance by the parties thereto, Trishul provided consulting services to Private TMTG until the consulting relationship was terminated by Private TMTG effective March 25, 2024, upon the Closing of the Business Combination. During the three months ended March 31, 2024 and 2023, TMTG paid $30.0 and $40.0, respectively, to Trishul. As of March 31, 2024 and 2023, TMTG had an outstanding payable balance of zero and $10.0, respectively to Trishul. The outstanding payable balance at December 31, 2023 was zero. Trishul is owned by Kashyap “Kash” Patel, a director of TMTG since March 25, 2024, and previously a director of Private TMTG from March 11, 2022, until March 26, 2024.
In August 2021, Private TMTG entered into a Consulting Services Agreement with Hudson Digital, LLC (“Hudson Digital”). Pursuant to the agreement, which as amended expires December 31, 2024, Hudson Digital provides consulting services to TMTG. Hudson Digital also received a TMTG Executive Promissory Note in the principal amount of $4,000.0, which converted into common shares immediately before the Closing (along with all other Private TMTG Convertible Notes), and a $600.0 retention bonus following the Closing. During the

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
three months ended March 31, 2024 and 2023, we paid $60.0 to Hudson Digital. As of March 31, 2024 and 2023, TMTG had an outstanding payable balance of $600.0 and zero, respectively to Hudson Digital, recorded within accounts payable and accrued liabilities on the condensed consolidated balance sheet. Hudson Digital is owned by Daniel Scavino, who served as a director of Private TMTG from February 16, 2023, until March 25, 2024. Mr. Scavino has not served as an officer or director of TMTG.
NOTE 9 – CONVERTIBLE PROMISSORY NOTES AND WARRANTS
Notes 1 to 7 were Convertible Promissory Notes issued from May 2021 through October 2021 with a cumulative face value of $5,340.0, maturity of 24 months from each respective issuance date and interest was accrued at 5% based on the simple interest method (365 days year) for each note. Each of Notes 1-7 contemplated multiple plausible outcomes that include conversion upon a Qualified SPAC Business Combination (“SPAC”) and at least one of the following conversion triggers: Qualified Initial Public Offering (“IPO”), private equity transaction and/or change of control. All outstanding principal of these Notes, together with all accrued but unpaid interest on such principal, will convert to equity. The number of shares of Company stock to be issued to the Lender upon conversion of the Notes in the event of a completed SPAC transaction would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding, divided by $4.00. In other, non-SPAC conversion scenarios, the number of shares of Company stock to be issued to the Lender upon conversion of the Notes was variable based on the application of an automatic discounted share-settlement feature. For Notes 1 and 2, the number of shares of Company stock to be issued to the Lender upon a non-SPAC conversion event would be the number of shares of Company stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by 40% of the initial public offering price per share of a qualified initial public offering. For Notes 3-7, the number of shares of Company stock to be issued to the Lender upon a non-SPAC conversion event would be the number of shares of Company stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by 40% of (i) the initial public offering price per share of a qualified initial public offering, (ii) the price per share as determined by the valuation of the Company in connection with a qualified private equity raise, or (iii) in the case of a change of control, the price per share determined in accordance with the Company’s then current fair value determined by an independent valuation firm.
Notes 8 to 12 were Convertible Promissory Notes issued from November 2021 through December 2021 with a cumulative face value of $17,500.0, maturity of between 18 months and 36 months and interest was accrued at a range between 5% and 10% based on the simple interest method (365 days year) for each note. Notes 8 to 12 were convertible simultaneously with the completion of a SPAC merger agreement or IPO. All outstanding principal of these Notes, together with all accrued but unpaid interest on such principal, would convert to equity. The number of shares of Company stock to be issued to the Lender upon conversion of the Notes would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by either $25, $21 or $20 subject to the respective conditions of the individual Notes; provided, however, in the event that the stock price quoted for the Company on NASDAQ or The New York Stock Exchange (as applicable) at the time of the closing of the Qualified SPAC Business Combination (the “TMTG Stock Price”) is less than either $50 per share, $42 per share, $40 per share subject to the respective conditions of the individual Notes, then the Conversion Price would be reset to 50% of the then current TMTG Stock Price subject to a floor of $10 per share.
Notes 13 to 18 were Convertible Promissory Notes issued from January 2022 through March 2022. Note 19 was issued on August 23, 2023. Notes 13 to 19 were Convertible Promissory Notes issued with a cumulative face value of $18,360.0, maturity of 18 months and interest will be accrued at a range between 5% and 10% based on the simple interest method (365 days year) for each note. Notes 13 to 19 were convertible simultaneously with the completion of a Qualified SPAC Business Combination (“SPAC”) merger agreement or Qualified Initial Public Offering (“IPO”). All outstanding principal of these Notes, together with all accrued but unpaid interest on such principal, would convert to equity. The number of shares of Company stock to be issued to the Lender upon conversion of the Notes would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by either $25 or $21 subject to the respective conditions of the individual notes.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
Notes 20 to 23 were Convertible Promissory Notes issued from November 2023 through March 2024 with a cumulative face value of $7,955.0, maturity of 18 months and interest will be accrued at 10% based on the simple interest method (365 days year) for each note. Notes 20 to 23 were convertible with the completion of a Qualified SPAC Business Combination (“SPAC”) merger agreement or Qualified Initial Public Offering (“IPO”). The outstanding principal of the Notes, accrued but unpaid interest on such principal, would convert to equity. The number of shares of Company stock to be issued to the Lender upon conversion of the Notes in the event of a SPAC transaction shall be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by $10. The number of shares of Company stock to be issued to the Lender upon conversion of the Notes in the event of an IPO would be the number of shares of the Company Stock (rounded to the nearest whole share) equal to the quotient of: (a) the principal plus accrued interest on the Notes then outstanding (b) divided by 50% of the IPO price per share.
Convertible notes and warrants - February 8, 2024 - Pursuant to a note purchase agreement entered into by and between Digital World and certain institutional investors on February 8, 2024 (the “Note Purchase Agreement”), Digital World agreed to issue up to $50,000.0 in convertible promissory notes (the “Convertible Notes”). The Convertible Notes: (a) accrue interest at an annual rate of 8.00% and are payable on the earlier of (i) the date that is 12 months after the date on which the Company consummates the Business Combination, which interest is not payable to the extent the holder exercises the conversion right and (ii) the date that the winding up of the Company is effective (such date, the “Maturity Date”); (b) are convertible (i) at any time following the consummation of the Business Combination, but prior to the Maturity Date, redemption or otherwise the repayment in full of the Convertible Notes, at each holder’s option, in whole or in part, and subject to the terms and conditions of the Convertible Notes, including any required shareholders’ approval upon the consummation of the Business Combination and (ii) into that number of Digital World Class A common stock and warrants included in the units, each unit consisting of one share of Class A common stock of the Company and one-half of one warrant of the Company (the “Conversion Units”), equivalent to (A) the portion of the principal amount of the applicable Convertible Note (excluding any accrued interest, which shall not be payable with respect to the Convertible Note that was converted) being converted, divided by (B) $8.00 (the “Conversion Price”); (c) may be redeemed by Digital World, in whole or in part, commencing on the date on which all Digital World Class A common stock issuable to the holders has been registered with the SEC, by providing a 10-day notice of such redemption (the “Redemption Right”), which Redemption Right is contingent upon the trading price of the Digital World Class A common stock exceeding 130% of the applicable conversion price on at least 3 trading days, whether consecutive or not, within the 15 consecutive trading days ending on the day immediately preceding the day on which a redemption notice is issued by Digital World; (d) are initially drawable for 20% of the applicable investor’s commitment amount and a final drawdown for the remaining 80% to occur upon the closing of the Business Combination, with the proceeds of such final drawdown to be deposited into a control account as indicated by the Company (the “Control Account”). The proceeds from such final drawdown deposited into the Control Account shall remain therein and may not be withdrawn by the Company until such time as (i) the Company exercises the Redemption Rights using the proceeds in the Control Account, (ii) any portion of the applicable Convertible Note has been converted, at which time such portion shall be released from the Control Account or (iii) if prior to the conversion, a resale registration statement of the Company covering all common stock issued pursuant to the Convertible Note has been declared effective by the Commission; (e) are subject to specified events of default; and (f) have registration rights pursuant to the registration rights agreement entered into by the Company and the parties thereto as of September 2, 2021.
In addition, pursuant to warrant subscription agreements (each a “Warrant Subscription Agreement”) entered into by and between Digital World and certain institutional investors on February 7, 2024, Digital World has agreed to issue an aggregate of 3,055,000 warrants (“Post-IPO Warrants”), each warrant entitling the holder thereof to purchase one share of Digital World Class A common stock for $11.50 per share. The Post-IPO Warrants were issued concurrently with the closing of the Business Combination, and have substantially the same terms as the public warrants issued by Digital World in connection with its initial public offering, except that such Post-IPO Warrants may only be transferred to the applicable holder’s affiliates.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
Investors funded $10,000.0 of the $50,000.0 available under the Note Purchase Agreement before the closing of the merger and $40,000.0 immediately after Closing. The $40,000.0 of proceeds is held in a restricted account and will be released upon satisfaction of certain conditions, including the registration of the underlying shares.
Conversion into Paid in Capital
At the closing of the merger, certain Digital World and TMTG convertible notes were converted into common stock of the Company. The carrying value of the Digital World notes converted was $8,228.6 and the carrying value of the TMTG notes converted was $300,426.0, including the derivative liability.
The Company determined the automatic discounted share-settlement feature upon certain events (e.g., SPAC, IPO, change in control, etc.) is an embedded derivative requiring bifurcation accounting as (1) the feature is not clearly and closely related to the debt host and (2) the feature meets the definition of a derivative under ASC 815 (Derivative and Hedging). Subsequent changes to the fair value of the embedded derivative flows through the Statement of Operations. The Debt (net of initial debt discount and any related debt issuance costs recorded) is accreted using the effective interest rate method under ASC 835 (Interest) until maturity. The Convertible Promissory Notes (debt host) are not subject to Subtopic 480-10.

(in thousands)	March 31, 2024	December 31, 2023
Convertible Promissory Notes
Notes 1 to 7	$5,340.0	$5,340.0
Notes 8 to 12	17,500.0	17,500.0
Notes 13 to 20	17,860.0	17,860.0
Notes 21 to 23	7,455.0	—
Digital World Convertible Notes	50,103.0	—
Total	98,258.0	40,700.0
Debt Issuance costs	(240.0)	(240.0)
Carrying value of Convertible Promissory Notes	98,018.0	40,460.0
Less: Derivative liability component	(37,234.8)	(37,234.8)
Liability component at date of issue	60,783.2	3,225.2
Interest charged	44,939.4	42,121.8
Loss on extinguishment of debt	542.3	—
Total Liability component	$106,264.9	$45,347.0
Less: Conversion to Paid in Capital	(56,107.1)	—
Less: Short-term liability component	(50,157.8)	(41,818.8)
Liability component at March 31, 2024 and December 31, 2023	$—	$3,528.2

Embedded feature component
Derivative liability component	$37,234.8	$37,234.8
Change in fair value of embedded derivative	207,084.1	(18,832.0)
Total Derivative Liability Component	244,318.9	18,402.8
Less: Conversion to Paid in Capital	(244,318.9)	—
Less: Short-term derivative liability component	—	(17,282.5)
Derivative Liability Component at March 31, 2024 and December 31, 2023	—	1,120.3
The interest charged for the periods is calculated by applying the effective interest rate range of between 16.3% to 100%+ to the liability component for the period since the respective notes were issued.
As of March 31, 2024, our future minimum payment of our note payable in the amount of $50,157.8 is due in March 2025.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
NOTE 10 - FAIR VALUE MEASUREMENT
The Company uses a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:
Level 1. Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2. Significant other inputs that are directly or indirectly observable in the marketplace.
Level 3. Significant unobservable inputs which are supported by little or no market activity.
The derivative liability component of Convertible promissory notes are classified as Level 3 due to significant unobservable inputs.

As of March 31, 2024
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Current Liabilites
Derivative liability			—

Liabilities
Derivative liability			—

	As of December 31, 2023
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Current Liabilites
Derivative liability			17,282.5

Liabilities
Derivative liability			1,120.3
The estimated fair value of the conversion feature of the Derivative liability is based on traditional valuation methods including Black-Scholes option pricing models and Monte Carlo simulations.
NOTE 11 – LOSS PER SHARE
Basic loss per share is calculated by dividing net income by the weighted average number of shares of stock outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of shares outstanding during the period adjusted for the effect of dilutive potential shares from convertible notes and warrants. There were no dilutive potential common shares for three months ended March 31, 2024 and 2023, because the Company incurred a net loss and the potential dilutive shares are anti-dilutive. As such, basic and diluted losses per common share are the same.
Total common stock equivalents excluded from dilutive loss per share are as follows:

	March 31, 2024	March 31, 2023
Convertible notes	6,250,000	—
Warrants	21,491,229	—
Total common stock equivalents excluded from dilutive loss per share	27,741,229	—
As noted in Note 14, in connection with the litigation initiated by ARC against DWAC in the Delaware Court of Chancery and the Closing of the Business Combination, the Company deposited 4,667,033 shares into

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
an escrow account, to be held until the action concludes. While in escrow, such shares are generally not considered by the Company to be issued and outstanding. For purposes of basic and diluted loss per share (and the table above), these shares are not included until the contingency (litigation) is resolved.
NOTE 12 – STOCKHOLDERS’ EQUITY
At inception, the total number of shares of all classes of capital stock that the Company was authorized to issue was 11,000 shares of Company Stock, each having a par value of $0.000001, of which 10,000 shares were issued and outstanding, and an additional 1,000 shares were authorized for issuance in connection with the Company’s Equity Incentive Plan.
In October 2021, the total number of shares of Common Stock authorized was increased to 110,000,000, each having a par value of $0.000001. Each share of the Company’s Common Stock, automatically and without any action on the part of the Company or any respective holders thereof, was reclassified into ten thousand (10,000) shares of the Company’s Common Stock, $0.000001 par value per share, resulting in 110,000,000 shares authorized, of which 100,000,000 shares were issued and outstanding, and an additional 7,500,000 shares were authorized for issuance in connection with the Company’s Equity Incentive Plan.
In January 2022, the total number of shares of the Company’s Common Stock authorized was increased to 120,000,000, each having a par value of $0.000001, of which 100,000,000 shares were issued and outstanding, and an additional 7,500,000 shares were authorized for issuance in connection with the Company’s Equity Incentive Plan.
In January 2024, the total number of shares of the Company’s Common Stock authorized was increased to 1,000,000,000, each having a par value of $0.000001, of which 100,000,000 shares were issued and outstanding. 100,000,000 of the additional authorized but unissued shares were classified as non-voting.
On March 25, 2024, in connection with the merger, Digital World amended (the second amendment) and restated its certification of incorporation. Amoung other matters, Digital World’s name was changed to Trump Media and Technology Group Corp. Additionally, the Company changed its authorized capital stock to 1,000,000,000 shares, each with a par value of $0.0001 per share, consisting of (a) 999,000,000 shares of common stock and (b) 1,000,000 shares of preferred stock.
NOTE 13 – STOCK BASED COMPENSATION
2024 Equity Incentive Plan
In connection with the Business Combination, TMTG’s Board adopted, and our stockholders approved, the Digital World Acquisition Corp. 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan”), which became effective on March 25, 2024. The total number of shares of our common stock reserved and available for delivery under the 2024 Equity Incentive Plan at any time during the term of the 2024 Equity Incentive Plan will be equal to 13,252,544 No activity pursuant to the 2024 Equity Incentive Plan occurred for the three months ended March 31, 2024.
Executive Promissory Notes
In March 2024, we issued unsecured Executive Promissory Notes to certain executives, including each of our Named Executive Officers (“NEOs”) in an aggregate amount of $10,900.0, as consideration for their service to the Company through the Merger. The Executive Promissory Notes bore a zero-coupon interest rate, and became payable at the earlier of September 30, 2024, an Event of Default, or upon a Change in Control Event. The Maturity Date of the Executive Promissory Notes could be extended at the sole discretion of each executive individually for any reason, including for the purpose of allowing the Executive Promissory Notes to convert to stock or other securities upon a Change of Control Event.
Upon a Change of Control Event, the Executive Promissory Notes automatically converted into either (a) shares of common stock at a fixed conversion price of $10.00 per share upon consummating a merger with DWAC, or (b) a share amount equal to the quotient of the principal amount divided by the price per share based upon the current fair value of the common stock of TMTG, for any other Change of Control Events.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
On March 25, 2024, we consummated a merger between DWAC and TMTG at which time the Executive Promissory Notes automatically converted into an aggregate of 1,090,000 shares of our common stock. We accounted for the Executive Promissory Notes as a liability award under ASC 718 as the Executive Promissory Notes could be converted into a variable number of shares upon a Change of Control event and the executives had the sole discretion to extend the Maturity Date which could result in the Company being required to settle the Executive Promissory Notes in cash. We remeasured the fair value of the Executive Promissory Notes at their settlement date and recorded stock-based compensation expense for these awards, within general and administration expense in the Statement of Operations, totaling $54,445.5 for the three months ended March 31, 2024.
Vendor Convertible Notes
In March 2024, we issued unsecured convertible notes to certain vendors in exchange for research and development services provided. These Vendor Convertible Notes were issued with an aggregate face value of $7,500.0, bore a zero-coupon interest rate, and had a maturity date in March 2027.
The Vendor Convertible Notes were automatically convertible in to shares of our common stock upon consummating a merger between DWAC and TMTG at a conversion price of $10.00 per share. We measured the fair value of these Vendor Convertible Notes on their date of grant and recorded $30,142.5 of stock based compensation expense, within research and development expense in the Statement of Operations for the three months ended March 31, 2024.
NOTE 14 - COMMITMENTS AND CONTINGENCIES
From time-to-time, we are a party to litigation and subject to claims, suits, regulatory and government investigations, other proceedings and consent decrees in the ordinary course of business, and other unasserted claims. We investigate claims as they arise and accrue estimates for resolution of legal and other contingencies when losses are probable and reasonably estimable. Based on current known facts and circumstances, the Company currently believes that any liabilities ultimately resulting from ordinary course claims, and proceedings will not individually or in aggregate, have a material adverse effect on the Company's financial position, results of operations, or cash flows. However, the outcomes of claims legal proceedings or investigations are inherently unpredictable and subject to uncertainty, and may have an adverse effect on us because of defense costs, diversion of management resources and other factors that are not known to us or cannot be quantified at this time. We may also receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained. The final outcome of any current or future claims or lawsuits could adversely affect our business, financial position, results of operations or cash flows. We periodically evaluate developments in our legal matters that could affect the amount of liability that has previously been accrued or the reasonably possible losses that we have disclosed, and make adjustments as appropriate.
In connection with the litigation initiated by ARC against DWAC in the Delaware Court of Chancery (see below) and the Closing of the Business Combination, the Company deposited 4,667,033 shares into an escrow account, to be held until the action concludes. While in escrow, such shares are generally not considered by the Company to be issued and outstanding. On March 22, 2024, the Chancery Court entered a Scheduling Order setting the case for a single-day trial on June 26, 2024.
Except as indicated below, to the knowledge of our management team, there is no litigation currently pending or contemplated against us or against any of our property.
We have cooperated with a FINRA inquiry concerning events (specifically, a review of trading) that preceded the public announcement of the Merger Agreement and the consummation of the Business Combination. According to FINRA’s request, the inquiry should not be construed as an indication that FINRA has determined that any violations of Nasdaq rules or federal securities laws have occurred, or as a reflection upon the merits of the securities involved or upon any person who effected transactions in such securities.
Settlement in Principle
Digital World was the subject of an investigation by the SEC with respect to certain statements, agreements and the timing thereof included in Digital World’s registration statements on Form S-1 in connection with its IPO and Form S-4 relating to the Business Combination (the “Investigation”).

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
On July 3, 2023, Digital World reached an agreement in principle (the “Settlement in Principle”) in connection with the Investigation. The Settlement in Principle was subject to approval by the SEC.
On July 20, 2023, the SEC approved the Settlement in Principle, announcing it settled its dispute with Digital World and entered an order (the “Order”) finding that Digital World violated certain antifraud provisions of the Securities Act and the Exchange Act, in connection with Digital World’s IPO filings on Form S-1 and the Form S-4 concerning certain statements, agreements and omissions relating to the timing and discussions Digital World had with Private TMTG regarding the proposed business combination. In the Order, Digital World agreed (i) that any amended Form S-4 filed by Digital World would be materially complete and accurate with respect to certain statements, agreements and omissions relating to the timing and discussions that Digital World had with Private TMTG regarding the proposed business combination and (ii) to pay a civil money penalty in an amount of $18 million to the SEC promptly after the closing of any merger or a comparable business combination or transaction, whether with Private TMTG or any other entity.
In connection with the consummation of the Business Combination, on March 25, 2024, Digital World paid the $18 million civil penalty to the SEC pursuant to the Order.
Section 16 Claim
On October 20, 2023, Robert Lowinger (the “Plaintiff”) filed a complaint against Rocket One Capital, LLC (“Rocket One”), Michael Shvartsman, Bruce Garelick, and Digital World in the U.S. District Court for the Southern District of New York. According to the complaint, Digital World was named as a party in the lawsuit because the Plaintiff is seeking relief for the benefit of Digital World. In the complaint, the Plaintiff contends that, in 2021, Mr. Garelick and Rocket One were directors of Digital World and that they purchased securities of Digital World. The Plaintiff further alleges that within a six-month period from the date of their purchases, both Mr. Garelick and Rocket One sold securities in Digital World and realized profits from those sales. Additionally, the Plaintiff alleges that Mr. Shvartsman had a financial interest in the profits resulting from Rocket One’s purchases and sales of Digital World’s securities. According to the Plaintiff, under Section 16(b) of the Exchange Act (15 U.S.C. §78p(b)), Rocket One, Mr. Shvartsman, and Mr. Garelick are each required to disgorge certain trading profits to Digital World. On January 11, 2024, Digital World filed a pre-motion letter with the court, indicating Digital World’s intention to file a motion to dismiss in relation to the matter. This pre-motion letter was subsequently endorsed by the court on January 17, 2024. The court provided a deadline of January 22, 2024 for the Plaintiff to respond to Digital World’s pre-motion letter.
On March 1, 2024, Digital World filed a motion to dismiss the claims against Digital World. On March 15, 2024, the Plaintiff filed an opposition to Digital World’s motion to dismiss. On March 22, 2024, Digital World filed a reply in support of its motion to dismiss the claims against Digital World. The case is Lowinger v. Rocket One Capital, LLC, et al., No. 1:23-cv-9243 (S.D.N.Y. Oct. 20, 2023).
Litigation with United Atlantic Ventures (“UAV”) in Delaware
On July 30, 2021, an attorney for the Trump Organization, on behalf of President Trump, declared void ab initio a services agreement that had granted TMTG, among other things, extensive intellectual property and digital media rights related to President Trump for purposes of commercializing the various Private TMTG initiatives (the “Services Agreement”). Neither Private TMTG nor Digital World was a party to such agreement.
On each of January 18, 2024 and February 9, 2024, Digital World received letters from counsel to UAV, a party to the Services Agreement. The letters contained certain assertions and enclosed a copy of the Services Agreement that had been declared void two and a half years earlier. Specifically, counsel for UAV claims that the Services Agreement grants UAV rights to (1) appoint two directors to TMTG and its successors (i.e., TMTG after the Business Combination), (2) approve or disapprove of the creation of additional TMTG shares or share classes and anti-dilution protection for future issuances, and (3) a $1.0 million expense reimbursement claim. In addition, UAV asserts that the Services Agreement is not void ab initio and claims that certain events following the July 30, 2021 notification support its assertion that such Services Agreement was not void.
On February 6, 2024, a representative of UAV sent a text message to a representative of a noteholder of TMTG suggesting that UAV might seek to enjoin the Business Combination. On February 9, 2024, Private TMTG received from counsel to UAV a letter similar to those letters received by Digital World, which also

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
threatened Private TMTG with legal action regarding UAV’s alleged rights in Private TMTG, including, if necessary, an action to enjoin consummation of the Business Combination.
On February 28, 2024, UAV filed a verified complaint against Private TMTG in the Chancery Court seeking declaratory and injunctive relief relating to the authorization, issuance, and ownership of stock in Private TMTG and filed a motion for expedited proceedings. On March 4, 2024, UAV filed an amended complaint, converting their action from a direct action to a purported derivative action, and adding members of the Private TMTG board as defendants.
On March 6, 2024, Private TMTG filed an opposition to UAV’s motion to expedite, and UAV filed its response on March 8, 2024. On March 9, 2024, the Chancery Court held a hearing to decide UAV’s motion to expedite proceedings. During the oral argument, Private TMTG agreed that any additional shares of Private
TMTG issued prior to or upon the consummation of the Business Combination would be placed in escrow pending a resolution of the dispute between the parties. The Chancery Court entered an order consistent with the foregoing on March 15, 2024, and scheduled a status conference for April 1, 2024. On March 18, 2024, Private TMTG and the former board filed a motion to dismiss the amended complaint for, among other things, failure to state a claim.
On April 2, 2024, UAV filed a motion for leave to file a second amended complaint together with a motion for preliminary injunction and a motion for contempt and anti-suit injunction related to Private TMTG’s filing of a separate litigation against UAV and others in Florida state court. Private TMTG maintains that the contempt claims are meritless. Additionally, UAV filed a motion for a case scheduling order seeking to expedite discovery in advance of a hearing scheduled for April 30, 2024. On April 3, 2024, Defendants (Private TMTG and its former board) filed an opposition to the motion for scheduling order. On April 5, 2024, Defendants filed an opposition to the motion for leave to file a second amended complaint. On April 8, 2024, Defendants filed a motion to stay discovery and for protective order. The Chancery Court granted the motion for leave to file a second amended complaint on April 9, 2024, but the Chancery Court also re-assigned the case to a new judicial officer.
On April 11, 2024, UAV filed its second amended complaint, naming the prior Defendants together with five new defendants—TMTG and the current directors on the TMTG Board who were not on Private TMTG’s board of directors.
On April 22, 2024, all of the Defendants moved to vacate the Chancery Court’s prior order expediting the matter. Additionally, all of the Defendants moved to dismiss the second amended complaint. Following briefing and oral argument on the motion to vacate, the Chancery Court vacated the prior provisions of the March 15 order expediting the matter. On May 8, 2024, the Chancery Court stayed discovery.
This matter—including Defendants’ Motion to Dismiss and UAV’s Renewed Motion for Contempt—remains pending.
Lawsuit Against ARC and Patrick Orlando
On February 26, 2024, representatives of ARC Global Investments II, LLC (“ARC”) claimed to Digital World that after a “more comprehensive” review, the conversion ratio for Digital World Class B common stock into Digital World Class A common stock upon the completion of the Business Combination was approximately 1.8:1. ARC’s new claim also contradicted the previous assertion by Patrick Orlando, the managing member of ARC, that the conversion ratio was 1.68:1. Digital World’s board of directors viewed these claims as an attempt by Mr. Orlando to secure personal benefits, breaching his fiduciary duty to Digital World and its shareholders.
Digital World and Private TMTG initiated a lawsuit against ARC (Case No. 192862534) in the Civil Division for the Twelfth Judicial Circuit Court in Sarasota County, Florida, on February 27, 2024. The complaint sought a declaratory judgment affirming the appropriate conversion ratio as 1.34:1, as previously disclosed, damages for tortious interference with the contractual and business relationship between Private TMTG and Digital World, and damages for conspiracy with unnamed co-conspirators to interfere with the same. The complaint also sought damages for Mr. Orlando’s breach of fiduciary duty, which exposed Digital World to regulatory liability and resulted in an $18 million penalty, and for his continuous obstruction of Digital World’s merger with Private TMTG to extort various concessions that benefited only him and harmed Digital World and

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
its shareholders. Furthermore, the complaint sought damages for the wrongful assertion of dominion over Digital World’s assets inconsistent with Digital World’s possessory rights over those assets. On March 8, 2024, Digital World voluntarily dismissed its declaratory judgment claim against ARC. On March 17, 2024, Digital World and Private TMTG filed an amended complaint, adding a claim for violation of Florida’s Deceptive and Unfair Trade Practices Act. Digital World further alleged breach of fiduciary duty of loyalty, breach of fiduciary duty of care, and conversion claims against Mr. Orlando. With respect to ARC, Digital World alleged aiding and abetting a breach of fiduciary duty. Defendants ARC and Mr. Orlando filed motions to dismiss the amended complaint and stay discovery in the action on April 3, 2024. No hearing has been set on the motions, and a case management conference is scheduled for June 17, 2024.
On the afternoon of February 28, 2024, ARC’s registered agent in Wilmington, Delaware, and Mr. Orlando were served with the complaint filed by Digital World and Private TMTG. Later that day, ARC’s counsel electronically mailed Digital World’s counsel a lawsuit, filed in the Court of Chancery of the State of Delaware, alleging an impending violation of the Digital World Charter for failure to commit to issue the number of conversion shares to ARC that ARC claims it is owed upon the consummation of the Business Combination (the “Delaware Lawsuit”). The complaint claims a new conversion ratio of 1.78:1 and seeks specific performance and damages for the alleged breach of the Digital World Charter, a declaratory judgment that the certain derivative securities of Digital World should be included in the calculation of the conversion ratio, a finding that the directors of Digital World breached their fiduciary duties, and a preliminary injunction to enjoin the Business Combination until Digital World “corrected” the conversion ratio.
We do not believe ARC’s 1.78:1 conversion ratio and related claims are supported by the terms of the Digital World Charter. As a result, we intend to vigorously defend Digital World’s calculation of the conversion ratio and related rights. In addition to its complaint filed on February 28, 2024, ARC also filed a motion with the Chancery Court requesting that the case schedule be expedited to enable the Chancery Court to conduct an injunction hearing prior to the March 22, 2024 shareholder vote. On March 3, 2024, Digital World filed an opposition to ARC’s motion to expedite, and ARC filed a reply on March 4, 2024. On March 5, 2024, the Chancery Court conducted a hearing to consider ARC’s request to expedite the case schedule. After hearing arguments from both sides, the Vice Chancellor denied ARC’s motion, stating that the court would not conduct a merits or injunction hearing before March 22, 2024. Consequently, the Vice Chancellor also denied ARC’s request to postpone the vote until after a merits hearing.
The Chancery Court ruled that Digital World’s proposal to deposit disputed shares into an escrow account at the close of the Business Combination was adequate to prevent potential irreparable harm related to ARC’s share conversion. The court also found that Digital World’s public disclosures about ARC’s claims and possible conversion scenarios at the close of the Business Combination further mitigated the risk of irreparable harm due to insufficient disclosure for the March 22, 2024 vote. In its ruling, the Chancery Court ordered ARC and Digital World to propose a schedule by March 8, 2024, for resolving the action within 150 days following the Business Combination. The court also asked the parties to provide a stipulation by March 8, 2024, regarding ARC’s ability to maintain standing over its claim after voting in favor of the Business Combination. The court further requested the parties to agree to the creation of an escrow account for the deposit of disputed shares after the Business Combination, to be held until the action concludes. Lastly, the court asked Digital World’s counsel to submit a letter by March 8, 2024, outlining how this litigation will proceed alongside the Florida litigation filed by Digital World on February 27, 2024, in the Circuit Court of Sarasota County, Florida. On March 8, 2024,
Digital World submitted a letter to the Chancery Court, stating that it voluntarily had dismissed its claim for declaratory judgment in the Circuit Court of Sarasota County, Florida. On March 22, 2024, the Chancery Court entered a Scheduling Order setting the case for a single-day trial on June 26, 2024. Discovery is ongoing.
In relation to the Delaware Lawsuit, Digital World notified its shareholders on March 14, 2024, of its intention to apply a conversion ratio to all Digital World Class B common stock shares to ensure that ARC and the Non-ARC Class B Shareholders receive an equal number of common stock shares in the Company per share of Digital World Class B common stock. Accordingly, on March 21, 2024, Digital World entered into the Disputed Shares Escrow Agreements with the Escrow Agent, pursuant to which TMTG deposited into escrow the

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
number of shares of TMTG Common Stock representing the difference between the actual conversion ratio, determined by Digital World’s board of directors upon closing of the Business Combination (which was determined to be 1.348:1), and a conversion ratio of 2.00. Any release of shares is subject to the terms and conditions of the Disputed Shares Escrow Agreements.
The ultimate resolution as to whether none, a portion or all of the disputed conversion shares will be issued is not determinable at this time. As a general matter, the pursuit of the claims may be costly and time consuming and could have a material adverse effect on TMTG’s reputation and its existing stockholders and may result in counterclaims.
Litigation With Patrick Orlando in Delaware
On March 15, 2024, Plaintiff Patrick Orlando brought a lawsuit against Digital World in the Chancery Court seeking advancement of legal fees associated with Mr. Orlando’s involvement in civil litigation against Digital World in Florida and certain other matters (the “Advancement Lawsuit”). Mr. Orlando’s allegations relate to certain provisions in the Digital World Charter, Digital World’s bylaws, and an indemnity agreement allegedly entered into between Mr. Orlando and Digital World. Mr. Orlando alleges that those certain provisions require Digital World to pay the legal fees Mr. Orlando incurred and will incur in connection with legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of Digital World. Mr. Orlando seeks a court order that (i) declares that he is entitled to legal fees for certain proceedings described in the complaint, (ii) requires Digital World to pay for legal fees incurred and future legal fees to be incurred for those proceedings, (iii) requires Digital World to pay the fees incurred to bring the Advancement Lawsuit, and (iv) requires Digital World to pay pre- and post-judgment interest on the amounts owed to Mr. Orlando.
On April 3, 2024, the Chancery Court entered a Stipulation and Advancement Order (“Stipulation”), stating that Mr. Orlando is entitled to advancement of attorneys’ fees and costs incurred with legal proceedings described in the Stipulation, subject to Digital World’s right to challenge the reasonableness of those attorneys’ fees and costs. The Stipulation further states that Mr. Orlando is entitled to fees incurred in connection with enforcement of advancement rights and sets forth procedures that will govern future requests for advancement of attorneys’ fees and costs. As of May, 10, 2024, TMTG had paid or agreed to pay a total of $235.1 thousand to Mr. Orlando’s attorneys pursuant to such Stipulation.
On April 23, 2024, Mr. Orlando filed a motion for leave to supplement the Advancement Lawsuit to add a claim for advancement of legal fees and expenses Mr. Orlando has incurred and will incur in connection with his defense of an action for declaratory judgment brought by members of ARC regarding Mr. Orlando’s removal as the managing member of ARC. Mr. Orlando also seeks reimbursement for the legal fees and expenses incurred in connection with his supplement to the Advancement Lawsuit, and he seeks pre-judgment and post-judgment interest on the amounts he claims are owed to him.
Lawsuit Against ARC in New York
On March 19, 2024, Plaintiff Digital World filed a lawsuit against ARC in New York state court alleging breach of contract and seeking injunctive relief. Digital World’s claims related to an agreement between Digital World and ARC entered into in September 2021 (the “Letter Agreement”), whereby ARC promised to vote in favor of any merger agreement presented to Digital World shareholders for a vote. Digital World alleged that it presented a merger agreement to its shareholders, but ARC withheld its vote in favor of the merger in advance of the March 22, 2024 shareholder vote. Digital World’s suit requested that the court declare ARC’s obligation to vote its shares in favor of the merger, per the Letter Agreement, and an order compelling ARC to specifically perform its obligations under the Letter Agreement. Digital World also sought an award of consequential damages for breach of contract. On March 22, 2024, Digital World voluntarily discontinued its action without prejudice after ARC cast its vote in favor of the Business Combination at the Special Meeting.
Lawsuit Against UAV, Litinksy, Moss, and Orlando in Florida
On March 24, 2024, Private TMTG filed a lawsuit in the Circuit Court of the Twelfth Judicial Circuit for Sarasota County, Florida (Case No. 2024 CA 001545 NC) against UAV, Andrew Litinsky, Wesley Moss, and Patrick Orlando. In view of UAV’s repeated demands concerning its alleged stock ownership and director

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(Continued)
appointment rights, the complaint alleges claims for a declaratory judgment against UAV determining that the Services Agreement is unenforceable against Private TMTG. The complaint also asserts a claim for unjust enrichment against UAV based on its failure to competently provide services to the company. Finally, the complaint asserts claims for damages for (a) breach of the fiduciary duty of loyalty against Mr. Litinsky and Mr. Moss based on their dealings with Orlando, (b) aiding and abetting and conspiracy to breach fiduciary duty against Mr. Orlando based on the same events, and (c) breach of the fiduciary duty of care against Mr. Litinsky and Mr. Moss for their gross negligence in managing the company.
On April 25, 2024, Private TMTG filed a motion to consolidate this lawsuit with the Lawsuit Against ARC and Patrick Orlando in Sarasota County, Florida described above for purposes of discovery and pretrial proceedings. That motion is currently pending before the court, as is Mr. Moss, Mr. Litinsky, and UAV’s motion to stay proceedings—which is set for a hearing on June 5, 2024.
Litigation with Orlando and Benessere in Miami, Florida
On April 2, 2024, Patrick Orlando and Benessere Investment Group, LLC filed suit against TMTG in the Circuit Court of the Eleventh Judicial District in Miami-Dade County, Florida. Orlando and Benessere seek a declaratory judgment that TMTG is restricted from disclosing material exchanged with Orlando and Benessere pursuant to a joint defense agreement previously entered into by the Parties in addition to a request for damages for any breach of the joint defense agreement. Also on April 2, 2024, Orlando and Benessere filed a motion for preliminary injunction for enforcement of the joint defense agreement. As of May 2, 2024, the motion for preliminary injunction had not been set for hearing.
Litigation with ARC Noteholders in Miami, Florida
On May 8, 2024, a group of ARC noteholders (Edwin B. Tucker et al.) filed suit against ARC and DWAC n/k/a TMTG in the Circuit Court of the Eleventh Judicial District in Miami-Dade County, Florida. The noteholders seek specific performance and compensatory damages from both defendants or, in the alternative, damages for breach of contract from ARC, in connection with shares of TMTG to which the ARC noteholders assert they are entitled. As of May 10, 2024, TMTG had not been served in this action.
NOTE 15 – SUBSEQUENT EVENTS
On April 15, 2024, TMTG filed a registration statement on form S-1, which, as of May 20, 2024, had not yet been declared effective and remained subject to amendment and completion.
On April 16, 2024, TMTG announced that it had finished the research and development phase of its new live TV streaming platform and would begin scaling up its own content delivery network. On May 16 and 17, 2024, respectively, the Company signed agreements to obtain data center services and purchase servers and related equipment for the project.
On April 26, 2024, in accordance with the terms of the Merger Agreement, the Company officially determined that 40,000,000 Earnout Shares had been earned, after which such shares were issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby.
Expense	Estimated Amount
Securities and Exchange Commission registration fee	$826,735.60
Accounting fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	$826,735.60
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.
Item 14.	Indemnification of Directors and Officers.
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.
The Amended Charter provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.
In addition, TMTG has entered into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require TMTG, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 16.	Exhibits and Financial Statement Schedules.
(a)	The following exhibits are filed as part of this Registration Statement:
Exhibit No.	Description of Exhibits
2.1†
Agreement and Plan of Merger, dated as of October 20, 2021, as amended on May 11, 2022, August 8, 2023, and September 29, 2023 by and among Digital World Acquisition Corp., DWAC Merger Sub Inc. and Trump Media & Technology Group Corp. (incorporated by reference to Annex A to the proxy statement/prospectus which is part of Amendment No. 6 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on February 14, 2024).

3.1
Amended and Restated Certificate of Incorporation of Digital World Acquisition Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on September 9, 2021).

3.2
Second Amended and Restated Certificate of Incorporation of Trump Media & Technology Group Corp. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on April 1, 2024).

3.3	Bylaws of Digital World Acquisition Corp. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1, filed by Digital World Acquisition Corp. on May 26, 2021).
3.4
Amended and Restated Bylaws of Trump Media & Technology Group Corp. (incorporated by reference to Exhibit 3.3 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on March 5, 2024).

Exhibit No.	Description of Exhibits
3.5
Second Amendment to the Amended and Restated Certificate of Incorporation of Digital World Acquisition Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on September 6, 2023).

4.1
Warrant Agreement, dated September 2, 2021, by and between Digital World Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on September 9, 2021).

4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1/A2, filed by Digital World Acquisition Corp. on July 26, 2021).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A2, filed by Digital World Acquisition Corp. on July 26, 2021).
5.1
Opinion of Nelson Mullins Riley & Scarborough LLP as to the validity of the securities being registered (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1, filed by Trump Media & Technology Group Corp. on April 15, 2024).

10.1
Letter Agreement, dated September 2, 2021, by and among Digital World Acquisition Corp., its officers, directors, ARC Global Investments II LLC and EF Hutton, Division of Benchmark Investments, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on September 9, 2021).

10.2
Investment Management Trust Agreement, dated September 2, 2021, by and between Digital World Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on September 9, 2021).

10.3
Registration Rights Agreement, dated September 2, 2021, by and among Digital World Acquisition Corp. and certain security holders. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on September 9, 2021).

10.4
Securities Subscription Agreement, dated January 20, 2021, between Digital World Acquisition Corp. and ARC Global Investments II LLC (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1, filed by Digital World Acquisition Corp. on May 26, 2021).

10.5
Units Subscription Agreement, dated September 2, 2021, between Digital World Acquisition Corp. and ARC Global Investments II LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on September 9, 2021).

10.6	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1/A2, filed by Digital World Acquisition Corp. on July 26, 2021).
10.7+
Trump Media & Technology Group Corp. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on April 1, 2024).

10.8
Form of Lock-up Agreement by and among Digital World Acquisition Corp., Trump Media & Technology Group Corp. and Certain Stockholders, Directors and Officers of Trump Media & Technology Group Corp. thereto (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on April 1, 2024).

10.9
Amendment of the Insider Letter, dated May 12, 2022, by and among Digital World Acquisition Corp., its officers, directors, ARC Global Investments II LLC and EF Hutton, Division of Benchmark Investments, LLC (previously filed as Exhibit 10.12 to the Registration Statement on Form S-4 filed by Digital World Acquisition Corp. on May 16, 2022).

10.10
TMTG Executive Employment Agreement with Phillip Juhan, dated July 7, 2021, as of the Effective Date (incorporated by reference to Exhibit 10.12 to Amendment No. 4 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on February 12, 2024).

10.11
TMTG Amendment to Executive Employment Agreement with Phillip Juhan, dated December 31, 2021, as of the Effective Date (incorporated by reference to Exhibit 10.13 to Amendment No. 4 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on February 12, 2024).

Exhibit No.	Description of Exhibits
10.12
TMTG Executive Employment Agreement with Devin Nunes, dated January 2, 2022, as of the Effective Date (incorporated by reference to Exhibit 10.14 to Amendment No. 4 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on February 12, 2024).

10.13
TMTG Executive Employment Agreement with Andrew Northwall, dated December 17, 2021, as of the Effective Date (incorporated by reference to Exhibit 10.15 to Amendment No. 4 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on February 12, 2024).

10.14
TMTG Amendment to Executive Employment Agreement with Andrew Northwall, dated December 30, 2023, as of the Effective Date (incorporated by reference to Exhibit 10.16 to Amendment No. 4 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on February 12, 2024).

10.15
Second Amended & Restated License, Likeness, Exclusivity and Restrictive Covenant Agreement, dated February 2, 2024, by and among President Donald J. Trump, DTTM Operations, LLC, and TMTG (incorporated by reference to Exhibit 10.17 to Amendment No. 4 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on February 12, 2024).

10.16
Order Instituting Cease-and Desist Proceedings pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order, dated July 20, 2023 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on July 21, 2023).

10.17
Promissory Note, dated September 8, 2022, issued to ARC Global Investments II LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on September 8, 2022).

10.18
Administrative Services Agreement, dated as of April 5, 2023, by and between the Company and Renatus LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on April 5, 2023).

10.19
Promissory Note to ARC Global Investments II LLC, dated as of April 21, 2023 (incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed by Digital World Acquisition Corp. on April 26, 2023).

10.20
Promissory Note to ARC Global Investments II LLC, dated as of April 21, 2023 (incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed by Digital World Acquisition Corp. on April 26, 2023).

10.21
Promissory Note, dated June 2, 2023, issued to Renatus Advisors LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on June 7, 2023).

10.22
Promissory Note, dated June 2, 2023, issued to Renatus Advisors LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on June 7, 2023).

10.23
Amendment No. 1 to Investment Management Trust Agreement, dated August 25, 2023, by and between Digital World Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on August 31, 2023).

10.24	Form of Digital World Convertible Note (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on November 20, 2023).
10.25
Promissory Note to a certain accredited investor, dated as of November 20, 2022, (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on November 22, 2023).

10.26
Form of Digital World Acquisition Corp. Compensation Program Convertible Note (incorporated by reference to Exhibit 10.28 to Amendment No. 4 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on February 12, 2024).

Exhibit No.	Description of Exhibits
10.27
Form of Warrant Subscription Agreement, dated as of February 7, 2024, by and among Digital World Acquisition Corp. and certain accredited investors 2023 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on February 8, 2024).

10.28
Form of Note Purchase Agreement, dated February 8, 2024, by and among Digital World Acquisition Corp. and certain accredited investors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on February 8, 2024).

10.29
Form of Convertible Promissory Note, issued February 8, 2024 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on February 8, 2024).

10.30
Retention Bonus Agreement, dated as of February 9, 2024, by and among Digital World Acquisition Corp., Trump Media & Technology Group Corp., ARC Global Investments II, LLC and General Counsel of Trump Media & Technology Group Corp (incorporated by reference to Exhibit 10.32 to Amendment No. 4 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on February 12, 2024).

10.31
Letter Agreement, dated February 8, 2024, between Digital World Acquisition Corp. and Trump Media & Technology Group Corp. (incorporated by reference to Exhibit 10.34 to Amendment No. 4 to the Registration Statement on Form S-4, filed by Digital World Acquisition Corp. on February 12, 2024).

10.32
Amendment to the Warrant Agreement, dated March 15, 2024, by and among Digital World Acquisition Corp., Continental Stock Transfer & Trust Company and Odyssey Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on March 18, 2024).

10.33
Share Escrow Agreement, dated March 21, 2024, by and among Digital World Acquisition Corp., Trump Media & Technology Group Corp. and Odyssey Transfer & Trust Company (incorporated by reference to Exhibit 10.33 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on April 1, 2024).

10.34
ARC Escrow Agreement, dated March 21, 2024, between Digital World Acquisition Corp. and Odyssey Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on March 26, 2024).

10.35
Non-ARC Class B Shareholders Escrow Agreement, dated March 21, 2024, by and among Digital World Acquisition Corp., Arc Global Investments II, LLC and Odyssey Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on March 26, 2024).

10.36	Form of Non-Competition and Non-Solicitation Agreement (incorporated by reference to Exhibit 10.36 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on April 1, 2024).
10.37	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.37 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on April 1, 2024).
10.38
Amended and Restated Promissory Note, dated August 20, 2021, issued to ARC Global Investments II LLC (incorporated by reference to Exhibit 10.2 to the Amended to Registration Statement on Form S-1, filed by Digital World Acquisition Corp. on August 20, 2021).

14.1
Trump Media & Technology Group Corp. Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the Current Report of Form 8-K, filed by Trump Media & Technology Group Corp. on April 1, 2024).

16.1
Letter from Marcum LLP to the Securities and Exchange Commission, dated August 15, 2023 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K, filed by Digital World Acquisition Corp. on August 15, 2023).

16.2
Letter from Adeptus Partners LLC to the Securities and Exchange Commission, dated March 29, 2024 (incorporated by reference to Exhibit 16.2 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on April 1, 2024).

Exhibit No.	Description of Exhibits
21.1
List of Subsidiaries of Trump Media & Technology Group Corp. (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K, filed by Trump Media & Technology Group Corp. on April 1, 2024).

23.1*	Consent of Semple, Marchal & Cooper, LLP, TMTG’s, independent registered public accounting firm of Trump Media & Technology Group Corp.
23.2
Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1) (incorporated by reference to Exhibit 23.3 to the Registration Statement on Form S-1, filed by Trump Media & Technology Group Corp. on April 15, 2024).

101.INS*	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
107	Calculation of Filing Fee Table.
*	Filed herewith.
†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+	Indicates a management or compensatory plan.
Item 17.	Undertakings.
(a)	The undersigned registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above and this clause (iii) of this Item 17 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this prospectus, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this prospectus.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10 day of June, 2024.
TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:	/s/ Devin Nunes
Devin Nunes
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date

/s/ Devin Nunes	Chief Executive Officer (Principal Executive Officer)	June 10, 2024
Devin Nunes

/s/ Phillip Juhan	Chief Financial Officer (Principal Financial and Accounting Officer)	June 10, 2024
Phillip Juhan

*	Director	June 10, 2024
Eric Swider

*	Director	June 10, 2024
Donald J. Trump, Jr.

*	Director	June 10, 2024
Kashyap “Kash” Patel

*	Director	June 10, 2024
W. Kyle Green

*	Director	June 10, 2024
Robert Lighthizer

*	Director	June 10, 2024
Linda McMahon
By:	/s/ Devin Nunes
Devin Nunes
Attorney-in-fact